   As filed with the Securities and Exchange Commission on December 16, 1999



                                                      Registration No. 333-91139

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           -------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                                BAMBOO.COM, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           7379                          52-2129710
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)

                             124 UNIVERSITY AVENUE
                              PALO ALTO, CA 94301
                                 (650) 325-6787
  (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                           -------------------------

        LEONARD B. MCCURDY                                   JAMES M. PHILLIPS
   CHAIRMAN AND CHIEF EXECUTIVE                        CHAIRMAN AND CHIEF EXECUTIVE
               OFFICER                                            OFFICER
         BAMBOO.COM, INC.                            INTERACTIVE PICTURES CORPORATION
       124 UNIVERSITY AVENUE                             1009 COMMERCE PARK DRIVE
        PALO ALTO, CA 94301                                 OAK RIDGE, TN 37830
          (650) 325-6787                                      (423) 482-3000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                           -------------------------

                                   COPIES TO:


        DAVID W. FERGUSON, ESQ.                  MATTHEW S. HEITER, ESQ.                   J. PORTER DURHAM, ESQ.
         DAVIS POLK & WARDWELL              VICE PRESIDENT AND GENERAL COUNSEL             ROGER D. BAILEY, ESQ.
          1875 CHARLESTON ROAD               INTERACTIVE PICTURES CORPORATION              JOSEPH E. DUDEK, ESQ.
        MOUNTAIN VIEW, CA 94043                      165 MADISON AVE.               BAKER, DONELSON, BEARMAN & CALDWELL
             (650) 316-3808                         MEMPHIS, TN 38103                         633 CHESTNUT ST.
                                                      (901) 577-8117                       CHATTANOOGA, TN 37450
                                                                                               (423) 209-4124


                           -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND CERTAIN OTHER CONDITIONS UNDER THE MERGER AGREEMENT ARE MET OR WAIVED.
                           -------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                     TO BE         OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED(1)            UNIT               PRICE(2)              FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 Par Value.................      24,763,830               N/A             $402,480,072           $111,889
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Represents the maximum number of shares of bamboo.com common stock issuable in connection with the merger in exchange for shares of IPIX common stock, based on (i) the maximum number of IPIX shares exchangeable in the merger
    (ii) 1,526,279 shares of IPIX common stock issuable pursuant to exercisable options to purchase shares of IPIX common stock and (iii) the exchange ratio applicable in the merger of 1.369 shares of bamboo.com common stock for each share of IPIX common stock).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of IPIX shares to be canceled in the merger, as established by the average of the high and low sales prices of IPIX shares on November 16, 1999 on the National Association of Securities Dealers Automated Quotations system (the "NASDAQ"), which was $22.25.

(3) A fee of $111,889 was previously paid by the Registrant in connection with the filing of the joint proxy statement/prospectus on November 17, 1999. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee and, accordingly, no additional fee is being paid in connection with this amended joint proxy statement/prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               (bamboo.com Logo)

                           NOTICE OF SPECIAL MEETING

                         TO BE HELD ON JANUARY 19, 2000


TO THE SHAREHOLDERS OF BAMBOO.COM, INC.:


    You are cordially invited to attend the special meeting of shareholders (the "bamboo.com Special Meeting") of bamboo.com, Inc. ("bamboo.com") that will be held at Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, CA 94301 on January 19, 2000, starting at 10:00 AM local time. At the bamboo.com Special Meeting, you will be asked to vote on the following proposals:


    1. To consider and vote upon the issuance of bamboo.com shares in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 25, 1999, between bamboo.com and Interactive Pictures Corporation ("IPIX") as described in the joint proxy statement/prospectus. Pursuant to the Merger Agreement, a subsidiary of bamboo.com will be merged with and into IPIX, and each IPIX shareholder will receive 1.369 shares of bamboo.com for each share of IPIX common stock held.

    2. To amend bamboo.com's Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 70 million shares to 150 million shares, contingent upon completion of the merger.


    3. To amend the Amended and Restated 1998 Employee, Director and Consultant Stock Plan to increase the number of shares of common stock which may be added annually to the amount already reserved for issuance thereunder from 1,400,000 to 2,800,000 shares, contingent upon completion of the merger.



    4. To amend the 1999 Employee Stock Purchase Plan to increase the number of shares of common stock which may be added annually to the amount already reserved for issuance thereunder from 700,000 to 1,400,000 shares, contingent upon completion of the merger.


    5. To transact such other business as may properly come before the bamboo.com Special Meeting, including any adjournment or postponement thereof.


    Only shareholders of record at the close of business on December 6, 1999 are entitled to notice of and to vote at the bamboo.com Special Meeting and at any adjournment and postponement thereof.


    Your vote as a shareholder of bamboo.com is important. You may vote your shares by either (1) marking, signing, dating and returning the enclosed proxy card as promptly as possible; (2) dialing 1-800-240-6326 and casting your vote in accordance with the instructions given to you on the telephone; or (3) casting your vote via the Internet in accordance with the instructions given to you at www.eproxy.com/bamb. A postage prepaid envelope is enclosed.

    You may also vote in person at the bamboo.com special meeting even if you use one of the three options above.

                                          By Order of the Board of Directors

                                          A. HUNTER FARRELL
                                          A. Hunter Farrell
                                          Assistant Secretary

                                  (IPIX LOGO)

                           NOTICE OF SPECIAL MEETING

                         TO BE HELD ON JANUARY 19, 2000


TO THE SHAREHOLDERS OF IPIX:


     You are cordially invited to attend the special meeting of shareholders (the "IPIX Special Meeting") of Interactive Pictures Corporation ("IPIX") that will be held at IPIX's California office located at Civic Center Tower, 675 North First Street, Suite 975, San Jose, CA 95112 on January 19, 2000 starting at 10:00 AM local time. At the IPIX Special Meeting, you will be asked to vote on the following proposals:



     1. To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of October 25, 1999 between IPIX and bamboo.com, Inc. ("bamboo.com"). Pursuant to the Merger Agreement, a subsidiary of bamboo.com will be merged with and into IPIX, and each IPIX shareholder will receive 1.369 shares of bamboo.com common stock for each share of IPIX common stock held;


     2. To amend IPIX's 1997 Equity Compensation Plan to increase by 1,000,000 the number of shares of common stock that may be issued thereunder; and

     3. To transact such other business as may properly come before the IPIX Special Meeting, including any adjournment or postponement thereof.


     Only shareholders who own shares of common stock at the close of business on December 6, 1999 are entitled to notice of and to vote at the IPIX Special Meeting.



     Your vote as a shareholder of IPIX is important. You may vote your shares by either (1) marking, signing, dating and returning the enclosed proxy card as promptly as possible; (2) dialing the toll free number on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone; or (3) casting your vote via the Internet at the web address set forth on the enclosed proxy card. A postage prepaid envelope is enclosed for your use.



     You may also vote in person at the IPIX Special Meeting even if you use one of the three options above.


                                          By Order of the Board of Directors

                                          /s/ MATTHEW S. HEITER


                                          Matthew S. Heiter


                                          Secretary

(bamboo.com Logo)                                                    (IPIX Logo)

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of bamboo.com and IPIX have approved a merger that provides for the combination of the two companies. We believe that the combined company will be the premier provider of immersive imaging for the Internet, combining superior technology with quality service and support.

     If we complete the merger, IPIX's shareholders will receive 1.369 shares of bamboo.com common stock for each IPIX share that they own. Current bamboo.com shareholders will continue to own their existing shares after the merger.


     In connection with the merger, we are asking bamboo.com shareholders to approve the following: the issuance of bamboo.com shares; the amendment of bamboo.com's Restated Certificate of Incorporation; and the amendments of the Amended and Restated 1998 Employee, Director and Consultant Stock Plan and the 1999 Employee Stock Purchase Plan. We are asking IPIX shareholders to approve the merger agreement and the merger and the amendment to IPIX's 1997 Equity Compensation Plan.


     We cannot complete the merger unless shareholders of both companies approve the necessary transactions.

     The dates, times and places of the meetings are:

          For bamboo.com shareholders:


               Wednesday, January 19, 2000


               10:00 AM, Pacific Time

               Sheraton Palo Alto Hotel
               625 El Camino Real
               Palo Alto, CA 94301

          For IPIX shareholders:


               Wednesday, January 19, 2000


               10:00 AM, Pacific Time


               Civic Center Tower,


               675 North First Street


               Suite 975


               San Jose, CA 95112


     THIS JOINT PROXY STATEMENT/PROSPECTUS PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE MERGER. PLEASE READ THIS DOCUMENT CAREFULLY.

/s/ LEONARD B. MCCURDY

------------------------------------------------------
Leonard B. McCurdy
Chairman and Chief Executive Officer
bamboo.com, Inc.

/s/ JAMES M. PHILLIPS

------------------------------------------------------
James M. Phillips
Chairman and Chief Executive Officer
Interactive Pictures Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE BAMBOO.COM COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This joint proxy statement/prospectus is dated December 16, 1999 and is first being mailed to shareholders on or about December 20, 1999.

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER............................     1
WHO CAN HELP ANSWER YOUR
  QUESTIONS.........................     3
SUMMARY.............................     4
SELECTED FINANCIAL DATA.............    10
RISK FACTORS RELATING TO THE
  MERGER............................    16
RISK FACTORS RELATING TO THE
  BUSINESS, FINANCES AND OPERATIONS
  OF THE COMBINED COMPANY...........    18
STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS........................    26
THE MERGER..........................    27
  General...........................    27
  Background of the Merger..........    28
  Our Reasons for the Merger........    30
  Additional Considerations of the
     bamboo.com Board of
     Directors......................    30
  Additional Considerations of the
     IPIX Board of Directors........    32
  Accounting Treatment..............    34
  Material Federal Income Tax
     Consequences of the Merger.....    34
  Regulatory Matters................    36
  No Appraisal or Dissenters'
     Rights.........................    36
  Federal Securities Laws
     Consequences; Stock Transfer
     Restriction Agreements.........    36
OPINION OF BAMBOO.COM'S FINANCIAL
  ADVISOR...........................    38
OPINION OF IPIX'S FINANCIAL
  ADVISOR...........................    46
INTERESTS OF RELATED PERSONS IN THE
  MERGER............................    52
THE MERGER AGREEMENT................    54
  General...........................    54
  Timing of Closing.................    54
  Conversion of Shares..............    54
  IPIX Stock Options................    55
  The Board of Directors of the
     Combined Company and Related
     Matters........................    55



                                      PAGE
                                      ----
  Representations and Warranties....    56
  Covenants Regarding Conduct of
     Business Before the Merger.....    56
  Conditions to Consummation of the
     Merger.........................    58
  Termination.......................    58
  Termination Fees and Expenses.....    59
  Amendment or Waiver of the Merger
     Agreement......................    59
  Stock Option Agreements...........    59
THE SHAREHOLDERS'
  MEETINGS..........................    61
COMPARISON OF SHAREHOLDERS'
  RIGHTS............................    66
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF BAMBOO.COM.......    73
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF IPIX.............    80
BUSINESS OF BAMBOO.COM..............    89
BUSINESS OF IPIX....................   103
DESCRIPTION OF BAMBOO.COM CAPITAL
  STOCK.............................   117
AMENDMENT TO BAMBOO.COM'S RESTATED
  CERTIFICATE OF INCORPORATION......   120
SHARES ELIGIBLE FOR FUTURE SALE.....   121
MANAGEMENT OF THE COMBINED
  COMPANY...........................   122
PRINCIPAL SHAREHOLDERS OF
  BAMBOO.COM........................   139
PRINCIPAL SHAREHOLDERS OF IPIX......   142
BAMBOO.COM RELATED PARTY
  TRANSACTIONS......................   145
IPIX RELATED PARTY TRANSACTIONS.....   148

                                      PAGE
                                      ----
LEGAL MATTERS.......................   150
EXPERTS.............................   150
FUTURE SHAREHOLDER PROPOSALS........   150
WHERE YOU CAN FIND MORE
  INFORMATION.......................   150
INDEX TO FINANCIAL STATEMENTS.......   F-1
LIST OF ANNEXES
  Annex A -- Agreement and Plan of
     Merger.........................   A-1
  Annex B -- Stock Option Agreement:
     bamboo.com grantee and IPIX
     issuer.........................   B-1
  Annex C -- Stock Option Agreement:
     IPIX grantee and bamboo.com
     issuer.........................   C-1
  Annex D -- Opinion of Robertson
     Stephens.......................   D-1
  Annex E -- Opinion of J.P. Morgan
     Securities Inc.................   E-1
  Annex F -- Amendment to
     bamboo.com's Restated
     Certificate of Incorporation...   F-1
  Annex G -- bamboo.com, Inc. 1999
     Employee Stock Purchase Plan...   G-1
  Annex H -- bamboo.com, Inc.
     Amended and Restated 1998
     Employee, Director and
     Consultant Stock Plan..........   H-1
  Annex I -- Interactive Pictures
     Corporation Amended and
     Restated 1997 Equity
     Compensation Plan..............   I-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHEN AND WHERE ARE THE SHAREHOLDER MEETINGS?


A: bamboo.com's meeting will be held at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, CA 94301 on January 19, 2000, starting at 10:00 AM local time. IPIX's meeting will be held at the Civic Center Tower, 675 North First Street, Suite 975, San Jose, CA 95112 on January 19, 2000, starting at 10:00 AM local time.


Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A:  bamboo.com shareholders: you are being asked to approve:

     - the issuance of bamboo.com common stock pursuant to the merger agreement;

     - the amendment of bamboo.com's certificate of incorporation to increase the authorized number of shares of bamboo.com common stock from 70 million to 150 million. If approved, the amendment to the certificate of incorporation will take effect only if the merger is completed;


     - the amendment of the Amended and Restated 1998 Employee, Director and Consultant Plan to increase the number of shares which may be added annually to the amount already reserved for issuance from 1,400,000 to 2,800,000 shares. If approved, the amendment will take effect only if the merger is completed; and



     - the amendment of the 1999 Employee Stock Purchase Plan to increase the number of shares which may be added annually to the amount already reserved for issuance from 700,000 to 1,400,000 shares. If approved, the amendment will take effect only if the merger is completed.


     IPIX shareholders: you are being asked to approve:

     - the merger agreement and the merger, which provides that IPIX will become a wholly-owned subsidiary of bamboo.com; and

     - the amendment of the 1997 Equity Compensation Plan to increase by 1,000,000 the number of shares which may be issued.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: IPIX shareholders will receive 1.369 shares of bamboo.com common stock for each IPIX common share they hold. bamboo.com shareholders will continue to hold their bamboo.com shares.

    The number of shares of bamboo.com common stock to be issued in connection with the merger is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares IPIX shareholders receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of bamboo.com common stock goes up or down.

Q:  HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

A: bamboo.com shareholders: the bamboo.com board of directors unanimously recommends that you vote FOR:

     - the issuance of shares of bamboo.com common stock pursuant to the merger agreement;

     - the amendment to bamboo.com's certificate of incorporation;

     - the amendment to the Amended and Restated 1998 Employee, Director and Consultant Plan; and

     - the amendment to the bamboo.com 1999 Employee Stock Purchase Plan.

    IPIX shareholders: the IPIX board of directors unanimously recommends that you vote FOR:

     - the approval of the merger agreement and the merger; and

     - the amendment to the 1997 Equity Compensation Plan.

Q:  WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A: bamboo.com shareholders: the proposals to be voted upon by the bamboo.com shareholders will require the following votes:

     - holders of a majority of the outstanding shares of bamboo.com common stock must approve the amendment to bamboo.com's certificate of incorporation to increase the authorized number of shares of bamboo.com common stock; and


     - holders of a majority of the shares of bamboo.com common stock present and voting at the special meeting must approve the other proposals, including the issuance of bamboo.com shares in connection with the merger.


A: IPIX shareholders: the proposals to be voted upon by the IPIX shareholders will require the following votes:

     - holders of a majority of the outstanding shares of IPIX common stock must approve the merger agreement and the merger; and

     - holders of a majority of the shares represented at the special meeting must approve the amendment to 1997 Equity Compensation Plan.

Q:  WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope, or vote via telephone or the Internet, as soon as possible, so that your shares may be represented at your shareholders' meeting. You may also attend your shareholders' meeting and vote your shares in person.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?


A: Just send in a later-dated, signed proxy card to your company's secretary or assistant secretary, as set forth above in the notice of special meeting, or vote again by telephone or the Internet before your meeting. You can also attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's secretary or assistant secretary, as set forth above in the notice of special meeting at the address under "The Companies" on page 4, or by telephone or over the Internet at the phone number or Internet address given in your company's Notice of Special Meeting above. You can find further details on how to revoke your proxy on page 62 and 65.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote those shares for or against the merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if your broker will permit you to vote by telephone or over the Internet.


    If you are a bamboo.com shareholder and do not give voting instructions to your broker, you will, in effect, be voting against the proposal to amend bamboo.com's certificate of incorporation, and you will not be able to vote on the other proposals. If you are an IPIX shareholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger.


Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send IPIX shareholders written instructions for exchanging their stock certificates. bamboo.com shareholders will keep their existing certificates.

Q:  WHEN IS THE MERGER GOING TO BE COMPLETED?

A: We hope to complete the merger as soon as possible after each company's shareholders approve the transaction at their respective special shareholders' meetings.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the merger, you should contact:

                                  if you are a
                            BAMBOO.COM SHAREHOLDER:
                                bamboo.com, Inc.
                             124 University Avenue
                              Palo Alto, CA 94301
                            Attention: Erik Magdanz
                          Phone Number: (650) 325-6787

                                 if you are an
                               IPIX SHAREHOLDER:
                        Interactive Pictures Corporation
                            1009 Commerce Park Drive
                              Oak Ridge, TN 37830
                            Attention: Jeff Puckett
                          Phone Number: (423) 482-3000

             If you would like additional copies of this document, or if you have questions about the merger, you should contact:

                                  if you are a
                            BAMBOO.COM SHAREHOLDER:
                   Georgeson Shareholder Communications, Inc.
                                17 State Street
                               New York, NY 10004
                            Attention: Chuck Garske
                       For banks & brokers, call collect:
                                 (212) 440-9800
                        For all others, call toll free:
                                 (800) 223-2064

                                 if you are an
                               IPIX SHAREHOLDER:
                                Morrow & Company
                           445 Park Avenue, 5th Floor
                               New York, NY 10022
                            Attention: Bill Poudrier
                      For banks & brokers, call toll free:
                               (800) 662-5200, or
                                 call collect:
                                 (212) 754-8000
                        For all others, call toll free:
                                 (800) 566-9061

                                    SUMMARY


     This summary contains selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and to obtain a more complete description of the legal terms of the merger, you should carefully read this entire document, including the Annexes, and the documents to which we refer you. See "Where You Can Find More Information" on page 150.


THE COMPANIES

BAMBOO.COM, INC.
124 UNIVERSITY AVENUE
PALO ALTO, CA 94301
TELEPHONE: (650) 325-6787

     bamboo.com is a provider of 360 degrees virtual tours of real estate properties on the Internet. bamboo.com provides a comprehensive virtual tour service to real estate agents that includes videotaping the inside and outside of a home or other property, processing the videotape into a complete virtual tour and distributing the virtual tour. bamboo.com distributes its virtual tours to a variety of web sites, including real estate destination sites and Internet portals. bamboo.com also distributes its virtual tours by e-mail to real estate agents for easy redistribution to their clients and prospective home buyers. Utilizing an extensive service provider network of videographers, bamboo.com offers its virtual tour service in over 4,500 cities, towns, boroughs and counties across the United States and Canada.

INTERACTIVE PICTURES CORPORATION
1009 COMMERCE PARK DRIVE
OAK RIDGE, TN 37830
TELEPHONE: (423) 482-3000

     IPIX is a leader in interactive photography and immersive imaging for the Internet, using patented technology to create IPIX images which capture the world as we see it, providing a complete field of view: from ground to sky, floor to ceiling, horizon to horizon. IPIX's patented technology creates IPIX images by combining two film or digital photographs taken with a fisheye lens into one 360 degrees by 360 degrees spherical image. IPIX's software corrects the distortion inherent in these photographs. A person may view the resulting image in any direction, and, if desired, save the image utilizing an IPIX key for posting to a web site, transmitting by e-mail or saving to a disk. IPIX is also utilizing its patented technology to develop other immersive imaging products, such as steerable video, an IPIX Webcam and an IPIX-compatible digital camera for the consumer market.

REASONS FOR THE MERGER (SEE PAGE 30)

     We believe that the merger will:

     - create the world's premier provider of interactive photography and immersive imaging for the Internet;

     - provide the real estate industry with a complete end-to-end Internet imaging solution;


     - offer business and consumer markets a variety of complete Internet solutions for visual content, addressing content capture, processing, formatting, aggregation, hosting and distribution;


     - create opportunities to expand utilization of immersive imaging in other commercial markets;

     - enhance the combined company's ability to sell its products and services in international markets; and

     - bring together two knowledgeable and experienced management teams to enhance the combined company's growth.

     For a detailed description of the factors considered by the bamboo.com board of directors and the IPIX board of directors, see pages 30-33.

OUR RECOMMENDATIONS TO SHAREHOLDERS

To bamboo.com Shareholders:


     bamboo.com's board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the issuance of bamboo.com shares pursuant to the merger agreement, the amendment to bamboo.com's Restated Certificate of Incorporation, and the amendments to the Amended and Restated 1998 Employee, Director and Consultant Stock Plan and the bamboo.com 1999 Employee Stock Purchase Plan.


To IPIX Shareholders:

     IPIX's board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the approval of the merger agreement and the merger and the amendment to the 1997 Equity Compensation Plan.

THE MERGER

     We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read this agreement because it is the legal document that governs the merger.

WHAT IPIX SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 16)


     As a result of the merger, IPIX shareholders will receive 1.369 shares of bamboo.com common stock for each IPIX common share that they own. bamboo.com will not issue any fractional common shares in the merger. IPIX shareholders will instead receive cash for any bamboo.com fractional common shares owed to them.


Example:

     - If you own 100 IPIX common shares, after the merger you will receive 136 bamboo.com common shares and a check for the value of .9 bamboo.com common shares, rounded to the nearest one cent. The value of the bamboo.com common shares that you receive will fluctuate as the price of a bamboo.com common share changes.


     - On December 15, 1999, the most recent practicable date prior to the filing of this document, the last reported sales price of bamboo.com shares on the NASDAQ National Market was $16.06 Applying the 1.369 exchange ratio to the bamboo.com closing price on that date, each holder of IPIX common shares would be entitled to receive bamboo.com common shares with a market value of approximately $21.99 for each IPIX share. The actual value of the bamboo.com common shares to be issued in the merger, however, will depend on market prices at that time, and may be more or less than the value given in this example. We urge you to obtain current price quotations for IPIX and bamboo.com common shares.


WHAT BAMBOO.COM SHAREHOLDERS WILL HOLD AFTER THE MERGER

     Current bamboo.com shareholders will continue to own their existing bamboo.com common shares after the merger. bamboo.com shareholders should not send in their stock certificates in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 34)

     We intend that the merger qualify as a "tax-free reorganization" for federal income tax purposes. If the merger qualifies as a tax-free reorganization, holders of IPIX common shares will generally not recognize any gain or loss for federal income tax purposes on the exchange of their IPIX shares for bamboo.com common shares in the merger, except for any gain or loss recognized in connection with any cash received for a fractional bamboo.com share. The companies themselves, as well as current holders of bamboo.com common shares, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of IPIX and bamboo.com to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a tax-free reorganization for federal income tax purposes.

     THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF IPIX COMMON SHARES. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR SO AS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 15)


     bamboo.com common shares and IPIX common shares are both listed on the NASDAQ National Market under the symbols "BAMB" and "IPIX." On October 25, 1999, the last full trading day before the public announcement of the proposed merger, the last reported sale price of bamboo.com common shares on the NASDAQ National Market was $16.25 and the last reported sale price of IPIX common shares on the NASDAQ National Market was $21.375. On December 15, 1999, the most recent practicable date prior to the filing of this document, the last reported sale price for bamboo.com common shares was $16.06 and $23.69 for IPIX common shares.


LISTING OF BAMBOO.COM COMMON SHARES


     The bamboo.com common shares that will be issued to IPIX shareholders in the merger will be listed on the NASDAQ National Market under a new name and new symbol that will be agreed upon by the parties prior to the completion of the merger.


OWNERSHIP OF BAMBOO.COM AFTER THE MERGER


     bamboo.com will issue approximately 22,712,598 million bamboo.com common shares to IPIX shareholders in the merger. IPIX shareholders will own approximately 50.6% of the outstanding bamboo.com common shares after the merger. This information is based on the number of bamboo.com and IPIX common shares outstanding on December 6, 1999, and does not take into account stock options or convertible securities of IPIX or bamboo.com.


SHAREHOLDER VOTE REQUIRED

     For bamboo.com shareholders: Pursuant to the rules of the NASDAQ National Market, the issuance of bamboo.com shares in connection with the merger agreement must be approved by at least a majority of shares present in person or by proxy and entitled to vote at the bamboo.com special meeting. The amendments to the Amended and Restated 1998 Employee, Director and Consultant Stock Plan and the 1999 Employee Stock Purchase Plan must also be approved by a majority of the shares present.


     The amendment to bamboo.com's restated certificate of incorporation must be approved by a majority of the outstanding shares.



     For IPIX shareholders: The merger and the merger agreement must be approved by a majority of all outstanding shares entitled to vote at the IPIX shareholders meeting. The amendment to IPIX's 1997 Equity Compensation Plan must be approved by a majority of the holders present at the IPIX special meeting.


NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 36)

     Under both Delaware and Tennessee law, the holders of bamboo.com and IPIX common shares have no right to an appraisal of the value of their shares in connection with the merger.


DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER (SEE PAGE 55)


     Following the merger, the combined company's board of directors will have nine members, including four of the current bamboo.com directors designated by bamboo.com, four of the current members of IPIX's board of directors designated by IPIX, and a ninth member who will be agreed upon by the chairman of IPIX and the chairman of bamboo.com.

     Following the merger, the combined company's executive officers are expected to be:

     - James M. Phillips, chairman and chief executive officer of IPIX, who will become chairman and chief executive officer;

     - Leonard B. McCurdy, chairman and chief executive officer of bamboo.com and Laban P. Jackson, Jr., a director of IPIX, who will become vice chairmen;

     - Jeffrey D. Peters, president and chief operating officer of IPIX, will become president;


     - John J. Kalec, chief financial officer of IPIX, who will become chief financial officer; and


     - Mark R. Searle, chief operating officer of bamboo.com, who will become chief operating officer.


INTERESTS OF THE DIRECTORS AND OFFICERS OF BAMBOO.COM AND IPIX IN THE MERGER (SEE PAGE 52)



     Directors and officers of IPIX and bamboo.com have interests in the merger that are different from, or in addition to, yours as a shareholder. If we complete the merger, a number of directors and members of the existing senior management of each of IPIX and bamboo.com will be designated as members of the initial board of directors and senior management of the combined company. The combined company will continue to provide indemnification arrangements and directors and officers liability insurance for existing directors and officers of IPIX similar to those provided before the merger.


SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS


     On December 6, 1999, the record date for bamboo.com's shareholders' meeting, directors and executive officers of bamboo.com and their affiliates owned and were entitled to vote 12,863,640 bamboo.com common shares, or approximately 58% of the bamboo.com common shares outstanding on that date.



     On December 6, 1999, the record date for IPIX's shareholders' meeting, directors and executive officers of IPIX and their affiliates owned and were entitled to vote 5,675,494 IPIX common shares, or approximately 34.2% of the IPIX common shares outstanding on that date.


     Each of the directors and executive officers and their related shareholders of bamboo.com and IPIX intend to vote their shares in favor of the merger.


ACCOUNTING TREATMENT (SEE PAGE 34)


     We intend that the merger qualify as a "pooling of interests," which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

REGULATORY APPROVALS (SEE PAGE 36)

     Although the transactions contemplated in the merger agreement did not require any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the United States Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after we complete the merger.


CONDITIONS TO THE MERGER (SEE PAGE 58)


     We will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:

     - approval by the shareholders of bamboo.com and IPIX;

     - absence of any law or court order prohibiting the merger; and

     - receipt of opinions of bamboo.com's and IPIX's outside counsel that the merger will be a tax-free reorganization for federal income tax purposes.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 58)

     Our boards of directors can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either bamboo.com or IPIX can terminate the merger agreement if:

     - the merger is not completed by June 30, 2000 (however, a party in material breach of its obligations under the merger agreement cannot terminate it for this reason);

     - a court order prohibits the merger;

     - bamboo.com or IPIX shareholders do not approve the merger;

     - the other company materially breaches any of its representations or warranties under the merger agreement, resulting in its inability to satisfy a condition to the completion of the merger by June 30, 2000;

     - the other company materially breaches any of its covenants or agreements under the merger agreement and fails to cure that breach within a twenty
       (20) day period;

     - the other company recommends to its shareholders that they accept another takeover proposal;

     - the other company's board of directors withdraws, modifies or changes its approval of the merger agreement or its recommendation to its shareholders or fails to call and properly convene a shareholders' meeting to vote upon the merger; or

     - the other company is the subject of an exchange or tender offer for 30% or more of its voting shares and the board of directors of the other company does not recommend to its shareholders not to tender their shares into the exchange or tender offer.


TERMINATION FEES AND EXPENSES (SEE PAGE 59)


     The merger agreement obligates bamboo.com or IPIX to pay to the other party a termination fee of $16.0 million if:

     - the merger agreement is terminated for certain of the reasons described above under "Termination of the Merger Agreement;"

     - prior to the holding of its special shareholders' meeting or the termination of the merger agreement, it is publicly announced or becomes publicly known that either company is the subject of a takeover proposal; and

     - during the term of the merger agreement or within 225 days of its termination, a takeover actually occurs.

STOCK OPTION AGREEMENTS

     In connection with the merger agreement, bamboo.com and IPIX entered into two stock option agreements: IPIX granted bamboo.com an option to purchase 19.9% of IPIX's common shares at a price of $22.25 per share, and bamboo.com granted IPIX an option to purchase 19.9% of bamboo.com's common shares at a price of $16.25 per share. The stock options become exercisable in the event that the issuer of the option becomes the subject of a publicly announced third party takeover proposal. Neither bamboo.com nor IPIX may realize more than a total of $20 million from the payment of both the $16 million termination fee and the exercise of the stock option and subsequent sale of the option shares. Both options terminate:

     - upon the consummation of the merger;

     - 30 days after the termination of the merger agreement (other than as a result of the announcement or other release of public information concerning a proposal by a third party to acquire 30% or more of the equity or assets, or to undertake a merger involving 30% of the assets, net revenue or net income of the issuer); or

     - 180 days after the termination of the merger agreement as a result of an announcement or release of the information described immediately above.

     The termination fees and stock option agreements may make it more difficult and expensive for IPIX or bamboo.com to consummate an alternative transaction. We have attached the stock option agreements as Annexes B and C. We encourage you to read them.


OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 38 TO 51)


     In deciding to approve the merger, each of bamboo.com's and IPIX's board of directors considered the opinion of their financial advisors. bamboo.com received an opinion from BancBoston Robertson Stephens Inc. ("Robertson Stephens") and IPIX received an opinion from J.P. Morgan Securities Inc., each to the effect that the merger exchange ratio was fair from a financial point of view as of the date of the opinions. We have attached the full text of these opinions as Annexes D and E. We encourage you to read them.

                            SELECTED FINANCIAL DATA

     The following selected historical financial data of bamboo.com and IPIX as of December 31, 1997 and 1998 and for the each of the three years in the period ended December 31, 1998 has been derived from audited historical consolidated financial statements and should be read in conjunction with such financial statements and related notes included herein. Historical operating information for periods prior to January 1, 1996 and balance sheet data prior to December 31, 1997 for both companies are derived from audited financial statements not included herein. Information as of September 30, 1998 and 1999 and for the nine month periods ended September 30, 1998 and 1999 are derived from unaudited consolidated financial statements that are included in this document. The selected pro forma combined financial data of bamboo.com and IPIX is derived from the unaudited pro forma condensed consolidated financial statements and should be read in conjunction with such pro forma statements and related notes included elsewhere in this proxy statement/prospectus.

     The pro forma financial information does not purport to represent what the combined company's financial position or results of operations would actually have been had the merger occurred at the beginning of the earliest period presented or to project the combined company's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from cost savings or synergies of operations of the combined company.

SELECTED HISTORICAL FINANCIAL DATA OF BAMBOO.COM

                                                                            NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                                -------------------------   ------------------
                                                 1996     1997     1998      1998       1999
                                                ------   ------   -------   -------   --------
                                                                               (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Data:
Revenues......................................  $   --   $   46   $    77   $    60   $  1,797
Cost of revenues..............................      --       15        67        54      1,455
                                                ------   ------   -------   -------   --------
     Gross profit.............................      --       31        10         6        342
Operating expenses:
  Sales and marketing.........................       5       10       300       108     11,048
  General and administrative..................      62      122       278        60      4,642
  Research and development....................      24       42       110        64        685
  Stock-based compensation....................      --       --      1162       906     14,810
                                                ------   ------   -------   -------   --------
     Total....................................      91      174     1,850     1,138     31,185
                                                ------   ------   -------   -------   --------
Loss from operations..........................     (91)    (143)   (1,850)   (1,132)   (30,843)
Interest income...............................      --       --        --        --        278
Interest expense..............................      --       --        --        --     (6,629)
                                                ------   ------   -------   -------   --------
     Net Loss.................................     (91)    (143)   (1,850)   (1,132)   (37,194)
Beneficial conversion feature of Series B
  convertible preferred stock.................      --       --        --        --      1,000
                                                ------   ------   -------   -------   --------
Net loss attributable to common
  shareholders................................  $  (91)  $ (143)  $(1,850)  $(1,132)  $(38,194)
                                                ======   ======   =======   =======   ========
Net loss per common share -- basic and
  diluted.....................................  $(0.04)  $(0.05)  $ (0.31)  $ (0.20)  $  (3.88)
Weighted average common shares -- basic and
  diluted.....................................   2,284    2,819     5,953     5,553      9,840
                                                ======   ======   =======   =======   ========
Balance Sheet Data:
Cash and cash equivalents.....................     131        4       430       138     27,461
Working capital (deficit).....................      37      (87)      265        84     23,043
Total assets..................................     150       25       780       193     31,130
Long-term obligations.........................      --       --        --        --        455
Total shareholders' equity (deficit)..........      56      (73)      517       122     25,031

SELECTED HISTORICAL FINANCIAL DATA OF IPIX

                                                                                                             NINE MONTHS
                                                                 YEARS ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                                                     ------------------------------------------------   ---------------------
                                                      1994      1995      1996      1997       1998      1998        1999
                                                     -------   -------   -------   -------   --------   -------   -----------
                                                                                                                  (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Product..........................................  $   393   $   699   $ 1,337   $ 2,128   $  2,712   $ 1,832    $  5,406
  Service..........................................      492       578       208       318        329       156          --
                                                     -------   -------   -------   -------   --------   -------    --------
                                                         885     1,277     1,545     2,446      3,041     1,988       5,406
                                                     -------   -------   -------   -------   --------   -------    --------
Cost of revenues:
  Product..........................................      246       312       543       446      1,207       548       2,690
  Service..........................................      475       247       108       316        241        85          --
                                                     -------   -------   -------   -------   --------   -------    --------
                                                         721       659       651       762      1,448       633       2,690
                                                     -------   -------   -------   -------   --------   -------    --------
    Gross profit...................................      164       618       894     1,684      1,593     1,335       2,716
Operating expenses:
  Sales and marketing..............................      283       528       908     2,829      8,387     5,625      12,429
  Research and development.........................      531       568       389     1,171      2,668     1,928       2,653
  General and administrative.......................      549     1,476       921     2,598      3,864     2,290       4,069
  Amortization of product development and patent
    costs..........................................       --        --        71       858         --        --          --
  Compensation expense.............................       --        --        --        --         --        --         169
                                                     -------   -------   -------   -------   --------   -------    --------
    Total operating expenses.......................    1,363     2,572     2,289     7,456     14,919     9,843      19,320
                                                     -------   -------   -------   -------   --------   -------    --------
Interest and other income (expense), net...........      175       189       201       194        101        94         877
Income tax benefit.................................       10        --        --        --         --        --          --
                                                     -------   -------   -------   -------   --------   -------    --------
    Net loss.......................................  $(1,014)  $(1,765)  $(1,194)  $(5,578)  $(13,225)  $(8,394)   $(15,727)
                                                     =======   =======   =======   =======   ========   =======    ========
Net loss per common share -- basic and diluted.....  $ (0.19)  $ (0.32)  $ (0.21)  $ (0.89)  $  (2.84)  $ (1.71)   $  (2.28)
                                                     =======   =======   =======   =======   ========   =======    ========
Weighted average common shares -- basic and
  diluted..........................................    5,375     5,579     5,637     6,287      4,661     4,899       6,913
                                                     =======   =======   =======   =======   ========   =======    ========

                                                                       AS OF DECEMBER 31,               AS OF SEPTEMBER 30,
                                                           ------------------------------------------   --------------------
                                                            1994     1995     1996     1997     1998     1998       1999
                                                           ------   ------   ------   ------   ------   ------   -----------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and securities
  available-for-sale.....................................  $3,592   $3,105   $5,107   $2,826   $1,064   $6,279     $68,213
Working capital (deficit)................................   3,396    2,819    4,944      (71)    (635)   3,533      71,628
Total assets.............................................   5,628    3,918    6,780    4,574    3,989    8,985      76,694
Long-term debt...........................................      --       --       --       29       21       23          15
Total shareholders' equity...............................   5,103    3,407    6,160      582      793    4,682      73,883

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                                                            NINE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                             ----------------------------   ------------------
                                              1996      1997       1998      1998       1999
                                             -------   -------   --------   -------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA(1):
Revenues...................................  $ 1,545   $ 2,491   $  3,118   $ 2,048   $  7,203
Gross profit...............................      894     1,714      1,603     1,361      3,058
Net loss(2)................................   (1,284)   (5,721)   (15,065)   (9,526)   (53,213)
Net loss applicable to common stock........   (1,284)   (5,721)   (15,065)   (9,526)   (54,213)
Net loss per share -- basic and
  diluted(3)...............................  $ (0.13)  $ (0.50)  $  (1.22)  $ (0.78)  $  (2.81)
Weighted average shares
  outstanding -- basic and diluted(3)......   10,001    11,426     12,334    12,260     19,304

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale....    $ 95,674
Working capital(1)..........................................      94,671
Total assets................................................     107,824
Long-term debt..............................................         470
Total shareholders' equity(1)...............................      98,914

-------------------------


(1) Does not reflect certain estimated non-recurring charges aggregating approximately $10,100,000 with respect to legal, accounting and other expenses associated with the merger or approximately $2,056,000 associated with the accelerated vesting of a portion of the bamboo.com options upon consummation of the merger.


(2) The net loss for the nine months ended September 30, 1999 reflects non-cash compensation charges of approximately $15,271,000 and non-cash interest expense of approximately $6,629,000 related to bamboo.com's mandatory redemption of Series C mandatorily redeemable preferred stock upon consummation of its initial public offering.

(3) Pro forma net loss per share amounts are based on the average number of common shares of the combined companies outstanding during each period. Shares of IPIX have been adjusted to the equivalent shares of bamboo.com using an exchange ratio of 1.369.

COMPARATIVE PER SHARE DATA

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                    YEARS ENDED DECEMBER 31,    SEPTEMBER 30,
                                                    ------------------------   ---------------
                                                     1996     1997     1998     1998     1999
                                                    ------   ------   ------   ------   ------
BAMBOO.COM HISTORICAL PER COMMON SHARE DATA:
Net loss..........................................  $(0.04)  $(0.05)  $(0.31)  $(0.20)  $(3.88)
Net loss -- assuming dilution.....................   (0.04)   (0.05)   (0.31)   (0.20)   (3.88)
Cash dividend.....................................      --       --       --       --       --
Book value........................................                                        1.17
IPIX HISTORICAL PER COMMON SHARE DATA:
Net loss..........................................  $(0.21)  $(0.89)  $(2.84)  $(1.71)  $(2.28)
Net loss -- assuming dilution.....................   (0.21)   (0.89)   (2.84)   (1.71)   (2.28)
Cash dividends....................................      --       --       --       --       --
Book value........................................                                        4.46
COMBINED COMPANY PRO FORMA COMBINED PER BAMBOO.COM
  COMMON SHARE DATA(1):
Net loss..........................................  $(0.13)  $(0.50)  $(1.22)  $(0.78)  $(2.81)
Net loss -- assuming dilution.....................   (0.13)   (0.50)   (1.22)   (0.78)   (2.81)
Cash dividends....................................      --       --       --       --       --
Book value........................................                                        2.60
COMBINED COMPANY PRO FORMA COMBINED PER IPIX
  COMMON SHARE DATA(1):
Net loss..........................................  $(0.18)  $(0.68)  $(1.67)  $(1.07)  $(3.85)
Net loss -- assuming dilution.....................   (0.18)   (0.68)   (1.67)   (1.07)   (3.85)
Cash dividends....................................      --       --       --       --       --
Book value........................................                                        3.57

-------------------------

(1) Pro forma net loss per share amounts are based on the average number of common shares of the combined companies outstanding during each period. Shares of IPIX have been adjusted to the equivalent shares of bamboo.com using an exchange ratio of 1.369.

COMPARATIVE MARKET PRICE INFORMATION


     The bamboo.com common stock has been traded since August 26, 1999 on the NASDAQ National Market under the symbol "BAMB." Prior to August 26, 1999, there was no public market for the bamboo.com common stock. The IPIX common stock has been traded since August 5, 1999 on the NASDAQ National Market under the symbol "IPIX." Prior to August 5, 1999, there was no public market for the IPIX common stock. Upon consummation of the merger, the combined company's common stock will trade on the NASDAQ National Market under a new symbol that will be determined prior to the completion of the merger. The following table sets forth the range of high and low closing sale prices for bamboo.com common stock and IPIX common stock as reported on the NASDAQ National Market during each of the quarters presented.



                                                                   BAMBOO.COM
                                                                  COMMON STOCK
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
1999
Quarter Ended September 30 (from August 26, 1999*)..........   25 3/8       17 1/4
Quarter Ended December 31 (through December 15, 1999).......   19 1/2       13 7/16



                                                                      IPIX
                                                                  COMMON STOCK
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
1999
Quarter Ended September 30 (from August 5, 1999*)...........   25 9/16      14 1/2
Quarter Ended December 31 (through December 15, 1999).......   24 1/4       20 1/4


-------------------------

* First trading date following the initial public offering.


     As of December 6, 1999, there were approximately 213 holders of record of bamboo.com common stock and 127 holders of record of IPIX common stock.


     Neither bamboo.com nor IPIX has ever declared or paid any cash dividends on its common stock. It is the present policy of the bamboo.com board of directors and the IPIX board of directors to retain all earnings to support operations and to finance expansion of their respective businesses; therefore, neither bamboo.com nor IPIX anticipates that the combined company will declare or pay dividends on its common stock in the foreseeable future. The declaration and payment of cash dividends in the future will be at the combined company's board of directors' discretion and will depend on earnings, financial condition, capital needs and other factors deemed pertinent by the combined company's board of directors.


     Set forth below are the last reported sale prices of bamboo.com common stock and IPIX common stock on October 25, 1999, the last trading day prior to the public announcement of the execution of the merger agreement, and on December 15, 1999, the latest practicable trading day prior to the date of this joint proxy statement/prospectus, as reported on the NASDAQ National Market.



                                                         OCTOBER 25, 1999    DECEMBER 15, 1999
                                                         ----------------    -----------------
bamboo.com Common Stock................................         16 1/4               16 1/16
IPIX Common Stock......................................         21 3/8               23 11/16

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the risks relating to the businesses of bamboo.com and IPIX which are described below, you should carefully consider the following risk factors relating to the merger in determining whether to vote in favor of the merger. You should also consider the risk factors that will generally have an impact on the combined company's financial condition, results of operations and business after the merger, including those described under "Information Regarding Forward-looking Statements."

IPIX SHAREHOLDERS WILL RECEIVE BAMBOO.COM COMMON SHARES IN THE MERGER THAT WILL FLUCTUATE IN VALUE.

     In the merger, IPIX's shareholders will receive 1.369 bamboo.com common shares for each IPIX common share. The market price of the bamboo.com common shares to be issued in the merger will fluctuate as a result of changes in the business, operations or prospects of bamboo.com or IPIX or market assessments of the impact of the merger. Because the market price of bamboo.com common shares fluctuates, the value of the bamboo.com common shares that IPIX shareholders will receive will depend upon the market price of those shares at the time of the merger. There can be no assurance as to this value. For historical and current market prices of bamboo.com shares, see "Comparative Market Price Information" on page 15.


     During the period from August 25, 1999, the date of bamboo.com's initial public offering to December 15, 1999, the most recent practicable date prior to the filing of the document, the high of the NASDAQ National Market Index was approximately 136% greater than its low, whereas the highest closing price of a bamboo.com common share was approximately 189% greater than its lowest closing price. You should not view these facts, however, as necessarily indicating the future market performance or volatility of bamboo.com common shares. The actual performance and volatility of bamboo.com common shares and/or the financial markets could be significantly more or less than that indicated by the above facts, on an absolute or a relative basis.


WE MAY EXPERIENCE DIFFICULTIES IN COMBINING THE OPERATIONS OF THE TWO
COMPANIES.

     The merger involves the integration of two companies that have previously operated independently. The companies must integrate their management teams as well as numerous systems, including those involving management information, sales, accounting and finance, billing, employee benefits, payroll and research and development. Specifically, the two companies have a number of information systems that are dissimilar. The companies will have to integrate, or, in some cases, replace, these systems. In addition, bamboo.com and IPIX have entered into strategic alliances with the same party pursuant to which each of the companies is required to make payments under these agreements. After the merger, we may have to continue making these payments, some of which may overlap. If we are not successful in integrating the operations of our two companies, the value of the bamboo.com shares received in the merger will fall.

OFFICERS AND DIRECTORS HAVE POTENTIAL CONFLICTS OF INTEREST IN THE MERGER.


     In considering the recommendations of the bamboo.com and IPIX boards of directors that the shareholders approve the merger, you should be aware that some of the directors and officers of each company may have interests in the merger different from or in addition to yours. For example, four of the current members of the board of directors of each company will become members of the board of directors of the combined company. See "Interests of Related Persons in the Merger" on page 52.

       RISK FACTORS RELATING TO THE BUSINESS, FINANCES AND OPERATIONS OF
                              THE COMBINED COMPANY

THE FUTURE PROFITABILITY OF THE COMBINED COMPANY IS UNCERTAIN BECAUSE BOTH BAMBOO.COM AND IPIX HAVE A LIMITED OPERATING HISTORY AND OUR QUARTERLY RESULTS MAY FLUCTUATE, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

     bamboo.com and IPIX believe that their quarterly operating results could vary significantly in the future and that quarter-to-quarter comparisons should not be relied upon as indications of future performance. In some future quarterly periods the operating results may fall below the expectations of securities analysts and investors, which could significantly harm or depress the trading price of our common stock. Among the factors which could significantly affect our future performance are:

          - the rate at which we can recruit, train and integrate employees;

          - cyclical economic swings in the real estate market (caused by various factors, such as changes in interest rates, changes in economic conditions and seasonal changes in certain geographic regions) could decrease demand for our services and products;

          - the introduction of new or enhanced products and services or changes in pricing policies by us or our competitors;

          - our ability to manage multiple relationships among various customers, suppliers and strategic partners;

          - the uncertainty of market acceptance of our products, services and brand;

          - our ability to expand sales, marketing and customer service operations;

          - our ability to maintain our research and development activities; and

          - economic conditions specific to the Internet or all or a portion of the technology sector.

BAMBOO.COM AND IPIX HAVE BOTH INCURRED SUBSTANTIAL LOSSES, AND THEIR EXPENSES CONTINUE TO INCREASE; THUS, WE MAY NEVER BECOME PROFITABLE.


     bamboo.com and IPIX have incurred net losses and experienced negative cash flow and expect their operating losses and negative cash flow to continue. Although their revenues have increased over the past years, bamboo.com and IPIX may not be able to sustain future revenue growth. In addition, bamboo.com's and IPIX's expenses continue to increase as they expand their sales and marketing efforts, increase the number of employees and invest in product development. Further, as of September 30, 1999, on a pro forma basis, the combined company had an accumulated deficit of $80.3 million. Accordingly, we cannot offer any assurances that revenues will ever exceed expenses or that we will become profitable.


OUR FUTURE SUCCESS IS DEPENDENT ON KEY DISTRIBUTION PARTNERS.

     The ability to distribute virtual tours widely over the Internet is vital to our business. bamboo.com's virtual tours can currently be viewed through the web sites of bamboo.com's distribution partners, which include real estate destination sites such as REALTOR.com, Microsoft HomeAdvisor, HomeSeekers.com, and Homes.com. Through agreements between its partners and third parties, bamboo.com's virtual tours may also be viewed on America Online, @Home Network, Excite, GO Network/Infoseek, MSN, NBC.com, Netscape Netcenter and Yahoo! In addition, IPIX virtual tours may be viewed on many of these same Internet sites. We must continue to have access to these sites and maintain existing relationships. If we lose any of our distribution partners or if any of our distribution partners loses its relationship with any major Internet portal, our business could be seriously harmed.

BAMBOO.COM DEPENDS ON THIRD-PARTY RELATIONSHIPS FOR ASSISTANCE IN MARKETING AND HOSTING VIRTUAL TOURS.

     In addition to its relationships with major Internet distribution partners, bamboo.com depends on establishing and maintaining commercial relationships with traditional real estate brokerage companies, multiple listing services (MLS) and MLS technology providers. We expect to continue to encounter competition for these relationships with real estate brokerage companies.

     bamboo.com depends upon a third party Internet service provider to host and maintain its production servers. As part of its service, bamboo.com's web servers host virtual tours for some of its distribution partners. The performance of its web hosting facility systems is critical to bamboo.com business and its reputation. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of virtual tours or a decrease in responsiveness of web site service could result in reduced revenue, and could be harmful to the reputation and brand. bamboo.com's Internet service provider does not guarantee that its Internet access will be uninterrupted, error free or secure. Any disruption in the Internet access provided by such provider could significantly harm bamboo.com's business. In the future, bamboo.com may experience interruptions from time to time. bamboo.com's insurance may not adequately compensate for any losses that may occur due to any failures in the system or interruptions in the service.

     Our web servers must be able to accommodate a high volume of traffic, and we may in the future experience slower response times for a variety of reasons. If we are unable to add additional software and hardware to accommodate increased demand, this could cause unanticipated system disruptions and result in slower response times. Real estate agents, home sellers and home buyers may become dissatisfied by any system failure that interrupts our ability to provide virtual tours or results in slower response time.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND THESE RIGHTS MAY BE CHALLENGED BY OTHERS, WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITY FOR DAMAGES AND INVALIDATION OF OUR INTELLECTUAL PROPERTY RIGHTS.


     We rely on a combination of patent, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to protect our intellectual property rights. Our success is heavily dependent upon our ability to enforce and protect these rights, and we cannot assure you that we will be successful in protecting these rights. Also, our patents, service marks, or trademarks may be challenged and invalidated or circumvented. IPIX has been involved in litigation relating to the protection of intellectual property rights and could be involved in future litigation as third parties develop products that we believe infringe on patent and other intellectual property rights. IPIX is currently involved in litigation in which our rights to technology have been challenged. A determination against IPIX in this lawsuit would have a material adverse effect on our business. The market for online virtual tours is relatively new, but it is already competitive and characterized by the entrance of companies that may have or may develop online virtual tours similar to those of bamboo.com and IPIX. In addition, there are relatively low barriers to entry to the market for online virtual tours similar to those of bamboo.com and IPIX. Also, we cannot assure you that any claims, trademarks, service marks and issued patents or pending patent applications will be of sufficient scope or strength. Further, we cannot assure that any claims, trademarks, service marks, patents or patent applications will be registered or issued in all countries where our products can be sold or where our technologies can be licensed to provide meaningful protection against any commercial damage to us. In particular, we are exposed to patent infringement in foreign markets because our patents are protected under United States patent laws that may not extend to foreign uses.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our processes and devices that we regard as proprietary. A party who is able to copy or gain unauthorized use of our processes and devices could misappropriate proprietary information or circumvent the use of IPIX keys. We have experienced attempts to misappropriate our technology, and we expect that those attempts may continue. We may be required to expend significant capital and resources to prevent any further attempts. Policing unauthorized use of our proprietary information is difficult, and we cannot assure you that the steps we take will prevent misappropriation of our technologies. If we are unable to protect our intellectual property rights, we could face increased competition in the market for our products and technologies. Any increased competition could negatively affect our sales and ability to expand our business.

OUR MARKET IS HIGHLY COMPETITIVE, AND OUR BUSINESS MAY FAIL IF WE ARE UNABLE TO COMPETE SUCCESSFULLY.


     The market for immersive imaging products and services is highly competitive, and we expect this competitiveness to continue. Our primary competitors are Apple Computer, Inc., Be Here Corporation, Black Diamond, Inc., Cyclovision, Inc., iMove Corporation and MGI. Each of these companies develops and markets imaging products and services that provide a panoramic image experience. In addition, the market for on-line real estate tours is characterized by low barriers to entry and thus, more competitors may appear. We compete with these companies on the basis of price, ease of use and picture resolution. Some of our competitors offer their products at lower prices and with greater picture resolution than we do. Our real estate tours also compete with traditional methods used by real estate agents to market properties for sale including classified ads, brochures and still photos.


     We cannot assure you that others will not develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. To compete effectively, we must:

     - introduce new versions of and enhancements to our products;

     - price our products at appropriate and competitive levels; and

     - provide strong marketing support to promote our products.

     Some of our competitors have greater financial, marketing, distribution and technical resources than we do. In addition, we compete with other companies in the traditional two-dimensional photography industry. Traditional photographs have significant and established customer acceptance. Our success will be dependent on our ability to compete with companies offering similar immersive imaging products and with companies in the traditional photography industry. If we are unable to compete effectively, our business may fail.

WE MAY REQUIRE ADDITIONAL FUNDING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL.

     Although bamboo.com and IPIX each believe that, following the merger, the cash balances, cash equivalents and cash generated from operations will be adequate to fund our operations for at least the next twelve months, these sources may prove to be inadequate. After these twelve months, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing, bank debt financing or from other sources. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, existing shareholders may be diluted. If funding is insufficient at any time in the future, we may not be able to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business. Our future capital requirements depend upon many factors, including the following:

          - the occurrence, timing, size and success of future acquisitions;

          - the cost of transitioning customers to a new brand or building brand awareness for a new company;

          - the extent to which we develop and upgrade our technology;

          - the rate at which we expand our operations both domestically and internationally; and

          - the response of competitors to our product and service offerings.

OUR ANTICIPATED RAPID GROWTH WILL CONTINUE TO PLACE SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES.


     Over the last twelve months, the employee base of bamboo.com and IPIX has grown significantly, and we expect that the number of our employees will continue to increase in the future. This growth has placed, and is expected to continue to place, a significant strain on our management and resources. To manage the expected growth of operations and personnel, we must continue improving or replacing existing operational, accounting and information systems, procedures and controls. We need to rapidly expand, train, integrate and manage our growing employee base, particularly our technical, accounting, financial and sales and marketing organizations. We cannot assure you that we will be able to manage our growth successfully, and our failure to do so could cause our business to fail.


WE ARE RELIANT ON OUR CUSTOMERS' AWARENESS OF OUR BRAND AND MAY HAVE TO EXPEND SIGNIFICANT RESOURCES TO MAINTAIN OR ACCOMPLISH OUR BRAND AWARENESS.

     We believe that establishing and maintaining our brand of immersive imaging is important to our efforts to increase our customer base. We intend to make significant expenditures in creating and maintaining distinct brand loyalty through traditional media advertising campaigns such as print, billboards and television and by increasing sales and marketing activities. In addition, we are considering establishing a new web site through which we would sell IPIX-compatible digital cameras in an attempt to enhance IPIX key sales. Establishment of this new web site could involve significant expenditures on our part. If customers do not perceive our existing products to be of high quality or if we introduce new products or enter into new business ventures that are not favorably received or ultimately successful, the value of our brand could be diluted, in turn decreasing the attractiveness of our products. If we fail to increase our revenue as a result of our branding efforts or fail to promote our brand successfully, or if we incur excessive expenses in an attempt to promote and maintain our brand without a corresponding increase in sales, our business could be harmed.

IF THE USE OF VIRTUAL TOURS IN ONLINE REAL ESTATE LISTINGS DOES NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, OUR BUSINESS WILL NOT GROW.

     Our success will depend in large part on widespread market acceptance of immersive imaging services and of virtual tours to display properties online. If the online market for these products develops more slowly than expected, or if our services do not achieve widespread market acceptance, our business will grow more slowly than expected. The development of an online market for virtual tours of real estate has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. Our future growth, if any, will depend on the following critical factors:

     - the growth of the Internet as a tool used in the process of buying and selling products marketed with the help of immersive imaging services, particularly residential real estate;

     - our ability to successfully and cost-effectively market our products to a sufficiently large number of real estate agents, other real estate professionals and other end-users; and

     - our ability to consistently deliver high quality products and fast and convenient service at competitive prices.

IF IPIX'S PRODUCTS ARE NOT ACCEPTED BY THE BUSINESS AND CONSUMER MARKETS, OUR FUTURE GROWTH WOULD BE LIMITED.


     IPIX currently sells its products only to the business market. IPIX is dependent upon the continued and expanded use of its products by the business market and the acceptance of its products by the individual consumer. IPIX has only made limited sales to individual consumers and cannot assure that they will be willing to purchase and use its products. Thus, both the timing and growth of market acceptance for IPIX's products are subject to a high level of uncertainty. Acceptance of IPIX's products will be highly dependent on a number of factors, including:


     - the availability, quality and price of competing products;

     - the development of technologies that will facilitate the use of IPIX's products by businesses and consumers;

     - the ease-of-use and performance of IPIX's products; and

     - the success of our marketing efforts.

WE ARE DEPENDENT ON KEY MANAGEMENT PERSONNEL FOR FUTURE SUCCESS.

     Our future success depends on our ability to attract and retain key management, scientific, technical and other personnel. In addition, we must recruit additional qualified management, scientific, technical, marketing and sales and support personnel for our operations. Competition for this type of personnel is intense, and there can be no assurances that we will be successful in attracting or retaining personnel. In addition, some members of our management team are not bound by non-compete agreements if they are no longer employed by us. The loss of the services of one or more members of our management group or the inability to hire additional qualified personnel as needed will limit our ability to grow the business.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES, AND IF WE FAIL TO ADAPT TO TECHNOLOGICAL CHANGES, OUR PRODUCTS MAY BECOME OBSOLETE.


     We compete in a market characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are intensified by the emerging nature of the Internet and the multitude of companies offering Internet-based products and services. Thus, our success depends on our ability to adapt to rapidly changing technologies, to adapt our products to evolving industry standards and to continually improve the performance, features and reliability of our products in response to competitive products and shifting demands of the marketplace. In addition, we must quickly integrate bamboo.com's technology with IPIX technology to maintain and expand our market share in the future. In addition, widespread changes in Internet, networking or telecommunications technologies or other technological alterations could require substantial expenditures to modify our products or infrastructure. Failure to adapt to new technology in any of these areas could have a material adverse effect on our business, results of operations and financial condition.


WE MAY NOT BE SUCCESSFUL IN EXPANDING OUR PRODUCTS AND SERVICES INTO INTERNATIONAL MARKETS.

     A part of both bamboo.com's and IPIX's long-term strategy has been to expand into international markets. However, bamboo.com's and IPIX's products and services may not be successful in international markets. In addition, the success of any additional foreign operations initiated will be substantially dependent upon our entering and succeeding in those markets. If the merger is completed, we may not be successful in establishing and managing additional international operations. We may experience difficulty in managing international operations as a result of competition, technical problems, distance, language or cultural differences. We can not assure you that we will be able to successfully market our products in foreign markets.

     As we expand our international efforts, we will be subject to a number of risks, including the following:

          - failure of foreign countries to rapidly adopt the Internet and digital imaging;

          - unexpected changes in regulatory requirements, especially regarding the Internet;

          - slower payment and collection of accounts receivable than in our domestic market; and

          - political and economic instability.

WE ARE SUSCEPTIBLE TO BREACHES OF ONLINE COMMERCE SECURITY.

     A party able to circumvent our security measures could misappropriate proprietary database information or cause interruptions in operations. As a result, we may need to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches, which could harm the business.

PROBLEMS RELATING TO THE YEAR 2000 COMPUTER PROBLEM COULD DISRUPT OUR BUSINESS.

     The year 2000 issue is the potential for system and processing failures of date-related data and is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Although bamboo.com and IPIX do not have formal contingency plans to address year 2000 issues, IPIX has completed its year 2000 compliance assessment and bamboo.com is in the process of assessing internal readiness for year 2000. bamboo.com and IPIX use multiple software systems for internal business purposes, including accounting, e-mail, human resources, sales tracking and customer service. Most of these applications have been purchased within the preceding 14 months, and both companies have made inquiries concerning year 2000 compliance with the vendors of these systems. While bamboo.com and IPIX have sought verbal assurance that the applications of these third parties are year 2000 compliant, neither company generally has any specific contractual rights with third party providers should their equipment or software fail due to year 2000 issues. If this third party equipment or software does not operate properly with regard to year 2000, bamboo.com and IPIX may incur unexpected expenses to remedy any problems.

     The most reasonably likely scenario is a failure related to one or several of bamboo.com's and IPIX's external service providers including telecommunications providers, utilities or Internet commerce systems which bamboo.com and IPIX rely upon on a daily basis. A failure could cause any of the following:

     - protracted interruption of electrical power to our operations and Internet host servers which could materially adversely impact our ability to enable online transactions and other services;

     - significant or widespread failure of our software products and services provided to third-parties; or

     - significant or widespread failure of third-party computer systems with which our systems interface.

     We are not able to predict to what extent our businesses may be affected if our systems or the systems that operate in conjunction with them experience a material year 2000 failure. Known or unknown errors or defects that affect the operation of our software and systems could result in delay or loss of revenue, interruption of services, cancellation of customer contracts, diversion of development resources, damage to reputation, increased service or warranty costs, and litigation costs. The worst-case scenario is that the Internet fails and we are unable to deliver our products and services.

BAMBOO.COM HAS RISKS ASSOCIATED WITH ITS CALL CENTER AND PROCESSING CENTER IN CANADA, WHICH COULD RESULT IN DELAYS AND INCREASED OPERATING EXPENSES AND TAXES.

     bamboo.com's call center and processing center are currently located in Toronto, Canada. There are risks associated with the operations in Canada, including the following:

     - videotapes could be delayed in customs and cause a backlog of processing;

     - the overnight courier service could have problems delivering the videotapes from the United States to Canada in a consistently timely fashion;

     - future government regulations in the United States or Canada could limit or increase expenses related to cross-border transactions; and

     - tariffs, domestic or international taxes or currency exchange rates may increase bamboo.com's operating costs.

A SIGNIFICANT AMOUNT OF BAMBOO.COM'S AND IPIX'S SALES COMES FROM A FEW COMMERCIAL MARKETS.

     Currently, a significant portion of IPIX's revenues is derived from businesses in the real estate and corporate and e-commerce commercial markets. All of bamboo.com's revenue is derived from sales of virtual tours to the real estate market. Customers from these markets represented 62% of IPIX's total revenues for 1998 and 100% of bamboo.com's total revenues for 1998, 75% of IPIX's total revenues for the first nine months of 1999 and 100% of bamboo.com's total revenues for the first nine months of 1999. In addition, 13% of IPIX's total revenues for 1998 were derived from sales of products to Sumitomo Corporation, IPIX's Japanese distributor. Our inability to continue to sell services and products to customers in these commercial markets could result in a significant reduction in our total revenues and negatively affect our ability to become profitable. The volume of services and products that we sell to customers within these and other commercial markets is likely to vary from year to year.

                STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this joint proxy statement/prospectus about bamboo.com, IPIX and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information regarding:

synergies                      capital productivity
efficiencies                   returns on capital employed
cost savings                   capital spending
revenue enhancements           the timetable for completing
                                 the merger

     Our forward-looking statements are also identified by such words as "anticipates," "believes," "estimates," "expects," "intends" or similar expressions.

     In making these statements, we believe that our expectations are based on reasonable assumptions. Yet you should understand that the following important factors (some of which are beyond bamboo.com's and IPIX's control), in addition to those discussed elsewhere in this joint proxy statement/prospectus, could affect our future results after completion of the merger. These factors could also cause the results or other outcomes to differ materially from those expressed in our forward-looking statements:

        - materially adverse changes in economic or industry conditions generally or in the markets served by our companies;

        - political developments and law and regulations, such as legislative or regulatory requirements, particularly concerning the Internet;

        - the development and use of new technology;

        - changes in operating conditions and costs;

        - access to capital markets;

        - our ability to integrate the businesses of bamboo.com and IPIX successfully after the merger;

        - the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during the integration process; and

        - the actions of competitors.

                                   THE MERGER

GENERAL

     We are furnishing this document to holders of bamboo.com common shares and holders of IPIX common shares in connection with the solicitation of proxies by bamboo.com's board of directors and by IPIX's board of directors at their respective special shareholder meetings and at any adjournments or postponements of either meeting.

bamboo.com Proposals

     At the bamboo.com special shareholders' meeting, bamboo.com will ask its shareholders to vote on the following proposals:

          1. to consider and vote upon the issuance of bamboo.com shares in connection with the merger agreement between bamboo.com, Inc. and IPIX as described in this joint proxy statement/prospectus; and

          2. to amend bamboo.com's restated certificate of incorporation to increase the number of shares of common stock authorized for issuance from 70 million shares to 150 million shares, contingent upon completion of the merger.


          3. to amend the Amended and Restated 1998 Employee, Director and Consultant Stock Plan to increase the number of shares of common stock which may be added annually to the amount already reserved for issuance thereunder from 1,400,000 to 2,800,000 shares, contingent upon completion of the merger.



          4. to amend the bamboo.com 1999 Employee Stock Purchase Plan to increase the number of shares of common stock which may be added annually to the amount already reserved for issuance thereunder from 700,000 to 1,400,000 shares, contingent upon completion of the merger.


          5. to transact such other business as may properly come before the special meeting, including any adjournment or postponement of the bamboo.com special meeting.


IPIX Proposals


     At the IPIX special shareholders' meeting, IPIX will ask its shareholders to vote on the following proposals:

          1. to approve and adopt the merger agreement and the merger. Pursuant to the merger agreement, a subsidiary of bamboo.com will be merged with and into IPIX, and each shareholder of IPIX will receive 1.369 shares of bamboo.com for each share of common stock of IPIX they own;

          2. to amend IPIX's 1997 Equity Compensation Plan to increase by 1,000,000 the number of shares of common stock that may be issued thereunder; and

          3. to transact such other business as may properly come before the special meeting, including any adjournment or postponement of the IPIX special meeting.

BACKGROUND OF THE MERGER


     In May and June of 1999, representatives of IPIX and bamboo.com held preliminary discussions regarding a possible technology licensing arrangement. The two companies spoke generally of a possible commercial relationship or technology sharing arrangement. These preliminary discussions did not lead to any agreements or understandings, and the parties did not pursue further discussions at that time.


     On August 5, 1999, IPIX completed its initial public offering, and on August 25, 1999, bamboo.com completed its initial public offering.

     In late September 1999, representatives of IPIX and bamboo.com had a telephonic conversation and agreed to arrange a meeting regarding a possible technology licensing agreement or similar arrangement. On October 4 and October 5, 1999, members of bamboo.com's management met with management of IPIX to discuss the possibility of such a transaction. The chief executive officers of the two companies also discussed the possibility of a broader business combination.

     On October 8, 1999, the parties executed a confidentiality agreement pursuant to which the companies agreed to exchange certain non-public information regarding their businesses.

     On October 12, 1999, the IPIX chairman and chief executive officer, James
M. Phillips, met with bamboo.com management to discuss the merits of a possible merger of the two companies. Over the next five days, IPIX and bamboo.com through their financial advisors negotiated the governance and related issues that would need to be addressed in a merger transaction.

     From October 18 to October 21, representatives of IPIX and bamboo.com, together with their advisers, held numerous further discussions regarding the strategic rationale and the corporate management and governance structure for a merger of the two companies. In addition, the parties discussed the terms of a draft merger agreement and various other issues related to the possible merger, including the structure of the transaction, tax and accounting issues and the economic terms of the transaction.

     At a special meeting of the IPIX board of directors on October 22, 1999, IPIX's management discussed with the IPIX board an overview of the business of bamboo.com and the strategic rationale for the business combination as well as the nature of discussions between the two companies. IPIX's financial adviser, J.P. Morgan Securities Inc. (J.P. Morgan), reviewed with the IPIX board the current status of negotiations with bamboo.com, including the proposed structure of the merger, governance issues and the exchange ratio. Outside counsel for IPIX then discussed regulatory issues related to the proposed merger, the status of the due diligence review and a general review of the terms and conditions of the draft merger agreement.

     On October 22, 1999, the bamboo.com board of directors held a telephonic meeting at which executive management of bamboo.com described the negotiations to date, the strategic and economic reasons for the transaction and various other matters. IPIX's chairman and chief executive officer, together with IPIX's chief financial officer and a representative of J.P. Morgan, made a presentation to the bamboo.com board of directors regarding the possible merger transaction.

     From October 22, 1999 to October 25, 1999, the parties continued to negotiate the economic terms of the transaction and the provisions of the merger agreement.

     On October 24, 1999, the IPIX board of directors held a special meeting at which IPIX's executive management, outside legal counsel and J.P. Morgan updated the IPIX board on matters relating to the proposed merger. J.P. Morgan described the financial aspects of the proposed merger, the exchange ratio and the proposed structure of the merger and the financial implications that the proposed merger would have on the two companies. Outside counsel for IPIX discussed the terms and conditions of the draft merger agreement, the status of the due diligence review of, and the negotiations with, bamboo.com, fiduciary duties of the IPIX board in considering the proposed merger and other legal matters. After extensive discussion, the IPIX board authorized management to continue to pursue the proposed merger.

     On October 25, 1999, at a special meeting, the bamboo.com board held a telephonic meeting at which it received detailed presentations from senior management of bamboo.com, outside legal counsel and Robertson Stephens. Robertson Stephens discussed the economic terms of the proposed merger, the exchange ratio and the proposed structure of the merger. Robertson Stephens delivered to the bamboo.com board its opinion to the effect that, as of that date and based upon and subject to certain matters stated in its opinion, the exchange ratio in the merger was fair from a financial point of view to bamboo.com. Outside counsel for bamboo.com described the fiduciary duties of the bamboo.com board in connection with the proposed merger, reviewed the terms and conditions of the merger agreement and described regulatory consents required to consummate the proposed merger. Following an extended review and discussion by the bamboo.com board, the bamboo.com board unanimously determined that the merger is in the best interest of the shareholders of bamboo.com, approved the merger agreement and the merger and unanimously resolved to recommend that shareholders of bamboo.com vote to approve issuance of bamboo.com common stock pursuant to the terms of the merger agreement.


     On October 25, 1999, at a special meeting, the IPIX board held a telephonic meeting at which IPIX's executive management, J.P. Morgan and outside legal counsel reviewed the terms of the definitive merger agreement and the related documents. At this meeting, J.P. Morgan reviewed with the IPIX board of directors the financial analysis performed by J.P. Morgan in connection with its evaluation of the exchange ratio. J.P. Morgan delivered to the IPIX board its opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by IPIX's shareholders in the merger with bamboo.com was fair from a financial point of view to the shareholders. Outside counsel for IPIX described the fiduciary duties of the IPIX board in connection with the proposed merger, reviewed the terms and conditions of the merger agreement and described regulatory consents required to consummate the proposed merger. After extensive discussions, the IPIX board unanimously determined that the merger is in the best interest of the shareholders of IPIX, approved the merger agreement and the merger and unanimously resolved to recommend that shareholders of IPIX vote to approve the merger agreement.


     Following the October 25, 1999 meetings of the IPIX board and bamboo.com board, the merger agreement and related documents were executed by the parties. On the morning of October 26, 1999, the parties issued a joint press release announcing the execution of the definitive merger agreement.

OUR REASONS FOR THE MERGER

     We believe that the merger will benefit the two companies and their shareholders for the following reasons:

     - World's premier provider of immersive imaging. We believe that the combination of IPIX's patented immersive imaging technology with bamboo.com's extensive sales and service network will create the world's premier provider of interactive photography and immersive imaging for the Internet.

     - A complete real estate solution. The combined company will be able to offer an end-to-end Internet imaging solution for the real estate industry. The merger will combine the sales forces of both bamboo.com and IPIX and the technologies offered by both companies to permit us to provide the real estate industry with a complete virtual tour solution.


     - Internet visual content for business and consumer markets. We believe the combined company could become a significant Internet infrastructure company by providing key visualization solutions across the Internet. Our visual solutions would include content capture, including still images, webcam and steerable video, and content processing, hosting and distribution, in which we host images for our customers and facilitate their distribution through e-mail and other applications.


     - Increase in sales to other commercial markets. The combined company will utilize bamboo.com's extensive sales and service infrastructure to expand sales of its products and services to other commercial markets. IPIX presently offers immersive imaging solutions to other commercial markets such as travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. The addition of the bamboo.com sales force permits us to expand our efforts into these markets.

     - Enhancement of international presence. IPIX has established a sales office in London, England through which it services the European market. IPIX has also entered into a distribution arrangement with a Japanese and Australian distributor. IPIX intends to grow its sales in these and other international markets. bamboo.com has initiated efforts to expand its service offerings internationally. The merger will permit the two companies to combine their resources and enhance their international efforts.

     - Experienced management team. The merger will allow two knowledgeable and experienced management teams to work together to achieve the same goals. Both of our companies have gained extensive experience in the development and negotiation of strategic relationships and other business development within our industry. We believe a combination of these human resources will strengthen and accelerate our business development efforts.

ADDITIONAL CONSIDERATIONS OF THE BAMBOO.COM BOARD OF DIRECTORS

     At its meeting on October 25, 1999, bamboo.com's board of directors unanimously

     - determined that the merger agreement, the merger, the stock option agreement, and the related transactions are fair to and in the best interests of bamboo.com and its shareholders;

     - approved the merger agreement, the merger, the stock option agreements and related transactions; and

     - determined to recommend that the shareholders of bamboo.com approve the merger, including the issuance of bamboo.com common shares in connection with the merger.

     In approving the transaction and making these recommendations, bamboo.com's board of directors consulted with bamboo.com's management as well as its outside legal counsel and financial advisor, and it carefully considered the following material factors:

     - all the reasons described above under "Our Reasons for the Merger," including the near- and longer-term synergies and productivity improvements expected to be available to the combined company;

     - information concerning the business, assets, capital structure, financial performance and condition and prospects of bamboo.com and IPIX, focusing in particular on the quality of IPIX's assets and the compatibility of the two companies' operations;

     - current and historical prices and trading information with respect to each company's common shares, which assisted the board of directors in its conclusion that the merger was fairly priced;


     - the possibility, as alternatives to the merger, of pursuing an acquisition of or a business combination or joint venture with an entity other than IPIX and the bamboo.com board's conclusion that a transaction with IPIX is more feasible and is expected to yield greater benefits than the likely alternatives. The bamboo.com board reached this conclusion for reasons including IPIX's interest in pursuing a transaction with bamboo.com, bamboo.com's view that the transaction could be acceptably completed from a timing and regulatory standpoint, and bamboo.com management's assessment of the alternatives and the expected benefits of the merger and compatibility of the companies, as described under "Our Reasons for the Merger" above;


     - the composition and strength of the expected senior management of the combined company and the familiarity of the companies and their similar corporate cultures;

     - the likelihood of the enhancement of the strategic position of the combined company beyond that which bamboo.com could achieve on its own;

     - the opinion of Robertson Stephens to bamboo.com's board of directors that, as of the date of its opinion and on the basis of and subject to the matters stated in that opinion, the exchange ratio provided for in the merger was fair to bamboo.com from a financial point of view. We have described Robertson Stephens' opinion in detail under the heading "Opinion of bamboo.com's Financial Advisor;"

     - the terms and structure of the merger and the terms and conditions of the merger agreement, including the exchange ratio for the merger, the size of the termination fees and the circumstances in which they are payable and the ability of both companies to negotiate with third parties that make acquisition proposals and to accept superior proposals (see "The Merger Agreement -- Conditions to Consummation of the Merger" and "The Merger Agreement -- Termination");

     - the intended accounting treatment for the merger as a "pooling of interests," which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both bamboo.com and IPIX;

     - the intended treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes; and


     - the grant to bamboo.com of an option to acquire IPIX common shares exercisable under certain circumstances pursuant to the stock option agreement (see "The Merger Agreement -- Stock Option Agreements").


     In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, bamboo.com's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with and questioning of bamboo.com's management and management's analysis of the proposed merger based on information received from bamboo.com's legal, financial and accounting advisors. In considering the factors described above, individual members of bamboo.com's board of directors may have given different weight to different factors. bamboo.com's board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

RECOMMENDATION OF BAMBOO.COM'S BOARD OF DIRECTORS

     BAMBOO.COM'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF BAMBOO.COM AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSALS TO AMEND THE BAMBOO.COM CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED BAMBOO.COM COMMON SHARES AND TO ISSUE BAMBOO.COM COMMON SHARES IN THE MERGER.

ADDITIONAL CONSIDERATIONS OF THE IPIX BOARD OF DIRECTORS

     At its meeting on October 25, 1999, IPIX's board of directors voted unanimously to enter into the merger agreement and to recommend that IPIX shareholders vote to approve the merger and the merger agreement.

     In the course of reaching its decision to adopt the merger agreement, IPIX's board of directors consulted with IPIX's management, as well as its outside legal counsel and financial advisor, and carefully considered the following material factors:

          - all the reasons described above under "Our Reasons for the Merger," including the near- and longer-term synergies and productivity improvements expected to be available to the combined company;

          - information concerning the business, operations, competitive position and prospects of IPIX and bamboo.com both individually and on a combined basis;

          - analyses and other information with respect to IPIX and bamboo.com and current industry and economic conditions and trends presented to IPIX's board of directors by management;

          - the presentations of J.P. Morgan and the opinion of J.P. Morgan that, as of the date of J.P. Morgan's opinion, the consideration to be received by IPIX's shareholders in the merger was fair to them from a financial point of view. We have described J.P. Morgan's opinion in detail under the heading, "Opinion of IPIX's Financial Advisor;"

          - the amount and form of the consideration to be received by IPIX shareholders in the merger and information on the historical trading ranges of IPIX common shares and bamboo.com common shares;

          - the intended accounting treatment for the merger as a "pooling of interests;"

          - the intended treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes;

          - the role that IPIX's current management is expected to play in the management of the combined company and the intention of the combined company to maximize the management resources of both companies;


          - that four members of IPIX board would become directors of the combined company and that IPIX's chairman and chief executive officer would become chairman and chief executive officer of the combined company, as described under "The Merger Agreement -- The Board of Directors of the Combined Company and Related Matters;" and


          - the interests that the executive officers and directors of IPIX may have in connection with the merger that may be different from, or in addition to, their interests as shareholders of IPIX generally (see "Interests of Related Persons in the Merger").


     In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, IPIX's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the IPIX board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with and questioning of IPIX's management and management's analysis of the proposed merger based on information received from IPIX's legal, financial and accounting advisors. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. IPIX's board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.


RECOMMENDATION OF IPIX'S BOARD OF DIRECTORS

     IPIX'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF IPIX AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS

SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT.

ACCOUNTING TREATMENT

     Although the consummation of the merger is not conditioned upon the transactions contemplated by the merger agreement being treated as a "pooling of interests," both companies have agreed not to take any action that would jeopardize "pooling of interests" treatment.

     Under the "pooling of interests" accounting method, the assets and liabilities of IPIX and bamboo.com will be carried forward to the combined company at their historical recorded bases. Results of operations of the combined company will include the results of both bamboo.com and IPIX for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be restated, as appropriate, to reflect the combined financial position and results of operations for the combined company. We present these restated amounts under the heading "Selected Unaudited Pro Forma Combined Financial Data."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

     This discussion does not address all aspects of federal income taxation that may be important to an IPIX shareholder in light of that shareholder's particular circumstances or to an IPIX shareholder subject to special rules, such as:

     - a shareholder who is not a citizen or resident of the United States;

     - a shareholder who does not hold its IPIX common stock as a capital asset;

     - a financial institution or insurance company;

     - a tax-exempt organization;

     - a dealer or broker in securities;

     - a shareholder that holds its IPIX common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

     - a shareholder who acquired its IPIX common stock pursuant to the exercise of options or otherwise as compensation.

     Tax Opinions. bamboo.com has received an opinion of Davis Polk & Wardwell, and IPIX has received an opinion of Baker, Donelson, Bearman & Caldwell (together with Davis Polk & Wardwell, "tax counsel"), each dated as of the date of this joint proxy statement/prospectus, that, based on the law as of that date:

     - the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - bamboo.com, its merger subsidiary and IPIX will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

     - as a result of the merger, no gain or loss will be recognized for federal income tax purposes by the merger subsidiary, or (in the case of the Davis Polk & Wardwell opinion) by bamboo.com or any shareholder of bamboo.com, or (in the case of the Baker, Donelson, Bearman & Caldwell opinion) by IPIX or any shareholder of IPIX (except with respect to any cash received for a fractional share of bamboo.com).

     It is a condition to the obligation of each of bamboo.com and IPIX to complete the merger that the relevant tax counsel confirm its opinion as of the closing date. Neither bamboo.com nor IPIX intends to waive this condition.

     The opinions of tax counsel regarding the merger have each relied, and the confirmation opinions regarding the merger as of the closing date will each rely, on (1) representations and covenants made by bamboo.com and IPIX, including those contained in certificates of officers of bamboo.com and IPIX, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of tax counsel have assumed, and tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide one or more of the required closing date opinions. In addition, the tax consequences of the merger could differ from those described in the opinions that tax counsel have delivered. Tax counsel's opinions neither bind the IRS nor preclude the IRS or the courts from adopting a contrary position. Neither bamboo.com nor IPIX intends to obtain a ruling from the IRS on the tax consequences of the merger.

     The discussion that follows is based on, and represents, the opinions of tax counsel that are described above.

     Federal Income Tax Treatment of the Merger. The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and bamboo.com, its merger subsidiary and IPIX will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. None of bamboo.com, its merger subsidiary or IPIX will recognize any gain or loss for federal income tax purposes as a result of the merger.

     Federal Income Tax Consequences to IPIX Shareholders. For federal income tax purposes:

     - A holder of IPIX common stock will not recognize any gain or loss upon its exchange in the merger of its shares of IPIX common stock for shares of bamboo.com common stock;

     - When a holder of IPIX common stock receives cash instead of a fractional share of bamboo.com common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder's shares of IPIX common stock allocable to that fractional share. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the share of IPIX common stock exchanged for that fractional share of bamboo.com common stock was held for more than one year at the effective time of the merger;

     - A holder of IPIX common stock will have a tax basis in the bamboo.com common stock received in the merger equal to (1) the tax basis of the IPIX common stock surrendered by that holder in the merger, less (2) any tax basis of the IPIX common stock surrendered that is allocable to any fractional share of bamboo.com common stock for which cash is received; and

     - The holding period for shares of bamboo.com common stock received in exchange for shares of IPIX common stock in the merger will include the holding period for the shares of IPIX common stock surrendered in the merger.

     Federal Income Tax Consequences to bamboo.com Shareholders. For federal income tax purposes, holders of bamboo.com common stock will not recognize gain or loss as a result of the merger.

     This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY ENCOURAGE EACH IPIX SHAREHOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THE SHAREHOLDER OF THE MERGER.

REGULATORY MATTERS

     Although the transactions contemplated in the merger agreement did not require any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the United States Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after we complete the merger. No other regulatory approvals are required to complete the merger.

NO APPRAISAL OR DISSENTERS' RIGHTS

     Under the applicable provisions of the Tennessee Business Corporation Act, IPIX's shareholders will not be entitled to dissenters' rights or appraisal in connection with the merger. Under the applicable provisions of the Delaware General Corporation Law, bamboo.com's shareholders will not be entitled to dissenters' rights or appraisal in connection with the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of bamboo.com common shares that IPIX's shareholders will receive upon completion of the merger. No person is authorized to make any use of this document in connection with a resale of that type.

     All bamboo.com common shares that IPIX shareholders receive in the merger will be freely transferable. However, bamboo.com common shares received by persons who are deemed to be "affiliates" of IPIX under the Securities Act and the related SEC rules and regulations at the time of the IPIX shareholders' meeting will be subject to restrictions on resale. These affiliates may resell their bamboo.com common shares only in transactions permitted by Rule 145 or other provisions under the Securities Act. Persons who may be deemed to be affiliates of IPIX for these purposes generally include individuals or entities that control, are controlled by, or are under common control with IPIX and may include officers, directors and principal shareholders of IPIX. The merger agreement requires IPIX to use commercially reasonable efforts to deliver or cause to be delivered to bamboo.com on or prior to the effective time of the merger from any affiliate an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any bamboo.com common shares issued to them in the merger in violation of the Securities Act or the related SEC rules and regulations.

                   OPINION OF BAMBOO.COM'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated October 8, 1999, bamboo.com engaged Robertson Stephens to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to bamboo.com.

     On October 25, 1999 at a meeting of the bamboo.com board of directors held to evaluate the proposed merger, Robertson Stephens delivered to the bamboo.com board its written opinion that, as of that date and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair, from a financial point of view, to bamboo.com. The exchange ratio was determined through negotiations between the respective managements of bamboo.com and IPIX. Although Robertson Stephens did assist the management of bamboo.com in these negotiations, it was not asked to, and did not, recommend to bamboo.com that any specific exchange ratio constituted the appropriate exchange ratio for the merger. Robertson Stephens assisted bamboo.com's management in the negotiations leading to an agreement on principal structural terms of the merger.


     The full text of the Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D and is incorporated in this prospectus/proxy statement by reference. We encourage bamboo.com shareholders and IPIX shareholders to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of the bamboo.com board in connection with its evaluation of the merger and does not constitute a recommendation to shareholders of bamboo.com or IPIX as to how they should vote, or take any other action, with respect to the merger.


     The Robertson Stephens opinion does not address:

     - the relative merits of the merger and the other business strategies that the bamboo.com board has considered or may be considering; or

     - the underlying business decision of the bamboo.com board to proceed with the merger.

     The summary of the Robertson Stephens opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of IPIX and bamboo.com, respectively;

     - reviewed certain internal financial statements, forecasts and other financial and operating data concerning IPIX and bamboo.com, respectively;

     - reviewed with IPIX and bamboo.com certain publicly available estimates of research analysts relating to IPIX and bamboo.com;

     - held discussions with the respective managements of IPIX and bamboo.com concerning the businesses, past and current operations, financial condition and future prospects of both IPIX and bamboo.com, independently and combined, including discussions with the managements of IPIX and bamboo.com concerning synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in the merger agreement;

     - reviewed the stock price and trading history of IPIX common stock and bamboo.com common stock;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - performed a pro forma merger analysis of the combined company;

     - prepared an analysis of the relative contributions of IPIX and bamboo.com to the combined company;

     - performed an analysis of the financial performance of IPIX and bamboo.com and the prices and trading activity of IPIX common stock and bamboo.com common stock with that of certain other publicly traded companies it deemed comparable with IPIX and bamboo.com, respectively;

     - participated in discussions and negotiations among representatives of IPIX and bamboo.com and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of IPIX and bamboo.com) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of managements of IPIX and bamboo.com that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of IPIX or bamboo.com, nor was Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of IPIX and bamboo.com that Robertson Stephens reviewed, upon the advice of the managements of IPIX and bamboo.com, Robertson Stephens assumed that such forecasts and projections:

     - had been reasonably prepared in good faith on the basis of reasonable assumptions;

     - reflected the best available estimates and judgments as to the future financial condition and performance of bamboo.com and IPIX, respectively; and

     - will be realized in the amounts and in the time periods estimated.

     In this regard, Robertson Stephens noted that each of bamboo.com and IPIX face exposure to the year 2000 problem. Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the year 2000 problem might have on their respective forecasts.

     In addition, Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof and that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

     - the historical financial statements of each of IPIX and bamboo.com reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

     Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to bamboo.com. Robertson Stephens does not express any opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the merger;

     - any tax or other consequences that might result from the merger; or

     - what the value of bamboo.com common stock will be when issued to IPIX's shareholders pursuant to the merger or the price at which the shares of bamboo.com common stock that are issued pursuant to the merger may be traded in the future.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The Robertson Stephens opinion is based upon the totality of the various analyses performed by Robertson Stephens and no particular portion of the analyses has any merit standing alone.

     Historical Exchange Ratio Analyses. Robertson Stephens compared the average ratio of the closing price of IPIX common stock to the closing price of bamboo.com common stock over various periods ending October 22, 1999. The following table sets forth the average ratio of the closing prices of IPIX common stock compared to bamboo.com common stock for the various periods ending October 22, 1999:

                                                 AVERAGE RATIO OF CLOSING PRICE OF
                                                         IPIX COMMON STOCK
                                                   COMPARED TO BAMBOO.COM COMMON
        PERIOD ENDING OCTOBER 22, 1999                         STOCK
        ------------------------------          -----------------------------------
 1 trading day................................                 1.331x
 5 trading days...............................                 1.412x
10 trading days...............................                 1.369x
20 trading days...............................                 1.315x
30 trading days...............................                 1.231x
41 trading days...............................                 1.184x

     Based on the average ratios set forth above for the 1-trading day, 10-trading day and 30-trading day periods ending October 22, 1999, the following tables illustrate the range of equity valuations, equity valuations per share and exchange ratios implied for each of bamboo.com and IPIX by applying a 5% discount and a 10% premium to the period average exchange ratio and using the market capitalization and closing share price of the other party as of October 22, 1999:

                                                            IMPLIED
                                        IMPLIED           BAMBOO.COM
                                      BAMBOO.COM         EQUITY VALUE          IMPLIED
                                     EQUITY VALUE          PER SHARE        EXCHANGE RATIO
                                   -----------------  -------------------   --------------
1-trading day ratio of 1.331x....  $400-$463 million     $14.77-$17.11      1.264x-1.464x
10-trading day average ratio of
  1.369x.........................  $410-$475 million     $15.16-$17.55      1.301x-1.506x
30-trading day average ratio of
  1.231x.........................  $460-$532 million     $15.97-$19.65      1.170x-1.354x

                                     IMPLIED IPIX     IMPLIED IPIX EQUITY      IMPLIED
                                     EQUITY VALUE       VALUE PER SHARE     EXCHANGE RATIO
                                   -----------------  -------------------   --------------
1-trading day ratio of 1.331x....  $379-$438 million     $20.54-$23.79      1.264x-1.464x
10-trading day average ratio of
  1.369x.........................  $401-$464 million     $21.76-$25.20      1.301x-1.506x
30-trading day average ratio of
  1.231x.........................  $409-$473 million     $22.19-$25.69      1.170x-1.354x

     Precedent Mergers of Equals Analysis. Using publicly available information, Robertson Stephens analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in selected merger of equals transactions in the technology industry, including:

     - Earthlink Network, Inc./Mindspring Enterprises (September 23, 1999)

     - WebMD, Inc./Healtheon Corporation (May 20, 1999)

     - Airtouch Communications/Vodafone Group plc (January 18, 1999)

     - GTE Corp./Bell Atlantic (July 28, 1998)

     - Ameritech/SBC Communications (May 11, 1998)

     - NYNEX/Bell Atlantic (April 22, 1996)

     - Pacific Telesis/SBC Communications (April 1, 1996)

     In analyzing these "precedent transactions," Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of estimated next twelve month ("NTM") revenues. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following tables illustrate the implied equity valuations, the implied equity valuations per share and the implied exchange ratios for each of bamboo.com and IPIX derived from applying a range of multiples for each company that Robertson Stephens derived from the precedent transactions:

                                                             IMPLIED
      BAMBOO.COM                           IMPLIED         BAMBOO.COM
    ESTIMATED NTM        MULTIPLE        BAMBOO.COM       EQUITY VALUE       IMPLIED
       REVENUES            RANGE        EQUITY VALUE        PER SHARE     EXCHANGE RATIO
    -------------       -----------   -----------------   -------------   --------------
    $19.0 million       10.0x-30.0x   $190-$570 million    $7.02-$21.05   1.027x-3.081x

                                                             IMPLIED
         IPIX                              IMPLIED         IPIX EQUITY
    ESTIMATED NTM        MULTIPLE           IPIX            VALUE PER        IMPLIED
       REVENUES            RANGE        EQUITY VALUE          SHARE       EXCHANGE RATIO
    -------------       -----------   -----------------   -------------   --------------
    $25.4 million       10.0x-30.0x   $254-$762 million   $13.79-$41.37   0.849x-2.546x

     No transaction compared in the precedent transaction analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing is not entirely multiples in the precedent transactions or the transactions to which they are being compared.

     Contribution Analysis. Based upon Wall Street financial analyst estimates for bamboo.com and IPIX, Robertson Stephens analyzed the respective contributions of bamboo.com and IPIX to the estimated revenues of the combined company for calendar year 2000 and calendar year 2001. The following table illustrates the equity valuations, equity valuations per share and exchange ratios for IPIX implied based upon IPIX's relative contribution to estimated revenues and the market capitalization of bamboo.com as of October 22, 1999:

                                                                                          IMPLIED
                            BAMBOO.COM                 IPIX              IMPLIED        IPIX EQUITY     IMPLIED
                       --------------------    --------------------    IPIX EQUITY       VALUE PER      EXCHANGE
                          AMOUNT        %         AMOUNT        %         VALUE            SHARE         RATIO
                       -------------   ----    -------------   ----    ------------   ---------------   --------
2000 estimated
revenues.............  $19.0 million   42.8%   $25.4 million   57.2%   $620 million       $33.68         2.073
2001 estimated
  revenues...........  $50.0 million   48.5%   $53.0 million   51.5%   $506 million       $27.47         1.690

     Robertson Stephens also compared the relative contributions of bamboo.com and IPIX to the pro forma revenues of the combined companies to the relative pro forma ownership interests in the combined company, as set forth in the following table:

                                                                PERCENTAGE OF
                                                               COMBINED ENTITY
                                                              -----------------
                                                              BAMBOO.COM   IPIX
                                                              ----------   ----
1999 revenues...............................................     33.2%     66.8%
2000 estimated revenues.....................................     42.8      57.2
2001 estimated revenues.....................................     48.5      51.5
Pro forma ownership of primary shares.......................     48.8      51.2
Pro forma ownership of fully diluted shares.................     51.8      48.2

     Comparable Companies Analysis. Using publicly available information, Robertson Stephens compared certain trading multiples of the following publicly traded companies in the Internet industry to the relevant trading multiples of bamboo.com and IPIX, as set forth in the table below:

- Autoweb.com, Inc.                        - Marimba, Inc.
- Backweb Technologies Ltd.                - Mpath
- InsWeb Corporation                       - Netegrity, Inc.
- JFAX.com, Inc.                           - RealNetworks, Inc.
- Mapquest.com, Inc.                       - WebTrends Corporation

                                                  TOTAL CAPITALIZATION
                                                    AS A MULTIPLE OF     2000 REVENUE
                                                     2000 REVENUES       GROWTH RATE
                                                  --------------------   ------------
Comparable Companies:
  Mean..........................................         13.4x               101%
  High..........................................         42.7x               273
  Low...........................................          4.0x                37
bamboo.com......................................         21.7x               437
IPIX............................................         13.0x               256

     No company compared in the comparable companies analysis is identical to bamboo.com or IPIX. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the company to which they are being compared.

     Pro Forma Analysis. Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share and earnings per share of the combined company for fiscal year 2000 and fiscal year 2001. The following table summarizes the results of such analysis, without consideration of any synergies that may result from the merger:

Fiscal year 2000 estimated revenue per share accretion......  21.0%
Fiscal year 2000 estimated earnings per share accretion.....   5.2
Fiscal year 2001 estimated revenue per share accretion......   6.6
Fiscal year 2001 estimated earnings per share dilution......  (1.1)

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things a review of:

     - the history of trading prices and volume for bamboo.com common stock for the period from August 26, 1999 to October 22, 1999;

     - the history of trading prices and volume for IPIX common stock for the period from August 5, 1999 to October 22, 1999; and

     - selected published analysts' reports on bamboo.com and IPIX.

     While the foregoing summary describes certain analyses and factors that Robertson Stephens deemed material in its presentation to the bamboo.com board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis that it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of bamboo.com and IPIX. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business may actually be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of bamboo.com common stock or IPIX common stock may be traded at any future time.

     The engagement letter between Robertson Stephens and bamboo.com provides that, for its services, Robertson Stephens is entitled to receive a transaction fee equal to 0.8% of the aggregate transaction value payable upon completion of the merger and a fee of $250,000 payable upon delivery of its opinion, which fee shall be credited against the transaction fee. bamboo.com has also agreed to reimburse Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to bamboo.com. The terms of the fee arrangement with Robertson Stephens, which bamboo.com and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between bamboo.com and Robertson Stephens, and the bamboo.com board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. In the ordinary course of its business, Robertson Stephens may trade in bamboo.com's securities and IPIX's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in bamboo.com's securities or IPIX's securities.

     Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally.

     Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

                      OPINION OF IPIX'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated October 15, 1999, IPIX retained J.P. Morgan as its exclusive financial advisor and to deliver a fairness opinion in connection with the proposed merger. At the meeting of IPIX's board of directors on October 25, 1999, J.P. Morgan gave its oral opinion to the board, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by IPIX's shareholders in the proposed merger was fair from a financial point of view to the shareholders. IPIX's board of directors did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion

     We have attached as Annex E to this document the full text of J.P. Morgan's written opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate J.P. Morgan's opinion into this document by reference and urge you to read the opinion in its entirety. J.P. Morgan addressed its opinion to the IPIX board of directors. The opinion addresses only the consideration to be received in the merger and is not a recommendation to any IPIX shareholder as to how that shareholder should vote at IPIX's Special Meeting.

     In arriving at its opinion, J.P. Morgan reviewed:

     - the merger agreement;

     - publicly available information concerning the business of IPIX and bamboo.com and of other companies engaged in businesses comparable to those of IPIX and bamboo.com and the reported market prices for other companies' securities deemed comparable;

     - publicly available terms of various transactions involving companies comparable to IPIX and the consideration received for such companies;

     - current and historical market prices of IPIX common stock and bamboo.com common stock;

     - the audited financial statements of IPIX and bamboo.com for the fiscal year ended December 31, 1998;

     - unaudited financial statements of IPIX for the period ended June 30, 1999;

     - various agreements with respect to outstanding indebtedness or obligations of IPIX and bamboo.com;

     - various internal financial analyses and forecasts prepared by IPIX and bamboo.com and their respective managements; and

     - the terms of other business combinations that J.P. Morgan deemed relevant.

     J.P. Morgan also held discussions with various members of the management of IPIX and bamboo.com regarding numerous aspects of the merger, the past and current business operations of IPIX and bamboo.com, the financial condition and future prospects and operations of IPIX and bamboo.com, the effects of the merger on the financial condition and future prospects of IPIX and bamboo.com, and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan visited various representative facilities of bamboo.com and reviewed other financial studies and analyses and considered other information that it considered appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by IPIX and bamboo.com or otherwise reviewed by J.P. Morgan. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of IPIX and bamboo.com to which those analyses or forecasts relate. J.P. Morgan has also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of IPIX, and that the parties will complete the merger and other transactions contemplated by the merger agreement as described in that agreement. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

     The projections furnished to J.P. Morgan for IPIX and bamboo.com were prepared by the respective managements of each company. Neither IPIX nor bamboo.com publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the companies, including, but not limited to, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

     As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which IPIX's or bamboo.com's common stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

     Exchange Ratio and Implied Ownership. J.P. Morgan reviewed the ratios of the closing prices of IPIX's common stock divided by the corresponding prices of bamboo.com's common stock for the period from August 26, 1999 to October 22, 1999. The daily implied market exchange ratio over this period ranged from approximately 0.855x to 1.469x, with an average exchange ratio of 1.183x.

     The following table presents the difference between the exchange ratio in the merger and the average implied exchange ratios for each of the periods covered:

                                    IMPLIED EXCHANGE
                                 RATIO BASED ON AVERAGE
                               CLOSING PRICE DURING PERIOD   THE EXCHANGE RATIO   DIFFERENCE
                               ---------------------------   ------------------   ----------
October 22, 1999.............             1.331x                   1.369x             2.9%
5-day........................             1.412x                   1.369x            -3.1
10 day.......................             1.369x                   1.369x               0
20 day.......................             1.312x                   1.369x             4.3
30 day.......................             1.231x                   1.369x            11.2
August 26, 1999..............             1.182x                   1.369x            15.7

     The following table compares IPIX's pro forma ownership of the combined companies based on gross shares outstanding as of October 22, 1999 and on the implied exchange ratios at points in time since August 26, 1999 to IPIX's pro forma ownership based on the exchange ratio that was agreed to on October 22, 1999 and the gross shares outstanding on October 22, 1999:

                                                              OWNERSHIP BASED
                                                             ON EXCHANGE RATIO
                                                          ------------------------
DAYS PRIOR TO OCTOBER 22, 1999                            IPIX      BAMBOO.COM
------------------------------                            ----   -----------------
  0 (Announcement)......................................  49.6%        50.4%
- 5 (10/18/99)..........................................  51.3         48.7
-10 (10/11/99)..........................................  49.0         51.0
-20 (9/27/99)...........................................  47.2         52.8
-30 (9/13/99)...........................................  38.8         61.2
-42 (8/26/99)...........................................  45.8         54.2
Ownership based on the exchange ratio...................  50.4         49.6

     Contribution Analysis. J.P. Morgan performed a contribution analysis using IPIX's and bamboo.com's internal projections as well as published Wall Street research for 1999, 2000, and 2001. Revenue and gross profit for IPIX and bamboo.com were projected to be positive, whereas net income for IPIX and bamboo.com was projected to be negative. The following table presents the contribution analysis of IPIX to the combined company:

                                 CONTRIBUTIONS TO     CONTRIBUTION TO      CONTRIBUTION TO
                                    ESTIMATED          GROSS REVENUE          NET INCOME
                                ------------------   ------------------   ------------------
                                1999   2000   2001   1999   2000   2001   1999   2000   2001
                                ----   ----   ----   ----   ----   ----   ----   ----   ----
Analyst estimates............    67%    57%    49%    80%    58%    49%    39%    55%    50%
Internal projections.........    69     55     44     82     59     43     48     47     60

     Selected Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of IPIX and bamboo.com with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be reasonably comparable to bamboo.com. The purpose of this analysis was to provide information regarding the fairness of the proposed merger consideration based upon a comparison of specific financial information of bamboo.com with several comparable companies. These companies were:

     - Inktomi, Inc.

     - VeriSign, Inc.

     - RealNetworks, Inc.

     J.P. Morgan selected these companies because they engage in businesses reasonably comparable to those of IPIX and bamboo.com. J.P. Morgan measured publicly available financial performance through the twelve months ended June 30, 1999, as well as financial projections by the equity analysts covering each comparable company. The following table presents the stock price as a percentage of 52 week high and revenue multiples of IPIX, bamboo.com, Inktomi, Verisign, and RealNetworks:


                                                                      REVENUE MULTIPLES
                                               STOCK PRICE (AS A %   (BASED ON PROJECTED
                                                OF 52 WEEK HIGH)       2000 REVENUES)
                                               -------------------   -------------------
IPIX.........................................          80%                  16.9x
bamboo.com...................................          59                   24.4x
Inktomi......................................          65                   49.2x
Verisign.....................................          84                   53.0x
RealNetworks.................................          74                   46.9x


     IPIX projected a revenue multiple for 2000 of 16.9x, compared to bamboo.com's multiple of 24.4x. It should be noted that no company utilized in the analysis above is identical to either IPIX or bamboo.com. In evaluating Internet enabling technology companies, J.P. Morgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IPIX or bamboo.com, such as the impact of competition on the business of IPIX and bamboo.com and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of IPIX and bamboo.com or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or the median) is not in itself a meaningful method of using selected Internet company data.

     Comparable Transaction Analysis. Using publicly available information, J.P. Morgan examined the following transactions:

     - Yahoo!/GeoCities

     - At Home Corporation/Excite, Inc.

     - Yahoo!/Broadcast.com

     - Doubleclick/NetGravity

     The comparable transaction analysis yielded the following range and the mean for the multiple of latest twelve month revenues and multiple of projected twelve month revenues:

                                                                RANGE        MEAN
                                                            -------------   ------
Multiple of latest twelve month revenues..................  29.9x-255.5x   120.2x
Multiple of projected twelve month revenues...............  13.9x- 90.6x    50.0x

     It should be noted that no transaction utilized in the analysis above is identical to the merger. IPIX and bamboo.com are two similar sized companies that provide Internet enabling technology. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected Internet transaction data.

     This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions which impact the companies' growth rates, labor costs and price competition and industry-specific factors similar to those set forth under the heading "Risk Factors Relating to the Business, Finances and Operations of the Combined Company" on pages 18 through 25 of this document. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of IPIX, bamboo.com, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. IPIX selected J.P. Morgan with respect to the merger on the basis of its experience and familiarity with IPIX.

     For services rendered in connection with the merger, IPIX has agreed to pay J.P. Morgan (a) a fee of $500,000 upon announcement of the merger, (b) a fee of $500,000 upon delivery of the fairness opinion and (c) a fee of 1% of the transaction value of the merger, less the amount of the other fees described above, subject to a minimum transaction fee of $2,000,000, which is payable upon closing of the merger. J.P. Morgan estimates that this transaction fee will be $4,100,000. In addition, IPIX has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.


     An affiliate of J.P. Morgan owns 116,278 shares of IPIX common stock. In addition, J.P. Morgan has acted as placement agent for IPIX in raising private equity and acted as lead underwriter in IPIX's initial public offering, for which J.P. Morgan received customary compensation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of IPIX or bamboo.com for their own accounts or for the accounts of customers and, accordingly, they may hold long and/or short positions in those securities at any given time.

                   INTERESTS OF RELATED PERSONS IN THE MERGER

     In considering the recommendations of IPIX's board of directors with respect to the merger agreement, IPIX shareholders should be aware that some of its directors and members of management have interests in the merger that are different from, or in addition to, the interests of IPIX shareholders generally. A description of the individuals is set forth below. IPIX's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

BOARD OF DIRECTORS


     bamboo.com has agreed that, as of the closing, four directors of IPIX will be elected to the combined company's board who will serve with four of the current directors of bamboo.com. Also, the chairmen of IPIX and bamboo.com have agreed to select and nominate a mutually agreeable candidate as the ninth member of the combined company's board of directors. Currently, Leonard B. McCurdy, Kevin B. McCurdy, John Moragne and Philip Sanderson for bamboo.com and James M. Phillips, Laban P. Jackson, Jr., John S. Hendricks and John Trezevant for IPIX have been identified as persons who will be nominated to the combined company's board of directors. See "The Merger Agreement -- The Board of Directors of the Combined Company and Related Matters" on page 55.



STOCK OPTIONS



     Pursuant to the terms of bamboo.com's Amended and Restated 1998 Employee, Director and Consultant Stock Plan, as a result of the merger some bamboo.com options will become fully vested and exercisable. The following table sets forth the number of bamboo.com options that will become fully vested and exercisable for the following executive officers of bamboo.com.



  NAME AND TITLE OF BAMBOO.COM OFFICERS    ACCELERATED VESTING OF OPTIONS (NO. OF SHARES)
  -------------------------------------    ----------------------------------------------
Randall I. Bresee, Chief Financial
  Officer                                                      52,500
Mark R. Searle, Chief Operating Officer                        42,000
Andrew J. Aicklen, Vice President and
  General Manager, Canadian Operations                         33,600


INDEMNIFICATION AND INSURANCE

     Under the merger agreement, we will

     - indemnify and hold harmless present or former directors or officers of IPIX or its subsidiaries for all acts or omissions occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the same extent these persons are indemnified and held harmless in IPIX's charter or bylaws as of the date of the merger agreement, and

     - provide, for a period of six years after the effective time of the merger, an insurance and indemnification policy that grants IPIX's officers and directors in office immediately prior to the effective time of the merger coverage substantially equivalent to IPIX's policy in effect as of the date of the merger agreement.

     See "The Merger Agreement -- Covenants Regarding Conduct of Business Before the Merger -- Indemnification" on page 56 and "Comparison of Shareholders' Rights -- Limitation of Liability; Indemnification" on page 67.

                              THE MERGER AGREEMENT


     The following is a summary of the merger agreement, a copy of which is attached as Annex A and is incorporated into this joint proxy/prospectus by reference. Shareholders of bamboo.com and IPIX are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.


GENERAL


     The merger agreement provides that, following the approval of the issuance of shares by the shareholders of bamboo.com, the approval of the merger and the merger agreement by the shareholders of IPIX, and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of bamboo.com formed under the laws of the state of Tennessee will merge with and into IPIX, with IPIX surviving the merger as a wholly-owned subsidiary of bamboo.com. Under the merger agreement, bamboo.com will cause the bamboo.com common shares to be issued in connection with the merger to be approved for listing on the NASDAQ National Market, under a symbol to be determined, subject to official notice of issuance, prior to the effective time of the merger.


TIMING OF CLOSING

     The closing will occur as soon as practicable after the conditions set forth in the merger agreement have been satisfied or waived. We expect that, as promptly as practicable after the closing, we will file articles of merger with the Secretary of State of the State of Tennessee, at which time the merger will become effective.

CONVERSION OF SHARES

     The merger agreement provides that each IPIX common share, issued and outstanding immediately prior to the time the merger will become effective will be converted into the right to receive 1.369 shares of common shares of bamboo.com. Based upon the number of outstanding shares of bamboo.com common stock and IPIX common stock as of the record date, the shareholders of IPIX immediately prior to the consummation of the merger will own approximately 50.6% of the outstanding shares of bamboo.com common shares immediately following consummation of the merger. If any shareholder of IPIX would be entitled to receive a number of shares of bamboo.com that includes a fraction, then, in lieu of a fractional share, the holder will be entitled to receive cash in an amount equal to the fractional share of bamboo.com common share multiplied by the fair market value of a bamboo.com common share, as determined by the bamboo.com board of directors at the effective time.

     The outstanding shares of bamboo.com and its subsidiary will remain outstanding after the effective time and will be unaffected by the merger.

     Prior to the effective time, bamboo.com will deposit with an exchange agent the certificates representing the appropriate number of bamboo.com common shares that will be issued to the holders of IPIX common shares and the cash to be paid for the fractional shares.

     As soon as practicable after the effective time, the exchange agent will mail a letter of transmittal that contains instructions for the surrender of the certificates to each holder of a certificate or certificates representing IPIX common shares that will be exchanged for bamboo.com common shares. Upon surrender of a certificate and other required documents, the holder of a certificate or certificates of IPIX common shares will receive a certificate representing bamboo.com shares and, if applicable, a check for the cash consideration of fractional bamboo.com shares.

IPIX STOCK OPTIONS

     At the effective time, each outstanding IPIX stock option, regardless of the extent vested and exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the IPIX stock option, the same number of bamboo.com shares as the holder of the IPIX option would have been entitled to receive pursuant to the merger agreement, had the holder exercised the IPIX option in full immediately prior to the effective time of the merger, rounded up to the nearest whole number. The price per share shall equal: the aggregate exercise price for the IPIX shares otherwise purchasable pursuant to the option, divided by the aggregate number of whole bamboo.com shares purchasable pursuant to the IPIX option; provided, however, that in the case of any stock option that qualifies as an incentive stock option under section 422 of the Internal Revenue Code, the option price, number of shares purchasable pursuant to the option and the terms and conditions of the exercise of such option shall be determined in order to comply with Section 424(a) of the Internal Revenue Code.

     As soon as practicable after the effective time, bamboo.com will notify the holders of IPIX options, subject to the adjustments referred to above, that the rights of the holders of IPIX options will continue on the same terms and conditions.

     bamboo.com will take all necessary action to implement the above, including the reservation, issuance and listing of a sufficient number of bamboo.com common shares for delivery upon exercise of these substitute options. bamboo.com will prepare and file a registration statement on an appropriate form, or a post-effective amendment to a previously filed registration statement, with respect to the bamboo.com common shares subject to the IPIX options. Where applicable, bamboo.com will use its reasonable best efforts to have the registration statement declared effective and to maintain such effectiveness.

THE BOARD OF DIRECTORS OF THE COMBINED COMPANY AND RELATED MATTERS

     We will take the necessary corporate action so that, at or prior to the effective date of the merger:

     - Our board of directors will consist of nine persons.


     - Four persons designated by IPIX will become directors. They are expected to be James M. Phillips, Laban P. Jackson, Jr., John S. Hendrick, and John Trezevant.



     - Four current directors of bamboo.com will remain directors. They are expected to be Leonard B. McCurdy, Kevin B. McCurdy, John Moragne and Philip Sanderson.



     - The chairmen of IPIX and bamboo.com have agreed to select and nominate a ninth member of the combined company's board of directors. This member of the board of directors is intended to be an independent director and may not own more than 3% of either company's common stock at the time of his/her selection.

     - Our executive officers will be the following:

        - James M. Phillips, chairman and chief executive officer of IPIX, will become chairman and chief executive officer;

        - Leonard B. McCurdy, chairman and chief executive officer of bamboo.com, and Laban P. Jackson, Jr. will become vice chairmen;

        - Jeffrey D. Peters, president and chief operating officer of IPIX, will become president;


        - John J. Kalec, chief financial officer of IPIX, will become chief financial officer; and



        - Mark R. Searle, chief operating officer of bamboo.com, will become chief operating officer.



REPRESENTATIONS AND WARRANTIES


     The merger agreement contains customary mutual representations and warranties of bamboo.com and IPIX, relating to, among other things:

     - corporate organization;

     - capitalization;

     - corporate authorization;

     - SEC filings;

     - information;

     - consents and approvals;

     - absence of default;

     - no undisclosed liabilities;

     - litigation;

     - employee benefit plans;

     - environmental matters;

     - tax matters;


     - title to property;



     - intellectual property;



     - insurance;


     - material contracts;

     - vote required;

     - tax and accounting treatment;

     - affiliates;

     - business practices;

     - insiders interests;

     - brokers;

     - no existing discussions;

     - anti-takeover statutes and charter provisions; and

     - year 2000 compliance.

COVENANTS REGARDING CONDUCT OF BUSINESS BEFORE THE MERGER

     Interim Operations of bamboo.com and IPIX. bamboo.com and IPIX have agreed to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their present business organizations and relationships with third parties. The companies have also agreed with some restrictions not to take any action outside the parameters specified in the merger agreement such as:

     - amending their organizational documents;

     - entering into any significant transaction;

     - issuing or disposing of equity securities, options or other securities convertible into or exercisable for equity securities, except to a limited extent to new employees and consultants;

     - splitting, combining or reclassifying their capital stock;


     - making capital expenditures, except in the ordinary course of business;
       and


     - taking any other action that would make any representation or warranty by either company inaccurate in any material respect.


     Reasonable Efforts Covenant. bamboo.com and IPIX have agreed to cooperate with each other and use their reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

     No Solicitation. bamboo.com and IPIX have agreed that they and their subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors will not take action to solicit or encourage an offer for an alternative takeover transaction.

     Restricted actions include a party:


     - engaging in any discussion or negotiations with any potential bidder in which a party discloses any nonpublic information relating to IPIX, bamboo.com or any of their respective subsidiaries; or


     - giving access to their properties, books or records to any potential bidder.


     These actions are permitted in response to an unsolicited offer so long as, before doing so, the board of directors determines in good faith, after consulting with its financial advisor and outside counsel and taking into account all the terms and conditions of the offer, that the offer is a superior proposal.


     Employee Benefit Plans. bamboo.com and IPIX have agreed to provide after the effective time to their employees and the employees of their subsidiaries, employee benefit plans that are not less favorable than those currently provided.

     Indemnification. The combined company will indemnify, defend and hold harmless each person who was at the date of the merger agreement, or had been prior to that date, or who becomes prior to the effective time, a director, officer or employee of bamboo.com or IPIX. This indemnification will cover the losses, expenses, claims, damages or liabilities or amounts paid in settlement, arising at or prior to the effective time that are:

     - based on, or arising out of the fact that such person is or was a director, officer or employee of IPIX or bamboo.com; or

     - based on, arising out of or pertaining to the transactions contemplated by the merger agreement.

     For a period of six years after the effective time, the combined company will maintain the policies of directors' and officers' liability insurance maintained by IPIX and bamboo.com for the benefit of those persons who are covered by the policies at the effective time, unless the insurance coverage is not available at commercially reasonable rates. In that case, the combined company will purchase coverage that may be obtained at commercially reasonably rates and is no less broad than coverage purchased for persons who are then serving as directors or officers of the combined company.

     Other Covenants. The merger agreement contains additional mutual covenants, including covenants relating to preparation and distribution of this document, cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, further assurances, access to information, mutual notification of particular events, confidential treatment of non-public information, coordination of shareholders' meetings and the preservation of the intended tax or accounting treatment of the merger.


CONDITIONS TO CONSUMMATION OF THE MERGER


     bamboo.com and IPIX will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived. The conditions are the following:

     - the bamboo.com and IPIX shareholders approve the merger;

     - there is no law or court order prohibiting the merger;


     - bamboo.com's registration statement on Form S-4, which includes this joint proxy statement/prospectus, is declared effective by the SEC;


     - the representations and warranties made by bamboo.com and IPIX remain accurate in all material respects;


     - each of bamboo.com and IPIX has performed in all material respects all covenants under the merger agreement;


     - bamboo.com and IPIX have each received opinions from their counsel as to the tax matters relating to the merger; and

     - there has been no event or change to bamboo.com or IPIX that has had a material adverse affect on either of the two companies.

TERMINATION

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the bamboo.com shareholders or the IPIX shareholders, in any of the following ways:

          (a) by mutual written consent of bamboo.com and IPIX;

          (b) there is a permanent legal prohibition to completing the merger;

          (c) the merger has not been completed by June 30, 2000; provided, however, that neither bamboo.com nor IPIX can terminate the merger agreement under this clause if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

          (d) by either bamboo.com or IPIX if:

           - there has been a breach of any representation or warranty on the part of one company, or if any representation or warranty of one company shall have become untrue, and those events have a material adverse effect on the other company so that the conditions to the merger could not be met;

           - there has been a breach by a company of any of its covenants or agreements having a material adverse effect on the other company or the merger, and the party in breach has not cured the breach within 20 business days after it has been notified;

           - the board of a company shall have recommended a superior proposal to its shareholders;


           - the board of a company withdraws, modifies or changes its approval or recommendation of the merger agreement or fails to call, give notice of, or hold a shareholders meeting to vote upon the merger;



           - a company convenes a meeting of its shareholders to vote upon the merger and fails to obtain the requisite vote of its shareholders; or


           - a tender or exchange offer for outstanding shares of a company representing 30% or more of the combined power to vote for the election of that company's directors is commenced, and the board of directors of that company does not recommend to the shareholders not to tender their shares into the tender or exchange offer.

TERMINATION FEES AND EXPENSES

     The merger agreement obligates bamboo.com or IPIX to pay to the other party a termination fee of $16.0 million if:

     - the merger agreement is terminated for the reasons described in subsection (d) of "Termination" above;

     - prior to the holding of its special shareholders' meeting or the termination of the merger agreement, it is publicly announced or becomes publicly known that either company is the subject of a takeover proposal; and

     - during the term of the merger agreement or within 225 days of its termination, a takeover actually occurs.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

     The parties may amend the merger agreement or waive any of its terms and conditions before the effective time. However, after the shareholders of bamboo.com and IPIX have approved the merger, the parties may not amend the merger agreement if the amendment would require shareholder approval.

STOCK OPTION AGREEMENTS

     In connection with the merger agreement, bamboo.com and IPIX entered into two stock option agreements: IPIX granted bamboo.com an option to purchase 19.9% of IPIX's common shares at a price of $22.25 per share, and bamboo.com granted IPIX an option to purchase 19.9% of bamboo.com's common shares at a price of $16.25 per share. The prices are adjustable under various circumstances. The stock options become exercisable in the event that the issuer of the option becomes the subject of a publicly announced third party takeover proposal. Neither bamboo.com nor IPIX may realize more than a total of $20 million from the payment of both the $16 million termination fee and the exercise of the stock option and subsequent sale of the option shares. Both options terminate

     - upon the consummation of the merger;

     - 30 days after the termination of the merger agreement (other than as a result of the announcement of or other release of public information concerning a proposal by a third party to acquire 30% or more of the equity or assets, or to undertake a merger involving 30% of the assets, net revenue or net income of the issuer); or

     - 180 days after the termination of the merger agreement as a result of an announcement or release of the information described immediately above.

     The termination fees and stock option agreements may make it more difficult and expensive for IPIX or bamboo.com to consummate an alternative transaction.

     bamboo.com and IPIX have agreed to list any shares issued upon the exercise of the options on the NASDAQ National Market. Each company has also granted to the other customary rights to register the sale of any shares issued upon the exercise of the options under the federal securities laws.

                           THE SHAREHOLDERS' MEETINGS

THE BAMBOO.COM SPECIAL MEETING

General


     This joint proxy statement/prospectus is being furnished to the shareholders of bamboo.com in connection with the solicitation of proxies on behalf of the bamboo.com board of directors for use at the special meeting to be held on Wednesday, January 19, 2000, at the time and place specified in the accompanying notice of special meeting of shareholders, and at any adjournment or postponement thereof. The purpose of the special meeting is to consider and vote upon proposals to:


     - approve the issuance of bamboo.com common stock pursuant to the Agreement and Plan of Merger dated October 25, 1999 by and between bamboo.com and IPIX;

     - amend bamboo.com's Restated Certificate of Incorporation to increase the amount of common stock authorized for issuance thereunder from 70 million shares to 150 million shares, contingent upon completing the merger;


     - amend the Amended and Restated 1998 Employee, Director and Consultant Stock Plan to increase the number of shares of common stock which may be added annually to the amount already reserved for issuance thereunder from 1,400,000 shares to 2,800,000 shares, contingent upon completion of the merger;



     - amend the 1999 Employee Stock Purchase Plan to increase the number of shares of common stock which may be added annually to the amount already reserved for issuance thereunder from 700,000 shares to 1,400,000 shares, contingent upon completion of the merger; and


     - transact such other business as may properly come before the special meeting.

     Each copy of this joint proxy statement/prospectus mailed to holders of bamboo.com common stock is accompanied by a form of proxy for use at the special meeting. This joint proxy statement/prospectus is also furnished to IPIX stockholders as a prospectus in connection with the issuance to them of shares of the combined company's common stock upon consummation of the merger.

     THE BOARD OF DIRECTORS OF BAMBOO.COM HAS APPROVED THE ISSUANCE OF SHARES PURSUANT TO THE MERGER AGREEMENT, THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND THE AMENDMENTS OF THE AMENDED AND RESTATED 1998 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN AND THE 1999 EMPLOYEE STOCK PURCHASE PLAN AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE FOREGOING ACTIONS.

Record Date; Quorum


     The bamboo.com board of directors has fixed the close of business on December 6, 1999 as the record date for the determination of the holders of bamboo.com common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of bamboo.com common stock entitled to vote at the special meeting is necessary to constitute a quorum.

Vote Required


     As of the record date for the special meeting, there were 20,399,210 shares of bamboo.com common stock outstanding, each of which is entitled to one vote on the merger agreement and each other matter properly submitted at the special meeting. Holders of bamboo.com common stock as of the record date of the special meeting are entitled to one vote per share of bamboo.com common stock on each matter to be considered at the special meeting. Approval of the issuance of shares pursuant to the merger agreement, the amendment of bamboo.com's certificate of incorporation and the amendments of the Amended and Restated 1998 Employee, Director and Consultant Stock Plan and the 1999 Employee Share Purchase Plan by the shareholders of bamboo.com requires the affirmative vote of the holders of a majority of the shares of bamboo.com common stock voting at the special meeting.


Voting of Proxies

     Shares of bamboo.com common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon.

     Shareholders of bamboo.com will not be entitled to present any matter for consideration at the special meeting, and no business is to be acted upon at the special meeting other than as set forth in the notice of special meeting of shareholders accompanying this joint proxy statement/prospectus.


     Shares of bamboo.com common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the special meeting, only shares affirmatively voted in favor of approval of the proposals presented at the special meeting will be counted as favorable votes for such approval. Any broker non-votes and abstaining votes will not be counted in favor of approval of the proposals presented at the special meeting. Since applicable law requires approval of a majority of the shares voting at the special meeting, abstentions will have the same effect as votes cast against the proposals.


     The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the proposals presented at the special meeting; however, no proxy that is voted against the approval of the proposals will be voted in favor of any such adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of bamboo.com common stock and, therefore, broker non-votes and abstentions will have no effect.

Revocability of Proxies


     The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the assistant secretary of bamboo.com, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.


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

Solicitation of Proxies

     bamboo.com will bear the cost of the solicitation of proxies from its shareholders, including the costs of preparing, filing, printing and distributing this joint proxy statement/prospectus and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of bamboo.com may solicit proxies from shareholders of bamboo.com by telephone, the Internet or by other means of communication.

     Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and bamboo.com will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, bamboo.com has retained Georgeson Shareholders' Communications Inc. to assist in the solicitation of proxies by bamboo.com for an estimated fee of $7,000 plus reasonable out-of-pocket costs and expenses. Any questions or requests regarding proxies or related materials may be directed to Georgeson Shareholders' Communications Inc. For bankers and brokers, call collect at 212-440-9800. For all others, call toll-free at 800-223-2064.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE BAMBOO.COM SHAREHOLDERS. ACCORDINGLY, BAMBOO.COM SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

     SHAREHOLDERS SHOULD NOT SEND BAMBOO.COM COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE PROPOSALS PRESENTED AT THE SHAREHOLDER MEETING ARE APPROVED BY THE SHAREHOLDERS AND THE MERGER IS CONSUMMATED, CURRENT SHAREHOLDERS WILL CONTINUE TO HOLD THEIR EXISTING SHARES OF BAMBOO.COM COMMON STOCK.

THE IPIX SPECIAL MEETING

General


     This joint proxy statement/prospectus is being furnished to the shareholders of IPIX in connection with the solicitation of proxies on behalf of the IPIX board of directors for use at the special meeting to be held on Wednesday, January 19, 2000, at the time and place specified in the accompanying notice of special meeting of shareholders, and at any adjournment or postponement thereof. The purpose of the special meeting is to consider and vote upon proposals to:


     - approve and adopt the merger agreement;

     - amend the 1997 Equity Compensation Plan to increase by 1,000,000 the number of shares of common stock that may be issued thereunder; and

     - transact such other business as may properly come before the special meeting.

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

     Each copy of this joint proxy statement/prospectus mailed to holders of IPIX common stock is accompanied by a form of proxy for use at the special meeting. This joint proxy statement/prospectus is also furnished to bamboo.com shareholders in connection with the proposed merger.

     THE BOARD OF DIRECTORS OF IPIX HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Record Date; Quorum


     The IPIX board of directors has fixed the close of business on December 6, 1999 as the record date for the determination of the holders of IPIX common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of IPIX common stock entitled to vote at the special meeting is necessary to constitute a quorum.


Vote Required


     As of the record date for the special meeting, there were 16,590,649 shares of IPIX common stock outstanding, each of which is entitled to one vote on the merger agreement and each other matter properly submitted at the special meeting. Holders of IPIX common stock as of the record date of the special meeting are entitled to one vote per share of IPIX common stock on each matter to be considered at the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IPIX common stock. Approval of the amendment to the 1997 Equity Compensation Plan requires the affirmative vote of a majority of the IPIX shareholders present at the special meeting.


Voting of Proxies

     Shares of IPIX common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted in accordance with the instructions indicated on the proxy.


     Shares of IPIX common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the special meeting, only shares affirmatively voted in favor of approval and adoption of the merger agreement and the amendment to the 1997 Equity Compensation Plan will be counted as favorable votes. Any broker non-votes and abstaining votes will not be counted in favor of approval and adoption of the merger agreement or the amendment. Since applicable law requires the affirmative vote of a majority of the outstanding shares to approve the merger agreement, broker non-votes and abstentions will have the same effect as votes cast against the merger. Broker non-votes and abstentions, while counted for purposes of establishing a quorum, will not affect the shareholders' vote on the proposal to increase the number of shares issuable under the 1997 Equity Compensation Plan.


     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the proposals; however, no proxy that is voted against the approval of the proposals will be voted in favor of any such adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of IPIX common stock and, therefore, broker non-votes and abstentions will have no effect.

Revocability of Proxies

     The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the secretary of IPIX, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person at the special meeting. No special form of revocation is required. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Solicitation of Proxies

     IPIX will bear the cost of the solicitation of proxies from its stockholders, including the costs of preparing, filing, printing and distributing this joint proxy statement/prospectus and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of IPIX may solicit proxies from stockholders of IPIX by telephone, the Internet or by other means of communication.

     Directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with any proxy solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by those persons, and IPIX will reimburse all custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with these actions.

     In addition, IPIX has retained Morrow and Company to assist in the solicitation of proxies by IPIX for a fee of not more than $7,500 plus reasonable out-of-pocket costs and expenses. Any questions or requests regarding proxies or related materials may be directed to Morrow and Company. For bankers and brokers, call toll free at 800-662-5200. For all others, call toll free at 800-566-9061.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE IPIX SHAREHOLDERS. ACCORDINGLY, IPIX SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

     SHAREHOLDERS SHOULD NOT SEND IPIX COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED BY THE SHAREHOLDERS AND THE MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT TO IPIX SHAREHOLDERS FOR THE EXCHANGE OF SHARES OF IPIX COMMON STOCK FOR THE COMBINED COMPANY'S COMMON STOCK.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     IPIX is a Tennessee corporation subject to the provisions of the Tennessee Business Corporations Act, or the TBCA. bamboo.com is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, or the DGCL. Shareholders of IPIX, upon consummation of the merger, will become shareholders of bamboo.com, whose rights will then be governed by the certificate of incorporation and bylaws of bamboo.com and by the DGCL. The following is a summary of the material differences in the rights of the shareholders of IPIX and the rights of the shareholders of bamboo.com and is qualified in its entirety by reference to the governing law and the certificate of incorporation or charter and bylaws of bamboo.com and IPIX.

AUTHORIZED CAPITAL

     The authorized capital stock of bamboo.com consists of:


     - 150,000,000 shares of bamboo.com common stock (subject to shareholder approval at the special meeting);


     - 7,421,536 shares of Class B common stock; and

     - 5,001,100 shares of preferred stock.

     The authorized capital stock of IPIX consists of:

     - 100,000,000 shares of IPIX common stock; and

     - 10,000,000 shares of preferred stock.

REQUIRED VOTE FOR AUTHORIZATION OF SPECIAL ACTIONS

     The DGCL generally provides that the recommendation of a corporation's board of directors and an approval of the majority of the outstanding shares of a corporation's common stock entitled to vote is generally required to affect a merger or consolidation, to amend a certificate of the corporation in most instances and to sell, lease or exchange all or substantially all of the corporation's assets. An authorization by the bamboo.com board, followed by the affirmative vote of a majority of the outstanding shares of bamboo.com stock, is required for an amendment to the bamboo.com certificate of incorporation. The bamboo.com bylaws may be adopted, amended or repealed by a majority of the votes casts by shareholders entitled to vote or by a majority vote of the directors.

     The TBCA provides that the recommendation of a corporation's board of directors and the affirmative vote of a majority of the outstanding shares of common stock entitled to vote would generally be required to approve a merger, share exchange, amendment to the charter or a transaction to sell, lease, exchange or otherwise dispose of substantially all of a corporation's assets. In accordance with the TBCA, submission by a corporation's board of directors of these types of actions, may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a predetermined number of shares indicate that they will seek dissenters' rights if those rights are available.

     The vote of a majority of the outstanding shares of IPIX common stock is required to amend the IPIX charter. The IPIX bylaws may be adopted, amended or repealed by a majority of the outstanding shares of IPIX common stock entitled to vote or by a majority vote of the board of directors. However, the IPIX charter provides that the affirmative vote of two-thirds (2/3) of the shares entitled to vote at an election of directors is required to adopt an amendment to the charter or bylaws that alters:

     - the composition or the rights and privileges of the board of directors;
       or

     - the ability of the officers or directors to call a special meeting of the shareholders.

NUMBER OF DIRECTORS; REMOVAL OF DIRECTORS

     The number of directors of bamboo.com is determined by the bylaws and is presently five persons. The board of directors of bamboo.com is divided into three (3) classes, each as nearly equal in number as possible, with one class being elected annually to a three (3) year term. Any director may be removed with or without cause by the holders of the majority of the outstanding shares of bamboo.com common stock entitled to vote on the matter.

     The number of directors of IPIX is determined by the bylaws and is presently six members. The board of directors of IPIX is divided into three (3) classes, each as nearly equal in number as possible, with one class being elected annually to a three (3) year term. Any director may be removed for cause, and only for cause, with the approval of the holders of the majority of the outstanding share of IPIX common stock entitled to vote on the matter or the affirmative majority of the entire board of directors then in office.

LIMITATION OF LIABILITY; INDEMNIFICATION

     As permitted by Delaware law, the bamboo.com certificate of incorporation contains a provision that eliminates the personal liability of directors to the corporation or to its shareholders for damages for breaches of duty, except where the director's acts or omission:

     - were in breach of the director's duty of loyalty to bamboo.com or its shareholders;

     - were not in good faith or involved intentional misconduct or a knowing violation of the law;

     - resulted in a violation of a statute prohibiting certain dividend payments or stock purchases or redemptions; or

     - involved transactions from which the director derived an improper personal benefit.

     The bamboo.com certificate of incorporation and bylaws provide that the corporation will indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the maximum extent permissible under Delaware law. Under Delaware law, a corporation may indemnify any person made or threatened to be made a party to any action or proceeding (other than shareholder derivative suits) because he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation or firm. In order to be indemnified, the director, officer, employee or agent

     - must act in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the corporation, and

     - in respect to a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

     In the case of shareholder derivative suits under Delaware law, the corporation may also indemnify if the director, officer, employee or agent acted in good faith and in a manner the director reasonably believed to be in, and not opposed to, the best interest of the corporation. Unless a court finds that an individual is fairly and reasonably entitled to indemnity, the corporation cannot indemnify an individual in shareholder derivative suits where there is any claim, issue or matter in which the individual has been found liable to the corporation.

     Under the DGCL, a corporation must indemnify a director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because of his or her position as a director or officer for expenses actually or reasonably incurred by the person. Expenses incurred by an officer or director in defending any civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The indemnification and expense advancement provisions under Delaware law described above are not exclusive of other rights of indemnification and advancement that a director or officer may be granted by a corporation in its bylaws or by a vote of shareholders or disinterested directors or by an agreement.

     As permitted by Tennessee law, the IPIX charter contains a provision that eliminates the personal liability of directors to the corporation or to its shareholders for damages for breaches of duty. However, a director may be personally liable where his acts or omissions:

     - are in breach of the director's duty of loyalty to IPIX or its shareholders;

     - were not in good faith or involved intentional misconduct or a knowing violation of the law;

     - resulted in a violation of a statute prohibiting dividend payments, stock purchases or redemptions; or

     - involved transactions from which the director derived an improper personal benefit.


     The IPIX charter provides that the corporation will indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the maximum extent permissible under Tennessee law. Under Tennessee law, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than a shareholder derivative suit) because he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm. In order to be indemnified, the director, officer, employee or agent:



        - must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation; and

        - with respect to a criminal proceeding, he or she did not have reasonable cause to believe that his or her conduct was unlawful.

     In the case of shareholder derivative suits under Tennessee law, the corporation cannot indemnify an individual where there is any claim, issue or matter in which the individual has been found liable to the corporation.

     Under the TBCA, a corporation must indemnify a director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because of his or her position as a director or officer against expenses actually and reasonably incurred by the person. Expenses incurred by an officer or director in defending any civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon:

        - receipt of an undertaking by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation;


        - a written affirmation of the director's or officer's good faith belief that the director or officer has acted in good faith, reasonably believes the director's or officer's conduct was in the best interest of the corporation and had no reasonable cause to believe that the director's or officer's conduct was unlawful; and


        - a determination is made that facts then known to those making the determination would not preclude indemnification under the TBCA.

     The indemnification and expense advancement provisions under Tennessee law described above are not exclusive of other rights of indemnification and advancement that a director or officer may be granted by a corporation in its bylaws or by a vote of shareholders or disinterested directors or by an agreement.

ANNUAL MEETINGS OF SHAREHOLDERS; SPECIAL MEETINGS OF SHAREHOLDERS

     The annual meeting of bamboo.com shareholders must be held on a date and at a place fixed by the bamboo.com board of directors. A special meeting of the shareholders may be called at any time by the board of directors, the chairman of the board or the president. bamboo.com shareholders do not have the right to call a special meeting of the shareholders.

     The annual meeting of IPIX shareholders must be held on a date and at a place fixed by the IPIX board of directors. A majority of the IPIX board of directors, the chairman of the board, the chief executive officer or the president may call a special meeting of the shareholders for any purpose. The special meeting may be held at the place, on the date and at the time that the board determines. IPIX shareholders do not have the right to call a special meeting of the shareholders.

SHAREHOLDER INSPECTION RIGHTS AND SHAREHOLDER LISTS

     Under the DGCL, any bamboo.com shareholder is entitled to inspect and copy books and records, including the corporation's stock ledger, and a list of the shareholders. These inspection and copying rights are permitted as long as the inspection is for a proper purpose and must be accomplished during the usual hours of business.

     Under the TBCA, any IPIX shareholder is entitled to inspect and copy the minutes of shareholder meetings, the charter, the bylaws, annual reports and other records of the corporation during regular business hours at the corporation's principal office. Any inspection and copying is permitted if the shareholder gives the corporation written notice of his or her demand at least five (5) business days before the date on which he or she wishes to inspect or copy the records. In addition, upon five (5) days written notice, a shareholder may inspect and copy:

     - accounting records of the corporation;

     - the record of shareholders and excerpts from minutes of any meeting of the corporation's board of directors;

     - records of any action of a committee of the corporation's board of directors while acting in place of the board of directors on behalf of the corporation;

     - minutes of any meeting of the shareholders; and

     - records of action taken by the shareholders or board of directors without a meeting.

     A shareholder may only copy the records and documents described above if he makes a demand in good faith and for a proper purpose. In addition, the demand must describe with reasonable particularity the shareholder's purpose for inspecting and copying these types of records and documents.

SHAREHOLDER ACTION WITHOUT A MEETING

     bamboo.com's certificate of incorporation provides that its shareholders may act only at duly called annual or special meetings of shareholders, not by written consent. The bylaws further provide that special meetings of bamboo.com's shareholders may be called only by the president, chief executive officer or chairman of the board of directors or a majority of the board of directors.

     Under IPIX's charter, action required or permitted by the TBCA to be taken at a shareholders' meeting may be taken without a meeting. If all shareholders entitled to vote on the action consent to taking the action without a meeting, the affirmative vote of the number of shares that would be necessary to authorize or take the action at a meeting is the act of the shareholders. A unanimous written consent, however, is unattainable by a public company in most circumstances.

SHAREHOLDER PROPOSALS

     A bamboo.com shareholder wishing to bring business before the annual shareholders' meeting must provide written notice by first class mail, postage prepaid, to the corporation's secretary at the principal executive offices of the corporation. The notice must be received between ninety (90) and one-hundred and twenty (120) days prior to the annual meeting. The shareholder's written notice must include:

     - the name and record address of the shareholder;

     - the number of shares owned beneficially or of record by the shareholder;

     - a brief description of the business to be discussed and the reasons why it should be discussed at the annual meeting;

     - a description of all arrangements and understandings between the shareholder and any other person or persons, including names, in connection with the proposal;

     - disclosure of any material interest that the shareholder has in the subject matter of the proposal; and

     - a representation that the shareholder intends to appear in person or by proxy at the shareholders' meeting to present the proposal.

     An IPIX shareholder wishing to bring business before the annual shareholders' meeting must provide written notice by first class mail, postage prepaid, to the corporation's secretary at the principal executive offices of the corporation. The notice must be received not later than:

     - for an annual meeting of the shareholders, for elections, one-hundred twenty (120) calendar days in advance of the anniversary date of the proxy statement for the previous year's annual meeting; or

     - for a special meeting of the shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of the meeting is first to be given to shareholders.

     The IPIX shareholder's written notice must include:

     - the name and record address of the shareholder;

     - the number and class of shares of stock owed beneficially or of record by the shareholder;

     - a representation that the shareholder is a record or beneficial owner of at least one (1%) or $2,000.00 in market value of IPIX stock entitled to vote at the meeting, has held the stock for at least one year and will continue to own the stock through the date of the meeting;

     - a brief discussion of the business to be discussed as well as the reasons why it should be discussed at the annual meeting;

     - a description of all arrangements or understandings between the shareholder or any other person or persons, including names, in connection with the proposal; and

     - disclosure of any material interest that the shareholder has in the subject matter of the proposal.

CONTROL SHARE ACQUISITION ACT

     The Tennessee Control Share Acquisition Act, or TCSAA, strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before making a control share acquisition only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws expressly declaring that the TCSAA will apply. IPIX has not adopted any provision in its charter or bylaws electing protection under the TCSAA.

     The United States Court of Appeals for the Sixth Circuit has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee.

     The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT


     Tennessee's Investor Protection Act, or TIPA, applies to tender offers directed at offeree corporations that have substantial assets in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree corporation to file with the Commissioner of Commerce and Insurance a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to shareholders.



     In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits fraudulent or deceptive acts or practices by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the chancery court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.


     The United States Court of Appeals for the Sixth Circuit has held that the TIPA is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

     The DGCL contains no similar provisions with respect to investor protection.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BAMBOO.COM

     The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect bamboo.com's plans, estimates and beliefs. bamboo.com's actual results could differ materially from those discussed in these forward-looking statements.

OVERVIEW

     bamboo.com is a provider of 360 degrees virtual tours of real estate properties on the Internet. bamboo.com provides a comprehensive service to real estate agents and other entities that includes videotaping the inside and outside of homes or other property, processing the videotape into a complete virtual tour, and distributing the virtual tour to sites on the Internet. Our virtual tours allow users to look around a room or specific area of a home or other property as if they were actually present. bamboo.com's virtual tours provide enhanced visual content, and a majority of our virtual tours are integrated with multiple listing service information by real estate web sites, thereby adding significant value to home buyers, home sellers and real estate agents. Users are able to quickly view bamboo.com's virtual tours over a basic dial up connection to the Internet using a standard Java-enabled web browser and without special plug-in software to download or install. If a user's web browser is unable to view Java applets, bamboo.com's View Always system will automatically display still images in HTML. bamboo.com also distributes its virtual tours via email in one convenient self-contained file.

     In November 1995, bamboo.com incorporated in Ontario, Canada as Visual Dynamics Software Corporation. From inception through December 1996, Visual Dynamics Software Corporation focused on the development of our proprietary hardware and software technology. Visual Dynamics Software Corporation changed its name to Visdyn Software Corporation in December 1996. During 1997, Visdyn Software Corporation continued its product development efforts and began deriving initial revenues from the sale of virtual tours, primarily for city locations in Toronto, Canada. During 1998, Visdyn Software Corporation began providing a comprehensive virtual tour service for the residential real estate market in Canada. In September 1998, Visdyn Software Corporation changed its name to Jutvision Corporation, moved its headquarters from Toronto to Palo Alto, California and began implementing a service provider network of videographers throughout the United States. On January 1, 1999, Jutvision Corporation reorganized its business as a Delaware corporation and began deriving revenues from the sale of virtual tours to the real estate industry in the United States. Jutvision Corporation changed its name to bamboo.com, Inc. in April 1999.

     All of bamboo.com's revenues are derived from the sale of its virtual tours. Revenues are recognized at the time a virtual tour is delivered. bamboo.com calculates a provision for returns based on historical experience and makes appropriate reserves at the time revenues are recognized. To date, returns have been immaterial. In the existing home resale market, bamboo.com sells its comprehensive virtual tour service to real estate agents. This service includes videotaping the property, processing the videotape into a virtual tour, distributing the virtual tour to web sites on the Internet and delivering it by e-mail to the real estate agent. bamboo.com's virtual tours can then be viewed for free by consumers, including homebuyers and home sellers.

     bamboo.com's cost of revenues consists primarily of the costs of videographers used to capture virtual tour images, video tape shipping charges, virtual tour processing and Internet hosting activities.


     bamboo.com's research and development expenses consist primarily of compensation and related costs for research and development personnel. Costs incurred in the research and development of new releases and enhancements of bamboo.com's virtual tour product are expensed as incurred. bamboo.com expects that research and development costs will continue to increase in the future as bamboo.com further develops and enhances its virtual tour products including those intended for sales channels other than real estate.

     bamboo.com's sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, marketing programs, public relations, promotional materials, travel and related expenses for attending trade shows. bamboo.com's expenses also include costs relating to third party sponsorship fees. bamboo.com expects its sales and marketing expenses to increase substantially as bamboo.com continues to promote awareness of bamboo.com. bamboo.com plans to continue advertising through print and Internet-based media outlets, engaging in direct marketing campaigns, providing complimentary virtual tours to targeted potential customers from time to time and hiring additional sales and marketing personnel. bamboo.com expects that sales and marketing expenses will also increase as bamboo.com expands its domestic sales efforts and develops its international sales channels. Sales and marketing expenses may also increase as bamboo.com continues to develop relationships with additional third party sales channels.

     General and administrative expenses consist primarily of compensation and related expenses for administrative, information technology personnel, finance and accounting personnel, professional services and related fees, occupancy costs and other expenses. General and administrative expenses may increase in the future as bamboo.com expands in existing facilities or relocates to new facilities that better address any growth that bamboo.com may experience. bamboo.com also expects general and administrative expenses to increase as bamboo.com hires additional personnel and incurs costs related to the anticipated growth in its business and cost of operating as a public company.

     As of September 30, 1999, bamboo.com had an accumulated deficit of $40.3 million. bamboo.com has yet to achieve significant revenues, and its ability to generate significant revenues is uncertain. Therefore, bamboo.com believes that period-to-period comparisons of its financial results are not necessarily meaningful and you should not rely upon them as an indication of its future performance. bamboo.com has incurred substantial costs to create, introduce and enhance its virtual tour service infrastructure, to build brand awareness and to establish its strategic relationships. bamboo.com expects operating losses and negative cash flows to continue for the foreseeable future, as bamboo.com intends to significantly increase its operating expenses to grow its business. bamboo.com may also incur additional costs and expenses related to entrance into new markets, future marketing, branding and acquisition of new businesses or technology to respond to our rapidly changing industry. These costs could adversely affect bamboo.com's future financial condition or operating results.

     From time to time in the past, bamboo.com has granted stock options to employees and consultants and expects to do so in the future. As of September 30, 1999, bamboo.com recorded aggregate unearned employee stock-based compensation of $15.8 million in connection with the grant of options to employees and directors. This amount is being amortized over the vesting period, generally two, three or four years, of the underlying options. Amortization of the amount during the nine months ended September 30, 1999 amounted to $11.3 million. The remaining charge as of September 30, 1999 will be amortized as follows: $1.4 million for the remainder of 1999; $1.6 million in 2000; $1.2 million in 2001; $280,000 in 2002 and
$20,000 in 2003. Additionally, during the nine months ended September 30, 1999, bamboo.com recorded unearned stock-based compensation for restricted common stock granted to a service provider of approximately $1,269,000. Amortization of the fair value of this restricted common stock resulted in stock-based compensation of approximately $605,000 during the nine months ended September 30, 1999. Quarterly amortization associated with the restricted common stock is subject to significant increase or decrease in future quarters based upon future changes in the fair value of bamboo.com's common stock.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 1999 Compared to the Nine Months Ended September 30, 1998

     Net Revenues. Net revenues increased $1.7 million to $1.8 million for the nine month period ended September 30, 1999 from $60,000 for the nine month period ended September 30, 1998. This increase is attributable to moving bamboo.com's corporate headquarters to the U.S., putting in place a direct sales forces and the focused execution of our business plan across the U.S. and Canada.

     Cost of Revenues. Cost of revenues increased $1.4 million to $1.5 million for the nine month period ended September 30, 1999 from $54,000 for the nine month period ended September 30, 1998. The increase in cost of revenues for the nine month period ended September 30, 1999 is attributable to bamboo.com's increased tour volume during the same period.

     Research and Development. Research and development increased $621,000 to $685,000 for the nine month period ended September 30, 1999 from $64,000 for the nine month period ended September 30, 1998. The net increase is primarily attributable to an increase in personnel costs associated with expanding bamboo.com's research and development efforts.

     Sales and Marketing. Sales and marketing increased $10.9 million to $11.0 million for the nine month period ended September 30, 1999 from $108,000 for the nine month period ended September 30, 1998. This increase is primarily attributable to the hiring of additional sales and marketing personnel, the costs relating to bamboo.com's third party partner programs and advertising and branding through various media outlets.

     General and Administrative. General and administrative expenses increased $4.5 million to $4.6 million for the nine month period ended September 30, 1999 from $60,000 for the nine month period ended September 30, 1998. This increase was primarily attributable to increases in professional services and related fees, increased personnel and related costs, and expansion of leased facilities.

     Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation increased $13.9 million to $14.8 million for the nine month period ended September 30, 1999, from $1.0 million for the nine month period ended September 30, 1998. This amount represents the allocated portion of the difference between the deemed fair value of bamboo.com's common stock and the exercise price of stock options granted by bamboo.com to employees, and the fair value of options and restricted stock granted to consultants.

     Other Income (Expense), Net. Net other income increased to $278,000 for the nine month period ended September 30, 1999. There was no net other income for the nine month period ended September 30, 1998. The increase is primarily attributable to the increase in interest income due to the increased balances in bamboo.com's investment portfolio.

     Interest Expense In June 1999, bamboo.com entered into an agreement to sell 1,100 shares of its Series C redeemable preferred stock and 1.2 million shares of its common stock for total gross proceeds of $11.0 million. The $11.0 million of proceeds was allocated $4.4 million to the Series C redeemable preferred stock and $6.6 million to the common stock, based on their relative fair values. The shares of the Series C redeemable preferred stock were redeemed in accordance with their original terms upon bamboo.com's initial public offering by payment of their face value of $11.0 million. Consequently bamboo.com recorded an interest expense of $6.6 million, which represented primarily the original discount on the Series C redeemable preferred stock.

YEARS ENDED DECEMBER 31, 1998 AND 1997

     Total revenues increased as bamboo.com expanded its virtual tour service offering across Canada. bamboo.com's cost of revenues increased from the year ended December 31, 1997 as the result of increased volume as well as expanded capacity in its processing center in Toronto, Canada. bamboo.com also had an increase in sales and marketing expenses from the prior year as it expanded sales activity in additional regions in Canada. General and administrative expenses increased from the prior year primarily due to increased staffing levels necessary to support its expanding operations. bamboo.com's research and development expenses increased from the prior year due to the use of additional contracted development support personnel.

YEARS ENDED DECEMBER 31, 1997 AND 1996

     bamboo.com did not begin generating revenues until the introduction of its first product in the quarter ended March 31, 1997 and therefore did not have revenues in fiscal year 1996. bamboo.com's sales and marketing, general and administrative and research and development expenses all increased from the year ended December 31, 1996 primarily due to increased staffing levels and the use of additional contracted personnel necessary to support its expanding operations and the initial launch of bamboo.com's virtual tour product.

INCOME TAXES

     bamboo.com recorded net losses of $91,000, $143,000 and $1.8 million in 1996, 1997 and 1998, respectively. Accordingly, no provision for income taxes was recorded in any of these years. The resulting deferred tax asset, representing such net operating loss carry-forwards, has been reduced in full by a valuation allowance as it is more likely than not that the deferred tax asset will not be realized. At December 31, 1998, the Company had accumulated income tax losses of $1.9 million available in Canada for carry-forward to reduce taxable income of future years.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1999, bamboo.com's principal sources of liquidity include approximately $27.5 million of cash and cash equivalents. In August 1999, bamboo.com sold shares of common stock in its initial public offering, generating net proceeds of approximately $26.7 million after offering expenses.

     Net cash used in operating activities in the nine months ended September 30, 1999 was $11.2 million. This was primarily due to a net loss of $15.8 million after adjusting for non-cash interest expense of $6.6 million stock-based compensation of $14.8 million. Increase in accounts payable, accrued liabilities and deferred revenue generated cash from operations of $5.3 million although this was offset by increases in accounts receivable of $915,000. Net cash used in investing activities for the nine months ended September 30, 1999 was $2.2 million, all of which related to the purchase of capital equipment. Net cash provided by financing activities for the nine months ended September 30, 1999 was $40.4 million. This was primarily generated from the sale of common stock in the company's Initial public offering which raised $26.7 million after offering expenses and by the sale of both common and preferred stock to investors which generated an additional $11.6 million, net of the redemption of the Series C redeemable preferred stock.

     Net cash used in operating activities was $63,000 in 1996, $124,000 in 1997 and $649,000 in 1998. In 1996 and 1997, bamboo.com's net losses of $91,000 and $143,000, respectively, were partially offset by depreciation of $12,000 and $11,000 respectively and increases in accounts payable of $16,000 between 1995 and 1996 and of $8,000 between 1996 and 1997. In addition, accrued liabilities increased by $7,000 between 1996 and 1997, respectively. In 1998, bamboo.com's $1.8 million net loss included non-cash charges as a result of depreciation, issuance of common stock and options in exchange for services rendered and warrant commitment of $32,000, $907,000 and $168,000, respectively. The loss was also partially offset by net changes in assets and liabilities totaling $84,000. The main components of this net change were increases in accounts payable, accrued liabilities and prepaid and other current assets of $127,000, $94,000 and $83,000, respectively. Investments in capital assets were $30,000, $6,000 and $219,000 in the years ended December 31, 1996, 1997 and 1998, respectively, substantially all of which was used to acquire property and equipment. Cash and cash equivalents were $430,000 at December 31, 1998.

     bamboo.com currently anticipates that its current cash, cash equivalents and investments, which include the net proceeds from our initial public offering, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, cash generated from operations, if any, may not be sufficient to satisfy our liquidity requirements. bamboo.com may therefore need to sell additional equity or raise funds by other means. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and operating results. If additional funds are raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock.

YEAR 2000 ISSUE

     The year 2000 issue is the potential for system and processing failures of date-related data and is the result of the computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Although bamboo.com does not have formal contingency plans to address year 2000 issues, bamboo.com continues to assess its internal readiness for year 2000. bamboo.com uses multiple software systems for internal business purposes, including accounting, email, human resources, sales tracking and customer service. All of these applications have been purchased within the preceding 12 months, and bamboo.com has made inquiries concerning year 2000 compliance with the vendors of these systems. Each of these vendors has assured bamboo.com that its applications are year 2000 compliant, but bamboo.com has not done any operational testing to confirm compliance. bamboo.com depends on third party providers for web hosting and payroll services. While bamboo.com has received verbal assurance that the applications of these third parties are year 2000 compliant, bamboo.com generally does not have any specific contractual rights with third party providers should their equipment or software fail due to year 2000 issues. If this third party equipment or software does not operate properly with regard to year 2000, bamboo.com may incur unexpected expenses to remedy any problems.

     bamboo.com is unable to predict to what extent its business may be affected if bamboo.com's systems or the systems that operate in conjunction with them experience a material year 2000 failure. Known or unknown errors or defects that affect the operation of bamboo.com's software and systems could result in delay or loss of revenue, interruption of services, cancellation of distribution contracts, diversion of development resources, damage to bamboo.com's reputation, increased service or warranty costs, and litigation costs, any of which could harm its business.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. Statement of Position 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 has not had a material impact on bamboo.com's reported results of operations, financial position or cash flows.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, Statement of Position 98-5 is effective for fiscal years beginning after December 15, 1998. The adoption of Statement of Position 98-5 has not had a material impact on bamboo.com's reported results of operations, financial position or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement of Financial Accounting Standards No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. Statement of Financial Accounting Standards No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. Statement of Financial Accounting Standards No. 133 will be effective for fiscal years beginning after June 15, 2000. bamboo.com does not currently hold derivative instruments or engage in hedging activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     bamboo.com is exposed to financial market risk, including changes in foreign currency exchange rates and interest rates. Most of bamboo.com's revenue and capital spending is transacted in U.S. dollars. However, the expenses and capital spending of its Canadian subsidiary are transacted in Canadian dollars. Results of operations from bamboo.com's Canadian subsidiary are not material to the results of its operations; therefore, bamboo.com believes that foreign currency exchange rates should not materially affect its overall financial position, results of operations or cash flows. bamboo.com's exposure to market risk for changes in interest rates relates primarily to its cash and cash equivalent balances and bamboo.com's bank line of credit. bamboo.com does not use derivative financial instruments in bamboo.com's investment portfolio, and bamboo.com's investment portfolio only includes highly liquid instruments with an original maturity of generally less than three months. bamboo.com is subject to fluctuating interest rates that may impact, adversely or otherwise, its results of operations or cash flows for cash and cash equivalents. The table below presents principal amounts, related weighted average interest rates and expected cash flows from market risk sensitive instruments.

     Balances as of September 30, 1999:

                                                               AVERAGE INTEREST
                                                              ------------------
                                                                AMOUNT      RATE
                                                              -----------   ----
Assets
  Cash and cash equivalents.................................  $27,461,000   5.7%


     All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. bamboo.com does not invest in instruments with total maturities or remaining maturities at date of purchase in excess of 90 days. For the nine months ended September 30, 1999, the weighted average interest rate on bamboo.com's investment portfolio was approximately 4.9%.


                                                              AVERAGE INTEREST
                                                              -----------------
                                                               AMOUNT     RATE
                                                              ---------   -----
Liabilities
  Bank line of credit (variable; at prime)..................  $     --    8.25%

     At September 30, 1999, bamboo.com had not drawn on its $1 million variable rate bank line of credit.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IPIX

OVERVIEW

     As a leader in interactive photography and immersive imaging for the Internet, IPIX's images allow viewers to Step Inside the Picture. Its patented technology changes the way people create and view images, immersing them in a 360 degrees by 360 degrees spherical environment. IPIX images capture the world as we see it, providing a complete field of view -- from ground to sky, floor to ceiling, horizon to horizon. Viewers can easily navigate the image on a personal computer screen by moving a cursor inside the image.


     IPIX was founded in 1986 at the Oak Ridge National Laboratory in Tennessee to develop remote robotic systems for the United States Department of Defense, the Department of Energy, NASA and others. Its efforts in this field led IPIX to the invention of technology which removes the distortion inherent in fisheye photographic images and corrects the viewing perspective. IPIX obtained a patent for this technology in 1991 and continued to improve upon it through special projects for third parties. In 1994, Motorola, Inc. provided equity capital which permitted IPIX to further refine its technology. In 1996, Motorola and Discovery Communications, Inc. provided additional equity capital to enable IPIX to explore potential commercial application of its technology. James M. Phillips, IPIX's chairman and chief executive officer, joined IPIX in the spring of 1997 to commence commercialization of its technology. Over the next two years, IPIX obtained additional equity capital, which it used to build an experienced management team to implement its business model. Since the latter part of 1998, IPIX has continued to seek new commercial applications for its products by positioning itself to take advantage of the acceleration in the availability of digital cameras and significant growth in the popularity of the Internet. IPIX has targeted the following domestic and international commercial markets: real estate, travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. It has also entered into strategic relationships with digital camera manufacturers Kodak, Nikon and Olympus and received favorable outcomes in legal proceedings relating to its patents.


     Product revenues are generated by the sale of IPIX keys, IPIX kits and studio work and the license of archived IPIX images. These revenues are recognized upon the shipment or delivery of products to IPIX's customers. Service revenues historically were generated by research and development projects although IPIX has de-emphasized this business and is currently not engaged in any of these projects. IPIX intends to focus its initial efforts on establishing an installed base of IPIX kits as well as building brand recognition through its studio work. IPIX intends to leverage this installed base to sell IPIX keys and generate recurring revenue. For the nine months ended September 30, 1999, IPIX sold 120,571 keys compared to 40,902 keys in all of 1998. IPIX continues to examine and refine its business model and commercial applications to reflect a constantly changing business environment which includes improvement of digital cameras, growing use of the Internet and new product offerings by its competitors.

     IPIX sells its keys at different prices based on the potential number of viewers, useful life and utility of the IPIX image. For example, an IPIX image that is likely to be viewed by a large audience, has a lengthy useful life and contributes significantly to the overall experience, commands a higher price. In addition, IPIX can further refine its IPIX key pricing through several modifications. IPIX keys can be modified so that the IPIX image

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

may be displayed only in a particular file format or resolution, may be incorporated into multimedia presentations, has a limited creation and viewing lifetime and may be posted to a specific web site or distributed by e-mail. For example, an IPIX key that creates a high resolution IPIX image to be utilized on a widely-viewed CD-ROM encyclopedia with an unlimited life will command a higher price than an IPIX key that creates an IPIX image to be posted on a used-auto web site, where the image's lifetime is limited and will be viewed only by a select and small audience. IPIX will continue to examine its pricing strategy for IPIX keys to meet current and changing market conditions.

     International sales accounted for 26% of IPIX's total revenues for fiscal year 1996, 25% of its total revenues for fiscal year 1997 and 21% of its total revenues for fiscal year 1998. International sales accounted for 30% of total sales for the nine months ended September 30, 1998 and 21% for the nine months ended September 30, 1999. IPIX anticipates that international sales may continue to account for a significant portion of its revenue in the future. A substantial portion of IPIX's international sales are denominated in U.S. dollars. As a result, changes in the values of foreign currencies relative to the value of the U.S. dollar can render its products comparatively more expensive. Although IPIX has not been negatively impacted in the past by foreign currency changes, these conditions could negatively impact its international sales in future periods.

     In the second half of 1998, IPIX introduced digital camera kits, which resulted in an increase in its relative cost of revenues. In addition, IPIX made a significant investment to expand its marketing, distribution and brand awareness in 1998. IPIX's distribution system includes a direct sales force, a telemarketing group and an online order fulfillment system. Research and development expenses have also increased as it continues to enhance its existing products and develop future applications of its technology, such as its IPIX Webcam and steerable video product offering, V360. IPIX expects these investments and costs to continue as it develops additional product offerings and explores new commercial applications.

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

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the percent relationship to total revenues of select items in its statements of operations.

                                                                   NINE MONTHS
                                                                      ENDED
                                     YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                    -------------------------    ----------------
                                    1996      1997      1998      1998      1999
                                    -----    ------    ------    ------    ------
REVENUES
  Product.........................   86.5%     87.0%     89.2%     92.2%    100.0%
  Service.........................   13.5      13.0      10.8       7.8        --
                                    -----    ------    ------    ------    ------
                                    100.0     100.0     100.0     100.0     100.0
COST OF REVENUES
  Product.........................   35.1      18.2      39.7      27.5      49.7
  Service.........................    7.0      12.9       7.9       4.3        --
                                    -----    ------    ------    ------    ------
                                     42.1      31.1      47.6      31.8      49.7
                                    -----    ------    ------    ------    ------
OPERATING EXPENSES
  Sales and marketing.............   58.8     115.7     275.8     282.9     229.9
  Research and development........   25.2      47.9      87.7      97.0      49.1
  General and administrative......   59.6     106.2     127.1     115.2      75.3
  Amortization of product
     development and patent
     costs........................    4.6      35.1        --        --        --
  Non-cash compensation expense...     --        --        --        --       3.1
                                    -----    ------    ------    ------    ------
     Total operating expenses.....  148.2     304.9     490.6     495.1     357.4
                                    -----    ------    ------    ------    ------
Interest and other income
  (expense), net..................   13.0       7.9       3.3       4.7      16.2
                                    -----    ------    ------    ------    ------
       Net loss...................  (77.3)%  (228.1)%  (434.9)%  (422.2)%  (290.9)%
                                    =====    ======    ======    ======    ======

Nine Months Ended September 30, 1999 Compared to the Nine Months Ended September 30, 1998


     Revenues. Total revenues increased to $5,406,000 in the first nine months of 1999, compared to $1,988,000 in the first nine months of 1998, an increase of $3,418,000 or 171.9%. Product revenues increased to $5,406,000 from $1,832,000, an increase of $3,574,000. This increase was due primarily to an increase in sales of IPIX keys and kits to customers in the corporate and e-commerce and real estate markets and, to a lesser extent, an increase in international sales. IPIX sold 120,571 keys in the first nine months of 1999, compared to 30,346 keys in the first nine months of 1998, an increase of 90,225 keys. IPIX did not have service revenues in the first nine months of 1999, compared to $156,000 in the first nine months of 1998.



     Cost of Revenues. Cost of product revenues consists primarily of the costs of the studio and the digital camera and related hardware included in IPIX kits. Cost of product revenues increased to $2,690,000 in the nine months ended September 30, 1999, compared to $548,000 in the nine months ended September 30, 1998, an increase of $2,142,000. Cost of product revenues as a percentage of product revenues increased from 29.9% in the first nine months of 1998 to 49.8% in the first nine months of 1999. This increase was due primarily to the costs of the digital camera and related hardware included in IPIX kits which were not available in the first half of 1998. Cost of service revenues consists primarily of labor costs. In the first nine months of 1998, cost of service revenues was $85,000 or 54.5% of service revenues. IPIX did not incur any cost of service revenues in the nine months ended September 30, 1999.



     Sales and Marketing. Sales and marketing expenses consist primarily of salaries and commissions paid to direct sales, marketing and telemarketing groups, expenses relating to advertising and public relations and studio expenses incurred for production of demonstration products. Sales and marketing expenses increased to $12,429,000 in the first nine months of 1999, compared to $5,625,000 in the first nine months of 1998, an increase of $6,804,000, or 121.0%. This increase was due primarily to a significant increase in sales force and advertising expenses.



     Research and Development. Research and development expenses consist primarily of compensation and other expenses related to the ongoing support of existing product lines and development costs associated with future product introductions. Research and development expenses increased to $2,653,000 in the first nine months of 1999, compared to $1,928,000 in the first nine months of 1998, an increase of $725,000, or 37.6%. This increase was due primarily to increased staffing and associated costs in research and development efforts.


     General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs of the executive, finance and human resource departments and outside professional service fees. General and administrative expenses increased to $4,069,000 in the first nine months of 1999, compared to $2,290,000 in the first nine months of 1998, an increase of $1,779,000, or 77.7%. This increase was due primarily to personnel and related costs.


     Interest and Other Income (Expense). Interest and other income (expense) consists primarily of interest earned on investments of cash, net of interest paid on borrowed funds. Net interest and other income increased to $877,000 in the first nine months of 1999, compared to $94,000 in the first nine months of 1998, a change of $783,000. This change was due primarily to increased earnings on cash investments and a reduction in the amount of indebtedness.


Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

     Revenues. Total revenues increased to $3,041,000 in 1998, compared to $2,446,000 in 1997, an increase of $595,000 or 24.3%. Product revenues increased to $2,712,000 in 1998, compared to $2,128,000 in 1997, an increase of $584,000 or 27.4%. The increase in total revenues and product revenues was due primarily to an increase in the sale of IPIX keys, IPIX kits and studio work to an expanded base of corporate and e-commerce customers. Service revenues remained essentially unchanged, increasing to $329,000 in 1998, from $318,000 in 1997.


     Cost or Revenues. Cost of product revenues increased to $1,207,000 in 1998, compared to $446,000 in 1997, an increase of $761,000, or 170.6%. This increase was due primarily to costs associated with the digital camera and related hardware included in the IPIX kits, which were not introduced until the second half of 1998, and an increase in sales. Cost of product revenues for 1998 also included a write-down of obsolete product inventory in the amount of $220,000. Cost of service revenues decreased to $241,000 in


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1998 compared to $316,000 in 1997. This decrease was due primarily to a 1997 contract for which project costs exceeded associated revenue.

     Sales and Marketing. Sales and marketing expenses increased to $8,387,000 in 1998, compared to $2,829,000 in 1997, an increase of $5,558,000, or 196.5%.
This growth principally reflected an increase in salary and related expenses directly attributable to the establishment of a direct sales force and an increase in advertising and public relations expense.

     Research and Development. Research and development expenses increased to $2,668,000 in 1998, compared to $1,171,000 in 1997, an increase of $1,497,000, or 127.8%. This increase was due primarily to increased staffing and associated costs relating to the introduction of Java based applications in support of the continued development of new product offerings, including V360 and IPIX Webcam products.


     General and Administrative Expenses. General and administrative expenses increased to $3,864,000 in 1998, compared to $2,598,000 in 1997, an increase of $1,266,000, or 48.7%. This increase was due primarily to legal fees associated with litigation relating to protecting IPIX's patents and an increase in salaries and other expenses as a result of an increase in employees.



     Amortization of Product Development and Patent Costs. During 1997, IPIX revised the estimated economic lives of capitalized product development costs from five years to one year and patent costs from seven years to three years. This change resulted in additional amortization expense of $650,000 in 1997. In 1998, product development and patent costs were insignificant, and therefore, IPIX did not capitalize those costs.


     Interest and Other Income (Expense). Net interest and other income (expense) in 1998 was $101,000, compared to $194,000 in 1997, a decrease of $93,000 or 47.9%. This decrease was primarily due to increased interest incurred on indebtedness issued in the fourth quarter of 1997, which more than offset an increase in interest income.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenues. Total revenues increased to $2,446,000 in 1997, compared to $1,545,000 in 1996, an increase of $901,000, or 58.3%. Product revenues increased to $2,128,000 in 1997, compared to $1,337,000 in 1996, an increase of $791,000 or 59.2%. This increase resulted primarily from increased sales of IPIX kits, IPIX keys and studio work in the real estate and international markets. Service revenues increased to $318,000 in 1997, compared to $208,000 in 1996, an increase of $110,000 or 52.9%. This increase was primarily due to an increase in research and development services provided to the Department of Defense.

     Cost of Revenues. Cost of product revenues decreased to $446,000 in 1997, compared to $543,000 in 1996, a decrease of $97,000, or 17.9%. This decrease was due primarily to a shift in product mix to higher margin IPIX keys and license revenue. Cost of service revenues increased to $316,000 in 1997, compared to $109,000 in 1996, an increase of $207,000 or 189.9%. This increase was due primarily to a 1997 contract for which project costs exceeded associated revenue and an increase in research and development services provided to the Department of Defense.

     Sales and Marketing. Sales and marketing expenses increased to $2,829,000 in 1997, compared to $908,000 in 1996, an increase of $1,921,000. The increase was due primarily

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to increased advertising expenses and salaries and related expenses resulting from an increase in personnel in the sales and studio departments.

     Research and Development. Research and development expenses increased to $1,171,000 in 1997, compared to $389,000 in 1996, an increase of $782,000. This increase was due primarily to salaries and related expenses resulting from an increase in personnel conducting research and development projects.


     General and Administrative Expenses. General and administrative expenses increased to $2,598,000 in 1997, compared to $921,000 in 1996, and increase of $1,677,000 or 182.1%. The increase was due primarily to legal fees related to litigation concerning patents, an increase in personnel and associated relocation expense and an increase in bad debt provisions.


     Amortization of Product Development and Patent Costs. The amortization of product development and patent costs increased to $858,000 in 1997, compared to $71,000 in 1996, an increase of $787,000. This increase was due primarily to the change in 1997 of the estimated economic lives of capitalized product development costs from five years to one year and patent costs from seven years to three years.

     Interest and Other Income (Expense). Net interest and other income (expense) decreased to $194,000 in 1997, compared to $201,000 in 1996, a decrease of $7,000, or 3.5%.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, IPIX has financed its operations primarily through the private placements of capital stock and a convertible debenture. In the first quarter of 1999, IPIX raised $27,000,000 through the sale of its Series D preferred stock. In August 1999, IPIX raised net proceeds of approximately $63.5 million from its initial public offering of common stock. At September 30, 1999, IPIX had $2,817,000 of cash and cash equivalents and $65,396,000 in securities available-for-sale.


     Net cash used in operating activities was $8,641,000 for the nine months ended September 30, 1998 and $19,819,000 for the nine months ended September 30, 1999. Net cash used for operating activities in each of these periods is primarily a result of net losses.

     Net cash used in investment activities was $3,457,000 for the nine months ended September 30, 1998 and $65,988,000 for the nine months ended September 30, 1999. Net cash used in investing activities was related to the net purchases and maturities of short-term investments and the acquisition of computer software and hardware and other equipment.


     Net cash provided by financing activities was $12,567,000 for the nine months ended September 30, 1998 and $87,560,000 for the nine months ended September 30, 1999. The net cash provided by financing activities for these periods was due primarily to the sale of shares of common and preferred stock.



     In order to comply with certain underwriting compensation rules of the National Association of Securities Dealers, Inc., IPIX repurchased an aggregate of 484,367 shares of its common stock upon the consummation of its initial public offering for an aggregate repurchase price of $3,730,000. This repurchase transaction was completed in September 1999.


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     IPIX anticipates an increase in the rate of capital expenditures and other expenses consistent with its anticipated growth in personnel, operations and marketing activities. IPIX anticipates utilizing a portion of the net proceeds of its recently completed common stock offering to expand its sales and marketing activities and enhance its research and development through the next twelve months. IPIX also may use its cash resources to acquire or license technology, products or business related to its current business. IPIX anticipates that its operating expenses will continue to grow as IPIX makes investments in its sales and marketing and distribution capabilities and that its operating expenses will be a material use of its cash resources for the foreseeable future.



     IPIX believes that the net proceeds from its recently completed initial public offering of common stock, together with existing cash and cash equivalents, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. After these twelve months, IPIX may require additional funds to support its working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing, bank debt financing or from other sources. There can be no assurance that this capital will be available in amounts or on terms acceptable to IPIX, if at all.


YEAR 2000 READINESS, COSTS OF COMPLIANCE AND EFFECT ON OPERATIONS

     IPIX is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value of 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize year 2000 information could generate erroneous data or fail.

State of Readiness


     IPIX has completed its year 2000 compliance assessment plan. Its compliance assessment plan included testing all of its information and non-information technology as well as its internally developed studio and operation systems. Based on its testing and assessment, IPIX believes that its information and non-information technology, as well as internally developed systems, are year 2000 compliant.


     In addition, IPIX is in the process of seeking verification from its key suppliers and distributors that they are year 2000 compliant or, if they are not presently compliant, to provide a description of their remedial plans. IPIX has obtained information from various other third-party providers regarding the year 2000 readiness of their systems, and it is continuing to review this information.

Costs

     IPIX's cost of upgrading its systems to become year 2000 compliant was approximately $40,000.

Risks

     If IPIX fails to solve a year 2000 compliance problem with one of its systems, the result could be a failure or interruption of normal business operations. Although IPIX

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believes that the potential for significant interruptions to normal operations should be minimal due to the relative newness of its systems, its business is exposed to risks associated with the year 2000 problem.

     Its primary risks of year 2000 failures are those related to external service providers including telecommunications, electrical power and Internet commerce systems that IPIX relies upon daily. The most reasonably likely worst-case scenario is a failure related to one or several of its external service providers referenced above. A failure could cause any of the following:


     - protracted interruption of electrical power to its operations;


     - significant or widespread failure of software products and services provided to IPIX by third parties; or

     - significant or widespread failure of third party computer systems with which its systems interface.

Contingency Plans

     IPIX has not established a contingency plan to mitigate the risks associated with any inaccuracies to its year 2000 assessment. Although it has found no material year 2000 problems with its internal systems, and despite its expectation that year 2000 compliance efforts will result in year 2000 compliant services, there can be no assurance that its compliance efforts will be successful. Further, there is no assurance that the various telecommunications and power delivery systems IPIX relies upon will be year 2000 compliant or that any contingency plans they have made will be successful. A failure of any of these systems would have a material adverse effect on its business, results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction. IPIX does not expect that the adoption of SFAS No. 133 will have a material impact on its reported results of operations, financial position or cash flows.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, AICPA, issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for its fiscal year ending December 31, 1999. Its adoption has not had a material impact on IPIX's reported results of operations, financial position or cash flows.

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     In March 1998, AICPA issued Statement of Position 98-4, Deferral of the
Effective Date of a Provision of SOP 97-2. SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2, Software Revenue Recognition. Different informal and nonauthoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued SOP 98-9 in December 1998, which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 have not had and are not expected to have a material impact on IPIX's reported results of operations, financial position or cash flows.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities", which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Its adoption has not had a material impact on IPIX's reported results of operations, financial position or cash flows.

INFLATION

     Inflation has not had a significant impact on IPIX's operations to date.

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                             BUSINESS OF BAMBOO.COM

OVERVIEW

     bamboo.com is a provider of 360 degrees virtual tours of real estate properties on the Internet. bamboo.com virtual tours provide a more complete visual representation of a property than traditional still photographs, allowing viewers to easily pan left or right or zoom in for a closer view. bamboo.com provides a comprehensive virtual tour service to real estate agents that includes videotaping the inside and outside of a home or other property, processing the videotape into a complete virtual tour and distributing the virtual tour. bamboo.com distributes its virtual tours to a variety of web sites, including real estate destination sites and Internet portals. bamboo.com distributes its virtual tours by email to real estate agents for easy redistribution to their clients and prospective home buyers. Utilizing bamboo.com's extensive service provider network of videographers, bamboo.com offers its virtual tour service in over 4,500 cities, towns, boroughs and counties across the United States and Canada. As the real estate industry increasingly leverages the geographic reach and rich media potential of the Internet, bamboo.com believes virtual tours will become a standard method to market real estate similar to the way still photographs are a standard method today.

INDUSTRY OVERVIEW

The Real Estate Industry

     According to the United States Department of Commerce, the market for all housing and related products and services was in the aggregate over $900 billion in 1997, representing 11.5% of the United States gross domestic product and is one of the largest sectors of the economy. The real estate industry in the United States is large and diverse, consisting of a variety of segments including:

     - existing home sales;

     - new home sales;

     - apartment rentals;

     - commercial property sales and leases; and

     - hotels and other hospitality or specialty properties.

     The largest segment of the U.S. real estate industry is the market for existing home sales. According to the National Association of Realtors, which is comprised of approximately 720,000 residential and commercial real estate agents, there were approximately 5 million existing home sales in the United States in 1998, representing $625 billion in transaction value. In addition to existing home sales, new U.S. housing sales totaled over 1.6 million units, and 888,000 new homes representing $130 billion in transaction value were sold in 1998, according to the National Association of Home Builders.

The Process of Buying And Selling a Home

     Buying or selling a home is the most significant financial transaction most people undertake in their lifetime. The process is often stressful, complicated and time-consuming.

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Consequently, most individuals seeking to buy or sell a home hire a real estate agent to assist them with the process. To facilitate the purchase or sale of an existing home, real estate agents generally use a regional multiple listing service, a proprietary network of property listing information which traditionally has only been available to real estate agents. The real estate agent typically pays a fee to access a multiple listing service, which enables the real estate agent to list properties that are for sale and view properties that are listed by other agents.

     When commencing a search for a home, buyers have traditionally sought information from newspaper classifieds and multiple listing service printouts provided by real estate agents. The information for a particular home usually consists of a brief text description of the property and a small exterior photograph. This limited information requires buyers to engage in the time-consuming and often frustrating process of scheduling appointments, traveling to and visiting a property. This inefficient process also forces home sellers and real estate agents to spend time showing homes to all visitors, including those who after physically visiting the home are not interested. The inconvenience and cost associated with the home buying process are compounded for home buyers who are relocating.

Convergence of the Internet and the Process of Buying and Selling a Home


     The Internet has emerged as a global medium for communication, information exchange and commerce. According to the International Data Corporation, there were 69 million Internet users worldwide at the end of 1997, and this number is anticipated to grow to approximately 320 million users by the end of 2002. As a result of this explosive growth, businesses will have a tremendous opportunity to conduct commerce over the Internet. International Data Corporation estimates that commerce over the Internet will increase to more than $400 billion by 2002.


     Recognizing the commercial potential of the Internet, a number of residential real-estate-related web businesses have been established, including web sites that aggregate multiple listing service data from different regions. These real estate destination sites enable users to quickly access a wide range of real estate listings to search for a home using specific criteria, including location, size and price. As a result, these sites are increasingly becoming an important part of the home buying process for many consumers. Based on a 1999 study by the U.C. Berkeley Fisher Center for Real Estate and Urban Economics, bamboo.com believes that a significant portion of existing homes listed for sale in the United States are listed online and that the number of home buyers using the Internet to shop for a home is increasing.

The Need for Richer Online Visual Content

     While the Internet has improved the process of researching real estate listings, the information currently available online is typically limited to a brief text description and a small still photograph of the property. Though the availability of this information online enhances the efficiency of searching for a home, it does not utilize the capability of the web to more fully visualize the experience of visiting a home. As a result, buyers must still engage in the time-consuming and often frustrating process of scheduling appointments, traveling to and visiting homes at an early stage of the home buying process before they can confirm their interest in a particular property.

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THE BAMBOO.COM SOLUTION


     bamboo.com is a provider of 360 degrees virtual tours of real estate properties on the Internet. bamboo.com believes virtual tours will become a standard method to market real estate online, the way still photographs are a standard method today. bamboo.com's virtual tours provide enhanced visual content that allows a buyer to look around a room or specific area of a home or other property as if they were actually standing inside or outside the property. bamboo.com's virtual tours are integrated with property listing information by real estate web sites and multiple listing services, thereby providing a complete package of information and adding significant value to the home buyer, home seller and real estate agent. Users are able to quickly view bamboo.com's virtual tours over a basic dial-up connection to the Internet using a standard web browser on almost all computer platforms and without special plug-in software to download or install. bamboo.com also distributes bamboo.com's virtual tours by email to real estate agents in one convenient, self contained file. Real estate agents can easily forward bamboo.com's email virtual tours to prospective home buyers, home sellers and real estate agents. Key elements of the bamboo.com solution are:


     Affordable, Comprehensive Service. bamboo.com delivers an affordable comprehensive service to real estate agents that includes videotaping the inside and outside of a home or other property, processing the videotape into a complete virtual tour and distributing bamboo.com's virtual tours to a variety of web sites. bamboo.com also distributes bamboo.com's virtual tours to real estate agents as an attachment to a standard email message, which they can then forward to home buyers, other real estate agents and home sellers. For bamboo.com's basic virtual tour service for existing home sales, real estate agents pay a one-time fee of $99.95 per home. The virtual tour is then accessible free-of-charge on the Internet for the life of the listing. Utilizing bamboo.com's extensive network of videographers, bamboo.com currently offers bamboo.com's virtual tour service in over 4,500 cities, towns, boroughs and counties across the United States and Canada.

     Extensive Network of Internet Affiliates. Users can access bamboo.com's virtual tours through major destination sites on the Internet. bamboo.com has agreements to provide its virtual tours to major real estate destination sites including: REALTOR.com; HomeSeekers.com; Microsoft HomeAdvisor; Homes.com; and HomeBuilder.com.

     These real estate destination web sites provide a broad distribution network for bamboo.com's virtual tours, but bamboo.com does not currently receive any significant revenue from these web sites. These web sites also provide real estate content to Internet portals. As a result, bamboo.com's virtual tours can currently be viewed on America Online, @Home Network, Excite, GO Network/Infoseek, Netscape Netcenter and Yahoo! bamboo.com is not a party to any agreements with these Internet portals and there is no guarantee that the web sites bamboo.com has agreements with will continue to provide content to these Internet portals.

     Benefits to Home Buyers. bamboo.com's virtual tours provide home buyers with rich visual information enabling them to view and screen a property, at no cost, without requiring a visit to the home. This enables buyers to save the time, expense and inconvenience of scheduling appointments, traveling to and visiting properties in person. bamboo.com's virtual tours also add new dimensions to the home buying process by enabling home buyers to show a potential home to family and friends and revisit the virtual tour.

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     Benefits to Home Sellers.  bamboo.com's solution enables home sellers to use the Internet to provide more visual information about their homes and surrounding property to prospective buyers. Unlike traditional marketing methods such as local classified ads and multiple listing service printouts, bamboo.com's visually rich virtual tours allow sellers to take advantage of the multimedia capabilities of the web. In addition, bamboo.com believes its virtual tours will reduce the amount of time required by sellers in showing their homes because buyers are able to view homes before deciding to actually visit the property.

     Benefits to Real Estate Agents. bamboo.com's virtual tours provide real estate agents with an Internet based tool that allows them to cost-effectively market properties to a wide audience, thereby providing a value-added service to both home buyers and home sellers. This enhanced marketing tool also enables real estate agents to differentiate themselves to potential home sellers and thereby gain new listings. As home buyers increasingly use the Internet and virtual tours to screen homes, real estate agents may save time by showing homes to more qualified buyers. Real estate agents can also more effectively help home buyers find properties by identifying and e-mailing to a home buyer bamboo.com's virtual tours that match a buyer's criteria. Alternatively, real estate agents can also store bamboo.com's email virtual tours on their laptop computers and display these virtual tours directly to their clients.

     Benefits to Websites. bamboo.com's virtual tours provide real estate destination sites, Internet portals and multiple listing services with rich visual content which helps to increase the convenience, usefulness and enjoyment of their users' visits. bamboo.com believes that these benefits promote increased traffic and repeat usage on these web sites.

THE BAMBOO.COM STRATEGY

     bamboo.com's objective is to be the leading global provider of online virtual tours to the real estate industry. bamboo.com plans to achieve this goal by pursuing the following key strategies:

     Aggressively Grow bamboo.com's Virtual Tour Business. bamboo.com intends to establish a significant market presence for bamboo.com's 360 degrees virtual tours by continuing to provide comprehensive services at competitive prices to the existing home sales market. bamboo.com plans to continue to drive market share of its virtual tours by utilizing its 103 direct sales professionals to aggressively market bamboo.com's virtual tours to real estate agents at the local and regional levels. bamboo.com has recently expanded its service provider network to include 225 videographers that provide bamboo.com with broad national coverage in over 4,500 cities, towns, boroughs and counties across the United States and Canada.

     Establish bamboo.com as the Dominant Brand for Online Virtual Tours. bamboo.com seeks to establish itself as the leading brand for online virtual tours in all segments of the real estate industry. To achieve this objective, bamboo.com intends to expand its use of mass market and targeted advertising, public relations and other marketing activities designed to promote bamboo.com as a global brand among consumers, real estate agents and other real estate professionals.

     Develop New Relationships. bamboo.com has entered into relationships which help us sell and distribute bamboo.com's virtual tours and promote the bamboo.com brand. These relationships include agreements with HomeStore.com, REALTOR.com,

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HomeSeekers.com, Microsoft HomeAdvisor, Homes.com, and HomeBuilder.com. These
relationships provide us with significant benefits including access to real estate agents and marketing activities such as banner ads, buttons, logos, online order pages and direct sales force activities. bamboo.com intends to enter into additional agreements with real estate destination sites, real estate brokerage firms, multiple listing services, technology providers and other entities that will provide us with similar benefits.

     Continue to Enhance bamboo.com's Virtual Tour Experience. bamboo.com intends to continue to develop, acquire and utilize new technologies that will enhance its virtual tours. Examples of such technological enhancements include high-resolution zooming functionality, larger image sizes, audio and additional compression techniques. bamboo.com believes such enhancements have benefitted and will continue to benefit bamboo.com's constituents by providing an even richer, more informative experience.

     Expand bamboo.com's Virtual Tour Business to Other Real Estate Segments. bamboo.com intends to expand into other real estate markets that will benefit from its virtual tour products and services, such as new home sales, apartment rentals, commercial property sales and leases, as well as hotels and other hospitality or specialty properties. bamboo.com recently entered into agreements to provide its virtual tours to other real estate markets.

     Pursue E-Commerce Opportunities. As consumers increasingly use the Internet to research all aspects of shopping for goods and services, bamboo.com believes that there will be an increased use of visual content to drive commerce transactions. Categories that will benefit from the use of increased visual content include, but are not limited to, travel destination sites, hotels, resorts and rentals. bamboo.com may enter into relationships focused on providing integrated commerce solutions, which use bamboo.com visual content as a platform for online sales.

     Pursue International Expansion Opportunities. bamboo.com believes there will be a significant opportunity for its virtual tours as online real estate marketplaces develop and mature in international markets. bamboo.com intends to address this opportunity by directly marketing its services, developing new partnerships and expanding bamboo.com's relationships with existing partners as they grow internationally.

PRODUCTS AND SERVICES

The Virtual Tour


     bamboo.com virtual tours capture 360 degrees images of the interior and exterior of homes or other real estate. Its virtual tours provide more complete visual representations of multiple rooms and outdoor areas than traditional still photographs, allowing viewers to easily pan left or right or zoom in for a closer look.


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     bamboo.com delivers a comprehensive service to real estate agents that includes videotaping the inside and outside of a home or other property, processing the videotape into a complete virtual tour, distributing the virtual tour to sites on the Internet and delivering it by email. bamboo.com's basic virtual tour for existing homes is priced at $99.95, and includes four 360 degrees scenes delivered to one major real estate destination web site selected by the real estate agent, as well as sites of the agent, the agent's affiliated real estate company and the agent's multiple listing service. Each additional scene and each additional web site link costs the real estate agent $20.00. bamboo.com's service involves the following six steps:

          (1) a real estate agent orders a virtual tour from us by phone, fax, email or online and selects the web sites that the tour is to be posted on;

          (2) bamboo.com's customer service representative receives this order and dispatches the request to an independent videographer who is part of the bamboo.com service provider network;

          (3) the videographer contacts the real estate agent to schedule the video shoot of the property;

          (4) once the video has been shot, the captured content is sent via overnight courier to bamboo.com's processing center in Toronto;

          (5) bamboo.com's processing center inspects all scenes included in the video and converts the video into a virtual tour using its proprietary technology; and

          (6) bamboo.com's processing center then posts the virtual tour on the web to the sites selected by the ordering real estate agent. bamboo.com also delivers the virtual tour by email to the ordering real estate agent.

Virtual Tours on the Internet

     bamboo.com's web-based virtual tour product is viewable using a standard web browser, without the need for additional software, over a basic dial-up connection to the Internet. bamboo.com's virtual tours are available on real estate company web sites, individual real estate agent web sites or on bamboo.com's broad network of affiliates, which include real estate destination sites, Internet portals and multiple listing services.


     bamboo.com has developed proprietary software which enables bamboo.com's virtual tours to be viewed on the web. The bamboo.com Java applet enables bamboo.com's virtual tours to be viewed within web pages. If the user's web browser is unable to view Java applets, bamboo.com's ViewAlways system will automatically display still images in HTML.


Email Virtual Tours

     In addition to bamboo.com's web-based virtual tour, bamboo.com offers a self contained virtual tour which can be distributed by email. The email virtual tour offers all of the features of our web-based virtual tours and can be customized to include contact information for the real estate agent representing the seller.

     The listing real estate agent receives the email virtual tour from bamboo.com and is able to widely disseminate the email virtual tour by sending it directly to potential home

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buyers, other real estate agents and the home seller. The real estate agent can also use the email tour as a promotional tool by including his or her name and contact information. The buyer's real estate agent can easily forward email virtual tours received from sellers' agents to clients, providing a simple and efficient method for potential buyers to screen numerous homes.

     bamboo.com's email virtual tour can be viewed on computers running Microsoft's Windows 95, Windows 98, Windows CE or Windows NT operating systems as well as all other major operating systems and platforms including MacIntosh, Unix and WebTV. The manageable file size of bamboo.com's virtual tour enables a real estate agent or potential buyer to store virtual tours on a computer and show or view the tours anytime, without the need for an Internet connection.

KEY RELATIONSHIPS

     In order to accelerate the adoption of bamboo.com's virtual tours, bamboo.com has entered into agreements with real estate destination sites, real estate brokerage firms, real estate multiple listing services and entities in the travel, hospitality and consumer products industries.

  Real Estate Destination Sites

     bamboo.com has entered into agreements to provide bamboo.com's virtual tours to the major real estate destination web sites, including those described below. bamboo.com believes these relationships benefit home buyers, home sellers and real estate agents by providing broad exposure of homes and other properties on a variety of real estate destination sites and Internet portals.

     Through bamboo.com's agreements with these real estate destination web sites, bamboo.com is obligated to pay sponsorship and other marketing and technology access fees in an aggregate amount of approximately $14.1 million due over the three year period ending December 31, 2002. In addition, bamboo.com also pays transaction fees to some of these real estate destination web sites. These fees generally range from 3% to 25% of revenues generated from the sale of its virtual tours. For the nine months ended September 30, 1999, the average transaction fee paid to these real estate destination web sites was approximately 9%.

     RealSelect, a Subsidiary of HomeStore.com. RealSelect operates REALTOR.com and HomeBuilder.com. REALTOR.com, the official web site of the National Association of Realtors, is a leading real estate destination web site that enables potential home buyers to browse, free of charge, from a searchable database of existing home listings. REALTOR.com's listings can also be viewed on America Online, @Home Network, Excite, GO Network/Infoseek, and Netscape Netcenter. bamboo.com has a multi-year agreement with HomeStore.com and RealSelect through which bamboo.com is exclusively marketed, promoted and endorsed on the HomeStore.com, REALTOR.com and HomeBuilder.com web sites. bamboo.com is required to pay RealSelect monthly fees and fees associated with sales of bamboo.com's virtual tours.

     Cendant Corporation. Cendant has introduced CompleteHome.com, a real estate Internet portal that will include property listings from the Coldwell Banker(R), CENTURY 21(R) and ERA(R) real estate brokerage systems. bamboo.com has entered into a multi-year, non-exclusive, agreement with Cendant under which bamboo.com virtual tours may be

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displayed on such portal. bamboo.com is required to pay Cendant monthly fees and fixed fees at specified times during the term of the agreement.

     HomeSeekers.com. HomeSeekers.com is a provider of online residential listing information. bamboo.com has a multi-year agreement with HomeSeekers.com through which it is the exclusive provider of virtual tours on the HomeSeekers.com web site. HomeSeekers.com markets, promotes and facilitates sales of bamboo.com's virtual tours on the HomeSeekers sites, at seminars and tradeshows, on CD-ROM products and through e-mail and direct marketing. bamboo.com pays HomeSeekers transaction fees for sales generated by HomeSeekers as well as for virtual tours posted to the HomeSeekers web site.

     Microsoft HomeAdvisor. Microsoft HomeAdvisor is a real estate destination site which aggregates existing home listings. bamboo.com recently entered into a short term agreement with Microsoft to provide virtual tours to the HomeAdvisor site. Under the agreement, bamboo.com is required to pay Microsoft quarterly sponsorship fees.

     Homes.com. Homes.com is a real estate destination site which aggregates existing home listings and a variety of other real estate listings such as apartments. Homes.com listings can also be viewed on Yahoo! bamboo.com has a short term agreement with Homes.com to provide virtual tours of existing homes on the Homes.com web site. bamboo.com is also the preferred provider of virtual tour images for rental property listings on Homes.com. bamboo.com pays Homes.com a quarterly transaction fee on net revenues collected from sales originated by Homes.com.

     The real estate destination web sites bamboo.com has agreements with provide a broad distribution network for bamboo.com's virtual tours, but bamboo.com does not currently receive any significant revenue from these web sites. In addition, bamboo.com is not a party to any agreements with any Internet portals. There is no guarantee that the real estate destination web sites bamboo.com has agreements with will continue to provide content to Internet portals.

  Real Estate Brokerage Firms

     bamboo.com has entered into distribution and marketing agreements with major real estate brokerage firms. These agreements assist in providing bamboo.com's sales force with access to their agents and enable bamboo.com to feature its virtual tours on their brokerage firms' web sites.

 Multiple Listing Service Infrastructure

     Multiple listing services aggregate residential real estate listings on a local or regional basis and are typically controlled by local real estate boards. These boards are primarily organized as co-operatives whose members typically are affiliated with local real estate firms. In addition to managing the listings within a region, multiple listing services also select and control the software used in uploading, storing and viewing the listings. These relationships have traditionally allowed multiple listing services to secure their position as the primary aggregator of all data relating to properties within their jurisdiction.

     bamboo.com has entered into and continues to enter into agreements directly with multiple listing services as well as companies that develop technology for the real estate industry. Through these relationships, bamboo.com seeks to integrate bamboo.com's virtual

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tours into the existing MLS infrastructure to benefit bamboo.com, the multiple listing services and real estate agents. This integration enables us to directly market bamboo.com's virtual tour service to real estate agents associated with these multiple listing services through marketing and promotion agreements. bamboo.com pays certain of these multiple listing service companies transaction fees for sales generated by them. In addition, these relationships provide significant exposure for bamboo.com's virtual tours within the multiple listing services intranet systems. Below is a list of some of the multiple listing services and companies that develop technology for the real estate industry with which bamboo.com has agreements.


Multiple Listing Service of Northern
  Illinois -- MLSNI..........................  Largest multiple listing service in North
                                                 America
                                               Average of 60,600 active listings
                                               27,500 members
Metropolitan Regional Information Systems
  Inc. -- MRIS...............................  Second largest multiple listing service in
                                               North America
                                               Average of 52,771 active listings
                                               27,941 members
Toronto Real Estate Board -- TREB............  Third largest multiple listing service in
                                               North America
                                               Average of 25,000 active listings
                                               20,000 members
Metrolist, Inc...............................  Multiple listing service
State-Wide Multiple Listing Service, Inc.....  Multiple listing service
GTE Enterprise Solutions.....................  Full service provider of technology to the real estate industry
Moore Data Management Services...............  Full service provider of technology to the real estate industry


     MLSNI. MLSNI covers the Chicago metropolitan area. bamboo.com has an agreement with MLSNI to provide virtual tours to its subscribers. Under the terms of the agreement, MLSNI agrees to promote and assist in facilitating the sales of bamboo.com's virtual tours on the MLSNI.com web site, in its multiple listing services system and in its marketing collateral.

     MRIS. MRIS operates an online real estate network for licensed real estate agents in the Maryland, Northern and Central Virginia, Washington, D.C. and parts of West Virginia and Pennsylvania. bamboo.com has a sales and co-marketing agreement to be the preferred vendor of virtual tours to its subscribers. Under the terms of the agreement, MRIS is responsible for facilitating the sales of bamboo.com's virtual tours to its subscribers and agrees to market and promote bamboo.com's virtual tours on its web site, print collateral and through its call center.

     TREB. TREB covers the Toronto metropolitan area. bamboo.com has an agreement with the TREB through which bamboo.com provides virtual tours to its subscribers. TREB has agreed to exclusively market and promote bamboo.com's virtual tours in its online and print collateral as well as within its multiple listing services system.

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     Metrolist.  Metrolist covers the Denver metropolitan area. bamboo.com has an agreement with Metrolist through which bamboo.com provides virtual tours to its subscribers.

     State-wide. State-wide covers the state of Rhode Island. bamboo.com has an agreement with State-wide through which bamboo.com provides virtual tours to its subscribers.

     GTE Enterprise Solutions. GTE Enterprise Solutions is a full service provider of technology to the real estate industry. The GTE Enterprise Solutions System 4 is an information database and communications network which integrates multiple listing services functions. bamboo.com has an agreement with GTE Enterprise Solutions through which GTE Enterprise Solutions markets, promotes and facilitates the ordering of bamboo.com's virtual tours on its System 4 MLS software. Also, under the terms of the agreement, GTE Enterprise Solutions integrates the viewing of bamboo.com's virtual tours through its System 4 MLS software.

     Moore Data Management Services. Moore Data Management Services is a full service provider of technology to the real estate industry. bamboo.com has an agreement with Moore Data Management Services through which the parties will market, promote and facilitate the ordering of bamboo.com's virtual tours.

Travel and Hospitality

     bamboo.com has entered into distribution and marketing agreements with several companies that provide travel and hospitality services. Under these agreements, bamboo.com provides virtual tour services to these companies, and the companies provide marketing on behalf of bamboo.com.

SALES AND MARKETING

     bamboo.com is engaged in a number of marketing activities to promote the bamboo.com brand, develop name recognition and visibility and build bamboo.com's customer base. These marketing activities include targeting real estate agents, home sellers and home buyers through print and online advertising, trade shows, seminars, direct mail and product promotions. bamboo.com sells its virtual tours to real estate agents through bamboo.com's direct sales force and through bamboo.com's partners.

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Direct Sales Organization

     bamboo.com's direct sales force covers the United States and Canada. As of November 9, 1999, bamboo.com employed 103 field sales personnel, including 7 regional directors, 8 district sales managers and 88 account executives. The direct sales force focuses its efforts on real estate agents. Below is a partial list of real estate brokerage firms whose agents have purchased bamboo.com's virtual tours:

Alain Pinel             Fred Sands Realtors                RE/MAX International
Arvida Realty Services  John L. Scott Real Estate          Royal LePage
Better Homes & Gardens  Keller Williams                    Towne and Country Realtor
Century 21              Koenig & Strey                     Windermere Real Estate
Coldwell Banker         Pacific Union
ERA                     Prudential Real Estate Affiliates


     Revenues from Royal LePage represented 25% and 77% of total revenue for the years ended December 31, 1997 and 1998, respectively.


     bamboo.com's direct sales force is employing the following strategies to market bamboo.com virtual tours to real estate agents:

     - Real Estate Brokerage Workshops. bamboo.com organizes and presents sales workshops at regional and local real estate brokerage offices. bamboo.com's direct sales force uses these presentations to educate and inform the real estate agents about bamboo.com's virtual tours and the Internet to enhance their ability to win listings and market properties.


     - Internet Marketing Advisory Board. bamboo.com has engaged eleven experienced real estate agents from different brokerage firms and an Internet consultant to serve on bamboo.com's Internet Marketing Advisory Board. These individuals help promote bamboo.com, provide input on bamboo.com's products and services and assist in bamboo.com's approach to the market. Upon joining the Internet Marketing Advisory Board, members are granted options to purchase bamboo.com's common stock in consideration of their services.


     - Trade Shows and Conferences. bamboo.com attends trade shows and conferences across North America. We believe these forums serve as an excellent selling, networking and branding opportunity.

Additional Marketing and Sales Channels

     In addition to bamboo.com's direct sales force, bamboo.com also has developed, and continues to develop, relationships with real estate destination sites, real estate brokerage firms and multiple listing services to provide marketing support in bamboo.com's efforts to sell directly to real estate agents associated with these companies.

SERVICE PROVIDER NETWORK

     bamboo.com's service provider network consists of contract videographers throughout the United States and Canada. As of November 9, 1999, bamboo.com had 225 trained

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videographers. The videographers are responsible for capturing bamboo.com's images using a video camera attached to a proprietary tripod and turntable system. The videographers are generally subject to noncompetition agreements.

TECHNOLOGY

     bamboo.com has developed innovative and proprietary technology to support the creation and delivery of bamboo.com's virtual tours, including a scene image capture system, processing system and virtual tour viewing technology.

Virtual Tour Scene Capture Device

     bamboo.com developed a microprocessor controlled turntable system that facilitates the creation of bamboo.com's virtual tours. In conjunction with a standard photographic tripod and a commercially available video camera, a bamboo.com service provider uses this system to quickly and easily film 360 degrees virtual scenes.

Virtual Tour Video Processing System

     bamboo.com has developed a proprietary software system that converts standard video into a digital file format. bamboo.com's processing software takes advantage of the adaptive exposure and focus mechanisms in the video camera to compress the dynamic range of the scene while maintaining center-of-field focus. This results in a single well-exposed image with effective depth of field. This image is then enhanced for clarity and color range using commercially available image processing tools. Finally, the image is coded for final display with JPEG compression.

Virtual Tour Viewing Technology

     bamboo.com has developed proprietary software that enables bamboo.com's virtual tours to be viewed on the web as well as distributed via email. For web-based virtual tours, bamboo.com's ViewAlways system automatically identifies the user's browser and selects either a Java or HTML virtual tour depending on the browser's ability to view Java applets. If the browser cannot view Java applets, the property is displayed using HTML and still images. bamboo.com's ViewAlways technology enables images to be viewed on almost all computer platforms using a standard web browser. bamboo.com's email virtual tour is based upon bamboo.com's proprietary standalone viewer platform that was developed using a combination of Windows and Java software. bamboo.com's email virtual tour can be viewed on computers running Microsoft's Windows 95, Windows 98, Windows CE or Windows NT operating systems as well as all other major operating systems and platforms including MacIntosh, Unix and WebTV.

COMPETITION

     While the market for online virtual tours for real estate is relatively new, it is already competitive and characterized by entrants that may have or may develop online virtual tours similar to bamboo.com's. In addition, there are relatively low barriers to entry to bamboo.com's business. Moreover, due to the low cost of entering the online virtual tours market, competition may intensify and increase in the future. bamboo.com currently competes with traditional methods used by real estate agents to market properties for sale, including classified ads, brochures and still photos. bamboo.com also faces competition

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from companies that have developed virtual tour technology including Be Here
Corporation and Cyclovision, Inc. This competition may limit bamboo.com's ability to become profitable or result in the loss of market share. bamboo.com competes on the basis of certain factors, including: quality and breadth of service, price, brand recognition and distribution. bamboo.com believes that bamboo.com competes favorably with respect to each of these factors.

     Most of bamboo.com's employees are not subject to noncompetition agreements. In addition, even though most of bamboo.com's key and technical employees are covered by proprietary rights agreements, bamboo.com's business model does not involve the use of a large amount of proprietary information. As a result, bamboo.com is subject to the risk that bamboo.com's employees may leave and start competing businesses. The emergence of these enterprises will further increase the level of competition in bamboo.com's market and could harm bamboo.com's financial performance.

INTELLECTUAL PROPERTY

     bamboo.com relies on trademarks and trade secrets, as well as confidentiality agreements and other contractual restrictions with employees and third parties, to establish and protect bamboo.com's proprietary rights. Despite these precautions, bamboo.com cannot be sure that the measures bamboo.com undertakes will be adequate to protect bamboo.com's proprietary technology or that they will preclude competitors from independently developing products with functionality or features similar to bamboo.com's products. bamboo.com cannot be sure that the precautions bamboo.com takes will prevent misappropriation or infringement of bamboo.com's technology. bamboo.com has filed three patent applications in the United States with respect to bamboo.com's video image processing system technology and with respect to virtual tour display technology. However, it is possible that patents may not be issued for these applications. Issued patents may not adequately protect bamboo.com's technology from infringement or prevent others from claiming that bamboo.com's technology infringes that of third parties. Failure to protect bamboo.com's intellectual property could materially harm bamboo.com's business. In addition, bamboo.com's competitors may independently develop similar or superior technology. It is possible that litigation may be necessary in the future to enforce bamboo.com's intellectual property rights, to protect bamboo.com's trade secrets or to determine the validity and scope of the proprietary right of others. Litigation could result in substantial costs and diversion of bamboo.com's resources and could materially harm bamboo.com's business.

     bamboo.com has received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that past or future assertions or prosecutions could harm bamboo.com's business. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of bamboo.com's products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm bamboo.com's business.

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RESEARCH AND DEVELOPMENT

     As of November 9, 1999, bamboo.com had 31 employees engaged in research and development related to content capture, processing technology and viewer and user experience enhancements. bamboo.com expended approximately $23,829, $41,567 and $242,917 for the years ended December 31, 1996, 1997 and 1998, respectively, on research and development. bamboo.com expects to expend resources on research and development in amounts necessary to continue improvements in content capture and processing technology and on viewer and user enhancements in amounts necessary to ensure that bamboo.com's virtual tour business remains competitive.

LEGAL PROCEEDINGS

     bamboo.com is not a party to any material legal proceedings.

EMPLOYEES


     As of November 9, 1999, bamboo.com employed 171 full-time employees in the United States, 65 full-time employees in Canada, and 77 full time equivalent independent contractors in bamboo.com's video processing and customer service call center in Canada. bamboo.com's employees are not covered by any collective bargaining agreements. bamboo.com believes that bamboo.com's employee relations are good. There is significant competition for employees with the managerial, technical, marketing, sales and other skills required to operate bamboo.com's business. bamboo.com's success will depend upon bamboo.com's ability to attract, retain and motivate employees.


FACILITIES


     bamboo.com leases office space in Palo Alto, California for bamboo.com's corporate headquarters. The current leases expire on February 28, 2002 and September 30, 2003, respectively. bamboo.com also leases office space in Toronto for bamboo.com's video processing and customer service call center. The current lease expires in April 2008. bamboo.com also leases office space for bamboo.com's sales offices and field operations in San Diego, California, Marshfield, Massachusetts, Naples, Florida and Chicago, Illinois.


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                                BUSINESS OF IPIX

OVERVIEW

     As a leader in interactive photography and immersive imaging for the Internet, IPIX images allow viewers to Step Inside the Picture. IPIX's patented technology changes the way people create and view images, immersing them in a 360 degrees by 360 degrees spherical environment. IPIX believes its images enhance the key elements of a photograph: memory, information and entertainment. IPIX images capture the world as we see it, providing a complete field of view -- from ground to sky, floor to ceiling, horizon to horizon. Viewers can easily navigate the image on a personal computer screen by moving a cursor inside the image. To accelerate the adoption and enhancement of IPIX images, IPIX has established strategic relationships with leading camera manufacturers such as Kodak, Nikon and Olympus as well as technology companies such as IBM, Intel, AOL and RealNetworks. IPIX estimates that over 4,000 commercial web sites are utilizing IPIX images.


     IPIX's patented technology creates IPIX images by combining two film or digital photographs taken with a fisheye lens into one 360 degrees by 360 degrees spherical image. IPIX's software corrects the distortion inherent in these photographs. A person may view the resulting image in any direction, and, if desired, save the image utilizing an IPIX key for posting to a web site, transmitting by e-mail or saving to a disk. IPIX images can be downloaded rapidly and can be viewed and navigated with the IPIX plug-in or a viewer using JAVA. IPIX is utilizing its patented technology to develop other immersive imaging products, such as steerable video, IPIX Webcam and an IPIX-compatible digital camera for the consumer market.



     Industry leading companies use IPIX's technology to create virtual tours and multimedia content to attract and retain visitors on their web sites, which enhances their marketing and e-commerce initiatives. IPIX has targeted the following domestic and international commercial markets: real estate, travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. Among IPIX's customers who are leaders in their industry are Coldwell Banker, Rent.Net, Carnival Cruise Lines, Swissotel, CNN, Microsoft, Intel, Ticketmaster and Disney. In addition, IPIX has entered into strategic relationships with leading customers in their commercial markets such as Homes.com, Microsoft CarPoint and AOL to promote the use of IPIX images to members of these targeted commercial markets. IPIX images can be posted to all of the leading residential real estate web sites, including REALTOR.com, the official web site of the National Association of Realtors.


INDUSTRY BACKGROUND

Growth of the Internet and e-commerce

     The Internet has emerged as a global interactive medium enabling millions of people worldwide to share information, communicate and conduct business electronically. The Internet differs from traditional media by its lack of geographic limitations and its ability to provide instantaneous data communication. International Data Corporation, or IDC, estimates that the number of Internet users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002. Growing usage of the Internet has been driven primarily by the rapid proliferation of personal computers; easier, faster and affordable access to the Internet; increasingly robust network architectures; and the emergence of compelling content and applications.

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     The emergence of the Internet and secure transaction networks has generated significant opportunities for businesses to conduct electronic commerce. IDC estimates e-commerce revenues will grow from approximately $12.4 billion worldwide in 1997 to $237 billion worldwide by 2001. According to Forrester Research, on-line leisure travel reservations will grow from 1.3 million trips in 1997 to 65.5 million trips by 2003. Regarding real estate, Yankee Group reports that the percentage of homebuyers using the Internet to shop for a home will increase from 4% in 1997, to over 30% in the year 2000. Additionally, Forrester Research estimates that on-line classified advertising will grow from $185 million in 1998 to $2.9 billion in 2003. This widespread deployment and acceptance of the Internet has introduced rapid changes in the way information is produced, distributed and consumed.

Demand for Effective On-line Content

     The popularity of the Internet has resulted in substantial growth in the number and types of web sites. According to IDC, the number of web sites is estimated to grow from 829.4 million in 1998 to 2.7 billion in 2000. New technologies are allowing web site operators and advertisers to measure a site's traffic, average time spent on a site and visit-to-purchase ratios. Advertisers are utilizing this data to measure the effectiveness of Internet advertisements and to set advertising rates.

     This data is causing businesses to demand content and features that will allow them to attract visitors, increase the amount of time spent on their web sites and promote e-commerce. According to a Forrester Research survey of online consumers, 75% of those surveyed stated that content was the most important factor in attracting and retaining visitors to web sites.

Emergence of Broadband Capability

     The transmission of data intensive content over the Internet has been limited due to historical bandwidth constraints. Increasing availability of improved delivery systems, such as digital cable modems, satellite delivery systems and digital subscriber line networks are enabling the use of more feature-rich multimedia content. Forrester Research predicts that approximately 16 million U.S. households will have broadband connection by the end of 2002, representing approximately 25% of the homes connected to the Internet.

Growth in the Use of Digital Imaging

     Fundamental changes are occurring in the photography industry with the introduction of the digital camera. The digital camera allows the user to take pictures and display them digitally, either on a personal computer or over the Internet, without the need for traditional film development. Because digital cameras were initially expensive, early adopters of this technology were professionals and business users. Recently, sales of digital cameras have grown substantially due to improved performance and lower unit prices. IDC forecasts that worldwide digital camera shipments will grow from 2.1 million units in 1997 to 15.5 million units in 2002.

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

Lack of Interactivity and Realism with Existing Digital Imaging Technology

     Companies are increasingly using digital imaging to promote their products and present information on their web sites. Digital imaging provides businesses with a powerful, cost-effective medium to maximize the impact of their web sites.

     However, most of the images remain flat two-dimensional images offering a limited field of view. Technological innovations that enhance realism and interactivity and contribute to a viewer's retention to that web site will facilitate the success of e-commerce by potentially leading to increased sales and advertising rates. Webcams and streaming video are some of the technological innovations businesses are using to attract and retain visitors to their web sites.

     Specifically, immersive imaging, or the ability to create the viewing perspective of being inside the image, is becoming increasingly popular with many web sites. However, image creation with many of the existing immersive technologies is labor intensive and requires proprietary hardware. Conditions such as inadequate lighting, subject motion or lack of portability reduce the effectiveness of the image. As a result, market acceptance of these technologies has been limited.

     For widespread adoption of immersive imaging by businesses and consumers to occur, new immersive technologies must offer the following benefits:

     - ease of creating and viewing an image;

     - ease of distributing and sharing the image;

     - portability of the capture device;

     - cost effectiveness;

     - use of standardized technology; and

     - platform independence.

THE IPIX SOLUTION

     IPIX believes that its 360 degrees by 360 degrees immersive imaging solution enhances the key elements of a photograph: memory, information and entertainment. An IPIX image provides more than just a picture. The key benefits of IPIX's immersive imaging solution are as follows:

     - IPIX images provide a more powerful viewing experience by creating a 360 degrees by 360 degrees immersive viewing environment;

     - IPIX's technology is easy to use, portable and cost-effective; and

     - IPIX's technology is compatible with commercially available digital cameras and different computer platforms and has low bandwidth requirements.

     IPIX images enhance the photo viewing experience by permitting a person to view locations from ground to sky, floor to ceiling and horizon to horizon. A person can navigate the image on a personal computer screen by moving the cursor within the image. IPIX believes that its images, alone or combined with other multimedia such as audio, video and

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automation, can provide businesses with more compelling content to attract and retain visitors to their web sites and promote e-commerce.

     IPIX's technology is easy to use, portable and cost-effective. IPIX's software easily and quickly combines two 185 degrees photographs taken with a standard digital camera into one immersive image. After using an IPIX key, a user can post the IPIX image to a web site, view it on a personal computer or e-mail it with the click of a button. IPIX images can be viewed and navigated with the IPIX viewer or with a viewer using JAVA. IPIX prices their IPIX keys to meet the cost requirements and anticipated use of the IPIX image by the end user, making it a cost effective alternative to other immersive imaging technologies.

     Because IPIX's technology can be used with commercially available digital cameras, IPIX images can be captured in almost any environment. IPIX's technology is compatible with most major operating systems and Internet browsers. The IPIX image file size is small, 50 to 250 kilobytes, which results in quick delivery and short download on low bandwidth systems. IPIX's technology is also taking advantage of the pending availability of broadband networks and higher resolution digital cameras. IPIX currently has in development its IPIX Webcam and steerable video technology, V360.

IPIX'S GROWTH STRATEGY

     IPIX's objective is to become a world leader in interactive photography and immersive imaging for the Internet. IPIX believes that it can achieve this objective by leveraging its leading position in immersive imaging technology. The key strategies to achieve this objective include:

Build Awareness of the IPIX Brand and Experience

     IPIX has begun to create awareness of the IPIX brand name and experience through a variety of activities. IPIX is focusing its direct sales and advertising initiatives on its targeted commercial markets. IPIX has entered into co-marketing relationships with camera manufacturers, such as Kodak, Nikon and Olympus, and commercial market leaders such as American Express, CNN and General Electric. It also participates in industry specific trade shows. IPIX is increasing its presence on the Internet by targeting high-profile, high-traffic web sites to use its technology. For example, IPIX provided images of the space shuttle to CNN that were used in its special broadcast of John Glenn's return to space.


Target Commercial Markets That Can Best Capitalize On IPIX Technology



     IPIX believes that applications within targeted commercial markets provide the most immediate revenue opportunities for IPIX images. These markets are characterized by the need for high visual content in advertising, product information and entertainment. IPIX initially has targeted the following commercial markets: real estate, travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. IPIX actively seeks customers that are leaders in each of these markets. For example, IPIX has entered into an agreement with Cendant Corporation and is the preferred provider of immersive imaging to its real estate subsidiaries, Coldwell Banker, Century 21 and ERA. IPIX organizes its sales force and customizes its product offering to each commercial market to satisfy the needs of the particular market and customer. In addition, IPIX


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believes that opportunities exist for its technology in other commercial markets such as security, law enforcement, child care, government agencies and architecture.

Develop Approaches to Penetrate Consumer Markets

     With the availability of IPIX images on retail products such as CD-ROM encyclopedias and increased usage of IPIX images on web sites, IPIX believes that consumers are becoming familiar with immersive imaging and will begin to require the same immersive imaging technology for their personal use.

     By taking advantage of the increasing use and decreasing cost of digital cameras, IPIX is currently pursuing a number of different product approaches for the consumer market. The first of these, a personal edition digital camera kit, is targeted towards the early adopter, as well as the photo enthusiast. IPIX also seeks to partner with leading camera manufacturers to develop a single use point and shoot film camera kit that will create an immersive panoramic image and be targeted to a broader use market. IPIX believes the consumer will utilize the services of a third party to process and deliver film IPIX images on a CD-ROM or over the Internet.

Leverage IPIX Technology to Enhance Existing Products and Create New Product Offerings

     IPIX continues research and development efforts to expand the features and capabilities of its products and services and to develop new product offerings. In particular, IPIX is pursuing products compatible with the pending availability of broadband networks and higher resolution digital cameras.

     One product in beta test phase is the IPIX Webcam. This technology would permit the remote capture, creation and transmission of hemispherical or spherical IPIX images over the Internet. The IPIX image is continuously updated and can be viewed on a personal computer or other Internet-enabled device. In addition to its current targeted commercial markets, child care, security and entertainment industries are possible commercial applications.

     Another new product development is IPIX's steerable video technology, V360. When fully developed, V360 will enable multiple viewers to simultaneously and independently select their own field of view by navigating within a spherical or hemispherical full-motion video image transmitted from a stationary camera. Possible applications for this technology include the sports broadcasting, tourism and motion picture industries. V360 research is ongoing with working prototypes developed in conjunction with Discovery, MediaOne and Motorola currently under evaluation.

Expand Strategic Relationships


     IPIX has established strategic relationships with leading camera manufacturers such as Kodak, Nikon and Olympus as well as technology companies such as IBM, Intel, AOL and RealNetworks. IPIX believes these relationships will enable it to achieve rapid adoption of its technology and penetrate markets quickly. In addition, these relationships will help IPIX to facilitate the development of compelling content and to expand the range of applications for IPIX images. IPIX also plans to continue to capitalize on relationships with software and hardware vendors and distributors possessing complementary technolo-


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gies. IPIX plans to expand these relationships and seek additional partners with market and technology leaders.

Expand Internationally

     IPIX has increased its international presence through relationships with strategic partners in select markets. Through these relationships, IPIX sells to their targeted commercial markets internationally. IPIX has established an operating subsidiary in the United Kingdom to target market opportunities in Europe and has entered into distributorship arrangements with strategic partners in Japan and Australia. Through its UK subsidiary, IPIX has entered into distribution arrangements with preferred partners in several European countries. IPIX intends to continue to seek new strategic relationships and organize additional operating subsidiaries as it expands into new global markets.

PRODUCTS AND SERVICES

     IPIX's patented software technology creates IPIX images by combining two digital 185 degrees photographs taken with a fisheye lens into one 360 degrees by 360 degrees spherical image. Its software uses two digital 185 degrees photographs to automatically correct for any minor user error in camera placement. Its software also corrects the distortion inherent in these photographs. The resulting image can be viewed in any direction, up-down, left-right, and horizon to horizon. The user may then view the IPIX image and, if desired, save the image utilizing an IPIX key for posting to a web site, transmitting by e-mail or saving to a disk.

     IPIX sells IPIX keys, kits and studio work, licenses archived IPIX images and conducts special research and development projects.

Products

     IPIX Keys. An IPIX key is an encryption tool that enables the user to save and distribute an IPIX image and is its digital equivalent to standard film. One IPIX key enables the saving and distribution of one IPIX image, just as one film negative enables the creation of one film photograph. IPIX provides an initial bundle of IPIX keys in its IPIX kits. IPIX kit owners can purchase additional keys through its web site or through its toll-free order system. IPIX prices its keys on the basis of the potential number of viewers, useful life and utility of the IPIX image. For example, IPIX images used in a CD-ROM encyclopedia are viewed by a large audience, have a long life and contribute significantly to the viewing experience and can command higher prices. In addition, IPIX offers enhancements to its IPIX keys. IPIX keys can be modified so that the IPIX image may be displayed only in a particular file format or resolution, may be incorporated into multimedia presentations, has limited creation and viewing lifetime and may be posted to a specific web site or distributed by e-mail.


     IPIX Kits. IPIX kits contain all the necessary items to create an IPIX image, including a digital camera, fisheye lens, rotator, tripod, software and an initial amount of IPIX keys. Kit sales are intended primarily to increase the number of capture devices in the market and to stimulate repeat purchases of IPIX keys and are not intended to be a significant source of future profits.


     IPIX has established strategic relationships with leading digital camera manufacturers such as Kodak, Nikon and Olympus to increase the number of IPIX enabled digital

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cameras in the market. IPIX sells its IPIX kits through its direct sales force, from an on-line store maintained on its web site and through its toll-free telephone order system. IPIX is considering establishing a new web site, eCamera.com, where it would sell a full line of IPIX enabled digital cameras to also enhance IPIX key sales.

     In-house Studio. IPIX maintains an in-house studio capable of creating high-quality, multimedia-rich IPIX images for its customers. IPIX's in-house studio serves to introduce its technology to customers and stimulate additional sales. IPIX provides its studio customers with a complete turnkey solution where it takes the photographs, creates the IPIX images and transmits the images to the customer or directly to their web site. Prices charged for studio work vary depending on the number of desired images, type of photograph requested, such as film or digital, and nature of added enhancements.

     IPIX Stockhouse. IPIX maintains a growing archive of select IPIX images from around the world, such as the Grand Canyon, the Great Wall of China and the Eiffel Tower, which it licenses to others for a fee. These images are submitted by company and freelance photographers. Customers who license IPIX images from IPIX's stockhouse include online publishers, CD-ROM producers, travel companies, multimedia designers and other content creators. Licensing fees for using our stock IPIX images are determined based on quality, content, usage and time frame. IPIX intends to expand this business by partnering with other image stockhouses to provide additional distribution channels for their archived IPIX images.

Services


     Research and Development Projects. IPIX conducts special research and development projects acting as a subcontractor for the customer who owns the final product. However, IPIX maintains ownership of its technology incorporated into the project, including any improvements and enhancements. For example, IPIX is developing an in-flight entertainment system for a customer which will permit each individual passenger on an airplane to view live scenes outside the aircraft on the passenger's in-seat video monitor. IPIX's participation in this project has contributed to the development of its technology.


Multimedia Enhancements

     IPIX can add the following multimedia capabilities to an IPIX image with minimal incremental file size:

          Multimedia Software. IPIX's multimedia software can link a series of IPIX images together and include other multimedia content, such as video, audio and text. The user can combine the finished product with other digital multimedia features such as Macromedia Director to provide an attractive interactive product. For example, in November 1998, PBS and Intel used IPIX's multimedia software to incorporate and link IPIX images into its digital television broadcast of the Ken Burns documentary on Frank Lloyd Wright.

          IPIX-TV. IPIX's multimedia software can create an IPIX image to include automated viewing and background audio. By adding autoplay with either music or narration, the user can provide a video-like viewing experience of a still image. For example, Swissotel used an IPIX image of the exterior of a hotel, with automated motion and accompanied by background street noise, to make the viewer feel as if he were watching a video of the front of the hotel. Jupiter Communications, an Internet

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     marketing research firm, selected IPIX-TV as one of the top five technologies to watch in 1999.

New Products

     IPIX continually makes enhancements and improvements to its technology and takes advantage of innovations in image compression and cross platform software development languages. IPIX believes these efforts have enabled it to explore new applications for its technology. Described below are several products currently under development:

          V360. IPIX's patented technology has the potential to generate full-motion steerable video. When fully developed, V360 will enable multiple viewers to simultaneously and independently select their own field of view within a spherical video image from a fixed camera source. For example, an IPIX-enabled V360 video feed from a sporting event would allow viewers to choose their own camera angle, just as if they were actually in the stadium. V360 was featured at IDC's Demo '99 conference as one of the forty most innovative technologies of 1999. IPIX is exploring additional potential commercial applications of V360 such as the security, teleconference and surveillance industries.

          IPIX believes V360 will benefit from the deployment of high-speed digital networks. Multiple V360 streams could be delivered to the home using a digital cable network, satellite or broadband. IPIX has developed working prototypes in conjunction with industry leaders such as MediaOne and Motorola. Its goal is to become the leader in the field of full-motion steerable video by aggressively pursuing and developing commercial applications for V360.

          IPIX Webcam. According to InfoTrends, the number of webcams in service will grow from 1.2 million in 1998 to 12 million by 2002. Existing webcam technology continuously captures and transmits two-dimensional digital images over the Internet. IPIX has developed a webcam which will permit the remote capture, creation and transmission of 180 degrees navigable hemispherical IPIX images over the Internet. The IPIX image is continuously updated and viewed on a personal computer or other Internet-enabled device such as Web-TV. The IPIX Webcam will enable an unlimited number of viewers to view the IPIX image and independently control their field of view. IPIX is currently engaged in a beta test with some of its customers to further refine this technology. Potential commercial applications include entertainment, child care and security industries.

          IPIX On-Location. IPIX is developing a blue screen application to its technology in which an IPIX image can be used as a virtual set background. Blue screens are used to create entire production studios from graphically rendered images. IPIX believes that its application of this technology, when fully developed, will provide a cost-effective interactive solution for these virtual studios.

          IPIX Touch Screen. IPIX has incorporated the ability to view an IPIX image with a touch screen monitor. Viewers may navigate within the IPIX image by touching the screen in the direction in which they wish to view. This innovation provides an easy-to-use method of viewing an IPIX image. Potential opportunities for its touch screen technology include kiosk manufacturers and airport and tourist information exhibitors who wish to incorporate IPIX images into their product offerings.

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CUSTOMERS

     IPIX has directed their initial sales efforts to industry leaders within targeted commercial markets. IPIX believes that adoption of its technology by these leaders will encourage other members of these markets to use IPIX images to remain competitive. The following is a description of IPIX's targeted commercial markets and its representative customers within these segments.

TARGETED COMMERCIAL MARKET                     REPRESENTATIVE CUSTOMERS
--------------------------              --------------------------------------
Real estate...........................  Century 21, Coldwell Banker, ERA,
                                        Prudential, Rent. Net, Rubloff,
                                        Winkworth, Insignia Financial Group

Travel and hospitality................  Carnival Cruise Lines, Disney Vacation
                                        Club, Hilton Hotels, Holiday Inn,
                                        Hyatt Hotels, Marriott, Starwood,
                                        Swissotel, Travelocity

Electronic publishing.................  Associated Press, CNN, Chicago
                                        Tribune, CitySearch, Knight-Ridder,
                                        New York Times, Reuters, The
                                        Washington Post, The Weather Channel

Corporate and e-commerce..............  AutoVantage, Bell South, Cablevision,
                                        General Motors, HGTV, MCI Worldcom,
                                        Microsoft CarPoint, Road Runner, Saab,
                                        Ticketmaster, Toyota

Education and entertainment...........  ABC, Discovery Channel, Dreamworks
                                        SKG, Duke University, E! Online, Fox,
                                        IBM Worldbook, MGM, MTV, NBA, NBC,
                                        NFL, National Geographic, PBS,
                                        Paramount Parks, The Walt Disney
                                        Company, Warner Brothers

Real Estate


     Residential and commercial real estate brokers and agents use IPIX images on their web sites to provide online virtual tours of featured properties. This capability allows brokers to differentiate themselves and gain new listings. In addition, IPIX images allow brokers to cost-effectively showcase properties to the widest possible audience as well as allow prospective buyers to quickly target properties that match their criteria while expending minimal time and money. To enhance its exposure to real estate brokers, IPIX has entered into an agreement with Top Producer, Inc., a leading provider of software customized for residential real estate brokers, to include IPIX's virtual tour software with its products. IPIX customers can post IPIX virtual tours to all of the leading residential web sites, including REALTOR.com, the official web site of the National Association of Realtors. IPIX is the preferred provider of virtual tours and immersive imaging to Cendant Corporation's family of real estate brokers which include Coldwell Banker, ERA and Century 21. IPIX has entered into an exclusive arrangement with Rent.Net, an on-line apartment locator service, to provide immersive images of rental apartments. IPIX has strategic relationships with several real estate portals, including Homes.com and Microsoft Home Advisor, to further penetrate this market.


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     IPIX offers a virtual tour package which includes four IPIX images of a home taken by an approved photographer for a suggested retail price of $99.95. Its real estate customers who own their own IPIX kits may create their own four-room virtual tour for a retail price of $49.95.

Travel and Hospitality

     Hotel chains, vacation resorts, cruise lines, theme parks, major tourist attractions and tourism bureaus use IPIX images to influence travel plans to targeted destinations, transportation modes and lodging. IPIX images provide a prospective visitor the opportunity to take virtual tours of rooms, amenities and attractions before making final travel plans.


     The majority of IPIX's travel and hospitality clients utilize the IPIX studio for a complete turnkey solution. On average, prices for IPIX studio work range from $2,000 to $4,000 per property.


Electronic Publishing

     Broadcasters and publishers incorporate IPIX images on their web sites to enhance their reporting and coverage of major news events. Also, local city guides and online classified advertisers are beginning to use IPIX images to enhance the information on their web sites and enhance online advertising. These companies typically own their own digital cameras and purchase IPIX keys on a per-key basis. IPIX is exploring the adoption of a subscription service where a customer in this industry can purchase a specific or unlimited number of IPIX keys for one monthly charge.

Corporate and E-Commerce

     Companies utilize IPIX images to advertise their product and service offerings or provide virtual tours of their corporate facilities. For example, when Ticketmaster launched the My Ticketmaster web site, they used IPIX images of stadium and concert venues to allow customers to view their seat location before purchasing a ticket online. IPIX's corporate and e-commerce customers either purchase kits to create their own IPIX images or utilize IPIX's in-house studio to create IPIX images for them.

Education and Entertainment


     Leaders in the education and entertainment industries use IPIX images to enhance the appeal and functionality of their products and web sites. In particular, these customers provide IPIX significant exposure for its brand and products. For example, IBM features IPIX images in their 1998 IBM Worldbook electronic encyclopedia. Also, an IPIX virtual tour of the set of the movie, Episode I: The Phantom Menace, posted on the www.starwars.com web site helped promote the film's release. IPIX's education and entertainment clients request studio work and purchase kits and keys to create their own IPIX images. To increase its penetration into this market, IPIX has engaged Creative Artist Agency to serve as its representative to promote and market its technology to the entertainment industry for a term of two years.


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INTERNATIONAL

     Through its operating subsidiary in the United Kingdom and its strategic relationships with distributors in Japan and Australia, IPIX markets their technology to international customers. For example, in Europe, its preferred partners distribute IPIX products to customers in several European countries. In addition, 13% of IPIX's total revenues for 1998 were derived from sales of products to Sumitomo Corporation, its Japanese distributor. IPIX believes that its strategy of targeting commercial markets can be applied on a global scale as usage of the Internet grows internationally. IPIX intends to continue to seek new strategic relationships and organize additional operating subsidiaries as it expands into new global markets.

STRATEGIC RELATIONSHIPS

     IPIX is establishing strategic relationships with leading companies to integrate its technology with other hardware, software and Internet applications, to continue the development of IPIX enabled digital cameras and to promote and distribute its products and services to existing and emerging customer bases.

Technology Relationships

     IPIX is working with leading technology companies to increase the multimedia features of IPIX images and to increase the applications available for viewing IPIX images. IPIX has entered into an agreement with RealNetworks and has licensed its viewer software for incorporation into their RealPlayer. Through this agreement, IPIX intends to integrate its technology into Real Network's streaming audio and video platform, RealPlayer, enabling users to view IPIX images, along with other multimedia content. IPIX also has entered into an agreement with IBM to incorporate IPIX's technology in IBM's HotMedia software. HotMedia is a Java based software which allows web developers to incorporate multimedia content into e-commerce applications. One development that may arise out of this relationship is the ability to include IPIX images within Internet banner ads. IPIX is an Intel MMX and Pentium technology development partner, and Intel has featured IPIX images in demonstrations of the capabilities of its multimedia microprocessor technology.

Digital Camera Manufacturers

     IPIX has relationships with leading manufacturers of digital cameras such as Kodak, Nikon and Olympus. These manufacturers have developed several models of IPIX-compatible digital cameras. Recently, sales of digital cameras have grown substantially. IDC forecasts that shipments of digital cameras will grow from 2.7 million units in 1997 to 29.5 million in 2002, although only a small number of digital cameras currently in circulation are IPIX compatible. IPIX intends to continue to work with these manufacturers to enhance the IPIX related features and increase the availability of these cameras. IPIX also intends to enhance these relationships to include joint product development, manufacture of fisheye lenses that are easily adaptable to the digital camera, co-marketing arrangements and distribution of IPIX's products through the manufacturer's distribution channels.

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Promotion and Distribution Relationships


     IPIX has established relationships with companies that provide technology to its targeted commercial markets to accelerate awareness and adoption of its technology. These companies market IPIX images with their own technology offerings to members of commercial markets. For example, IPIX entered into an agreement with Microsoft HomeAdvisor, a leading real estate portal site, to promote IPIX virtual tours on its web site. IPIX also established relationships with companies to distribute its products internationally. IPIX distributes its products in Europe through its preferred partner program.


SALES AND MARKETING


     IPIX's marketing efforts focus on increasing brand awareness and supporting its product offerings. Using this strategy, IPIX intends to acquire new customers, increase repeat purchases of IPIX keys and develop new sales opportunities. IPIX's marketing efforts include print and Internet advertising, direct mailings, participation in trade shows, co-marketing with strategic partners and public relations campaigns. IPIX's sales and marketing team focuses on commercial markets and targets industry leaders. In addition, IPIX continues to explore other commercial markets for its technology, such as government agencies, and has sold IPIX products to TVA, the General Services Administration and the Tennessee Department of Education. As of September 30, 1999, the direct sales group consisted of 46 employees who operate out of its Oak Ridge office and its multiple national and international sales offices.



     IPIX also has established a telesales group that targets web developers and other potential users of its technology outside of its targeted commercial markets. IPIX's telesales team also provides support for the direct sales teams and fields inquiries from its web site and its toll-free customer service number. As of September 30, 1999, IPIX had ten employees on its telesales team which is based in Oak Ridge, Tennessee.



     IPIX maintains a customer relations department with eight employees as of September 30, 1999. IPIX's customer relations personnel answer telephone and e-mail inquiries regarding IPIX's products and respond to technical questions. IPIX's service personnel also perform quality assurance checks on each item of equipment included in an IPIX kit before the kit is shipped and process customer service inquiries concerning order status, shipping information, returns and exchanges.


RESEARCH AND PRODUCT DEVELOPMENT


     IPIX has made substantial investments in research and product development. IPIX continues to develop enhancements to its technology and pursue new product offerings. In particular, IPIX is pursuing products compatible with the pending availability of broadband networks and higher resolution cameras. One product in beta test phase is the IPIX Webcam, which it calls the "Eyes of the Internet." This technology will permit the remote capture, creation and transmission of 180degrees navigable hemispherical IPIX images over the Internet. Another new product development is its steerable video technology, V360. When fully developed, V360 will enable multiple viewers to independently select their own field of view by navigating within a spherical video image transmitted by a stationary camera. As of September 30, 1999, IPIX employed 17 engineers dedicated to research and product development.


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COMPETITION


     IPIX competes with companies that offer immersive imaging products and companies that offer traditional two-dimensional photography. IPIX competes with these companies on the basis of price, ease of use, picture resolution and end user experience. Its primary competitors in the immersive imaging market are Apple Computer, Inc., bamboo.com, Be Here Corporation, Black Diamond, Inc., Cyclovision, Inc., iMove Corporation and Live Picture Corporation. IPIX does not believe any of these companies are dominant in this industry. IPIX also competes against photography development companies in the traditional two-dimensional film market. Some of its competitors may have greater financial, marketing, distribution and technical resources than IPIX. IPIX believes its ease of use and patented technology are positive factors that enhance its competitive position. IPIX's success will be dependent on its ability to compete with these competitors on both a quality and cost-effective basis, and there is no assurance that it will be successful in that competition.


INTELLECTUAL PROPERTY


     IPIX relies on a combination of patent, trade secret and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. Its patents are intended to protect and support current and future development of its technology. In the United States, IPIX has seven issued patents and 13 patent applications pending. IPIX also has 16 international patent applications pending. In addition, IPIX licenses related patents and associated international filings from Motorola under the terms of a non-royalty bearing license agreement. Motorola has a limited right to license IPIX's patents, and Motorola's consent must be obtained before IPIX can execute any grant of an exclusive license to IPIX's patents in excess of one year.



     IPIX believes that the ownership of patents is presently a significant factor in its business. However, IPIX's success depends primarily on the innovative skills, technical competence and marketing abilities of its personnel. In addition, there can be no assurance that its current and future patent applications will be granted, or, if granted, that the claims covered by the patents will not be reduced from those included in its applications. IPIX has entered into confidentiality and invention assignment agreements with its employees and entered into non-disclosure agreements with its suppliers, distributors and appropriate customers to limit access to and disclosure of its proprietary information. IPIX must also guard against the unauthorized use or misappropriation of its technology by third parties. IPIX has experienced wrongful use in the past, and although it has taken steps to stop that use, it expects to experience more attempts in the future. There can be no assurance that the statutory and contractual arrangements will provide sufficient protection to prevent misappropriation of its technology or deter independent third-party development of competing technologies.



     IPIX pursues the protection of its trademarks in the United States and, based upon anticipated use, internationally. The laws of some foreign countries might not protect its products or intellectual property rights to the same extent as the laws of the United States. Effective patent, trade secret and trademark protection may not be available in every country in which IPIX markets or licenses its products.


     Claims by third parties that IPIX's current or future products infringe upon their intellectual property rights may have a material adverse effect on IPIX. Intellectual property litigation is complex and expensive, and the outcome of this litigation is difficult

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to predict. IPIX has been involved in litigation relating to the protection of its intellectual property rights. Any future litigation, regardless of outcome, may result in substantial expense to IPIX and significant diversion of its management and technical personnel. An adverse determination in any litigation may subject IPIX to significant liabilities to third parties, require IPIX to license disputed rights from other parties, if licenses to these rights could be obtained, or require IPIX to cease using the technology.

LITIGATION


     On October 28, 1998, Minds-Eye-View, Inc. and Mr. Ford Oxaal filed a lawsuit against IPIX in the United States District Court for the Northern District of New York. Minds-Eye alleged in its lawsuit that IPIX breached a duty of confidence to them, made misrepresentations and misappropriated trade secrets. The plaintiffs alleged that IPIX's technology wrongfully incorporated trade secrets and other know-how gained from them in breach of various duties. The court removed this action to arbitration upon IPIX's motion, and IPIX cross-claimed alleging various affirmative claims, including trade secret theft. Minds-Eye and Mr. Oxaal filed a motion to dismiss the suit, and the court dismissed the lawsuit on May 19, 1999. Although the lawsuit was dismissed, the arbitration will proceed in Knoxville, Tennessee in the spring of 2000 to decide IPIX's affirmative claims against Mr. Oxaal.



     On May 20, 1999, Mr. Oxaal filed a lawsuit against IPIX, Kodak, Nikon and Cendant in the same court alleging that IPIX's technology infringes upon a patent claim for 360 degrees spherical visual technology held by him. Mr. Oxaal claims that this alleged infringement is deliberate and willful and is seeking treble damages against IPIX in an unspecified amount plus interest, an accounting by IPIX, costs and attorney's fees, in addition to a permanent injunction prohibiting the alleged infringement of his patent by IPIX. IPIX will assert defenses to Mr. Oxaal's claims as it believes it did not infringe any valid claims of his patent. IPIX believes that Mr. Oxaal's claims are without merit and it intends to vigorously defend against his claims. If Mr. Oxaal were to prevail in this lawsuit, IPIX's financial condition, results of operations and cash flows could be materially adversely affected.


     IPIX is not currently a party to any other legal proceedings the adverse outcome of which, individually or in the aggregate, it believes could have a material adverse effect on its business, financial condition or results of operations.

EMPLOYEES


     As of September 30, 1999, IPIX employed 160 full-time employees. IPIX's employees are not covered by any collective bargaining agreements. IPIX believes that its employee relations are good. There is significant competition for employees with the managerial, technical, marketing, sales and other skills required to operate IPIX's business. IPIX's success will depend upon its ability to attract, retain and motivate employees.


FACILITIES

     IPIX leases approximately 38,250 square feet of space in Oak Ridge, Tennessee for its corporate office and operations. The current lease expires October 8, 2002. IPIX also leases space in Japan, the United Kingdom, New York, San Jose and Fort Lauderdale for sales offices.

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                    DESCRIPTION OF BAMBOO.COM CAPITAL STOCK

GENERAL


     bamboo.com's amended and restated certificate of incorporation authorizes the issuance of up to 70,000,000 shares of common stock (to be increased to 150,000,000 shares subject to shareholder approval at the special meeting), par value $0.001 per share, 7,421,536 shares of Class B common stock, par value $0.0001 per share and 5,001,100 shares of preferred stock, par value $0.001 per share, 1,100 shares of which shall be designated Series C redeemable preferred stock and 5,000,000 shares the rights and preferences of which may be established from time to time by the board of directors of bamboo.com. This description is only a summary. As of December 6, 1999, 22,171,542 shares of common stock were outstanding. As of December 6, 1999, bamboo.com had 213 shareholders of record. To complete the merger bamboo.com will issue 22,712,598 shares of common stock.


COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders, and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of bamboo.com, holders of common stock would be entitled to share in bamboo.com's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock issued by bamboo.com in connection with the merger, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock, which bamboo.com may designate in the future.

     bamboo.com has outstanding a warrant to purchase an aggregate of 280,000 shares of bamboo.com common shares at an aggregate exercise price of $400,000, which warrant shall expire December 31, 1999. The shares issuable upon the exercise of this warrant will be "restricted securities" under the Securities Act of 1933 but are entitled to the registration rights described below.

CLASS B COMMON STOCK

     Each holder of Class B common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders and, except as required by law, shall have voting rights and powers equal to the voting rights and powers of their common stock. There are no cumulative voting rights. Holders of Class B common stock are not entitled to dividends and are not entitled to receive any assets of the corporation upon the dissolution or liquidation of bamboo.com. Under the terms of bamboo.com's pairing agreement with its Canadian subsidiary, bamboo.com Canada, Inc., holders of Class B common stock must also hold an equal number of shares of Series C preferred stock of bamboo.com Canada, Inc., bamboo.com's subsidiary. These holders may elect at any time and for no cost to convert their bamboo.com Canada Series C preferred stock into shares of bamboo.com's common stock. Upon such a conversion, bamboo.com is required to redeem such holders' shares of its Class B common stock for a redemption price of $0.0001 per share.

PREFERRED STOCK

     The board of directors will be authorized, without shareholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

REGISTRATION RIGHTS


     Pursuant to the terms of an Investor Rights Agreement, and the holders of 7,760,202 shares of the outstanding common stock (who were former holders of Series B convertible preferred stock and Series C redeemable preferred stock) or their permitted transferees are entitled to rights with respect to the registration of such shares under the Securities Act. The holders of at least 60% of the registrable securities may require bamboo.com, subject to limitations, to file a registration statement covering at least 30% of the registrable securities or any lesser amount of shares if the aggregate gross offering price of at least $10 million. bamboo.com is not required to effect (i) more than two such registrations pursuant to such demand registration rights;
(ii) a registration within 60 days following the determination by our board of directors to file a registration statement; (iii) a registration during the period in which any other registration statement has been filed or has been declared effective within the prior six months; or (iv) a registration for a period not to exceed 90 days, if the board of directors of bamboo.com has made a good faith determination that such registration would be seriously detrimental to bamboo.com or to its shareholders. Furthermore, pursuant to the terms of the Investor Rights Agreement, the holders of the registrable securities are entitled to piggyback registration rights in connection with any registration by bamboo.com of its securities for its own account or the account of other security holders. In the event that bamboo.com proposes to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein.


     At any time after bamboo.com becomes eligible to file a registration statement on Form S-3, holders of $1,000,000 of registrable securities may require bamboo.com to file registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. bamboo.com is not required to effect more than one such registration in any 12 month period.

     Each of the foregoing registration rights is subject to conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares of registrable securities to be included in such registration. The registration rights with respect to any holder thereof terminate upon the earlier of August 26, 2004 or when the shares held by such holder may be sold under Rule 144 during any 90 day period.

bamboo.com is required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the registrable securities would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The Investor Rights Agreement also contains a commitment of bamboo.com to indemnify the holders of registration rights, subject to limitations.


     Holders of the shares of common stock issuable upon exercise of the warrant described above are entitled to piggyback registration rights.


     The merger agreement allows the bamboo.com board of directors to grant registration rights to the holders of Series C Convertible Preferred Stock of bamboo.com's Canadian subsidiary with respect to the shares of bamboo.com common stock issuable upon conversion.

EFFECT OF SELECTED PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTITAKEOVER STATUTE

     Provisions of bamboo.com's restated certificate of incorporation and bylaws allow bamboo.com to issue preferred stock without any vote or further action by the shareholders and eliminate the right of shareholders to act by written consent without a meeting. These provisions may make it more difficult for shareholders to take corporate actions and could have the effect of delaying or preventing a change in control of bamboo.com.

     bamboo.com is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 of Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the interested shareholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner.

     bamboo.com's restated certificate of incorporation provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. bamboo.com's restated certificate of incorporation eliminates the right of shareholders to act by written consent without a meeting and bamboo.com's bylaws eliminate the right of shareholders to call special meetings of shareholders. The restated certificate of incorporation does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of bamboo.com. The amendment of any of these provisions would require approval by the board of directors and holders of at least 66 2/3% of the outstanding common shares.

BOARD OF DIRECTORS VACANCIES

     bamboo.com's bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS


     bamboo.com's restated certificate of incorporation provides that shareholders may act only at duly called annual or special meetings of shareholders, not by written consent. bamboo.com's bylaws further provide that special meetings of our shareholders may be called only by the president, chief executive officer or chairman of the board of directors or a majority of the board of directors.


ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     bamboo.com's restated bylaws provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at bamboo.com's annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to, or mailed and received at, bamboo.com's principal executive offices not less than 120 days prior to the first anniversary of the date of notice of annual meeting provided with respect to the previous year's annual meeting of shareholders' provided, that if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than such anniversary, notice by the shareholder, to be timely, must be received before the solicitation is made. The restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may discourage shareholders from bringing matters before bamboo.com annual meeting of shareholders or from making nominations for directors at the bamboo.com annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

     bamboo.com's authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to limitations imposed by the NASDAQ National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling bamboo.com, bamboo.com has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                           AMENDMENT TO BAMBOO.COM'S
                     RESTATED CERTIFICATE OF INCORPORATION

     bamboo.com is asking its shareholders to approve an amendment to bamboo.com's restated certificate of incorporation to increase the authorized number of shares of bamboo.com common stock from 70 million shares to 150 million shares. A form of the amendment is attached as Annex F to this joint proxy statement/prospectus. This amendment is designed to allow for future stock issuances by bamboo.com for purposes such as raising funds for general operating purposes, acquisition of assets or employee incentives. If approved, the amendment to the restated certificate of incorporation will take effect only if the merger is completed.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the merger, 44,884,140 shares of common stock will be outstanding. These shares will be freely tradable without restriction under the Securities Act, except for the shares held by "affiliates" of the combined company (within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act). The resale of those shares will be subject to the limitations of Rule 144 or Rule 145, as applicable. In general, under Rule 144 as currently in effect, persons who may be deemed affiliates of the combined company or affiliates of bamboo.com or IPIX prior to the merger would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the combined company's common stock (approximately 448,841 shares upon completion of the merger) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the combined company. In general, under Rule 145, affiliates of the combined company (which generally is defined to include affiliates of bamboo.com and IPIX prior to the merger) would also be subject to the above restrictions on sales of the combined company's common stock.


     In addition, a person or persons whose shares are aggregated who has not been an affiliate of the combined company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.


     In connection with the initial public offerings of bamboo.com and IPIX, officers, directors and shareholders of the two companies holding 17,571,542 shares of bamboo.com common stock and 11,625,021 shares of IPIX common stock entered into lock-up agreements with their underwriters. Under the lock-up agreements, these officers, directors and shareholders agreed not to offer or sell any shares of common stock for a period of 180 days after the respective IPOs without the prior written consent of their underwriters. In order to ensure that former shareholders of each company will be subject to the same lock-up period upon consummation of the merger, bamboo.com has obtained the consent of Prudential Securities, as the representative of the several underwriters, to shorten the lock-up period applicable to its current shareholders such that the lock-up periods of both companies will expire substantially concurrently.

                       MANAGEMENT OF THE COMBINED COMPANY

DIRECTORS AND EXECUTIVE OFFICERS


     It is expected that the board of the combined company at the effective time will consist of nine persons: James M. Phillips, Laban P. Jackson, Jr., John S. Hendricks and John Trezevant, each of whom was designated by IPIX; Leonard B. McCurdy, Kevin B. McCurdy, John Moragne and Philip Sanderson, each of whom is a director of bamboo.com; and a ninth member mutually agreed upon by the chairmen of IPIX and bamboo.com. The board of the combined company will be divided into three classes, with the initial term of office of the first, second and third classes expiring at the first, second and third annual meetings of the shareholders of the combined company. The first class of directors will consist of Philip Sanderson, John Trezevent and John S. Hendricks, the second class will consist of Leonard B. McCurdy, John Moragne and Laban P. Jackson, Jr., and the third class will consist of Kevin B. McCurdy, James M. Phillips and the mutually agreed upon independent director.


     Each officer is elected by, and serves at the discretion of, the board of directors. Each of our officers and directors, other than nonemployee directors, devotes full time to the affairs of the combined company. Nonemployee directors devote such time to the combined company's affairs as is necessary to discharge their duties. There are no close family relationships among any of the directors, officers or key employees of the combined company except that Leonard
B. McCurdy is the father of Kevin B. McCurdy.

     The following persons are expected to be named directors and executive officers of the combined company as of the effective time. Additional persons may be designated as executive officers of the combined company prior to consummation of the merger.


NAME                                AGE                   POSITION
----                                ---                   --------
James M. Phillips.................   47      Chairman of the Board and Chief
                                             Executive Officer
Leonard B. McCurdy................   52      Vice Chairman of the Board
Laban P. Jackson, Jr..............   55      Vice Chairman of the Board
Jeffrey D. Peters.................   47      President
John J. Kalec.....................   48      Chief Financial Officer
Mark R. Searle....................   36      Chief Operating Officer
John S. Hendricks.................   47      Director
Kevin B. McCurdy..................   25      Director
John Moragne......................   42      Director
Philip Sanderson..................   31      Director
John Trezevant....................   48      Director


     JAMES M. PHILLIPS has been the chairman and chief executive officer of IPIX since March 1997 and has been a member of IPIX's board of directors since 1995. From June 1995 to March 1997, Mr. Phillips was corporate vice president of Motorola, Inc.'s multimedia markets division, a division that manufactures, markets and sells cable modems and other advanced telecommunications products and systems. From June 1994 to June 1995, Mr. Phillips was vice president and general manager for Motorola's personal communication systems division, a division that designs, manufactures, markets and distributes PCS subscriber and infrastructure systems and equipment and other intelligent devices. Mr. Phillips also serves on the Fogelman School of Business board of advisors at the University of Memphis and on the Chancellor's advisory council for enhancement for the University of Tennessee, and as a director of Tennessee Technology, Inc. and the East Tennessee Economic Council. Mr. Phillips holds a bachelor's degree and a master's degree in business administration from the University of Memphis.


     LEONARD B. MCCURDY has served as chairman and a member of bamboo.com's board of directors since its inception. Since January 1999, Mr. McCurdy served as bamboo.com's chief executive officer. Since 1991, Mr. McCurdy has served as the President of Lanek Limited, a private investment holding company. Lanek Limited is a shareholder of bamboo.com. From 1988 to 1991, Mr. McCurdy served as president and chief executive officer of ISM Information Systems Management Corporation, a company that provided large technology solutions. Mr. McCurdy is the father of Kevin B. McCurdy.


     LABAN P. JACKSON, JR. has been a director of IPIX since 1989. Since January 1989, Mr. Jackson has served as chairman of Clear Creek Properties, a real estate development company. Mr. Jackson is a director of BankOne Corporation, TBN Holdings, Inc. and Gulf Stream Home and Garden, Inc. Mr. Jackson is a graduate of the United States Military Academy.

     JEFFREY D. PETERS joined IPIX in August 1998 and serves as its president and chief operating officer. From February 1996 to August 1998, Mr. Peters was vice president/general manager of Eastman Kodak Company's digital imaging group. From September 1991 to February 1996, Mr. Peters was vice president and general manager of the semiconductor sector of Harris Corporation. Mr. Peters holds a bachelor's degree from the University of Michigan and a master's degree in business administration from the Florida Institute of Technology.

     JOHN J. KALEC joined IPIX in August 1998 and serves as vice president and chief financial officer. From August 1996 to August 1998, Mr. Kalec was chief financial officer of Clayton Homes, Inc., a company specializing in manufactured housing headquartered in Knoxville, Tennessee. From January 1996 to August 1996, Mr. Kalec served as senior vice president of Philips Lighting Americas. From July 1992 to December 1995, he served as managing director, finance and accounting for Philips Components International B.V., located in Eindhoven, the Netherlands. Mr. Kalec holds a bachelor's degree in business administration from Lewis University and a master's degree in accountancy from DePaul University. Mr. Kalec is a director of Clayton Homes, Inc.


     MARK R. SEARLE joined bamboo.com as chief operating officer in January 1999. From October 1997 to November 1998, Mr. Searle served as the chief operating officer of Cybergold, Inc., an online incentive marketing company. From December 1994 to April 1997, Mr. Searle served as the vice president of operations and chief operating officer of Plynetics Express Corporation, a rapid prototyping company. From August 1994 to December 1994, Mr. Searle served as a senior consultant for Deloitte & Touche, LLP. Mr. Searle holds a B.A. in English and creative writing from Princeton University and a master's degree in business administration from the Harvard Graduate School of Business.



     JOHN S. HENDRICKS has been a director of IPIX since January 1997. Since 1982, Mr. Hendricks has been chairman and chief executive officer of Discovery

Communications, Inc., a television broadcasting company. He is also a member of the boards of directors of Excalibur Technologies Corporation, the National Museum of Natural History, Smithsonian Institution, the James Madison Council, the Library of Congress, the National Cable Television Association and the Academy of Television Arts and Sciences. Mr. Hendricks is also a member of the advisory board of the Lowell Observatory, chairman of the board of trustees of the Walter Kaitz Foundation and Co-chair for the CEO Forum on Education and Technology. Mr. Hendricks holds a bachelor's degree and an honorary doctorate from the University of Alabama.



     KEVIN B. MCCURDY founded bamboo.com in November 1995 and has served as an executive vice president and director of bamboo.com since its inception. From September 1991 to June 1995, Mr. McCurdy attended Babson College where he earned a bachelor of science in business administration. Mr. McCurdy is the son of Leonard B. McCurdy.



     JOHN MORAGNE has served as director of bamboo.com since March 1999. Since May 1993, Mr. Moragne has served as managing director of Trident Capital, a private equity investment firm. Mr. Moragne is currently a director of DAOU Systems, Inc., MapQuest.com, Inc. and Newgen Results Corp. Mr. Moragne holds a bachelor of arts from Dartmouth College, a master of sciences degree from the Stanford Graduate School of Applied Earth Sciences and a master's degree in business administration from the Stanford Graduate School of Business.



     PHILIP SANDERSON has served as director of bamboo.com since March 1999. Mr. Sanderson is a partner with Walden Media, L.L.C., a private equity investment firm. Prior to joining Walden Media, L.L.C., Mr. Sanderson was an associate with Robertson Stephens, an investment banking firm. Prior to joining Robertson Stephens, Mr. Sanderson worked in the corporate finance group at Goldman Sachs & Co., an investment banking firm. Mr. Sanderson holds a bachelor of arts from Hamilton College and a master's degree in business administration from the Harvard Graduate School of Business.



     JOHN TREZEVANT has been a director of IPIX since December of 1999. Since 1994, Mr. Trezevant has been president of Trezevant Realty Corporation and general partner of Trezevant Properties.


BOARD COMMITTEES


     The audit committee of the board of directors will review the internal accounting procedures of the combined company and consult with and review the services provided by our independent accountants. Following the merger, the audit committee will consist of members appointed by the board of directors.



     The compensation committee of the board of directors will review and recommend to the Board the compensation and benefits of all executive officers of the combined company, will administer the combined company's stock option plans and employee stock purchase plan and will establish and review general policies relating to compensation and benefits of employees of the combined company. Following the merger, the compensation committee will consist of members appointed by the board of directors. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company.



     The company's have agreed to form a nominating committee for the election of directors in the future. The nominating committee will use its best efforts for each of the next two years to nominate the class of directors whose term is expiring for reelection. The members of the nominating committee will be appointed by the board of directors of the combined company.


DIRECTOR COMPENSATION

     Directors will not receive cash compensation for their service as members of the board of directors, although they are reimbursed for expenses in connection with attendance at board and committee meetings. Additional compensation is not provided for committee participation or special assignments of the board of directors. From time to time, the directors of bamboo.com and IPIX have received and may continue to receive grants of options to purchase common stock.

EXECUTIVE COMPENSATION


     The following table sets forth the total compensation, for the fiscal year ended December 31, 1998, paid to or accrued by executive officers of bamboo.com and IPIX who are expected to become executive officers (including the chief executive officer) of the combined company.


Summary Compensation Table


                                                                             LONG-TERM
                                   1998 ANNUAL COMPENSATION             COMPENSATION AWARDS
                             ------------------------------------     -----------------------
                                                     OTHER ANNUAL     RESTRICTED   SECURITIES
                                                     COMPENSATION       STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION  SALARY($)    BONUS($)        $             AWARDS     OPTIONS(#)
---------------------------  ---------    --------   ------------     ----------   ----------
James M. Phillips........    $383,438      $  --       $214,989(1)          --           --
  Chairman and Chief
  Executive Officer
Leonard B. McCurdy.......      10,109(2)      --        137,643        $34,758      560,000(3)
  Vice Chairman of the
  Board
Jeffrey D. Peters........     112,692(4)      --         25,000(5)          --           --
  President
John J. Kalec............      62,372(6)      --             --             --           --
  Chief Financial Officer
Mark R. Searle...........           0(7)      --             --             --           --
  Chief Operating Officer


-------------------------


(1) This amount represents a relocation expense of $190,794 and life insurance premiums of $24,195 IPIX paid on behalf of Mr. Phillips.



(2) Leonard McCurdy received $10,109 for fees for services rendered to bamboo.com for fiscal year ended December 31, 1998.



(3) These options and stock were granted to Lanek Limited, an entity affiliated with Leonard McCurdy.



(4) Annualized salary for 1998 was $300,000.



(5) This amount represents a relocation expense for Mr. Peters.

(6) Annualized salary for 1998 was $175,000.



(7) Mr. Searle joined bamboo.com in January, 1999.


Option Grants in Last Fiscal Year and the Nine Months ended September 30, 1999


     The following table sets forth information with respect to stock options granted to the named officers in the last fiscal year.



                                         INDIVIDUAL GRANTS
                       ------------------------------------------------------        POTENTIAL REALIZABLE VALUE
                       NUMBER OF      PERCENT OF                                       AT ASSUMED ANNUAL RATE
                       SECURITIES   TOTAL OPTIONS                                    OF STOCK PRICE APPRECIATION
                       UNDERLYING     GRANTED TO     EXERCISE OR                       FOR THE OPTION TERM(1)
                        OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   -------------------------------------
                        GRANTED     FISCAL YEAR(1)     ($/SH)         DATE        0%($)        5%($)        10%($)
                       ----------   --------------   -----------   ----------   ----------   ----------   -----------
Leonard B.
  McCurdy(2)(3)......   560,000        29.94%          $0.002       02/12/08    $3,918,880   $6,384,147   $10,166,350
Jeffrey D.
  Peters(4)..........   102,027        19.00%            5.94             (5)           --    1,980,131     2,983,596
John J. Kalec(4).....    42,511         7.90%            5.94             (6)           --      825,050     1,243,158


-------------------------

(1) Assumes increases in the fair market value of the common stock of 5% and 10% per year from the initial public offering price for bamboo.com's common stock ($7) and IPIX's common stock ($18) over the terms of the options in compliance with the rules and regulations of the Securities and Exchange Commission, and does not represent an estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values presented in the table.

(2) These options were granted to Lanek Limited, an entity affiliated with Leonard McCurdy.

(3) Represents shares of bamboo.com common stock.

(4) Represents shares of IPIX common stock.

(5) Mr. Peters' stock options vest in equal amounts over a three year period and expire in equal amounts on August 17, 2004, 2005 and 2006.


(6) Mr. Kalec's stock options vest in equal amounts over a three year period and expire in equal amounts on August 24, 2004, 2005 and 2006.

     The following table sets forth option grants to the named officers of the combined company for the time period of January 1, 1999 to September 30, 1999.


                                                           INDIVIDUAL GRANTS
                                                ---------------------------------------
                                                   NUMBER OF
                                                  SECURITIES      EXERCISE
                                                  UNDERLYING       PRICES    EXPIRATION
                     NAME                       OPTIONS GRANTED    ($/SH)       DATE
                     ----                       ---------------   --------   ----------
James M. Phillips(1)..........................       136,036       $7.70       4/9/09
Leonard B. McCurdy(2).........................        42,000(3)    $0.18       1/1/09
                                                     336,000(4)    $0.18       2/2/09
Jeffrey D. Peters(1)..........................        34,009       $7.70       4/9/09
John J. Kalec(1)..............................        59,516       $7.70       4/9/09
Mark R. Searle(2).............................       112,000(5)    $0.18       2/2/09
                                                      56,000(5)    $0.27       4/6/09


-------------------------

(1) Represents shares of IPIX common stock.

(2) Represents shares of bamboo.com common stock.

(3) These options were fully exercisable on the date of grant.

(4) These options became fully exercisable upon the completion of bamboo.com's initial public offering.

(5) 25% of the shares subject to these options became exercisable upon the completion of bamboo.com's initial public offering.

Fiscal Year-End Option Exercises and Values

     The following table provides summary information concerning options exercised and the value of stock option holdings for the fiscal year ended December 31, 1998 by each of the named officers.


                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES                          UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON                             FY-END(#)                     FY-END($)
                              EXERCISE     VALUE REALIZED   ---------------------------   ---------------------------
NAME                             (#)            ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------------   -----------   -------------   -----------   -------------
James M. Phillips(1)(2)....         --              --        579,016        193,005      $8,291,509     $2,763,832
Leonard B.
  McCurdy(3)(4)(5).........    560,000        $137,643             --             --              --             --
Jeffrey D. Peters(1)(2)....         --              --             --        102,027              --      1,230,446
John J. Kalec(1)(2)........         --              --             --         42,511              --        512,683
Mark R. Searle(1)..........         --              --             --             --              --             --


-------------------------

(1) These officers did not exercise any options in 1998.

(2) Represents shares of IPIX common stock.

(3) Represents shares of bamboo.com common stock.

(4) These options were granted to Lanek Limited, an entity affiliated with Leonard B. McCurdy.


(5) Mr. McCurdy did not hold any options as of December 31, 1998.

BAMBOO.COM'S STOCK PLANS

Amended and Restated 1998 Employee, Director and Consultant Stock Plan


     Proposed Amendment to the 1998 Stock Plan. The 1998 stock plan provides for the grant to employees of bamboo.com of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Up to an initial aggregate amount of 8,179,394 shares of bamboo.com common stock are authorized to be reserved for issuance under the 1998 Plan. Beginning on the first day of bamboo.com's fiscal year 2000, this initial aggregate amount may be increased annually by the lesser of 1,400,000 shares, 5% of the outstanding shares on that date, or an amount determined by the board of directors. The board of directors recommends that the shareholders approve an amendment to the 1998 stock plan that would increase this permitted annual increase amount from 1,400,000 shares to 2,800,000 shares in order to provide a sufficient reserve of shares for option grants to the additional employees, directors and consultants eligible under the 1998 stock plan as a result of the merger and for additional grants in the future. Benefits to be received in the future under the 1998 stock plan as a result of the proposed amendment are not determinable. A copy of the 1998 stock plan is attached as Annex H to this joint proxy statement/prospectus.


     The board of directors of bamboo.com adopted the 1998 stock plan in December 1998 and the shareholders of bamboo.com approved the 1998 stock plan in December 1998. In connection with the initial public offering of bamboo.com, the board of directors of bamboo.com approved the amendment and restatement of the 1998 plan in July 1999 and the shareholders approved the amendment and restatement in July 1999.

     Number of bamboo.com's Shares of Common Stock Available under the 1998 Stock Plan. As of September 30, 1999, a total of 8,179,394 shares of common stock were reserved for issuance pursuant to the 1998 stock plan, of which options to acquire 5,675,886 shares were issued and outstanding as of that date. The 1998 stock plan provides for annual increases in the number of shares available for issuance under the 1998 plan, as described above under "Proposed Amendment to the 1998 Stock Plan."

     Administration of the 1998 Stock Plan of bamboo.com. The bamboo.com 1998 stock plan administrator, which is the board of directors of bamboo.com or a committee of the board, administers the 1998 stock plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, the committee consists of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise and to select participants for the 1998 stock plan.

     bamboo.com's Options. Options granted under the stock plan may be incentive stock options, or ISOs, that are intended to meet all of the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code or nonqualified stock options, NQSOs, that are not intended to so qualify. Each option granted under the stock plan will be designated as either and ISO or a NQSO in an option agreement entered into between bamboo.com and the optionee. Each option agreement is subject to the terms and conditions of the stock plan. The administrator determines the exercise price of NQSOs granted under the bamboo.com's 1998 stock plan, but with respect to NQSOs intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be equal to at least the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any ISO granted must equal at least 110% of the fair market value on the grant date and the term of any ISO may not exceed five years. The term of all other options granted under the 1998 stock plan may not exceed ten years. For purposes of the 1998 stock plan, "fair market value" generally means the closing sales price as quoted on an established stock exchange or a national market system for the last market trading day prior to the time of determination. As of December 15, 1999, the closing sales price reported by the NASDAQ National Market was $16.06 per share.


     After termination of an optionee's status as an employee, director or consultant of bamboo.com, an optionee generally must exercise an option granted under the 1998 stock plan within the time period set forth in the optionee's option agreement, or in the absence of a specified time within 3 months or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term.

     bamboo.com Stock Purchase Rights. bamboo.com stock purchase rights granted under the 1998 stock plan are granted at the fair market value of bamboo.com's common stock at the time of grant as determined by the administrator of the 1998 stock plan. Unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase right shall grant bamboo.com a repurchase option that is exercisable upon the voluntary or involuntary termination of the purchaser's service with bamboo.com for any reason, including death or disability. The purchase price for share repurchases pursuant to restricted stock purchase agreements shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to bamboo.com. Any repurchase option shall lapse at the rate that the administrator determines.

     Transferability of bamboo.com Options and Stock Purchase Rights. An optionee generally may not transfer options and stock purchase rights granted under the 1998 stock plan, and only the optionee may exercise an option or stock purchase right during his or her lifetime.

     Adjustments upon Merger or Asset Sale or Other Corporate Events. The bamboo.com 1998 stock plan provides that in the event of a merger of bamboo.com with or into another corporation or a sale of substantially all of our assets, the successor corporation shall assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the bamboo.com administrator shall provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of fifteen days from the date of the notice. The bamboo.com option or stock purchase right will terminate upon the expiration of the fifteen-day period. In addition, options granted under the bamboo.com 1998 stock plan may provide, and past grants have provided, for additional vesting in the event of a change of control of bamboo.com. Upon a stock split, combination or similar corporate event, the 1998 stock plan provides for appropriate adjustments to the number of shares authorized under the 1998 stock plan and options outstanding thereunder.

     Amendment and Termination of the bamboo.com 1998 Stock Plan. Unless terminated sooner, the bamboo.com 1998 stock plan will terminate automatically in 2008. In addition, the administrator has the authority to amend, suspend or terminate the bamboo.com 1998 plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the bamboo.com 1998 stock plan.

     Federal Tax Consequences. The 1998 stock plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Internal Revenue Code. The federal income tax consequences to bamboo.com and to any person granted an option under the 1998 stock plan under the applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder are substantially as follows:

     NQSOs. No income will be recognized by an optionee upon the grant of an NQSO. On the exercise of an NQSO, the optionee will generally have ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the exercise price of the option. The income recognized by an optionee who is also an employee of bamboo.com will be subject to tax withholding. Upon a later sale of the shares, the optionee will have capital gain or loss in an amount equal to the difference between the amount realized on the sale and tax basis of the shares held.

     bamboo.com will be entitled to tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NQSO.

     ISOs. No income will be recognized by an optionee upon the grant of an ISO. Also, the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were an NQSO) and no deduction will be allowed to bamboo.com federal income tax purposes in connection the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the options and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will have ordinary income in the year of disposition equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale of the stock and the optionee will have capital gain or loss in an amount equal to the difference between (1) the amount realized by the optionee upon the disposition of the shares and (2) the option price paid by the optionee increased by the amount of ordinary income, if so recognized by the optionee. bamboo.com will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee if the shareholder fails to satisfy the ISO holding period requirements.

     Stock Purchase Rights. There will be no federal income tax consequences to either a participant or bamboo.com upon the grant of a stock purchase right. At the time that shares acquired under the stock purchase right become transferable or, if earlier, nonforfeitable, a participant generally will recognize taxable income equal to the difference between the fair market value of the shares acquired and the purchase price paid under the stock purchase right and, subject to Section 162(m) of the Internal Revenue Code and a participant including such compensation in income and bamboo.com satisfying applicable reporting requirements, bamboo.com will be entitled to a corresponding deduction. Under certain circumstances, however, a participant may elect, within thirty days after the acquisition of shares under a stock purchase right, to recognize ordinary income as of the date of acquisition and bamboo.com will be entitled to a corresponding deduction at that time.

     The foregoing is only a summary of the effects of federal income taxation upon the optionee and bamboo.com with regard to the grant and exercise of options under the plan. Such summary does not purport to be complete and reference should be made to the applicable provisions of the Internal Revenue Code.

bamboo.com's 1999 Employee Stock Purchase Plan.


     Proposed Amendment to the Purchase Plan. The purchase plan described below provides employees of bamboo.com the opportunity to purchase, initially, up to an aggregate of 700,000 shares of bamboo.com common stock. Beginning on the first day of bamboo.com's fiscal year 2000, this initial aggregate amount may be increased annually by the lesser of 700,000 shares, 2.5% of the outstanding shares on that date, or an amount determined by the board of directors. The board of directors recommends that the shareholders approve an amendment to the purchase plan that would increase this permitted annual increase amount from 700,000 shares to 1,400,000 shares in order to provide a sufficient reserve of shares for share purchases by the additional employees who will become eligible under the purchase plan as a result of the merger. Benefits to be received in the future under the purchase plan as a result of the proposed amendment are not determinable.


     The bamboo.com board of directors adopted the 1999 employee stock purchase plan in June 1999, and the shareholders approved the purchase plan in July 1999. A copy of the purchase plan is attached as Annex G to this joint proxy statement/prospectus.

     Number of Shares of bamboo.com Common Stock Available under the Purchase Plan. A total of 700,000 shares of bamboo.com common stock has been reserved for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year of bamboo.com, beginning with fiscal year 2000, as described in the preceding paragraph.

     Administration of the bamboo.com Purchase Plan. The bamboo.com board of directors, or a committee appointed by the board, administers the purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

     Eligibility to Participate. bamboo.com employees are eligible to participate if they are customarily employed by bamboo.com or its subsidiary for at least 20 hours per week over five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such an employee:

     - immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of bamboo.com, or

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

     - owns rights to purchase stock under all employee stock purchase plans of bamboo.com accruing at a rate exceeding $25,000 worth of stock for each calendar year.

     Offering Periods and Contributions. The bamboo.com purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, overlapping 24 month offering periods. Each offering period includes four 6 month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commenced on the first trading day on or after the effective date of the initial public offering and ends on the last trading day on or before April 30, 2001.

     The bamboo.com purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 10,000 shares.


     Purchase of bamboo.com Shares. Amounts deducted and accumulated by the participant are used to purchase shares of bamboo.com common stock at the end of each offering period. The price of the stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or the end of the applicable purchase period. In the event the fair market value at the end of a purchase period is less than the bamboo.com fair market value of the common stock at the beginning of the offering period, participants will be withdrawn from the current offering period and will automatically be re-enrolled in a new offering period. For purposes of the purchase plan, "fair market value" generally means the closing sales price as quoted on an established stock exchange or a national market system for the last market trading day prior to the time of determination. As of December 15, 1999, the closing sales price reported by the NASDAQ National Market was $16.06 per share. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with bamboo.com.


     Transferability of Rights. A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as may be otherwise provided under the purchase plan.

     Adjustments upon Merger or Asset Sale of bamboo.com. The bamboo.com purchase plan provides that, in the event of a merger of bamboo.com with or into another corporation or a sale of substantially all of our assets, the successor corporation may assume or substitute for each outstanding right to purchase shares of bamboo.com common stock under the purchase plan. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     Amendment and Termination of the Purchase Plan. The bamboo.com 1999 purchase plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the purchase plan, except that, subject to the exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

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

     New Plan Benefits. Benefits to be received in the future under the purchase plan are not currently determinable.

     Federal Income Tax Consequences. The purchase plan is not subject to any provision of ERISA, and is not qualified under Section 401(a) of the Internal Revenue Code. The federal tax consequences to any participant under the purchase plan and to bamboo.com under the applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder are substantially as follows:

     A participant will not realize taxable income upon the grant of an option to purchase shares or upon the purchase of shares under the purchase plan.

     If a participant disposes of shares acquired under the purchase plan, the amount of ordinary income, capital gains or capital loss realized will depend on the holding period of the shares. Under current federal law, the applicable capital gain rate is determined by the amount of time the shares were held by the participant.

     If the participant disposes of shares acquired under the purchase plan more than one year after the shares have been transferred and more than two years after the date of grant, any gain from the sale generally will be long-term capital gain.

     If the shares acquired are disposed of within either of the holding periods described above (a "Disqualifying Disposition"), the participant will realize ordinary income equal to the excess of the fair market value of the shares on the date of purchase pursuant to the purchase plan over the purchase price. This excess is taxed as ordinary income even if the shares are sold at a loss. In addition, the participant will have capital gain or loss measured by the difference between (i) the sale price and (ii) the purchase price plus the amount of ordinary income recognized.

     bamboo.com generally is not entitled to an income tax deduction when any participant exercises an option to purchase a share under the purchase plan or upon the subsequent disposition of any such share. If the disposition is a Disqualifying Disposition, bamboo.com will be entitled to an income tax deduction in the year of such disposition in an amount equal to the amount of ordinary income recognized by the participant as a result of such disposition subject to the participant including such amount in income and bamboo.com satisfying applicable reporting requirements.

     The foregoing is only a summary of the effects of federal income taxation upon the participant and bamboo.com with regard to the grant and purchase of shares under the purchase plan. Such summary does not purport to be complete and reference should be made to the applicable provisions of the Internal Revenue Code.

IPIX 1997 EQUITY COMPENSATION PLAN


     IPIX's 1997 Equity Compensation Plan (as amended) was originally adopted by the board of directors in November 1997, and was approved by its shareholders in December 1997. The plan provides for the grant of incentive and nonqualified options to purchase up to an aggregate of 1,998,559 shares of IPIX common stock to employees, officers, directors, consultants and independent contractors of the company or any of its affiliates. The board of directors has adopted a resolution recommending that the shareholders approve an amendment to the plan that would increase by 1,000,000 the number of shares that may be issued under the plan. The board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the plan over the term of such plan unless the additional shares are authorized. A copy of the plan as amended is attached as Appendix I to this joint proxy statement/prospectus.

     Purpose. The purpose of the plan is to enhance the long-term profitability and shareholder value of IPIX by offering an opportunity to invest in our capital stock to those employees, officers, directors, consultants and advisors who are key to the growth and success of IPIX, to encourage them to continue to provide services to IPIX and its subsidiary and to encourage them to acquire and maintain stock ownership in IPIX.

     Administration. The plan may be administered by IPIX's board of directors or by a committee of the board of directors. All members of the committee serve at the discretion of the board of directors. The committee is authorized to administer and interpret the plan, subject to its express provisions, and to make all determinations necessary or advisable for the administration of the plan.

     The plan provides that the board of directors has the authority to determine from time to time the eligible participants to whom stock options are to be granted, the number of shares of common stock for which options are exercisable and the purchase price of the shares, and all other terms and conditions of the options.

     Shares Subject to the Plan. The plan authorizes the granting of options to purchase up to 2,998,559 shares of IPIX's common stock. The number of shares may be adjusted. As of October 31, 1999, options to purchase 2,016,778 shares of IPIX's common stock had been granted under the plan. Considering all options to purchase IPIX shares, options to purchase 1,518,910 shares are currently exercisable. If options expire or are terminated for any reason without being exercised, the shares of IPIX's common stock subject to these options again will be available for grant.

     Types of Options. Options granted under the plan may be incentive stock options, or ISOs, that are intended to meet all of the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code or nonqualified stock options, NQSOs, that are not intended so to qualify. Each option granted under the plan must be evidenced by an agreement duly executed on behalf of IPIX. Each agreement will comply with and be subject to the terms and conditions of the plan. Any agreement may contain such other terms, provisions and conditions not inconsistent with the plan as may be determined by the committee.

     Limitations. During any calendar year, an optionee may not receive options to purchase IPIX common stock for more than 25% of the total number of shares of common stock reserved under the plan. Each ISO provides that, if the aggregate fair market value (as defined below) of the shares on the date of grant with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year, under the plan, exceeds $100,000, then the option, as to the excess, shall be treated as an NQSO. An ISO may not be granted to any person who is not an employee of IPIX. If and to the extent that an option designated as an ISO fails to qualify under the Internal Revenue Code, the option will remain outstanding according to its terms as an NQSO.


     Persons who May Participate. All employees of IPIX, including employees who are officers or members of the IPIX board of directors, and members of the board of directors who are not employees shall be eligible to participate in the plan. Consultants and advisors who perform services to IPIX are eligible to participate in the plan if they render bona fide services and the services are not in connection with the offer or sale of securities in a capital-raising transaction. The committee determines the number of shares that will be subject to each grant of options to employees, directors, officers, consultants and advisors, subject to approval of the board of directors with respect to options granted to non-employee directors and members of the committee.


     Terms and Conditions of Options. The price at which shares may be purchased upon exercise of an option shall be fixed by the committee, in its sole discretion. The option price of an NQSO may be greater than, equal to or less than the fair market value of the underlying IPIX shares of common stock on the date of grant. The option price of any ISO granted under the plan will not be less than the fair market value of the underlying IPIX shares of common stock on the date of grant. The committee will also determine the term of each option; provided that the exercise period may not exceed ten years from the date of grant. The price of an ISO granted to a person who owns more than 10% of our stock must be at least equal to 110% of the fair market value of IPIX common stock on the date of grant, and the ISO's term may not exceed five years. For purposes of the plan, "fair market value" means the last reported sale price of the stock on the relevant date as reported by the NASDAQ National Market, or if there were no trades on that date, the latest preceding date upon which a sale was reported. As of December 15, 1999, the closing sale price reported by the NASDAQ National Market was $23.69 per share. An optionee may pay the exercise price in cash, by delivering shares of IPIX common stock already owned by the optionee and having a fair market value on the date of exercise equal to the option price, or by any other method as the committee may approve. The optionee must pay to IPIX applicable withholding taxes upon exercise of the option as a condition to receiving the shares. The committee may impose vesting and other conditions on options as the committee deems appropriate. Options may be exercised while the optionee is an employee, officer, director, consultant or advisor or within the following specified periods after termination of the optionee's employment or services.


     If the optionee ceases to be employed or provide service to IPIX for any reason other than "death," "disability," or "termination for cause," as those terms are defined in the plan, any option which is otherwise exercisable will terminate unless exercised within ninety (90) days of the date on which the optionee ceases to be employed by or provide service to IPIX, but in any event no later than the date of expiration of the option term.

     If the optionee is terminated for cause, any option held by the optionee will terminate as of the date the optionee ceases to be employed by, or provide service to, IPIX. If the optionee becomes disabled, any option held by the optionee which is otherwise exercisable will terminate unless exercised within one year after the date on which the optionee ceases to be employed by or provide service to, IPIX, but in any event no later than the date of expiration of the option term. If the optionee dies, or dies within ninety (90) days after the date on which the optionee ceases to be employed, or provide service, to IPIX for a termination of employment or service for any reason other than "death," "disability," or "termination for cause," any option held by the optionee which is otherwise exercisable will terminate unless exercised within one year after the date on which the optionee ceases to be employed by or provide service to, IPIX, but in no event no later than the date of expiration of the option term. Any of the optionee's options that are not otherwise exercisable as of the date on which the optionee ceases to be employed by or provide service to IPIX shall terminate as of that date.

     Amendment and Termination. IPIX's board of directors may terminate or amend the plan at any time, provided that it has shareholder approval, if approval is required under the terms of the plan. No termination or amendment of the plan will adversely effect the rights of any optionee under an option previously granted unless the optionee consents or the grant is contrary to law. The committee may accelerate the exercisability on any or all outstanding options at any time for any reason. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated either by the board of directors or unless extended by the board of directors with approval of the shareholders of IPIX.

     Adjustments. In the event of any change in the common stock of IPIX by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, consolidation or reorganization in which IPIX is the surviving corporation, by reason of a reclassification or change in par value, or by reason of any extraordinary or unusual event affecting the outstanding common stock of IPIX, options which are granted that have not been exercised will be appropriately adjusted. An optionee, at the time of the change will be entitled, upon exercise of the option, to the same number of shares and class of common stock as if the option had been exercised prior to the change in common stock.

     Nontransferability. The options are exercisable during the lifetime of the optionee only by the optionee or his or her authorized representative. An optionee may not transfer the options except by will or by the laws of descent and distribution or, with respect to NQSOs, if the committee permits.

     Change of Control. In the event of a change of control (as defined in the plan), any outstanding options will become fully exercisable, unless the committee determines otherwise. If a merger takes place where IPIX is not the surviving corporation, all outstanding IPIX options will be assumed or replaced with comparable options. The committee may require that optionees surrender their outstanding options in the event of a change of control and receive a payment in cash or common stock equal to the amount by which the fair market value of the shares subject to the options exceeds the exercise price of the options.

     Federal Tax Consequences. The federal income tax consequences to IPIX and to any person granted an option under the plan under the applicable provisions of the Internal Revenue Code 1986 and the regulations thereunder are substantially as follows:

     NQSOs. No income will be recognized by an optionee upon the grant of an NQSO. On the exercise of an NQSO, the optionee will generally have ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the exercise price of the option. The income recognized by an optionee who is also an employee IPIX will be subject to tax withholding. Upon a later sale of the shares, the optionee will have capital gain or loss in an amount equal to the difference between the amount realized on the sale and tax basis of the shares held.

     IPIX will be entitled to tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NQSO.

     ISOs. No income will be recognized by an optionee upon the grant of an ISO. Also, the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were an NQSO) and no deduction will be allowed to IPIX for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the options and two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will have ordinary income in the year of disposition equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale of the stock and the optionee will have capital gain or loss in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee. IPIX will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee if the shareholder fails to satisfy the ISO holding period requirements.

     The foregoing is only a summary of the effects of federal income taxation upon the optionee and IPIX with regard to the grant and exercise of options under the plan. Such summary does not purport to be complete and reference should be made to the applicable provisions of the Internal Revenue Code.

BAMBOO.COM'S EMPLOYMENT AGREEMENTS


     Leonard B. McCurdy. Mr. McCurdy's employment agreement expires on December 31, 2000 and is renewable automatically for one year periods unless terminated by us or Mr. McCurdy. Mr. McCurdy receives an annual base salary of $280,000. In the event that Mr. McCurdy is constructively or actually terminated without cause, he shall be entitled to severance equal to one-twelfth of his annual base salary as of the date of termination per month for a period of 12 months and one-twelfth of his housing allowance. Such payment will be made in a lump sum if he is terminated within two years of a change in control. In addition, under the terms of his option agreement under our 1998 stock plan, 25% of the shares subject to an option which he holds shall vest if he is terminated without cause. Under the terms of his option agreement under our 1998 stock plan, upon a change in control, 25% of shares subject to an option which he holds shall vest. The agreement provides that in the event that any payment or benefit by us to Mr. McCurdy is determined to be subject to the golden parachute excise tax rules, Mr. McCurdy shall be entitled to reimbursement by us in an amount sufficient to pay the excise tax and any applicable federal and state income taxes on such reimbursement. Upon completion of the merger, Mr. McCurdy will cease to be a full-time employee and will serve as a director of and advisor to the combined company.



     Mark R. Searle. Mr. Searle's employment agreement is not for a specified period and constitutes at-will employment. Mr. Searle receives an annual base salary of $230,000. In the event that Mr. Searle is constructively or actually terminated without cause, he shall be entitled to severance pay equal to 20% of his annual base salary, and 25% of his outstanding options will vest under the terms of his option agreement.


IPIX EMPLOYMENT AGREEMENTS

     IPIX has entered into employment agreements with the following named officers:

          James M. Phillips. Mr. Phillips' employment agreement expires on December 31, 2001 and is renewable automatically for one year periods unless terminated by IPIX or Mr. Phillips. Mr. Phillips receives an annual salary of $386,250 and is eligible for a performance based bonus. IPIX may terminate Mr. Phillips' employment agreement with or without cause; however, if IPIX terminates the agreement without cause, Mr. Phillips is entitled to a severance payment of $1,000,000.

          Jeffrey D. Peters. Mr. Peters' employment agreement continues indefinitely unless terminated by IPIX or Mr. Peters. Mr. Peters receives an annual salary of $300,000 and is eligible for a performance based annual bonus. IPIX may terminate Mr. Peters' employment agreement with or without cause; however, if IPIX terminates the agreement without cause, Mr. Peters is entitled to a severance payment equal to one year's salary.

          John J. Kalec. Mr. Kalec's employment agreement continues indefinitely unless terminated by IPIX or Mr. Kalec. Mr. Kalec receives an annual salary of $175,000 and is eligible for a performance based annual bonus. IPIX may terminate Mr. Kalec's employment agreement with or without cause; however, if IPIX terminates the agreement without cause before August 24, 2000, Mr. Kalec is entitled to a severance payment of $175,000.

                      PRINCIPAL SHAREHOLDERS OF BAMBOO.COM


     The following table sets forth information with respect to beneficial ownership of bamboo.com common stock, as of December 6, 1999 and the pro forma beneficial ownership of the combined company's common stock after completion of the merger, by:


     - each person known by bamboo.com to beneficially own more than 5% of the common stock;

     - each director of bamboo.com;

     - certain executive officers of bamboo.com; and

     - all directors and executive officers of bamboo.com as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o bamboo.com, Inc., 124 University Avenue, Palo Alto, California 94304. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person is based on 22,171,542 shares of common stock outstanding and 1,007,533 shares of common stock underlying options or warrants that are exercisable within 60 days of December 6, 1999, but excludes shares of common stock underlying options held by any other persons. Percentage of beneficial ownership prior to the merger is based on 22,171,542 shares of bamboo.com common stock outstanding as of December 6, 1999 and 16,590,649 shares of IPIX common stock outstanding.

                                          SHARES OF BAMBOO.COM BENEFICIALLY OWNED
                                      ------------------------------------------------
                                             PRE-MERGER               POST-MERGER
                                      ------------------------   ---------------------
                                                       PERCENT                PERCENT
                                        NUMBER            %        NUMBER        %
                                      -----------      -------   ----------   --------
Funds affiliated with Trident
  Capital
  John Moragne(1)
  2480 Sand Hill Road
  Menlo Park, CA 94025..............    2,410,884(2)    10.87%    2,410,884       5.37%
Funds affiliated with Walden Media
  and Information Technology Fund,
  L.P.
  Philip Sanderson(3)
  750 Battery Street, 7th Floor
  San Francisco, CA 94025...........    2,049,251(4)     9.24     2,049,251       4.57
Intel Corporation
  2200 Mission College Blvd.
  Santa Clara, CA 95052.............    1,205,440        5.44     1,205,440       2.69
Funds affiliated with Vantage Point
  Venture Partners III, L.P.
  101 Bayhill Drive, Suite 100
  San Bruno, CA 94025...............    1,137,120(5)     5.13     1,137,120       2.53
Lanek Limited
  Leonard B. McCurdy................    2,366,000(6)    10.49     2,366,000       5.23
Kevin B. McCurdy....................    1,430,800(7)     6.40     1,430,800       3.17
Howard Field........................    1,797,245        8.11     1,797,245       4.00
Duncan Fortier......................      484,400(8)     2.18       484,400       1.08
Randall I. Bresee...................       52,500        0.24       105,000       0.23
Andrew P. Laszlo....................      665,000(9)     2.97       665,000       1.47
Mark R. Searle......................      100,333(10)    0.45       140,000       0.31
All directors and executive officers
  as a group (13) persons)..........   14,149,867(11)   63.09    14,275,634      31.60


-------------------------

  * Represents beneficial ownership of less than one percent of the common stock.

 (1) Mr. Moragne, a director of bamboo.com, is a member of Trident Capital Management-II, L.L.C., the general partner of Information Associates-II, L.P. Mr. Moragne is also a member of IA-II Affiliates Fund, L.L.C. Mr. Moragne disclaims beneficial ownership of the shares held by Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C., except to the extent of his pecuniary interest therein.

 (2) Represents 2,277,996 shares held by Information Associates-II, L.P. and 132,888 shares held by IA-II Affiliates Fund L.L.C.

 (3) Mr. Sanderson, a director of bamboo.com, is a partner of Walden Media, L.L.C., the General Partner of Walden Media and Information Technology Fund, L.P. and an affiliate of Walden Japan Partners, L.P., and Walden EDB Partners, L.P. and disclaims beneficial ownership of the shares held by Walden Media and Information Technology Fund, L.P., Walden Japan Partners, L.P., and Walden EDB Partners, L.P. except to the extent of his proportionate ownership interest therein.

 (4) Represents 1,856,381 shares held by Walden Media and Information Technology Fund, L.P., 96,435 shares held by Walden Japan Partners, L.P., and 96,435 shares held by Walden EDB Partners, L.P.


 (5) Represents 758,078 shares held by VantagePoint Venture Partners III, LP and 379,042 shares held by VantagePoint Communications Partners, LP.



 (6) Represents 1,971,200 shares held by Lanek Limited, a five percent shareholder and affiliate of Leonard McCurdy, chairman of bamboo.com's board of directors and its chief executive officer, and 378,000 shares of bamboo.com common stock beneficially owned as a result of options held by Leonard McCurdy and Lanek Limited exercisable within 60 days of December 6, 1999.



 (7) Includes 198,800 shares of bamboo.com common stock beneficially owned as a result of options exercisable within 60 days of December 6, 1999.



 (8) Includes 350,000 shares held by Jascan Investments Corporation, an entity affiliated with Mr. Fortier and 92,400 shares of bamboo.com common stock beneficially owned as a result of options exercisable within 60 days of December 6, 1999.



 (9) Includes 238,000 shares of bamboo.com common stock beneficially owned as a result of options exercisable within 60 days of December 6, 1999.



(10) Includes 100,333 shares of bamboo.com common stock beneficially owned as a result of options exercisable within 60 days of December 6, 1999.



(11) Includes options to purchase shares of bamboo.com common stock issued to Mr. Assaraf of which up to 75,600 are exercisable within 60 days of December 6, 1999. Also includes options to purchase shares of bamboo.com common stock issued to Mr. Aicklen of which 180,694 are exercisable within 60 days of December 6, 1999 and 21,000 shares of common stock beneficially held by Mr. Aicklen.

                         PRINCIPAL SHAREHOLDERS OF IPIX


     The following table sets forth information with respect to beneficial ownership of IPIX common stock, as of December 6, 1999 and the pro forma beneficial ownership of the combined company's common stock after completion of the merger, of:


     - each person known by IPIX to beneficially own more than 5% of the common stock;

     - each director of IPIX;


     - named executive officers of IPIX; and


     - all directors and executive officers of IPIX as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of IPIX common stock underlying options or warrants that are exercisable within 60 days of December 6, 1999, but excludes shares of common stock underlying options held by any other persons. Percentage of beneficial ownership prior to the merger is based on 16,590,649 shares of IPIX common stock outstanding as of December 6, 1999.

                                                SHARES OF IPIX BENEFICIALLY OWNED
                                           -------------------------------------------
                                                PRE-MERGER            POST-MERGER
                                           --------------------   --------------------
                                                        PERCENT                PERCENT
                                            NUMBER         %       NUMBER         %
                                           ---------    -------   ---------    -------
Dr. H. Lee Martin........................  2,257,178(1)  13.6%    3,090,077      6.9%
  1020 Commerce Park Drive
  Oak Ridge, TN 37830
Motorola, Inc............................  2,079,462(2)  12.5     2,846,783      6.3
  1303 East Algonquin Rd.
  Schamburg, IL 60196
MediaOne Interactive Services, Inc.......  1,427,304(3)   8.6     1,953,979      4.4
  188 Inverness Drive West
  Englewood, CO 80112
GE Capital Equity Investments, Inc.......  1,119,029      6.7     1,531,951      3.4
  120 Long Ridge Road
  Stamford, CT 06927
Advance Publications, Inc................    988,479      6.0     1,353,228      3.0
  30 Journal Square
  Jersey City, NJ 07306
James M. Phillips........................    772,021(4)   4.4     1,056,897      2.3
Jeffrey D. Peters........................     76,521(5)     *       104,757        *
John J. Kalec............................     59,516(6)     *        81,478        *
John M. Murphy...........................     66,435(7)     *        90,950        *
Steven D. Zimmermann.....................    394,736      2.4       540,393      1.2
John S. Hendricks........................    424,399(8)   2.6       581,003      1.3
Laban P. Jackson, Jr.....................    171,269(9)   1.0       234,467        *
All directors and executive officers as a
  group..................................  2,234,936(10) 12.6     3,059,628      6.6


-------------------------

  *  Less than one percent

 (1) Includes 131,309 shares owned by the H. Lee Martin Irrevocable Trust No. 2.

 (2) Includes 5,669 shares of IPIX common stock issuable upon the exercise of stock options.

 (3) Includes 5,669 shares of IPIX common stock issuable upon the exercise of stock options.

 (4) Includes 772,021 shares of IPIX common stock issuable upon the exercise of stock options.


 (5) Includes 68,019 shares of IPIX common stock issuable upon the exercise of stock options.


 (6) Includes 42,511 shares of IPIX common stock issuable upon the exercise of stock options.

 (7) Includes 65,185 shares of IPIX common stock issuable upon the exercise of stock options.

 (8) Includes 5,669 shares of IPIX common stock issuable upon the exercise of stock options. Also includes 81,591 shares of IPIX common stock held by Hendricks Family Investments, LLC. Also includes 337,139 shares of IPIX common stock held by Discovery Communications, Inc., of which Mr. Hendricks is chairman and chief executive officer, to which he disclaims all beneficial ownership.

 (9) Includes 22,674 shares of IPIX common stock issuable upon the exercise of stock options.


(10) Includes 1,173,899 shares of IPIX common stock issuable upon the exercise of stock options and 81,591 and 337,139 shares of IPIX common stock held by Hendricks Family Investments, LLC and Discovery, respectively.

                     BAMBOO.COM RELATED PARTY TRANSACTIONS

     Since January 1, 1998, some of bamboo.com directors, executive officers and affiliates have entered into transactions with bamboo.com as follows:


                                      DATE OF                               PRICE PER          NUMBER OF
               NAME                  PURCHASE        TYPE OF SECURITY       SECURITY    REF.   SECURITIES
               ----                  ---------       ----------------       ---------   ----   ----------
Jane McCurdy(1)....................  3/31/1998         Common Stock         $   0.25     (9)        2,800
Kristy McCurdy(1)..................  3/31/1998         Common Stock             0.25     (9)        2,800
                                      4/8/1998
                                                       Common Stock             0.25     (9)       15,400
Howard Field.......................  2/12/1998         Common Stock             0.25     (9)      140,000
                                     2/12/1998
                                                    Option to purchase:
                                                       Common Stock                               280,000
                                     3/31/1998
                                                       Common Stock             0.25     (9)       36,400
                                     3/31/1998
                                                       Common Stock             0.25     (9)      168,000
                                      4/8/1998
                                                       Common Stock             0.25     (9)       15,400
                                     5/31/1998
                                                    Option to purchase:
                                                       Common Stock                               112,000
                                     6/28/1998
                                                   Common Stock units(4)        0.24     (9)       35,000
                                     9/25/1998
                                                   Option exercise into:
                                                       Common Stock                               392,000
                                     12/12/1998
                                                  Warrant exercise into:
                                                       Common Stock             0.24     (9)       35,000
                                      1/1/1999
                                                    Option to purchase:
                                                       Common Stock             0.18               51,445
                                      2/2/1999
                                                    Option to purchase:
                                                       Common Stock             0.18              168,000
                                     9/10/1999
                                                   Option exercise into:
                                                       Common Stock             0.18               56,000
                                     9/10/1999
                                                   Sales of Common Stock        7.00              (56,000)
                                     9/15/1999
                                                   Option exercise into:
                                                       Common Stock             0.18              163,445
Lanek Limited(2)...................  2/12/1998         Common Stock             0.25     (9)      140,000
                                     2/12/1998
                                                    Option to purchase:
                                                       Common Stock                               560,000
                                     3/31/1998
                                                       Common Stock             0.25     (9)      361,200
                                     6/28/1998
                                                   Common Stock units(4)        0.24     (9)       70,000
                                     9/25/1998
                                                   Option exercise into:
                                                       Common Stock                               560,000
                                     12/12/1998
                                                  Warrant exercise into:
                                                       Common Stock             0.24     (9)       70,000
                                      1/1/1999
                                                    Option to purchase:
                                                       Common Stock             0.18               42,000
Leonard McCurdy....................   2/2/1999      Option to purchase:
                                                       Common Stock             0.18              336,000
Kevin McCurdy......................  2/12/1998         Common Stock             0.25     (9)      140,000
                                     2/12/1998
                                                    Option to purchase:
                                                       Common Stock                               280,000
                                     5/31/1998
                                                    Option to purchase:
                                                       Common Stock                               140,000
                                     9/25/1998
                                                   Option exercise into:
                                                       Common Stock                               420,000
                                      1/1/1999
                                                    Option to purchase:
                                                       Common Stock             0.18               42,000
                                      2/2/1999
                                                    Option to purchase:
                                                       Common Stock             0.18              268,800

                                      DATE OF                               PRICE PER          NUMBER OF
               NAME                  PURCHASE        TYPE OF SECURITY       SECURITY    REF.   SECURITIES
               ----                  ---------       ----------------       ---------   ----   ----------
                                     9/10/1999
                                                   Option exercise into:
                                                       Common Stock             0.18              120,000
                                     9/10/1999
                                                   Sale of Common Stock         7.00             (112,000)
Lisa Field(3)......................  3/31/1998         Common Stock             0.25     (9)        5,600
Peter Field(3).....................  3/31/1998         Common Stock             0.25     (9)        5,600
Carol Smith Slavens(3).............  3/31/1998         Common Stock             0.25     (9)        8,400
                                     12/8/1998
                                                 Series A Preferred Stock       1.43               35,000
Paul Slavens(3)....................  3/31/1998         Common Stock             0.25     (9)        5,600
Duncan Fortier.....................  4/21/1998         Common Stock             0.25     (9)       42,000
                                      1/1/1999
                                                    Option to purchase:
                                                       Common Stock             0.18               42,000
                                      4/6/1998
                                                    Option to purchase:
                                                       Common Stock             0.27               50,400
Jascan Investments(5)..............  4/21/1998         Common Stock             0.25     (9)       70,000
                                     6/28/1998
                                                   Common Stock units(4)        0.24     (9)      140,000
                                     12/12/1998
                                                  Warrant exercise into:
                                                       Common Stock             0.24     (9)      140,000
Paula Oprica Aicklen(6)............              Series A Preferred Stock       1.43               21,000
Andrew Aicklen.....................   1/1/1999      Option to purchase:
                                                       Common Stock             0.18               98,560
                                      2/2/1999
                                                    Option to purchase:
                                                       Common Stock             0.18              134,400
Walden Media and                     2/18/1999   Convertible subordinated
  Information Technology                             promissory note;
                                                        ($850,000)
  Fund, L.P.(7)....................               principal; 10% interest    850,000
                                                            per
                                                  year; convertible into
                                                 Series B Preferred Stock
                                     3/12/1999
                                                 Series B Preferred Stock       2.07            1,374,204
                                      5/5/1999
                                                 Series B Preferred Stock       2.07              482,177
Walden Japan Partners, L.P.(7).....  3/12/1999   Series B Preferred Stock       2.07               96,435
Walden EDB Partners, L.P.(7).......  3/12/1999   Series B Preferred Stock       2.07               96,435
Information Associates-II,                       Series B Preferred Stock       2.07            2,277,996
  L.P.(8)..........................  3/12/1999
IA-II Affiliates Fund, L.L.C.(8)...  3/12/1999   Series B Preferred Stock       2.07              132,888
Intel Corporation..................  3/12/1999   Series B Preferred Stock       2.07            1,205,440
VantagePoint Venture Partners III,
  LP...............................  6/11/1999   Series C Preferred Stock     10,000                  667
                                     6/11/1999
                                                       Common Stock
                                                      Redemption of:                              758,078
                                     8/31/1999
                                                 Series C Preferred Stock                            (667)
VantagePoint Communications
  Partners, LLP....................  6/11/1999   Series C Preferred Stock     10,000                  333
                                     6/11/1999
                                                       Common Stock
                                     8/31/1999
                                                      Redemption of:
                                                 Series C Preferred Stock                            (333)
John Assaraf.......................   2/2/1999      Option to purchase:
                                                       Common Stock             0.18              221,200
                                      4/6/1999
                                                    Option to purchase:
                                                       Common Stock             0.27               28,000
                                     10/22/1999
                                                   Option exercise into:
                                                       Common Stock             0.18              145,600
                                     10/22/1999
                                                   Option exercise into:
                                                       Common Stock             0.27               28,000
Randall Bresee.....................   4/6/1999      Option to purchase:
                                                       Common Stock             0.27              210,000

                                      DATE OF                               PRICE PER          NUMBER OF
               NAME                  PURCHASE        TYPE OF SECURITY       SECURITY    REF.   SECURITIES
               ----                  ---------       ----------------       ---------   ----   ----------
                                     8/27/1999      Option exercise into:
                                                       Common Stock             0.27               52,500
                                      2/2/1999      Option to purchase:
                                                       Common Stock             0.18              112,000
                                      4/6/1999      Option to purchase:
                                                       Common Stock             0.27               56,000
Andrew Laszlo......................   1/1/1999      Option to purchase:
                                                       Common Stock             0.18              301,000
                                      1/1/1999      Option exercise into:
                                                       Common Stock             0.18              301,000
                                      2/2/1999      Option to purchase:
                                                       Common Stock             0.18              336,000
                                      4/6/1999      Option to purchase:
                                                       Common Stock             0.27               28,000
                                      5/1/1999      Option exercise into:
                                                       Common Stock             0.18               56,000
                                      5/1/1999      Option exercise into:
                                                       Common Stock             0.27               28,000
                                      6/1/1999      Option exercise into:
                                                       Common Stock             0.18               14,000
                                      8/5/1999      Option exercise into:
                                                       Common Stock             0.18               28,000
                                     9/10/1999      Sale of Common Stock        7.00              (22,400)


-------------------------


(1) A relative of Leonard and Kevin McCurdy.



(2) An entity affiliated with Leonard McCurdy.



(3) A relative of Howard Field.



(4) Each unit consisted of one share of common stock and a warrant to purchase one share of common stock at an exercise price of Canadian $1.00.



(5) An entity affiliated with Duncan Fortier.



(6) A relative of Andrew Aicklen.



(7) An affiliate of Philip Sanderson.



(8) An affiliate of John Moragne.



(9) Each of these transactions were at C$1.00 which has been translated to US dollars using the exchange rate in effect at the date of the transaction.



     On January 1, 1999 bamboo.com entered into employment agreements, which contain severance provisions, with Leonard B. McCurdy, Kevin B. McCurdy, Howard Field and Andrew P. Laszlo.


     On February 2, 1999, bamboo.com made a secured loan in the amount of $53,750 to Mr. Laszlo for the purchase of 301,000 shares of bamboo.com common stock pursuant to the stock option grant made to Mr. Laszlo on December 30, 1999. The loan accrues interest at 6% per annum and is secured by a full recourse promissory note, the 301,000 shares of bamboo.com common stock, all proceeds of such shares and other collateral.

     On March 12, 1999, bamboo.com entered into a strategic alliance agreement with Intel Corporation, a greater than 5% stock holder.

     On June 1, 1999, bamboo.com made a secured loan in the amount of $20,000 to Mr. Laszlo for the purchase of an aggregate of 98,000 shares of our common stock pursuant to stock option grants made to Mr. Laszlo in February 1999 and April 1999. The loan accrues interest at the rate of 6% per annum and is secured by the 98,000 shares of our common stock, all proceeds of such shares and other collateral.

     On June 11, 1999, bamboo.com issued VantagePoint Venture Partners III, L.P. and VantagePoint Communication Partners, L.P., together a greater than 5% shareholder, 758,078 and 379,042 shares of common stock, respectively, and 667 and 333 shares of Series C redeemable preferred stock for an aggregate purchase price of $6,666,667 and $3,333,333, respectively.


     On September 10, 1999, bamboo.com made a secured loan in the amount of $20,000 to Mr. Kevin McCurdy for the purchase of an aggregate of 112,000 shares of our common stock pursuant to stock option grants made to Mr. McCurdy in February 1999. The loan accrues interest at the rate of 6% per annum (and is secured by the 112,000 shares of our common stock, all proceeds of shares and other collateral.)



     On September 10, 1999, the following executive officers sold shares as part of the underwriters' exercise of their over-allotment option in bamboo.com's initial public offering: Mr. Kevin McCurdy -- 112,000 shares; Mr. Howard
Field -- 56,000 shares; Mr. Andrew Laszlo -- 22,400 shares.



     On October 22, 1999, bamboo.com made a secured loan in the amount of $33,500 to Mr. John Assaraf for the purchase of an aggregate of 173,600 shares of our common stock pursuant to stock option grants made to Mr. Assaraf in February 1999 and April 1999. The loan accrues interest at the rate of 6% per annum (and is secured by the 173,600 shares of our common stock, all proceeds of such shares and other collateral.)


                        IPIX RELATED PARTY TRANSACTIONS

     In December 1996, IPIX issued to each of Motorola, Inc. and Discovery Communications, Inc., 337,139 shares of common stock for an aggregate purchase price of $2.0 million each. John S. Hendricks, one of IPIX's directors, is the chairman and chief executive officer of Discovery. Each of Motorola and Discovery are entitled to demand and piggyback registration rights with regard to these shares. In April 1998, Motorola and Discovery exchanged their shares of IPIX common stock for a like number of shares of IPIX's Series B preferred stock.


     IPIX licenses from Motorola patent and patent applications related to its technology under a patent license agreement dated January 17, 1997. These licenses have been granted for the lives of the underlying Motorola patents on a worldwide, royalty-free, non-exclusive, non-transferrable basis with the right to sublicense. IPIX may not grant third parties exclusive licenses for its technology for a term exceeding one year without the prior written consent of Motorola.


     In January 1997, IPIX granted Discovery a world-wide, exclusive license to utilize its technology in connection with the development of 15 destination-specific CD-ROM titles. The term of the Discovery license will expire on the expiration date of the last underlying patent.

     In July 1998, IPIX purchased 170,045 IPIX shares from Dr. H. Lee Martin, its founder and beneficial owner of greater than 5% of IPIX common shares, for an aggregate purchase price of $500,000.

     In August 1998, IPIX purchased 147,939 IPIX shares of Series B preferred stock from Motorola for an aggregate purchase price of $878,700.

     From April to July 1998, IPIX sold an aggregate of 2,188,698 IPIX shares of Series C preferred stock to a group of private investors for an aggregate purchase price of $13.0 million. IPIX also issued warrants to these investors to purchase an aggregate of 547,175 shares of Series C preferred stock at an exercise price of $5.94 per share. Purchasers of our Series C preferred stock included the following related parties:

                                             NUMBER
                                               OF         AGGREGATE        NUMBER OF
NAME                                         SHARES     PURCHASE PRICE   WARRANT SHARES
----                                        ---------   --------------   --------------
MediaOne Interactive Services, Inc........  1,217,674     $7,233,000        304,419
Advance Publications, Inc.................    841,807      5,000,000        210,452
John S. Hendricks.........................     42,090        250,000         10,522
Laban P. Jackson, Jr......................     17,005        101,000          4,251

     From January to March 1999, IPIX sold an aggregate of 3,504,744 shares of Series D preferred stock to a group of private investors for an aggregate purchase price of $27.0 million. Purchasers of IPIX's Series D preferred stock included the following related parties:

                                                         NUMBER OF     AGGREGATE
NAME                                                      SHARES     PURCHASE PRICE
----                                                     ---------   --------------
GE Capital Equity Investments, Inc.....................   973,540      $7,500,000
Liberty IP, Inc........................................   649,027       5,000,000
Motorola, Inc..........................................   389,416       3,000,000
Laban P. Jackson, Jr...................................    51,922         400,000
John S. Hendricks......................................    32,451         250,000

     All of IPIX's shares of preferred stock converted into IPIX common stock upon completion of IPIX's initial public offering. Each of the purchasers of the Series C preferred stock and the Series D preferred stock are entitled to demand and piggyback registration rights with regard to their shares of common stock.


     In connection with the issuance of the Series D preferred stock to GE Capital, IPIX entered into a marketing agreement with GE Capital who will provide IPIX assistance in developing and implementing a marketing program and a cooperative advertising allowance of $500,000. In addition, IPIX issued a warrant to GE Capital to purchase 221,059 shares of its Series D preferred stock at an exercise price of $9.23 per share.


                                 LEGAL MATTERS

     Davis Polk & Wardwell, special counsel to bamboo.com, will pass on the validity of the bamboo.com common shares to be issued to IPIX shareholders in the merger. It is a condition to the completion of the merger that bamboo.com and IPIX receive opinions from Davis Polk & Wardwell and Baker, Donelson, Bearman & Caldwell, a professional corporation, special counsel to IPIX, respectively, to the effect that, among other things, the merger will be a reorganization for federal income tax purposes. See "The Merger Agreement -- Conditions to Consummation of the Merger" and "The Merger -- Material Federal Income Tax Consequences of the Merger."


                                    EXPERTS


     The financial statements of bamboo.com and IPIX as of December 31, 1997 and December 31, 1998 and for each of the three years in the period ended December 31, 1998 included within this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                          FUTURE SHAREHOLDER PROPOSALS



     The bamboo.com board of directors has set May 16, 2000 as the date for the 2000 annual meeting of shareholders. The deadline for submission of shareholder proposals intended to be presented at the 2000 annual meeting of shareholders is March 11, 2000.



     The IPIX board of directors has set May 16, 2000 as the date for the 2000 annual meeting of shareholders. The deadline for submission of shareholder proposals intended to be presented at the 2000 annual meeting of shareholders is March 11, 2000.


                      WHERE YOU CAN FIND MORE INFORMATION

     bamboo.com and IPIX file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     bamboo.com filed a registration statement on Form S-4 to register with the SEC the bamboo.com common shares to be issued to IPIX shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of bamboo.com in addition to being a proxy statement of bamboo.com and IPIX for each company's special meeting. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement.

     No person is authorized to give any information or to make any representation with respect to the matters described in this document other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by bamboo.com or IPIX. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, in any jurisdiction on which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any sale made hereby, under any circumstances, shall create any implication that there has been no change in the affairs of bamboo.com or IPIX since the date hereof, or that the information herein is correct as of any time subsequent to its date.

     bamboo.com owns or has rights to various trademarks, service marks and trade names used in its business. These include the bamboo.com logo, BAMBOO.COM(TM), VIEWALWAYS(TM) and BAMBOO(TM).

     IPIX owns or has rights to various trademarks, service marks and trade names used in its business. These include the IPIX(TM) logo, IPIX(TM),GET THE WHOLE PICTURE(TM), IPIX On Location(TM), IPIX Teleporter(TM), IPIX LOCATION ON DEMAND-WEBCAM(TM), OMNIVIEW(TM), THE VIRTUAL EYE(R), V360(TM), IPIX: THE EYES OF THE INTERNET(TM), IPIX WEBCAM: THE EYES OF THE INTERNET(TM), INTERACTV(TM), and STEP INSIDE THE PICTURE(TM).

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
I.  HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF
  BAMBOO.COM, INC.:
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Shareholders Equity (Deficit)....   F-5
Consolidated Statements of Cash Flows.......................   F-8
Notes to Consolidated Financial Statements..................   F-9

II.  HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF
  INTERACTIVE PICTURES CORPORATION:
Report of Independent Accountants...........................  F-31
Consolidated Balance Sheets.................................  F-32
Consolidated Statements of Operations.......................  F-33
Consolidated Statements of Changes in Shareholders'
  Equity....................................................  F-34
Consolidated Statements of Cash Flows.......................  F-35
Notes to Consolidated Financial Statements..................  F-37

III.  PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  OF THE COMBINED COMPANY (UNAUDITED):
Pro Forma Condensed Consolidated Financial Statements
  Introduction..............................................  F-54
Pro Forma Condensed Consolidated Statements of Operations...  F-55
Notes to Pro Forma Condensed Consolidated Statements of
  Operations................................................  F-60
Pro Forma Condensed Consolidated Balance Sheet..............  F-61

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of bamboo.com (formerly Jutvision Corporation)

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of bamboo.com (formerly Jutvision Corporation) and its subsidiary at December 31, 1997 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1996, 1997, and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of bamboo.com's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
March 12, 1999, except for Note 13
  which is as of July 19, 1999

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,
                                                             ---------------   SEPTEMBER 30,
                                                             1997     1998         1999
                                                             -----   -------   -------------
                                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents..................................  $   4   $   430      $27,461
Accounts receivable, net of allowance for doubtful accounts
  of zero in 1997, $1 in 1998 and $2 in 1999 (unaudited)...      7        19          126
Prepaid expenses and other current assets..................     --        79        1,100
                                                             -----   -------      -------
       Total current assets................................     11       528       28,687
Property, plant and equipment, net.........................     14       212        2,402
Other assets...............................................     --        40           41
                                                             -----   -------      -------
       Total assets........................................  $  25   $   780      $31,130
                                                             =====   =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable...........................................  $  12   $   133      $ 1,372
Accrued liabilities........................................     24       122        2,309
Deferred revenue...........................................     --        --        1,857
Notes payable to shareholders..............................     62         8           --
Current portion of obligations under capital lease.........                           106
                                                             -----   -------      -------
       Total current liabilities...........................     98       263        5,644
Obligations under capital lease, net of current portion....     --        --          455
                                                             -----   -------      -------
       Total liabilities...................................     98       263        6,099
                                                             -----   -------      -------
Commitments (Notes 7 and 10)
SHAREHOLDERS' EQUITY (DEFICIT):
Preferred stock: $0.001 par value
Series A Convertible: 500 authorized shares; issued and
  outstanding: zero shares in 1997, 231 shares in 1998 and
  zero shares in 1999 (unaudited) (Liquidation value: $925
  in 1998).................................................     --        --           --
Series B Convertible: 2,325 authorized shares; issued and
  outstanding: zero shares in 1997, 1998, and 1999
  (unaudited)..............................................     --        --           --
COMMON STOCK:
$0.001 par value; 28,000 authorized shares; issued and
  outstanding: zero shares in 1997 and 1998, 14,021 shares
  in 1999 (unaudited)......................................     --        --           14
CLASS B COMMON STOCK:
$0.0001 par value; 7,422 authorized shares; issued and
  outstanding: 2,845 shares in 1997, 7,422 shares in 1998,
  and 7,388 shares in 1999 (unaudited).....................     --         1            1
Additional paid in capital.................................    161     2,653       70,634
Notes receivable from shareholders.........................     --       (54)        (148)
Unearned stock-based compensation..........................     --        --       (5,212)
Accumulated other comprehensive income (loss)..............     --        (9)          10
Accumulated Deficit........................................   (234)   (2,074)     (40,268)
                                                             -----   -------      -------
       Total shareholders' equity (deficit)................    (73)      517       25,031
                                                             -----   -------      -------
       Total liabilities and shareholders' equity
         (deficit).........................................  $  25   $   780      $31,130
                                                             =====   =======      =======

The accompanying notes are an integral part of these consolidated financial statements.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                               -------------------------   -------------------
                                                1996     1997     1998       1998       1999
                                               ------   ------   -------   --------   --------
                                                                               (UNAUDITED)
Revenues.....................................      --   $   46   $    77         60       1797
Cost of revenues.............................      --       15        67         54       1455
                                               ------   ------   -------   --------   --------
Gross profit.................................      --       31        10          6        342
OPERATING EXPENSES:
Sales and marketing..........................       5       10       300        108     11,048
General and administrative...................      62      122       278         60      4,642
Research and development.....................      24       42       110         64        685
Stock-based compensation.....................      --       --     1,162        906     14,810
                                               ------   ------   -------   --------   --------
  Total......................................      91      174     1,850      1,138     31,185
                                               ------   ------   -------   --------   --------
Loss from operations.........................     (91)    (143)   (1,840)    (1,132)   (30,843)
Interest income..............................      --       --        --         --        278
Interest expense.............................      --       --        --         --     (6,629)
                                               ------   ------   -------   --------   --------
  Net loss...................................     (91)    (143)   (1,840)    (1,132)   (37,194)
Beneficial conversion feature of Series B
  convertible preferred stock................      --       --        --         --      1,000
                                               ------   ------   -------   --------   --------
  Net loss attributable to common
     shareholders............................  $  (91)  $ (143)  $(1,840)    (1,132)   (38,194)
                                               ======   ======   =======   ========   ========
  Net loss per common share -- basic and
     diluted.................................  $(0.04)  $(0.05)  $ (0.31)  $  (0.20)  $  (3.88)
                                               ======   ======   =======   ========   ========
Weighted average common shares -- basic and
  diluted....................................   2,284    2,819     5,953      5,553      9,840
                                               ======   ======   =======   ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            CLASS B COMMON                    NOTES
                                        PREFERRED STOCK    COMMON STOCK          STOCK        ADDITIONAL    RECEIVABLE
                                        ---------------   ---------------   ---------------    PAID IN         FROM
                                        NUMBER   AMOUNT   NUMBER   AMOUNT   NUMBER   AMOUNT    CAPITAL     SHAREHOLDERS
                                        ------   ------   ------   ------   ------   ------   ----------   ------------
Common stock issued to founder in
  November 1995.......................     --    $  --       --    $  --    2,240    $  --       $ --         $   --
Common stock issued for cash in
  December 1996 at C$0.36 per share
  (US$0.26)...........................     --       --       --       --      560       --        147             --
Net loss..............................     --       --       --       --       --       --         --             --
Other comprehensive loss..............     --       --       --       --       --       --         --             --
                                        ------   ------   ------   ------   ------   ------      ----         ------
Balance--December 31, 1996............     --       --       --       --    2,800       --        147             --
Common stock issued for cash in July
  1997 at C$0.42 per share
  (US$0.30)...........................     --       --       --       --       45       --         14             --
Net loss..............................     --       --       --       --       --       --         --             --
Other comprehensive income............     --       --       --       --       --       --         --             --
                                        ------   ------   ------   ------   ------   ------      ----         ------
Balance -- December 31, 1997..........     --       --       --       --    2,845       --        161             --
Common stock issued through March to
  September 1998 at fair value of
  C$0.36 (US$0.24) to C$1.07
  (US$0.71)...........................     --       --       --       --    1,342       --        432             --
Common stock issued for services
  through February to May 1998 at fair
  value of C$0.36 (US$0.25) to C$0.50
  (US$0.36)...........................     --       --       --       --    1,028       --        325             --

                                                        ACCUMULATED
                                          UNEARNED         OTHER
                                        STOCK-BASED    COMPREHENSIVE   ACCUMULATED
                                        COMPENSATION   INCOME (LOSS)     DEFICIT     TOTAL
                                        ------------   -------------   -----------   -----
Common stock issued to founder in
  November 1995.......................     $   --           $--           $ --       $ --
Common stock issued for cash in
  December 1996 at C$0.36 per share
  (US$0.26)...........................         --            --             --        147
Net loss..............................         --            --            (91)       (91)
Other comprehensive loss..............         --            --             --         (1)
                                           ------           ---           ----       ----
Balance--December 31, 1996............         --            --            (91)        56
Common stock issued for cash in July
  1997 at C$0.42 per share
  (US$0.30)...........................         --            --             --         14
Net loss..............................         --            --           (143)      (143)
Other comprehensive income............         --            --             --
                                           ------           ---           ----       ----
Balance -- December 31, 1997..........         --            --           (234)       (73)
Common stock issued through March to
  September 1998 at fair value of
  C$0.36 (US$0.24) to C$1.07
  (US$0.71)...........................         --            --             --        432
Common stock issued for services
  through February to May 1998 at fair
  value of C$0.36 (US$0.25) to C$0.50
  (US$0.36)...........................         --            --             --        325

The accompanying notes are an integral part of these consolidated financial statements.
                                                                     (Continued)

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT) -- (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         CLASS B COMMON                    NOTES
                                     PREFERRED STOCK    COMMON STOCK          STOCK        ADDITIONAL    RECEIVABLE      UNEARNED
                                     ---------------   ---------------   ---------------    PAID IN         FROM       STOCK-BASED
                                     NUMBER   AMOUNT   NUMBER   AMOUNT   NUMBER   AMOUNT    CAPITAL     SHAREHOLDERS   COMPENSATION
                                     ------   ------   ------   ------   ------   ------   ----------   ------------   ------------
Issuance of options to purchase
common stock for services at fair
value of US$0.27 to US$0.36 per
share in February to May 1998......     --       --       --       --       --       --         536           --             --
Common stock issued upon exercise
  of options at $0.01 per share in
  September 1998...................     --       --       --       --    1,871        1           4           --             --
Warrants for common stock issued in
  June 1998........................     --       --       --       --       --       --          23           --             --
Issuance of warrants for common
  stock for services...............     --       --       --       --       --       --         168           --             --
Common stock issued upon exercise
  of options in December 1998......     --       --       --       --      336       --          78           78             --
Settlement of note receivable as
  offset to note payable...........     --       --       --       --       --       --          --           24             --
Issuance of Series A convertible
  preferred stock in October and
  December 1998 at fair value of
  $4.00 per share..................    231       --       --       --       --       --         926           --             --
Net loss...........................     --       --       --       --       --       --          --           --             --
Other comprehensive loss...........     --       --       --       --       --                   --           --             --
                                     ------    ----     ----     ----    ------    ----     -------         ----           ----
Balance -- December 31, 1998.......    231       --       --       --    7,422        1       2,653          (54)            --
Issuance of Series B preferred
  stock at $5.807 per share for
  cash in March 1999 and May
  1999.............................  2,013        2       --       --       --       --      11,595           --
Dividend relative to beneficial
  conversion feature related to
  issuance of Series B preferred
  stock in May 1999................     --       --       --       --       --       --       1,000           --             --

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE   ACCUMULATED
                                     INCOME (LOSS)     DEFICIT      TOTAL
                                     -------------   -----------   -------
Issuance of options to purchase
common stock for services at fair
value of US$0.27 to US$0.36 per
share in February to May 1998......        --               --         536
Common stock issued upon exercise
  of options at $0.01 per share in
  September 1998...................        --               --           5
Warrants for common stock issued in
  June 1998........................        --               --          23
Issuance of warrants for common
  stock for services...............        --               --         168
Common stock issued upon exercise
  of options in December 1998......        --               --          --
Settlement of note receivable as
  offset to note payable...........        --               --          24
Issuance of Series A convertible
  preferred stock in October and
  December 1998 at fair value of
  $4.00 per share..................        --               --         926
Net loss...........................        --           (1,840)     (1,840)
Other comprehensive loss...........        (9)              --          (9)
                                          ---          -------     -------
Balance -- December 31, 1998.......        (9)          (2,074)        517
Issuance of Series B preferred
  stock at $5.807 per share for
  cash in March 1999 and May
  1999.............................                         --      11,597
Dividend relative to beneficial
  conversion feature related to
  issuance of Series B preferred
  stock in May 1999................        --           (1,000)         --

The accompanying notes are an integral part of these consolidated financial statements.
                                                                     (Continued)

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT) -- (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            CLASS B COMMON                    NOTES
                                        PREFERRED STOCK    COMMON STOCK          STOCK        ADDITIONAL    RECEIVABLE
                                        ---------------   ---------------   ---------------    PAID IN         FROM
                                        NUMBER   AMOUNT   NUMBER   AMOUNT   NUMBER   AMOUNT    CAPITAL     SHAREHOLDERS
                                        ------   ------   ------   ------   ------   ------   ----------   ------------
Issuance of Series B preferred stock
 at $5.07 per share on conversion of
 notes payable and settlement of
 interest payable in March 1999.......     312      1        --      --        --      --        1,809             --
Restricted common stock issued to
 service provider in January 1999.....      --     --       120      --        --      --          819             --
Common stock issued on exercise of
 stock options in February, April and
 June 1999............................      --     --       434       1        --      --           80            (74)
Issuance of common stock with Series C
 mandatorily redeemable preferred
 stock in June 1999...................      --     --     1,251       1        --      --        6,602             --
Issuance of common stock on initial
 public offering net of related
 costs................................                    4,376       4                         26,722
Conversion of Series A convertible
 preferred stock......................    (231)    --       648      --                             --
Conversion of Series B convertible
 preferred stock......................  (2,325)    (3)    6,509       7                             (4)
Conversion of Class B to common
 stock................................                       34      --       (34)     --
Exercise of common stock options......                      649       1                            155            (20)
Remeasurement of restricted stock
 issued to service provider...........                                                             450
Amortization of stock based
 compensation for service provider....
Common stock options granted for
 services in January through September
 1999.................................                                                           2,916
Options ruled in exchange for
 services.............................
Unearned employee stock based
 compensation.........................                                                          15,837
Amortization of employee stock based
 compensation.........................
Net loss..............................
Other comprehensive income............
                                        ------    ---     ------    ---     ------    ---      -------      ---------
Balance -- September 30, 1999
 (unaudited)..........................     --     $--     14,021    $14     7,388     $ 1      $70,634      $    (148)
                                        ======    ===     ======    ===     ======    ===      =======      =========

                                                        ACCUMULATED
                                          UNEARNED         OTHER
                                        STOCK-BASED    COMPREHENSIVE   ACCUMULATED
                                        COMPENSATION   INCOME (LOSS)     DEFICIT      TOTAL
                                        ------------   -------------   -----------   --------
Issuance of Series B preferred stock
 at $5.07 per share on conversion of
 notes payable and settlement of
 interest payable in March 1999.......          --           --               --        1,810
Restricted common stock issued to
 service provider in January 1999.....        (819)          --               --           --
Common stock issued on exercise of
 stock options in February, April and
 June 1999............................          --           --               --            7
Issuance of common stock with Series C
 mandatorily redeemable preferred
 stock in June 1999...................          --           --               --        6,603
Issuance of common stock on initial
 public offering net of related
 costs................................                                                 26,726
Conversion of Series A convertible
 preferred stock......................                                                     --
Conversion of Series B convertible
 preferred stock......................                                                     --
Conversion of Class B to common
 stock................................                                                     --
Exercise of common stock options......                                                    136
Remeasurement of restricted stock
 issued to service provider...........        (450)                                        --
Amortization of stock based
 compensation for service provider....         605                                        605
Common stock options granted for
 services in January through September
 1999.................................                                                  2,916
Options ruled in exchange for
 services.............................                                                     --
Unearned employee stock based
 compensation.........................     (15,837)                                        --
Amortization of employee stock based
 compensation.........................      11,289                                     11,289
Net loss..............................                                   (37,194)     (37,194)
Other comprehensive income............                       19                            19
                                         ---------          ---         --------     --------
Balance -- September 30, 1999
 (unaudited)..........................   $  (5,212)         $10         $(40,268)    $ 25,031
                                         =========          ===         ========     ========

The accompanying notes are an integral part of these consolidated financial statements.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                                   ------------------------    -------------------------
                                                   1996    1997      1998       1998              1999
                                                   ----    -----    -------    -------          --------
                                                                                      (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.........................................  $(91)   $(143)   $(1,841)   $(1,132)         $(37,194)
  Items not affecting cash
    Depreciation and amortization................    12       11         32          5               444
    Allowance for doubtful accounts..............    --       --          1          1                 2
    Interest on Series C mandatorily redeemable
      preferred stock............................    --       --         --         --             6,629
    Issuance of common stock in exchange for
      services...................................    --       --        370        370                --
    Issuance of Series B convertible preferred
      stock in settlement of interest payable....    --       --         --         --                 9
    Issuance of warrant for common stock for
      services...................................    --       --        168         --                --
    Issuance of options for common stock for
      services...................................    --       --        536        536             2,916
    Stock-based compensation.....................    --       --         --         --            11,894
    CHANGES IN ASSETS AND LIABILITIES:
      Accounts receivable, net...................    --       (7)       (14)        (3)             (137)
      Prepaid expenses and other current
        assets...................................    --       --        (83)        (2)             (915)
      Other assets...............................    --       --        (40)        --              (143)
      Accounts payable...........................    16        7        127          3             1,199
      Accrued liabilities........................    --        8         95         --             2,254
      Deferred revenue...........................    --       --         --         --             1,857
                                                   ----    -----    -------    -------          --------
  Net cash used in operating activities..........   (63)    (124)      (649)      (222)          (11,185)
                                                   ----    -----    -------    -------          --------
INVESTING ACTIVITIES:
Purchase of capital assets.......................   (30)      (6)      (219)       (29)           (2,172)
                                                   ----    -----    -------    -------          --------
  Net cash used in investing activities..........   (30)      (6)      (219)       (29)           (2,172)
                                                   ----    -----    -------    -------          --------
FINANCING ACTIVITIES:
Notes payable to shareholders....................    77      (14)       (27)       (27)               (8)
Proceeds from issuance of convertible notes
  payable........................................    --       --         --         --             1,800
Proceeds from issuance of common stock, net of
  issuance costs.................................   148       14        387        387            33,333
Proceeds from exercise of common stock options...    --       --          5          5               142
Proceeds from issuance of Series A convertible
  preferred stock, net of issuance costs.........    --       --        925         --                --
Proceeds from issuance of Series B convertible
  preferred stock, net of issuance costs.........    --       --         --         --            11,597
Proceeds from issuance of Series C mandatorily
  redeemable preferred stock.....................    --       --         --         --             4,371
Redemption of Series C mandatorily redeemable
  preferred stock................................    --       --         --         --           (11,000)
Proceeds on capital lease obligation.............    --       --         --         --               205
Repayments of capital lease obligation...........    --       --         --         --               (66)
Proceeds from issuance of warrants...............    --       --         23         23                --
                                                   ----    -----    -------    -------          --------
  Net cash provided by financing activities......   225       --      1,313        388            40,374
                                                   ----    -----    -------    -------          --------
Effect of exchange rate changes on cash..........    (1)       3        (19)        (3)               14
                                                   ----    -----    -------    -------          --------
Increase (decrease) in cash during the period....   131     (127)       426        134            27,031
Cash and cash equivalents, beginning of period...    --      131          4          4               430
                                                   ----    -----    -------    -------          --------
Cash and cash equivalents, end of period.........  $131    $   4    $   430    $   138          $ 27,461
                                                   ====    =====    =======    =======          ========

The accompanying notes are an integral part of these consolidated financial statements.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

NOTE 1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     bamboo.com was incorporated on March 26, 1998 as Jutvision Corporation under the laws of the state of Delaware. bamboo.com has a wholly owned subsidiary bamboo.com Canada Inc. ("bamboo Canada"), a company incorporated on December 23, 1998 under the laws of the province of Ontario, Canada as Jutvision Canada Inc. bamboo.com and its subsidiary generate revenue from virtual tours of real estate properties on the Internet. Tours are produced by videotaping the inside and outside of the home or other property, processing the videotape into a complete virtual tour, and distributing the virtual tour to sites on the Internet. The virtual tours provide enhanced visual content and are integrated with multiple listing services by real estate destination web sites. bamboo.com's markets are the United States and Canada.

     The business of bamboo.com was previously operated as Jutvision Corporation, a company incorporated on November 2, 1995 under the laws of the Province of Ontario, Canada.

     On January 1, 1999, the Board of Directors authorized a corporate reorganization (see Note 2). Through a series of share exchange agreements, bamboo Delaware, emerged as the parent company of bamboo Canada and Jutvision Corporation was merged with bamboo Canada. Prior to the reorganization, bamboo.com did not have any operations, assets or liabilities.

     Under the terms of the reorganization, there was no change in ownership and, therefore, Jutvision Corporation, has been treated as a predecessor business and its results presented as the historic results of bamboo.com. The predecessor business's financial statements presented herein include the results of operations and cash flows for the periods ended December 31, 1996, 1997, 1998.

NOTE 2.  REORGANIZATION

     Each Board of Directors approved a reorganization of Jutvision Corporation, bamboo Canada and bamboo Delaware effective January 1, 1999 through the following share exchange arrangements:

(a) Exchange of common stockholdings

     The common shareholders of Jutvision Corporation agreed to exchange the outstanding 7,422 common shares on a one-for-one basis for Series B convertible preferred shares of bamboo Canada. In addition, holders of the outstanding common stock of Jutvision Corporation also agreed to purchase on a pro-rata basis 7,422 Class B common shares of bamboo Delaware on a one-for-one basis for $0.0001 per share.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

     Under the charters of the respective companies and under a Conversion and Pairing Agreement, between bamboo Delaware and bamboo Canada, the holders of the Series B convertible preferred stock of bamboo Canada may exchange their shares at any time on a one-for-one basis for common stock of bamboo Delaware, and the shares of the Series B will be redeemed at par value of $0.0001 per share. Common stock and Class B common stock of bamboo Delaware have identical rights and privileges with regard to voting. The Series B convertible preferred stock has voting privileges only where a separate class vote is required by law. The Series B convertible preferred stock may not be transferred without either a two-thirds vote of the existing common shareholder of bamboo Canada or approval of the Board of Directors of bamboo Canada.

     The Series B convertible preferred stock of bamboo Canada will automatically convert into common stock of bamboo Delaware if:

     - the net proceeds of an initial public offering of bamboo Delaware common stock exceeds $15,000; or,

     - there is written election by not less than two-thirds majority of the Series B holders; or

     - there is a liquidation, dissolution or winding-up of bamboo Canada.

     Due to the terms of the Conversion and Pairing Agreement, the equity interest of the Series B convertible preferred shareholders of bamboo Canada is inseparable from and substantively represents an equivalent equity interest in bamboo Delaware. Accordingly, these shares are presented as equity in the parent company in the consolidated financial statements. (See also note 14.)

(b) Exchange of preferred stockholdings

     In connection with the reorganization, holders of the 231 outstanding Series A convertible preferred shares of Jutvision Corporation agreed to exchange their shares on a one-for-one basis for Series A convertible preferred stock of bamboo Delaware.

     On December 23, 1998, 500 shares of the undesignated preferred stock in bamboo Delaware were designated as Series A convertible preferred stock, having the same rights and characteristics as the Series A convertible preferred shares of Jutvision Corporation.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements include the accounts of bamboo.com and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

FOREIGN CURRENCY TRANSLATION

     The functional currency of bamboo.com's subsidiary and Jutvision Corporation is the Canadian dollar. Accordingly, assets and liabilities are translated at exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average rates of exchange during the year. Translation gains and losses are recorded in accumulated other comprehensive income (loss).

     In Jutvision Corporation's financial statements, monetary assets and liabilities denominated in foreign currencies were translated into the functional currency, Canadian dollars, at the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities and transactions were translated at exchange rates prevailing at the respective transaction dates. Exchange gains and losses were included in the statement of operations and comprehensive income (loss).

UNAUDITED INTERIM RESULTS

     The accompanying interim financial statements as of September 30, 1999, and for the nine months ended September 30, 1998 and 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects bamboo.com's consolidated financial position, results of operations and its cash flows as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     bamboo.com considers all highly liquid investments with an original or remaining maturities of three months or less at the date of purchase to be cash equivalents.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

FINANCIAL INSTRUMENTS

     The carrying amounts of certain of bamboo.com's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable to shareholders approximate fair value due to their short-term maturities.

CERTAIN RISKS AND CONCENTRATIONS

     bamboo.com's financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. bamboo.com maintains its accounts for cash and cash equivalents with one major bank in the United States and one major bank in Canada. Deposits in these banks may exceed the amount of insurance provided on such deposits. bamboo.com has not experienced any losses on its deposits of its cash and cash equivalents.

     bamboo.com's revenue is derived entirely from virtual tour services. bamboo.com performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. Four customers accounted for 41%, 28%, 19% and 12% of total accounts receivable as of December 31, 1997. Two customers accounted for 58% and 13% of total accounts receivable as of December 31, 1998. Revenues from a single customer represented 25%, and 77% of total revenue for the years ended December 31, 1997 and 1998 respectively. 100% of revenues were earned from customers located in Canada with accounts receivable balances denominated in Canadian dollars in the years ended December 31, 1997 and 1998.

     bamboo.com does not list real estate on its own web site and is therefore dependent upon distribution agreements with real estate destination sites. If any of these agreements were terminated its revenue and results of operations could be adversely affected.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and depreciated on a straight line basis over the estimated lives of the assets ranging between two and five years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives, whichever is shorter.

     Depreciation and amortization expense for the periods ended December 31, 1996, 1997 and 1998 was $12, $11 and $32, respectively.

ACCOUNTING FOR LONG-LIVED ASSETS

     bamboo.com reviews property, plant and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. Recoverability is measured by comparison of its carrying

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset.

REVENUE RECOGNITION

     bamboo.com generates revenue from services provided to real estate agents that includes videotaping a home or other property, processing the videotape into a complete virtual tour and distributing the virtual tour to sites on the Internet. Revenue from the sale of tours is recognized at the time a virtual tour is posted to the web site selected by the real estate agent, provided there are no remaining significant obligations and collection of the resulting receivable is probable. bamboo.com calculates a return provision based on historical experience and makes appropriate reserves at the time revenue is recognized.

STOCK-BASED COMPENSATION

     bamboo.com has adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation." bamboo.com has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented. Stock and other equity instruments issued to non-employees have been accounted for in accordance with SFAS No. 123 and valued using the Black-Scholes model.

INCOME TAXES

     bamboo.com accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

NET LOSS PER COMMON SHARE

     Basic net loss per common share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A and Series B convertible preferred stock, are included in the diluted net loss per share computation to the extent such shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands except per share amounts):

                                                                      NINE MONTHS
                                                                         ENDED
                                       YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                       -------------------------   ------------------
                                        1996     1997     1998      1998       1999
                                       ------   ------   -------   -------   --------
                                                                      (UNAUDITED)
Numerator
  Net loss attributable to common
     shareholders....................  $  (91)  $ (143)  $(1,840)  $(1,132)  $(38,194)
Denominator
  Weighted average common -- shares
     basic and diluted...............   2,284    2,819     5,953     5,553      9,940
  Weighted average common shares
     subject to repurchase...........      --       --        --        --       (100)
                                       ------   ------   -------   -------   --------
  Denominator for basic and diluted
     calculation.....................   2,284    2,819     5,953     5,553      9,840
                                       ------   ------   -------   -------   --------
  Net loss per common share -- basic
     and diluted.....................  $(0.04)  $(0.05)  $ (0.31)  $ (0.20)  $  (3.88)
                                       ======   ======   =======   =======   ========

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

     The following table summarizes common stock equivalents that are not included in the diluted net income per share calculation of the denominator above because to do so would be antidilutive for the periods indicated:

                                                                      NINE MONTHS
                                                                         ENDED
                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                 ------------------------------   -------------------
                                   1996       1997       1998       1998       1999
                                 --------   --------   --------   --------   --------
                                                                      (UNAUDITED)
Weighted average effect of
  common stock equivalents:
  Series A convertible
     preferred stock...........        --         --         97         --         --
  Series B convertible
     preferred stock...........        --         --         --         --         --
  Options to purchase common
     stock.....................        --         --         --         --      5,045
  Warrants to purchase common
     stock.....................        --         --         --         --        228
  Common stock subject to
     repurchase................        --         --         --         --        100
                                 --------   --------   --------   --------   --------
                                       --         --         97         --      5,373
                                 ========   ========   ========   ========   ========

COMPREHENSIVE LOSS

     Effective January 1, 1998, bamboo.com adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources.

     The components of comprehensive income (loss) are as follows:

                                                                     NINE MONTHS
                                                                        ENDED
                                      YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                      -------------------------   ------------------
                                      1996     1997      1998      1998       1999
                                      -----   ------   --------   -------   --------
                                                                     (UNAUDITED)
Net loss............................  $ (91)  $ (143)  $ (1,841)   (1,132)   (37,194)
Foreign currency translation
  adjustment........................     --       --         (9)        3         19
                                      -----   ------   --------   -------   --------
Comprehensive loss..................  $ (91)  $ (143)  $ (1,850)   (1,129)   (37,175)
                                      =====   ======   ========   =======   ========

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 has not had a material impact on bamboo.com's reported results of operations, financial position or cash flows.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-5 has not had a material impact on bamboo.com's reported results of operations, financial position or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. bamboo.com does not currently hold derivative instruments or engage in hedging activities.

NOTE 4.  BALANCE SHEET ACCOUNTS

PROPERTY, PLANT AND EQUIPMENT: (IN THOUSANDS)

                                                                 1997     1998
                                                                ------    -----
                                                                (IN THOUSANDS)
Service provider equipment..................................    $  --     $197
Computer equipment..........................................       32       45
Office equipment............................................        5       12
Leasehold improvements......................................       --        4
                                                                -----     ----
                                                                   37      258
Less: Depreciation and amortization.........................      (23)     (46)
                                                                -----     ----
                                                                $  14     $212
                                                                =====     ====

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

ACCRUED LIABILITIES

                                                              1997     1998
                                                              -----    -----
                                                              (IN THOUSANDS)
Accrued Liabilities (in thousands):
Accrued liabilities -- trade................................   $ 4     $ 82
Accrued marketing costs.....................................    20       --
Accrued salaries and benefits...............................    --       40
                                                               ---     ----
                                                               $24     $122
                                                               ===     ====

NOTE 5.  CONVERTIBLE SUBORDINATED PROMISSORY NOTES PAYABLE

     On February 2, 1999, bamboo.com issued convertible subordinated promissory notes of $1,800, which bore interest at a rate of 10% per annum. On March 12, 1999, the entire principal balance of $1,800 plus accrued interest of $9 was converted into 311,495 shares of Series B convertible preferred stock of bamboo.com.

NOTE 6. -- PREFERRED STOCK

     Under bamboo.com's Certificate of Incorporation, as amended, bamboo.com's preferred stock is issuable in series and bamboo.com's Board of Directors, subject to shareholder approval, is authorized to determine the rights, preferences and privileges of each series. bamboo.com has authorized 2,825 shares of convertible preferred stock, of which 500 is designated Series A convertible preferred stock ("Series A") and 2,325 is designated Series B convertible preferred stock ("Series B").

     On March 12, 1999, bamboo.com issued 2,153 shares of Series B preferred stock, having a par value of $0.001 per share, at $5.807 per share for total cash proceeds of $10,686 and for conversion of notes payable and settlement of accrued interest of $1,809.

     The terms of Series A and Series B are as follows:

DIVIDENDS

     The holders of Series A and Series B are entitled to dividends of $0.32 and $0.4646, respectively, per share per annum, as and when declared by the Board of Directors.

VOTING RIGHTS

     Each share of Series A and Series B entitles a holder to the number of votes per share equal to the number of shares of common stock (including fractions of a share) into which each share of Series A and Series B is convertible.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

LIQUIDATION

     Upon any liquidation, dissolution or winding up of bamboo.com, the holders of the Series A and Series B shall rank in parity with each other and will be entitled to receive, in equal preference, before any distribution or payment is made to the holders of common stock, a sum equal to all declared and unpaid dividends, in addition to an amount per share of $4.00 and $5.807, respectively. In addition, Series B holders are entitled to participate pro rata based on the number of shares of common stock into which the Series B convert, along with the holders of the common stock in any surplus assets remaining after payment of the liquidation preferences. If such liquidation occurs prior to December 31, 1999, this amount is limited to $8.7105 per Series B share. In the event such liquidation occurs after December 31, 1999, this amount is limited to $14.5175 per Series B share.

CONVERSION

     Each share of Series A and Series B is convertible into the number of shares of common stock determined by dividing $4.00 and $5.807, respectively, by the conversion price at the time in effect for each such share of convertible preferred stock. The conversion price for Series A and Series B is $1.43 and $2.07, respectively, per share. Conversion can be requested at any time at the option of the holder.

     The convertible preferred stock would automatically convert into common stock at the conversion price relevant at that time, if bamboo.com closes a firm commitment underwritten public offering of shares of common stock in which the aggregate price received for such shares by bamboo.com (net of underwriting discounts, commissions and expenses) was at least $10,000 or $4.15 per share, or upon the written election of not less than two-thirds vote of the then outstanding Series A and B.

NOTE 7. COMMON STOCK

COMMON STOCK

     bamboo.com's Certificate of Incorporation authorizes bamboo.com to issue 28,000 common shares with $0.001 par value. Each common share entitles the holder to one vote. The holders of the shares of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having priority rights as to dividends.

     On September 15, 1998, bamboo.com authorized a 1,000:1 common stock split. The effect of this stock split has been retroactively reflected throughout the financial statements.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

CLASS B COMMON STOCK

     As part of the reorganization on January 1, 1999, (Note 2) bamboo.com authorized and issued 7,422 Class B common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote.

COMMON SHARE UNITS

     On June 28, 1998, bamboo.com issued 120 common share units for total proceeds of $76, net of share issuance costs. Each unit consisted of 2.8 common shares and a warrant to purchase 2.8 common shares. The fair value of the warrants was established at $23 using the Black-Scholes method with the following assumptions, no annual dividend, volatility of 100%, risk free interest rate of 5.35% and term of one year. Based on the fair value of the underlying instruments within the common share unit, $53 of the total proceeds was allocated to common shares and the balance of $23 was allocated to the warrants to purchase common shares. Each warrant entitled the holder to purchase
2.8 common shares at approximately $0.23 per share on or before June 28, 1999. On December 8, 1998, the warrants were exercised to purchase 336 common shares for net proceeds of $78.

     On December 31, 1998, promissory notes pertaining to this warrant conversion were outstanding in the amount of $54. The promissory notes are non-interest bearing until June 28, 1999, after which interest accrues at the prime rate charged from time to time by the Royal Bank of Canada, compounded semi-annually, and have no repayment terms.

ISSUED FOR SERVICES RENDERED

     At various times throughout the year ended December 31, 1998, 1,028 common shares were issued to certain individuals, for services rendered. The fair market value of the stock issued of $326 was charged to results of operations and comprehensive loss.

STOCK OPTION PLAN

1998 Employee, Director and Consultant Stock Option Plan

     During 1998, bamboo.com authorized an Employee, Director and Consultant Stock Option Plan for a total of 2,380,000 common shares. This plan became effective on January 1, 1999 once bamboo.com was reorganized. During 1999, an additional 4,399,394 common shares were authorized under the Plan. Each option under the incentive plan allows for the purchase of common stock of bamboo.com and expires not later than five or ten years from the date of grant, depending on the ownership of the option participants. The vesting terms of the stock options will be determined on each grant date and are generally two or three years; however, the amount of options that can be exercised per

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

participant in any calendar year will be restricted to an aggregate fair market value of $100,000 of the underlying common stock.

                                                         EXERCISE        AVERAGE
                          AVAILABLE FOR     OPTIONS        PRICE         WEIGHTED
                              GRANT       OUTSTANDING    PER SHARE    EXERCISE PRICE   AMOUNT
                          -------------   -----------   -----------   --------------   ------
Balance, January 1,
1999....................          --             --     $        --       $  --        $   --
Options authorized......       8,179
Options granted.........      (6,861)         6,861      0.18-22.75        1.45         4,745
Options exercised.......          --         (1,083)      0.18-0.54        0.22          (236)
Options canceled........         102           (102)      0.18-7.00        0.95           (97)
Stock purchase rights
  granted...............        (120)           120            0.18        0.18            22
Stock purchase rights
  exercised.............          --           (120)           0.18        0.18           (22)
                             -------        -------     -----------       -----        ------
Balances, September 30,
  1999..................       1,300          5,676     $0.18-22.75       $0.78        $4,412
                             =======        =======     ===========       =====        ======

     The options outstanding and currently exercisable by exercise price at September 30, 1999 are as follows (unaudited):

                                      OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                              ------------------------------------   ----------------------
                                             WEIGHTED
                                              AVERAGE
                                             REMAINING    WEIGHTED                 WEIGHTED
                                            CONTRACTUAL   AVERAGE                  AVERAGE
                                NUMBER         LIFE       EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE                OUTSTANDING     (YEARS)      PRICE     EXERCISABLE    PRICE
--------------                -----------   -----------   --------   -----------   --------
$0.18.......................     3,604         9.12        $ 0.18       2,809         0.18
 0.27.......................     1,145         9.52          0.27         462         0.27
 0.36.......................        67         9.52          0.36          50         0.27
 0.54.......................       421         9.65          0.54         152         0.54
 3.57.......................       104         9.73          3.57          33         3.57
 7.00.......................       304         9.85          7.00          32            7
22.75.......................        31         9.98         22.75          --        22.75
                                 -----         ----        ------       -----       ------
                                 5,676         9.30                     3,538
                                 =====         ====                                 ======

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

PRO FORMA STOCK COMPENSATION

     bamboo.com has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") for option grants to employees. Had compensation cost been determined based on the fair value at the grant date for the awards in 1999 consistent with the provisions of SFAS No. 123, bamboo.com's net loss for 1999 would have been as follows:

                                                                 NINE MONTHS
                                                                    ENDED
                                                              SEPTEMBER 30, 1999
                                                              ------------------
Net loss attributable to common shareholders -- as reported
(unaudited).................................................       $(38,194)
Net loss attributable to common shareholders -- as reported
  (unaudited)...............................................        (38,347)
Net loss attributable to common shareholders -- as reported
  (unaudited)...............................................          (3.88)
Net loss attributable to common shareholders -- as reported
  (unaudited)...............................................          (3.90)

     Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

OPTION AGREEMENTS

     On February 12, 1998, bamboo.com issued 1,400 stock options to non-employees, and on May 31, 1998, bamboo.com issued an additional 471 stock options to non-employees, in exchange for management services. The stock options allowed the holder to purchase one common share for $0.01 per share, expired ten years from the date of grant and vested immediately. As of December 31, 1998, all of the options had been exercised resulting in cash proceeds of $5.

     The fair value of each stock option granted to non-employees was estimated on the date the non-employee earned the option using the Black-Scholes option-pricing model with the following assumptions: no annual dividend, expected volatility of 55%, risk-free interest rate of 5.36%; and expected life of ten years. The weighted average fair value of stock options earned in 1998 was $0.29. The resulting values have been charged to the statement of operations and comprehensive loss in the period that services were rendered. The fair value of the stock options charged to the statement of operations and comprehensive loss in 1998 was $536.

RESTRICTED STOCK AGREEMENTS

     In February 1999, bamboo.com issued from the plan 120,400 shares of its common stock on exercise of stock purchase rights granted in exchange for services under restricted purchase agreements. At June 30, 1999, 95 (unaudited) common shares are subject to repurchase under these agreements at the option of bamboo.com. The repurchase provision

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

expires upon involuntary termination of the purchaser's services, an initial public offering of the common stock of bamboo.com, or merger or reorganization of bamboo.com.

WARRANTS AND COMMITMENTS

     Pursuant to a marketing and distribution agreement entered into on November 11, 1998, bamboo.com agreed to issue a stock purchase warrant once bamboo.com was reorganized. The warrant allows the holder to purchase 280,000 shares of common stock at $1.43 per share and expires on December 31, 1999. The warrant has been recorded at its fair value of $168,401 with the costs charged to the statement of operations and comprehensive income (loss) in the year ended December 31, 1998. The fair value of the warrant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in the model: no annual dividend, expected volatility of 55%, risk-free interest rate of 5.35%; and an expected life of 1.2 years.

STOCK-BASED COMPENSATION (UNAUDITED)

     In connection with certain stock option grants to employees during the nine months ended September 30, 1999, bamboo.com recorded unearned stock-based compensation totalling $15.8 million, which is being amortized over the vesting periods of the related options which is generally two to three years. Amortization of this stock-based compensation recognized during the nine months ended September 30, 1999 totalled approximately $11.3 million. Included within the amortization for the nine months ended September 30, 1999 is an amount of $1.8 million arising as a result of the immediate vesting of options to purchase 1,780 shares of common stock of the company upon completion of the initial public offering. The total unearned stock-based compensation remaining at September 30, 1999 will be amortized as follows: $1.4 million for the remainder of 1999; $1.6 million in 2000; $1.2 million in 2001; $280,000 in 2002 and
$20,000 in 2003.

     Additionally, bamboo.com recorded unearned stock-based compensation for restricted common stock granted to a service provider of approximately $819, which is being amortized over two years. Amortization of the fair value of this restricted common stock resulted in stock-based compensation of approximately $308 during the nine months ended September 30, 1999. Quarterly amortization associated with the restricted common stock is subject to significant increase or decrease in future quarters based upon future changes in the fair value of bamboo.com's common stock. bamboo.com's option to repurchase lapses upon completion of this public offering if this occurs prior to the end of the two years.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

NOTE 8.  INCOME TAXES

     The principal items accounting for the difference between income taxes computed at the Canadian statutory rat and the provision for income taxes are as follows:

                                                             DECEMBER 31,
                                                        ----------------------
                                                        1996     1997     1998
                                                        -----    -----    ----
Canadian statutory rate...............................   44.5%    44.5%   44.5%
Amounts not deductible for tax purposes...............   (0.6)%   (0.5)%
Operating losses not benefitted.......................   43.9%    44.0%   44.5%
                                                        -----    -----    ----
                                                           --       --      --
                                                        =====    =====    ====

     At December 31, 1998, Jutvision Corporation had accumulated income tax losses of $1,944,259 available in Canada for carry-forward to reduce taxable income of future years, the benefit of which has not been recorded in these financial statements. The income tax losses expire as follows:

2002........................................................     83
2003........................................................    137
2004........................................................  1,724
                                                              -----
                                                              1,944
                                                              =====

     For Canadian federal and Ontario provincial tax purposes, Jutvision Corporation's net operating loss carryforwards are subject to certain limitations on utilization in the event of changes in ownership.

     Deferred tax assets are summarized as follows:

                                                              1997    1998
                                                              -----   ----
Non-capital losses..........................................  $  98   $865
Share issue costs...........................................     --      2
Property, plant and equipment...............................      5      5
                                                              -----   ----
                                                                103    872
Valuation allowance.........................................   (103)  (872)
                                                              -----   ----
                                                                 --     --
                                                              =====   ====

     bamboo.com has recorded a full valuation allowance against its deferred tax assets because it believes it is more likely than not that sufficient taxable income will not be realized during the carryforward period to utilize the deferred tax asset. The valuation allowance increased by $770,321 during 1998. Realization of the future tax benefits related to the deferred tax assets is dependent upon many factors, including bamboo Canada's ability to generate taxable income in Canada within the loss carryforward periods.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

NOTE 9.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                        NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                             ---------------------------------------   -------------------
                                                   1996            1997       1998       1998       1999
                                             -----------------   --------   --------   --------   --------
                                                                                           (UNAUDITED)
Supplemental disclosures cash flow
  information:
  Unearned stock based compensation related
    to stock options grants................      $     --        $     --   $     --   $     --   $ 11,289
  Property Plant and Equipment acquired
    under capital leases...................                                                            463
  Conversion of notes payable to Series B
    convertible preferred stock............            --              --         --         --      1,800
  Issuance of Series B convertible
    preferred stock in settlement of
    interest...............................            --              --         --         --          9
  Exercise of common stock options and
    warrants in exchange for note
    receivable.............................            --              --         78         --         74
  Stock options issued for prepaid rent
    expense................................            --              --         --         --         10
  Interest paid............................            --              --         --         --         10
  Note receivable settled as offset of note
    payable................................            --              --         24         24         --
  Common stock issued below fair value.....            --              --         45         45         --
  Issuance of common stock for services....            --              --        326        326        605
  Issuance of warrant for common stock for
    services...............................            --              --        168         --         --
  Issuance of options for common stock for
    services...............................            --              --        536        536      2,916

NOTE 10.  COMMITMENTS

     bamboo.com is obligated under leases for the rental of facilities, computer equipment and office equipment. Minimum future rental payments under bamboo.com's current leases in effect as at December 31, 1998 are as follows (in thousands):

1999........................................................  $  470
2000........................................................     391
2001........................................................     377
2002........................................................      61

     Total rent expense was $1, $8 and $39 in the years ended 1996, 1997 and 1998, respectively.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

MARKETING AND DISTRIBUTION AGREEMENTS

     bamboo.com has entered into marketing and distribution agreements with certain real estate destination web sites to maintain certain promotional and linkage rights, and technology access in exchange for total minimum payments of $14,063 payable over three years. A total of $6,906 of the payments are noncancelable. bamboo.com records the expenses as incurred. Under the terms of the agreements (as amended), the following minimum non-cancelable and total future payments are due beginning in April 1999 (in thousands):

                                                                 NON-
                                                              CANCELABLE    TOTAL
                                                              ----------   -------
Year ended December 31, 1999................................    $2,250     $ 2,382
Year ended December 31, 2000................................     4,656       4,723
Year ended December 31, 2001................................        --       5,437
Year ended December 31, 2002................................        --       1,521
                                                                ------     -------
                                                                $6,906     $14,063
                                                                ======     =======

NOTE 11.  RELATED PARTY TRANSACTIONS:

     bamboo.com purchased capital equipment of $11 in 1996 and $4 in 1997 from a shareholder.

     Notes payable to shareholders are non-interest bearing if repaid in total, on or before June 30, 1999. If the notes are unpaid after June 30, 1999, interest will accrue at the prime rate charged by the Royal Bank of Canada, compounded semi-annually.

NOTE 12.  GEOGRAPHIC INFORMATION

     bamboo.com has adopted the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 31, 1997. SFAS 131 supersedes Statement of Financial Accounting Standards No. 14 of SFAS 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information.

     Management uses one measurement of profitability for its business. bamboo.com markets its products and related services to customers in the United States and Canada.

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

     Revenue and long-lived asset information by geographic area are as follows (in thousands):

                                                                        LONG LIVED
                                                             REVENUES     ASSETS
                                                             --------   ----------
1998
  Canada...................................................    $77         $ 49
  United States............................................     --          163
                                                               ---         ----
                                                               $77         $212
                                                               ===         ====
1997
  Canada...................................................    $45         $ 14
  United States............................................     --           --
                                                               ---         ----
                                                               $45         $ 14
                                                               ===         ====

NOTE 13.  SUBSEQUENT EVENTS

DISTRIBUTION AGREEMENTS

     On March 16, 1999 and July 15, 1999, bamboo.com entered into two separate distribution agreements with real estate destination web sites to maintain certain promotional and linkage rights. At June 30, 1999, the additional minimum future payments required under these agreements are as follows (in thousands):

Year ended December 31, 1999................................  $360
Year ended December 31, 2000................................   555
                                                              ----
                                                              $915
                                                              ====

     In addition under the terms of the distribution agreement entered into on July 15, 1999, bamboo.com is subject to making additional payments totaling $1,375,000 which are contingent upon the party achieving certain milestones.

LINE OF CREDIT

     On April 16, 1999, bamboo.com obtained up to $1.0 million in short term financing which bears interest at prime (7.75% at June 30, 1999). No advances have been drawn from this line of credit.

CAPITAL LEASE OBLIGATIONS

     On March 24, 1999, bamboo.com entered into a master capital lease agreement to obtain up to $1,500 in capital lease financing for purchases of video equipment, office furniture and other equipment including computer hardware and software made subsequent to January 1, 1999. The available lease line expires on December 31, 1999. On April 14,

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

1999 and May 6, 1999, bamboo.com committed $205 and $426, respectively in property, plant and equipment to capital lease under a sale and leaseback provision of the master capital lease agreement.

     At September 30, 1999, the future minimum payments under these and other capital lease agreements are as follows (in thousands):

1999........................................................  $225
2000........................................................   264
2001........................................................   226
                                                              ----
Minimum lease payments......................................   715
Less amount representing interest...........................   164
                                                              ----
Principal amount of minimum lease payments..................   551
Less current portion........................................   106
                                                              ----
                                                              $455
                                                              ====

NAME CHANGE

     On April 23, 1999, Jutvision Canada, Inc. changed its name to bamboo.com Canada, Inc. and Jutvision Corporation changed its name to bamboo.com.

PRIVATE PLACEMENTS

     On May 5, 1999, bamboo.com issued an additional 172 shares of Series B convertible preferred stock with a par value of $0.001 for $5.807 per share for total cash proceeds of $1,000. In connection with this issuance, bamboo.com has recorded a charge of $1 million representing a beneficial conversion feature limited to the proceeds received.

     On June 7, 1999, bamboo Canada amended its articles of incorporation and the Conversion and Pairing Agreement to reflect the creation of Series C convertible preferred shares ("Series C shares"). Effective June 11, 1999, the outstanding Series B convertible preferred shares were converted to Series C convertible preferred shares. The Series C shares have substantially all of the same rights and preferences as the Series B convertible preferred shares, except that the Series C shares do not automatically convert in the event that the parent company, bamboo.com, completes an initial public offering of its stock. Under the amended conversion and pairing agreement, the Series C shares are exchangeable on a one for one basis for common stock of the parent company, bamboo.com, and the shares of the Series C will be redeemed at par value of $0.0001 per share.

     On June 11, 1999, bamboo.com authorized 1 shares of its Series C mandatorily redeemable preferred stock, and entered into an agreement to sell shares of its Series C

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

mandatorily redeemable preferred stock and 1,251 shares of its common stock for total gross proceeds of $11,000

DIVIDENDS

     The holders of Series C mandatorily redeemable preferred stock are entitled to receive cumulative dividends out of any assets legally available and prior and in preference to any other securities, of $0.5 per share accruing annually from June 30, 2000.

VOTING RIGHTS

     The Series C mandatorily redeemable preferred shareholders are entitled to elect one director to the Board of Directors, which currently consists of six directors in total.

REDEMPTION

     The shares of the Series C mandatorily redeemable preferred stock may be redeemed at any time at the option of bamboo.com by payment of an amount of $10 per share plus any accrued and unpaid dividends. At the option of the holders, bamboo.com is required to redeem the stock in a single installment after the occurrence of a redemption event. A redemption event being defined as the earliest to occur of (a) the sale of bamboo.com's common stock in an underwritten public offering with aggregate proceeds in excess of $10,000; (b) a change in control; or (c) June 8, 2004.

LIQUIDATION

     The holders of the Series C mandatorily redeemable preferred stock shall be entitled to receive prior and in preference to any other distribution, dividend or redemption payments of any assets of bamboo.com their payment of the redemption price.

     The $11,000 of proceeds from issuance has been allocated to the Series C mandatorily redeemable preferred stock and the common stock based on their relative fair values. Accordingly, $4,400 has been allocated to the Series C redeemable preferred stock and $6,600 has been allocated to the common stock at June 11, 1999.

     The relative fair values are $8,000 for the Series C mandatorily redeemable preferred stock and $12,100 for the common stock. The corresponding discount of $6,600 recognized on the Series C mandatorily redeemable preferred stock will be amortized using the effective interest rate to the statement of operations as an interest charge over the five-year period to June 8, 2004. In the six month period ended June 30, 1999 bamboo.com recognized approximately $81 of the discount as an interest charge.

     Under the terms of the Series C mandatorily redeemable preferred stock agreement, redemption upon completion of the Initial Public Offering, ("IPO") by bamboo.com and

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

an additional interest charge of $6,500 was recorded to accrete the preferred stock to its redemption value of $11,000.

EMPLOYEE STOCK PURCHASE PLAN

     In addition, on June 9, 1999, the Board of Directors approved the 1999 Employee Stock Purchase Plan subject to shareholder approval and effectiveness of bamboo.com's IPO Registration Statement with the Securities and Exchange Commission. On July 19, 1999, bamboo.com's shareholders approved the adoption of the 1999 Employee Stock Purchase Plan under which 700 shares have been reserved for issuance.

INITIAL PUBLIC OFFERING

     On June 9, 1999, bamboo.com approved the issuance and sale in an underwritten public offering of bamboo.com's common stock.

STOCK SPLIT

     On July 19, 1999, bamboo.com approved a 2.8 for 1 forward split of its common stock, which will be effected prior to the closing of the public offering. All common stock data and common stock option plan information has been restated to reflect the forward split.

     In addition, the conversion prices of bamboo.com's Series A and Series B convertible preferred stock have also been adjusted to reflect the effect of the forward split.

NOTE 14.  INITIAL PUBLIC OFFERING (UNAUDITED)

     On August 25, 1999 the Company completed the initial public offering of 4,000 shares of its common stock at a price of $7 per share. Proceeds of the offering, net of underwriting discount and other direct costs of the offering, were approximately $24,278.

     On September 7, 1999 under the terms of the underwriting agreement covering the Initial Public Offering the underwriters exercised a portion of the over allotment option for 376 shares of the common stock of the Company. Proceeds received, net of underwriting discount, from exercise of the over allotment option were approximately $2,448.

     Upon completion of the Company's public offering and in accordance with the respective preferred stock purchase agreements 648 and 6,509 shares of the Company's Series A and Series B convertible preferred stock converted into 231 and 2,325 shares of common stock of the Company respectively.

     In accordance with the terms of the original option grants upon completion of the Initial Public Offering options to purchase 1,780 shares of the Company's common stock

                                   BAMBOO.COM
                        (FORMERLY JUTVISION CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
       INFORMATION AS OF SEPTEMBER 30, 1999 AND/OR FOR THE PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

became fully vested. As a result additional compensation expense of $1,800 has been recorded in the quarter ended September 30, 1999.

     On August 31, 1999 the Company used $11,000 of the proceeds of the Initial Public Offering to redeem all outstanding shares of the Company's Series C mandatorily redeemable ("Series C") preferred stock. As a result of this redemption the Company recorded a charge to interest expense of approximately $6,629 representing the difference between the carrying value of the Series C preferred stock and its redemption value.

NOTE 15.  PLAN OF MERGER (UNAUDITED)

     The Company and Interactive Pictures Corporation ("IPIX") have entered into an Agreement and Plan of Merger, dated as of October 25, 1999 ("the merger agreement"). Pursuant to the merger agreement, IPIX will become a wholly-owned subsidiary of the Company. In exchange for IPIX common stock, the Company will issue 1.369 shares of its common stock for every share of IPIX common stock outstanding immediately prior to the Effective Time (as defined in the merger agreement) of the merger.

     All outstanding options to purchase IPIX common stock will be assumed by the Company and will become options to purchase shares of the Company's common stock. The transaction is intended to be accounted for as a pooling of interests and qualify as a tax-free reorganization. The merger has been approved by the boards of directors of the Company and IPIX, but is still subject to approval by the shareholders of IPIX and other conditions to closing.

     The merger agreement obligates the Company or IPIX to pay to the other party a termination fee of $16 million if the merger is not consummated as a result of certain specified events.

     In connection with the merger agreement, the Company and IPIX entered into two stock option agreements. IPIX granted the Company an option to purchase 19.9% of IPIX's common shares at a price of $22.25 per share, and the Company granted IPIX an option to purchase 19.9% of the Company's common shares at a price of $16.25 per share. The stock options become exercisable in the event that the issuer of the option becomes the subject of a publicly announced third party takeover proposal. Neither the Company nor IPIX may realize more than a total of $20 million from the payment of both the $16 million termination fee and the exercise of the stock option and subsequent sale of the option shares. Both options terminate either upon consummation of the merger, 30 days after termination of the merger agreement (other than as a result of a proposal by a third party to acquire 30% or more of the equity or assets, or to undertake a merger involving 30% of the net assets, net revenue or net income of the issuer) or 180 days after the termination of the merger agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Interactive Pictures Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Interactive Pictures Corporation and its subsidiary (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Knoxville, Tennessee
January 29, 1999, except as to Notes 5 and 6
for which the date is April 12, 1999 and as to Note 13
for which the date is July 2, 1999

                        INTERACTIVE PICTURES CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    DECEMBER 31,
                                                              -------------------------   SEPTEMBER 30,
                                                                 1997          1998           1999
                                                              ----------   ------------   -------------
                                                                                           (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $    1,826   $      1,064     $  2,817
Securities available-for-sale...............................       1,000             --       65,396
Accounts receivable, less allowance for doubtful accounts of
  $190 at December 31, 1997, $170 at December 31, 1998 and
  $110 at September 30, 1999 (unaudited)....................         538            842        2,075
Inventory, less reserve for obsolescence of $100 at December
  31, 1998 and $140 at September 30, 1999 (unaudited).......         232            328        1,144
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................          65             --           --
Prepaid expenses and other current assets...................         231            305        2,992
                                                              ----------   ------------     --------
         Total current assets...............................       3,892          2,539       74,424
                                                              ----------   ------------     --------
PROPERTY AND EQUIPMENT:
Furniture and equipment.....................................         772          1,667        2,602
Leasehold improvements......................................          35             53          141
                                                              ----------   ------------     --------
                                                                     807          1,720        2,743
Less accumulated depreciation and amortization..............        (144)          (367)        (624)
                                                              ----------   ------------     --------
    Property and equipment, net.............................         663          1,353        2,119
                                                              ----------   ------------     --------
Other assets................................................          19             97          151
                                                              ----------   ------------     --------
         Total assets.......................................  $    4,574   $      3,989     $ 76,694
                                                              ==========   ============     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Convertible debenture.......................................  $    3,000   $      1,000           --
Current portion of promissory note..........................           8              8            8
Accounts payable............................................         325            401          506
Accrued expenses............................................         567          1,598        2,059
Accrued placement fees and related expenses.................          --             50           --
Deferred revenue............................................          63            118          223
                                                              ----------   ------------     --------
         Total current liabilities..........................       3,963          3,175        2,796
                                                              ----------   ------------     --------
Long-term portion of promissory note........................          29             21           15
Commitments and contingencies (Note 11)
SHAREHOLDERS' EQUITY:
Convertible preferred stock:
  Series A $0.001 par value; 1,644,817 shares authorized,
    issued and outstanding at December 31, 1998 ($6,576
    aggregate liquidation value at December 31, 1998).......          --              2           --
  Series B $0.001 par value; 674,279 shares authorized at
    December 31, 1998; 526,340 shares issued and outstanding
    at December 31, 1998 ($3,126 aggregate liquidation value
    at December 31, 1998)...................................          --              1           --
  Series C $0.001 par value; 4,482,705 shares authorized at
    December 31, 1998; 2,357,058 shares issued and
    outstanding at December 31, 1998 ($14,000 aggregate
    liquidation value at December 31, 1998).................          --              2           --
  Series D $0.001 par value; 3,725,803 authorized; no shares
    issued or outstanding...................................          --             --           --
Common stock, $0.001 par value, 17,004,500 shares authorized at December 31, 1997 and 1998 and 100,000,000 shares
  authorized at September 30, 1999; 6,286,565 and 4,101,805
  shares issued and outstanding at December 31, 1997 and
  1998, respectively; 16,562,713 shares issued and
  outstanding at September 30, 1999 (unaudited).............           6              4           17
Additional paid-in capital..................................       9,982         24,808      114,464
Deferred stock compensation.................................          --             --         (847)
Accumulated deficit.........................................      (9,406)       (24,024)     (39,751)
                                                              ----------   ------------     --------
         Total shareholders' equity.........................         582            793       73,883
                                                              ----------   ------------     --------
         Total liabilities and shareholders' equity.........  $    4,574   $      3,989     $ 76,694
                                                              ==========   ============     ========

The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              NINE MONTHS
                                    YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                            ----------------------------------------   -------------------------
                               1996          1997           1998          1998          1999
                            -----------   -----------   ------------   -----------   -----------
                                                                              (UNAUDITED)
REVENUES:
Products..................  $     1,337   $     2,128   $      2,712   $     1,832   $     5,406
Services..................          208           318            329           156            --
                            -----------   -----------   ------------   -----------   -----------
                                  1,545         2,446          3,041         1,988         5,406
                            -----------   -----------   ------------   -----------   -----------
COST OF REVENUES:
Products..................          543           446          1,207           548         2,690
Services..................          108           316            241            85            --
                            -----------   -----------   ------------   -----------   -----------
                                    651           762          1,448           633         2,690
                            -----------   -----------   ------------   -----------   -----------
Gross profit..............          894         1,684          1,593         1,355         2,716
                            -----------   -----------   ------------   -----------   -----------
OPERATING EXPENSES:
Sales and marketing.......          908         2,829          8,387         5,625        12,429
Research and
  development.............          389         1,171          2,668         1,928         2,653
General and
  administrative..........          921         2,598          3,864         2,290         4,069
Amortization of product
  development and patent
  costs...................           71           858             --            --            --
Non-cash compensation
  expense.................           --            --             --            --           169
                            -----------   -----------   ------------   -----------   -----------
          Total operating
             expenses.....        2,289         7,456         14,919         9,843        19,320
                            -----------   -----------   ------------   -----------   -----------
Interest income...........          111           181            276           248           889
Interest expense..........           --           (42)          (202)         (177)          (12)
Other income (expense),
  net.....................           90            55             27            23            --
                            -----------   -----------   ------------   -----------   -----------
          Net loss........  $    (1,194)  $    (5,578)  $    (13,225)  $    (8,394)  $   (15,727)
                            ===========   ===========   ============   ===========   ===========
Basic and diluted loss per
  common share (Note 2)...  $     (0.21)  $     (0.89)  $      (2.84)  $     (1.71)  $     (2.28)

The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 ---------------------------------------------------------------------

                                                           PREFERRED   PREFERRED   PREFERRED   PREFERRED   ADDITIONAL
                                                 COMMON      STOCK       STOCK       STOCK       STOCK       PAID-IN
                                                  STOCK    SERIES A    SERIES B    SERIES C    SERIES D      CAPITAL
                                                 -------   ---------   ---------   ---------   ---------   -----------
Balances, January 1, 1996......................  $    5     $   --       $  --      $   --      $   --     $     6,007
 Proceeds from issuance of 674,279 common
   shares, net of related costs................       1         --          --          --          --           3,974
 Issuance of 27,207 common shares upon exercise
   of options..................................      --         --          --          --          --               1
 Change in net unrealized gain on securities
   available-for-sale..........................      --         --          --          --          --              --
 Net loss......................................      --         --          --          --          --              --
                                                 -------    ------       -----      ------      ------     -----------
Balances, December 31, 1996....................       6         --          --          --          --           9,982
 Net loss......................................      --         --          --          --          --              --
                                                 -------    ------       -----      ------      ------     -----------
Balances, December 31, 1997....................       6         --          --          --          --           9,982
 Issuance of 74,820 common shares upon exercise
   of options..................................      --         --          --          --          --               3
 Conversion of 2,319,095 shares of common stock
   into Series A and B preferred stock.........      (2)         2           1          --          --              15
 Proceeds from issuance of 2,188,698 shares of
   Series C preferred stock and warrants, net
   of related costs............................      --         --          --           2          --          12,527
 Conversion of $1,000 debenture into 168,361
   shares of Series C preferred stock..........      --         --          --          --          --           1,000
 Proceeds from issuance of 229,561 shares of
   common stock and warrants, net of related
   costs.......................................      --         --          --          --          --           1,281
 Exchange of common for preferred shares and
   related repurchase and retirement of 170,045
   shares of Series C preferred stock..........      --         --          --          --          --              --
 Repurchase and retirement of 147,939 shares of
   Series B preferred stock....................      --         --          --          --          --              --
Net loss.......................................      --         --          --          --          --              --
                                                 -------    ------       -----      ------      ------     -----------
Balances, December 31, 1998....................       4          2           1           2          --          24,808
 Proceeds from issuance of 3,115,328 shares of
   Series D preferred stock and warrants, net
   of related costs (unaudited)................      --         --          --          --           3          22,081
 Issuance of 157,838 common shares upon
   exercise of options (unaudited).............      --         --          --          --          --             165
 Conversion of $1,000 debenture and interest
   into 174,535 shares of Series C preferred
   stock (unaudited)...........................      --         --          --          --          --           1,036
 Net loss (unaudited)..........................      --         --          --          --          --              --
 Conversion of preferred stock to 7,818,077
   shares of common stock (unaudited)..........       8         (2)         (1)         (2)         (3)             --
 Issuance of options to purchase 795,130 shares
   of common stock (unaudited).................      --         --          --          --          --           1,034
 Forfeiture of options to purchase 13,688
   shares of common stock (unaudited)..........      --         --          --          --          --             (18)
 Proceeds from issuance of 3,850,000 shares of
   common stock upon initial public offering,
   net of related costs (unaudited)............       4         --          --          --          --          63,555
 Conversion of redeemable common stock to
   10,191 shares of common stock...............      --         --          --          --          --              80
 Issuance of 55,556 shares of common stock for
   advertising fees............................      --         --          --          --          --           1,000
 Issuance of 569,247 shares of common stock
   upon exercise of warrants (unaudited).......       1         --          --          --          --             723
 Amortization of deferred stock compensation
   (unaudited).................................      --         --          --          --          --              --
                                                 -------    ------       -----      ------      ------     -----------
Balances, September 30, 1999 (unaudited).......  $   17     $   --       $  --      $   --      $   --     $   114,464
                                                 =======    ======       =====      ======      ======     ===========

                                                 ---------------------------------------------
                                                 NET UNREALIZED
                                                   GAIN (LOSS)
                                                       ON            DEFERRED
                                                 AVAILABLE-FOR-       STOCK       ACCUMULATED
                                                 SALE SECURITIES   COMPENSATION     DEFICIT
                                                 ---------------   ------------   ------------
Balances, January 1, 1996......................     $     27               --     $     (2,634)
 Proceeds from issuance of 674,279 common
   shares, net of related costs................           --               --               --
 Issuance of 27,207 common shares upon exercise
   of options..................................           --               --               --
 Change in net unrealized gain on securities
   available-for-sale..........................          (27)              --               --
 Net loss......................................           --               --           (1,194)
                                                    --------         --------     ------------
Balances, December 31, 1996....................           --               --           (3,828)
 Net loss......................................           --               --           (5,578)
                                                    --------         --------     ------------
Balances, December 31, 1997....................           --               --           (9,406)
 Issuance of 74,820 common shares upon exercise
   of options..................................           --               --               --
 Conversion of 2,319,095 shares of common stock
   into Series A and B preferred stock.........           --               --              (15)
 Proceeds from issuance of 2,188,698 shares of
   Series C preferred stock and warrants, net
   of related costs............................           --               --               --
 Conversion of $1,000 debenture into 168,361
   shares of Series C preferred stock..........           --               --               --
 Proceeds from issuance of 229,561 shares of
   common stock and warrants, net of related
   costs.......................................           --               --               --
 Exchange of common for preferred shares and
   related repurchase and retirement of 170,045
   shares of Series C preferred stock..........           --               --             (500)
 Repurchase and retirement of 147,939 shares of
   Series B preferred stock....................           --               --             (878)
Net loss.......................................           --               --          (13,225)
                                                    --------         --------     ------------
Balances, December 31, 1998....................           --               --          (24,024)
 Proceeds from issuance of 3,115,328 shares of
   Series D preferred stock and warrants, net
   of related costs (unaudited)................           --               --               --
 Issuance of 157,838 common shares upon
   exercise of options (unaudited).............           --               --               --
 Conversion of $1,000 debenture and interest
   into 174,535 shares of Series C preferred
   stock (unaudited)...........................           --               --               --
 Net loss (unaudited)..........................           --               --          (15,727)
 Conversion of preferred stock to 7,818,077
   shares of common stock (unaudited)..........           --               --               --
 Issuance of options to purchase 795,130 shares
   of common stock (unaudited).................           --           (1,034)              --
 Forfeiture of options to purchase 13,688
   shares of common stock (unaudited)..........           --               18               --
 Proceeds from issuance of 3,850,000 shares of
   common stock upon initial public offering,
   net of related costs (unaudited)............           --               --               --
 Conversion of redeemable common stock to
   10,191 shares of common stock...............           --               --               --
 Issuance of 55,556 shares of common stock for
   advertising fees............................           --               --               --
 Issuance of 569,247 shares of common stock
   upon exercise of warrants (unaudited).......           --               --               --
 Amortization of deferred stock compensation
   (unaudited).................................           --              169               --
                                                    --------         --------     ------------
Balances, September 30, 1999 (unaudited).......     $     --         $   (847)    $    (39,751)
                                                    ========         ========     ============

The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                                YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                              ----------------------------   -----------------
                                                               1996      1997       1998      1998      1999
                                                              -------   -------   --------   -------   -------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(1,194)  $(5,578)  $(13,225)  $(8,394)  $(15,727)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................      108       132        224       156       256
  Provision for doubtful accounts receivable................       --       190        (20)      (20)       73
  Loss (gain) on disposal of fixed assets...................       --        88         --        --        (6)
  Amortization of product development and patent costs......       71       858         --        --        --
  Accretion of securities available-for-sale discounts......      (50)      (51)      (167)     (153)     (424)
  Provision for inventory obsolescence......................       44       (44)       100        --        40
  Non-cash compensation expense.............................       --        --         --        --       169
  Non-cash expense related to issuance of warrants..........       --        --         --        --        26
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (148)     (445)      (284)     (144)   (1,305)
    Inventory...............................................      (60)     (120)      (196)     (278)     (855)
    Prepaid expenses........................................      (55)        7       (172)     (209)   (1,529)
    Other assets............................................      (16)     (162)        21        85      (213)
    Accounts payable........................................      169       (85)        75        72       105
    Accrued expenses........................................      (43)      520      1,081       281      (534)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................        3       (35)        64        --        --
    Deferred revenue........................................      (18)     (100)        55       (37)      105
                                                              -------   -------   --------   -------   -------
      Net cash used in operating activities.................   (1,189)   (4,825)   (12,444)   (8,641)  (19,819)
                                                              -------   -------   --------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of furniture and equipment........................     (130)     (504)      (913)     (626)   (1,058)
Purchases of securities available-for-sale..................   (3,174)   (3,933)    (7,831)   (7,831)  (78,964)
Maturities of securities available-for-sale.................    5,141     3,485      8,999     5,000    13,992
Proceeds from disposal of equipment.........................       --        --         --        --        42
Patent and product development costs........................     (678)       --         --        --        --
                                                              -------   -------   --------   -------   -------
      Net cash provided by (used in) investing activities...    1,159      (952)       253    (3,457)  (65,988)
                                                              -------   -------   --------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock..................    3,976        --      1,285        --    64,420
Net proceeds from issuance of preferred stock...............       --        --     12,529    13,899    26,876
Repurchase of preferred and common stock....................       --        --     (1,378)   (1,326)   (3,730)
Issuance (repayment) of convertible debenture...............       --     3,000     (1,000)       --        --
Repayments of promissory note...............................       --        (3)        (8)       (6)       (6)
                                                              -------   -------   --------   -------   -------
      Net cash provided by financing activities.............    3,976     2,997     11,428    12,567    87,560
                                                              -------   -------   --------   -------   -------
Net increase (decrease) in cash and cash equivalents........    3,946    (2,780)      (762)      469     1,753
Cash and cash equivalents, beginning of period..............      660     4,606      1,826     1,826     1,064
                                                              -------   -------   --------   -------   -------
Cash and cash equivalents, end of period....................  $ 4,606   $ 1,826   $  1,064   $ 2,295   $ 2,817
                                                              =======   =======   ========   =======   =======

                        INTERACTIVE PICTURES CORPORATION

No income taxes were paid in any period presented. Interest payments were insignificant in all periods presented.

Noncash investing and financing activities:

The Company acquired furniture and equipment of $40 in 1997 through the issuance of a promissory note.

During 1998, a $1,000 convertible debenture was converted into 168,361 shares of Series C preferred stock. In addition, 2,319,095 shares of common stock were exchanged for 1,644,817 shares of Series A preferred stock and 674,279 shares of Series B preferred stock.

During March 1999, a $1,000 convertible debenture and accrued interest was converted into 174,535 shares of Series C preferred stock.

Also during March 1999, the Company issued 105,142 shares of redeemable common stock for a portion of the placement fee in connection with the issuance of Series D preferred stock.


During August 1999, the Company issued $1,000 of common stock (55,556 shares) to Creative Artists Agency as an advertising alliance fee.


The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. GENERAL

     Interactive Pictures Corporation ("IPIX" or the "Company") is engaged in the design and sale of electronic digital imaging products related to IPIX images. The Company's patented technology allows viewers to Step Inside the Picture with IPIX images and changes the way people create and view images, immersing them in a 360 degrees X 360 degrees spherical environment. IPIX images provide a complete field of view in a window, which can be navigated by moving a cursor inside the image.

     Using the Company's technology, clients can create virtual tours and multimedia content to enhance marketing and accelerate electronic commerce over the Internet. The Company's customers are primarily in the real estate, publishing and corporate and e-commerce industries. Customers in the real estate and the corporate and e-commerce markets represented an aggregate of 63%, 57% and 62% of total revenues for 1996, 1997 and 1998.

     The Company performs research and development to enhance its own products, as well as for other entities with whom the Company has entered into contracts. The Company also performs content development services for itself and others with whom the Company has entered into contracts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INTERIM FINANCIAL STATEMENTS. Information in the accompanying financial statements and notes to the financial statements for the interim period as of September 30, 1999, and for the nine-month periods ended September 30, 1998 and 1999, is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles and Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Company include the accounts of Interactive Pictures Corporation and its wholly-owned subsidiary, Interactive Pictures UK Limited, a United Kingdom company formed in 1998. All significant intercompany balances and transactions have been eliminated. The subsidiary's functional currency is the British Pound. The cumulative translation adjustment account as of December 31, 1998 and September 30, 1999 (unaudited), was insignificant.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

     SECURITIES AVAILABLE-FOR-SALE. Securities available-for-sale represent those securities intended to be held for an indefinite period of time. Securities available-for-sale are recorded at fair value based on prices obtained from commercial pricing services.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Unrealized gains and losses are excluded from earnings and reported in other comprehensive income in shareholders' equity. Interest income includes interest, amortization of purchase premiums and discounts, and realized gains and losses on sales of securities. The cost of securities sold is based on the specific identification method. The securities portfolio at December 31, 1997 and September 30, 1999 (unaudited) consisted entirely of U.S. government obligations with maturities of less than one year. Amortized costs approximated fair values and unrealized gains and losses were insignificant.

     CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the U.S. and abroad. The Company performs ongoing credit evaluations of its clients' financial condition and generally requires no collateral from its clients. To date, the Company has not experienced any material losses.

     The following table summarizes the revenue from product customers in excess of 10% of total revenues:

                                                              1996    1998
                                                              ----    ----
Customer A..................................................     0%     13%
Customer B..................................................    12       0
Customer C..................................................    16       0

     At December 31, 1998, Customer A accounted for 16% of accounts receivable. One additional customer also represented 16% of accounts receivable at December 31, 1998. Four customers represented 10%, 10%, 11%, and 28%, respectively, of accounts receivable at December 31, 1997. Three customers represented 21%, 15% and 11%, respectively, of accounts receivable at September 30, 1998 (unaudited). No customer represented in excess of 10% of the Company's revenues in 1997, or in the nine-month period ended September 30, 1999 (unaudited). Customer A represented 19% of the Company's revenue for the nine-month period ended September 30, 1998 (unaudited).

     INVENTORY. Inventory, which consists primarily of digital cameras and related hardware, is stated at the lower of cost or market, with cost determined using standard costs (which approximate first-in, first-out costs). The Company records a provision for obsolete inventory whenever such an impairment has been identified.

     PROPERTY AND EQUIPMENT. Property and equipment consist primarily of computer equipment and office furnishings, which are stated at cost. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements, and improvements are capitalized. Gains and losses from disposals are included in operations upon disposal. To date, disposals of property and equipment have been insignificant. Fixed assets are depreciated primarily using the straight-line method over estimated useful lives, which range from three to ten years. Leasehold improvements are amortized over the term of the lease, or estimated useful life whichever is shorter.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     PATENTS AND PRODUCT DEVELOPMENT COSTS. External legal costs incurred to maintain the Company's intellectual property position are capitalized and amortized over the estimated useful life of the related patents.

     The Company also capitalizes eligible software costs incurred after technological feasibility of the product has been established by a working model. Capitalized software costs are amortized over the estimated useful life of the product on a straight-line basis.

     During 1997, the Company became aware of certain competitors using alternative technologies and determined that it was necessary to revise the estimated economic lives of both capitalized product development costs and patent costs from five years and seven years, respectively, to one year and three years, respectively. The effect of the change was to increase amortization expense by approximately $650. Qualifying costs in 1997 and 1998, were insignificant and, therefore, the Company did not capitalize such costs.

     LONG-LIVED ASSETS. The carrying value of intangible assets, property and equipment, and other long-lived assets is reviewed on a regular basis for the existence of facts, both internally and externally, that may suggest impairment. The Company recognizes impairment losses whenever events or circumstances result in the carrying amount of the assets exceeding the sum of the expected future cash flows associated with such assets. The measurement of the impairment losses to be recognized is based on the difference between the fair values and the carrying amounts of the assets. To date no such impairment has been indicated.

     INCOME TAXES. The Company uses the asset and liability method of accounting for income taxes, which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance against deferred tax assets is recorded if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

     The Company does not recognize deferred income taxes for temporary differences associated with its investment in the foreign subsidiary because the differences are essentially permanent in duration.

     Interactive Pictures UK Limited is not included in the tax filing of its parent, Interactive Pictures Corporation. As a result, Interactive Pictures UK Limited files a separate return with the United Kingdom jurisdiction governing the subsidiary.

     REVENUE RECOGNITION. Product revenue is recognized upon shipment or delivery to distributors and end users provided there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. The Company provides an allowance for returns upon recognizing revenue as deemed necessary based on historical experience. Returns were insignificant for all years presented. Payments received in advance are initially recorded as deferred revenue and recognized ratably as obligations are fulfilled.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Company derives service revenues from research and development activities performed under fixed-price contracts with certain U.S. government agencies and other third parties. Such revenues are recognized using the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs, or as certain targets in the development process are met, as appropriate under the contract). Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, such losses have been insignificant. Unbilled fees and services on contracts are comprised of costs plus estimated earnings on certain contracts in excess of contractual billings on such contracts. Advanced billings and billings in excess of costs plus estimated earnings are classified as deferred revenue.

     RESEARCH AND DEVELOPMENT COSTS. Research and development expenditures are expensed as incurred. Costs incurred under contracts to perform research and development for others, excluding contracts with government agencies, are accounted for under Statement of Financial Accounting Standards (SFAS) No. 68, Research and Development Arrangements (Note 12).

     ADVERTISING EXPENSES. All advertising expenditures are expensed as incurred. Advertising expenses for 1996, 1997 and 1998, were $0, $392 and $1,087, respectively. The Company recognizes expenditures under cooperative advertising arrangements net of reimbursements received from participants.

     ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company has elected to continue following Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock options granted to employees rather than the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation ("Statement 123").

     FOREIGN CURRENCY TRANSACTIONS. Substantially all historical sales have been denominated in U.S. dollars. All transaction gains and losses are included in operations. Such amounts have been insignificant to date.

     ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Examples of items affected by certain significant estimates made by management are long-lived assets, including patents and product development costs, certain accruals, receivables and inventory.

     SEGMENT REPORTING. In 1998, the Company adopted Statement of Financial Accounting Standards 131 ("SFAS 131"), Disclosure About Segments of an Enterprise and Related Information. SFAS 131 requires use of \the "management" approach which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas, and

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

major customers. The adoption of SFAS 131 did not affect results of operations or financial position.

     NET LOSS PER SHARE. The Company computes net loss per share in accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of potentially dilutive stock options and warrants and upon conversion of the Company's preferred stock and convertible debenture.

     The following table sets forth the computation of basic and dilutive net loss per share for the periods indicated:

                                                                          NINE MONTHS
                                   YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                             ------------------------------------   -----------------------
                                1996         1997         1998         1998         1999
                             ----------   ----------   ----------   ----------   ----------
                                                                          (UNAUDITED)
NUMERATOR:
Net loss...................  $   (1,194)  $   (5,578)  $  (13,225)  $   (8,394)  $  (15,727)
DENOMINATOR:
Weighted average shares....   5,636,662    6,286,565    4,660,789    4,899,493    6,912,724
NET LOSS PER SHARE:
Basic and diluted..........  $    (0.21)  $    (0.89)  $    (2.84)  $    (1.71)  $    (2.28)

     The following table sets forth common stock equivalents that are not included in the diluted net income per share calculation above because to do so would be antidilutive for the periods indicated:

                                                                         NINE MONTHS
                                                                            ENDED
                                         YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                --------------------------------   -----------------------
                                    1996       1997         1998         1998         1999
                                --------   --------   ----------   ----------   ----------
                                                                         (UNAUDITED)
Weighted average effect of
common stock equivalents
Preferred Stocks:
  Series A....................        --         --    1,197,061    1,059,993    1,297,578
  Series B....................        --         --      434,837      414,325      526,340
  Series C....................        --         --    1,511,024    1,261,295    2,357,058
  Series D....................        --         --           --           --    2,860,044
Employee stock options........   203,018    697,241      661,210      666,990    1,583,823
Convertible debenture.........        --     86,987      441,481      409,680       51,132
                                --------   --------   ----------   ----------   ----------
                                 203,018    784,228    4,245,613    3,812,283    8,675,975
                                ========   ========   ==========   ==========   ==========

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     RECLASSIFICATIONS. Certain reclassifications have been made to certain previously reported 1996 and 1997 amounts to conform with the 1998 presentation.

     RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for the years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of SOP 98-1 has not had a material effect on the Company's reported results of operations, financial position, or cash flows.

     In March 1998, AICPA issued Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2, Software Revenue Recognition. Different informal and nonauthoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued SOP 98-9 in December 1998, which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 have not had and are not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.

     In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this standard has not had a material impact on the Company's reported results of operations, financial position or cash flows.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. ACCRUED LIABILITIES

     Accrued liabilities consist of the following as of December 31:

                                                              1997        1998
                                                            --------   ----------
Accrued legal fees........................................  $    210   $      451
Accrued vacation..........................................        55          137
Accrued relocation expenses...............................        --          461
Other liabilities.........................................       302          599
                                                            --------   ----------
                                                            $    567   $    1,648
                                                            ========   ==========

4. INCOME TAXES

     The components of the Company's net deferred tax asset (liability) as of December 31, 1997 and 1998, is as follows:

                                                           1997          1998
                                                        -----------   -----------
DEFERRED TAX ASSETS (LIABILITIES):
Financial reserves....................................  $        72   $       103
Accrued expenses and deferred revenue.................           91           255
                                                        -----------   -----------
                                                                163           358
Valuation allowance...................................         (163)         (358)
                                                        -----------   -----------
          Net current deferred tax asset
             (liability)..............................  $        --   $        --
                                                        ===========   ===========
LONG-TERM:
Net operating loss carryforwards......................  $     3,121   $     7,911
Research and development credits......................           45            45
Intangible assets.....................................          259           239
                                                        -----------   -----------
                                                              3,425         8,195
Valuation allowance...................................       (3,425)       (8,195)
                                                        -----------   -----------
          Net long-term deferred tax asset
             (liability)..............................  $        --   $        --
                                                        ===========   ===========

     At December 31, 1998, the Company has available net operating loss carryforwards of approximately $21,000,000, which it may use to offset future federal taxable income. The net operating loss carryforwards, if not utilized, will begin to expire in 2009. The Company has available research and development credits of approximately $45 that will expire in 2010.

     Income tax benefits have not been recorded since the Company has fully reserved the tax benefit of temporary differences, operating losses and tax credit carryforwards based on management's evaluation of the positive and negative evidence impacting the realizability of the assets, consisting principally of net operating loss carryforwards. Management has considered the Company's history of losses and concluded that as of December 31, 1997 and 1998, the deferred tax assets should be fully reserved.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Company's 1996, 1997 and 1998 income tax provision differs from that obtained by using the statutory rate of 34% due to the following:

                                                        1996     1997      1998
                                                        -----   -------   -------
Computed "expected" tax benefit.......................  $(406)  $(1,897)  $(4,496)
State income taxes, net of federal income tax
  benefit.............................................    (48)     (223)     (524)
Change in valuation allowance.........................    451     2,105     4,965
Permanent differences.................................      3        15        55
                                                        -----   -------   -------
                                                        $  --   $    --   $    --
                                                        =====   =======   =======

5. DEBT

     On October 29, 1997, the Company issued a $3,000, 8% convertible debenture due September 30, 1998 (the Debenture). The debenture was convertible into 505,084 shares of Series C preferred stock. Effective October 23, 1998, $1,000 of the Debenture was assigned by the investor to a group of private investors who converted such portion of the Debenture into 168,361 shares of Series C preferred stock. The Company paid off $1,000 of the Debenture in October 1998, and converted the remaining $1,000 into 174,535 shares of Series C preferred stock in March 1999.

     The Company entered into a $40 non-interest bearing promissory note payable during August 1997; due in monthly installments of $1, including principal and imputed interest, through August 2002. The note is collateralized by certain furniture and equipment of the Company.

6. SHAREHOLDERS' EQUITY

     As of December 31, 1997, the Company's outstanding capital stock consisted solely of common stock. The investment agreements among the Company and certain corporate investors provide certain rights and obligations to the parties, including but not limited to board representation, the issuance of equity securities, and public registration and antidilution rights.

     During April 1998, the Company authorized and issued to new corporate investors 2,188,698 shares of Series C preferred stock, as well as warrants to purchase an additional 609,460 shares of Series C preferred stock, for net proceeds of $12,529. The warrants expire five years from the issuance or upon consummation of a "qualified public offering," as defined in the warrant agreements. The warrant exercise price for 547,175 shares is $5.94 and $7.12 for the remaining shares under these warrants.

     In connection with the Series C transaction, the Company exchanged, on a one-for-one basis, an aggregate of 2,319,095 shares of common stock for 1,644,817 shares of Series A preferred stock and 674,279 shares of Series B preferred stock.

     During August 1998, the Company issued warrants to purchase 22,956 shares of common stock. These warrants have an exercise price of $7.12 per share and expire three

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

years from the issuance or upon consummation of a "qualified public offering," as defined in the warrant agreement.

     On March 19 and April 12, 1999, the Company amended its Charter to (i) increase the number of common shares authorized to 34,009,000 shares; (ii) change the authorized number of shares of Series B and C preferred stock to 526,340 and 3,151,715, respectively; and (iii) change the par value of its common stock to $0.001. All amounts included in the accompanying financial statements have been restated to retroactively reflect the change in par value.

     Subsequent to the year ended December 31, 1998, the Company issued an aggregate of 3,504,744 shares of Series D preferred stock for gross proceeds of $27,000.

     In connection with the Series D issuance, warrants to purchase 221,059 shares of Series D preferred stock were issued. The warrants have an exercise price of $9.23 and expire three years from issuance or upon consummation of a "qualified public offering," as defined in the warrant agreement.

     In April 1999, the Company issued 6,802 warrants to purchase common stock at $9.23 per share. These warrants expire three years from issuance or upon consummation of a "qualified public offering," as defined in the warrant agreement.

     The Company's amended Charter provides the following rights and preferences to the holders of Series A, B, C and D preferred stock:

     VOTING

     Each share of all series of preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

     The consent of the holders of greater than 70% of the outstanding shares of Series A, B and C preferred stock will be necessary to effect certain changes to the Company's Charter that would adversely affect the powers, preferences and other rights of the preferred stock.

     The consent of the holders of greater than a majority of the outstanding shares of Series D preferred stock will be necessary to effect certain changes to the Company's Charter.

     The holders of Series A and B preferred stock shall each be entitled to elect one director at each annual meeting of the stockholders. The holders of Series C and D preferred stock shall be entitled to elect two directors at each meeting.

     LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A, B and C preferred stock are entitled to receive an

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     amount of $3.9989, $5.9396 and $5.9396 per share, respectively, prior to and in preference to any distribution to the holders of common stock.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series D preferred stock are entitled to receive an amount of $7.7038 per share prior to and in preference to any distribution to the holders of common stock and all other classes of preferred stock.

     CONVERSION

     Each share of all series of outstanding preferred stock is convertible, at the option of the holder, according to a conversion ratio which is subject to adjustment for dilution. In the event that the per share offering price of proceeds from a "qualified public offering," as defined in the Company's charter, exceed certain thresholds, each share of all series of outstanding preferred stock automatically converts on a one-for-one basis to common stock.

     DIVIDENDS

     Holders of preferred stock are entitled to receive noncumulative dividends when and if declared by the Board of Directors. No dividends have been declared through December 31, 1998.

     The Company provided put options to certain of its underwriters upon their purchase for cash of 389,416 shares of Series D convertible preferred stock and 105,142 shares of common stock. The option holders can exercise the options at the close of an initial public offering only if the National Association of Securities Dealers, Inc. (NASD) concludes upon the close of the initial public offering that the underlying stock issuances result in compensation to the underwriters in excess of its allowed limits. Upon exercise of the options by the holders, the Company must pay cash to the holders of the original purchase price of each share. There is no provision for unpaid dividends. The Company presented these shares as mandatorily redeemable stock in the balance sheet. The Company concluded that the redemption value of these securities was the same as the amount at which the securities were initially recorded.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values of financial instruments have been estimated using data which the Company considered the best available. The following estimation methodologies were used:

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents are reflected at carrying value, which is considered fair value due to the short-term nature of these instruments.

     ACCOUNTS RECEIVABLE. Accounts receivable consists primarily of trade receivables. The Company has estimated their fair value to be the carrying value.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     SECURITIES AVAILABLE-FOR-SALE. The estimated fair value of securities available-for-sale is based on the quoted market prices for those or similar investments. Amortized costs approximate fair value.

     CONVERTIBLE DEBENTURE AND PROMISSORY NOTE. Fair values are based on quoted market prices for the same or similar issues, or the carrying value is used where a market price is unavailable. The carrying value is assumed to be the fair value for these liabilities as no market price for a comparable instrument was available.

8. EMPLOYEE STOCK AND BENEFIT PLANS

STOCK OPTION PLAN

     The Company has authorized the 1997 Equity Compensation Plan (the Plan), under which 1,998,559 shares of common stock are authorized and reserved for issuance to selected employees, officers, directors, consultants and advisors. The Company has reserved a sufficient number of shares of common stock for issuance pursuant to the authorized options. As of December 31, 1998, 547,970 options had been granted under this Plan. In addition, the Company has granted certain options to purchase shares of the Company's common stock to employees not under the Plan; these options were primarily granted prior to the authorization of the 1997 plan. The exercise price of all options granted is the fair value of the Company's common stock at the date of grant as estimated by common stock and convertible preferred stock transactions with third parties at or near grant dates. The options generally vest over one to three-year periods and expire five years after the respective vesting dates.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     A summary of the Company's stock option activity is as follows:

                                           WEIGHTED      WEIGHTED                  WEIGHTED
                                            AVERAGE      AVERAGE        STOCK      AVERAGE
                                          OF EXERCISE   GRANT DATE     OPTIONS     EXERCISE
                               SHARES       PRICES      FAIR VALUE   EXERCISABLE    PRICE
                               ------     -----------   ----------   -----------   --------
Under option at January 1,
  1996......................    519,467
Options granted in 1996.....    140,117      $3.68        $0.97
Options exercised in 1996...    (27,207)      0.03
Options cancelled in 1996...    (40,811)      3.68
                              ---------
Under option at December 31,
  1996......................    591,566                                446,088      $0.56
Options granted in 1997.....    891,733       4.06         0.97
Options cancelled in 1997...   (107,468)      3.68
                              ---------
Under option at December 31,
  1997......................  1,375,831                                677,103       1.62
Options granted in 1998.....    536,067       6.00         1.21
Options exercised in 1998...    (74,820)      0.03
Options cancelled in 1998...    (11,337)      6.47
                              ---------
Under option at December 31,
  1998......................  1,825,741                                835,192       2.47
                              =========

     The following table summarizes information about stock options at December 31, 1998:

                                                                         OPTIONS EXERCISABLE
                               OPTIONS OUTSTANDING                  ------------------------------
                -------------------------------------------------     NUMBER
                  NUMBER      WEIGHTED-AVERAGE                      EXERCISABLE
   RANGE OF     OUTSTANDING      REMAINING       WEIGHTED-AVERAGE       AT        WEIGHTED-AVERAGE
EXERCISE PRICE  AT 12/31/98   CONTRACTUAL LIFE    EXERCISE PRICE     12/31/98      EXERCISE PRICE
--------------  -----------   ----------------   ----------------   -----------   ----------------
    $0.03         308,611        0.7 years            $0.03           308,611          $0.03
    $3.68         872,688        2.7 years            $3.68           486,677          $3.68
$5.94 - $6.47     644,442        8.9 years            $6.06            39,904          $6.41

ACCOUNTING FOR STOCK-BASED COMPENSATION

     Under APB 25, because the exercise price of the Company's stock options equals the deemed fair value of the underlying stock on the date of the grant, no compensation cost has been recognized in the accompanying financial statements. Pro forma information regarding net loss is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of Statement 123. The Company has determined that the difference between historical results and such pro forma information would have been to increase the net loss by $133, $311 and $301 in 1996, 1997 and 1998, respectively, and to increase the net loss per share to $(0.24), $(0.94), and $(2.91) in 1996, 1997 and 1998, respectively.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The minimum fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected lives of five years, risk free interest rate of 6.21% in 1996, 5.71% in 1997, 4.59% in 1998, and expected dividends and volatility of zero in 1996, 1997 and 1998. Because the determination of fair value of all options granted after such time as the Company becomes a public entity would include an expected volatility factor in addition to the factors described in this paragraph, these results may not be representative of future periods.

401(K) PLAN

     The Company has a 401(k) profit sharing plan which is available to all full-time employees after six months of service and those part-time employees who have completed one thousand hours of employment during twelve consecutive months. The Company will match sixty-five cents per dollar up to 6.15% of the employee's annual salary. The Company made contributions of $33, $44 and $116 in 1996, 1997 and 1998, respectively.

9. COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes new requirements for reporting and displaying comprehensive income (loss) and its components. The adoption of SFAS No. 130 has no impact on the Company's net loss or total stockholders' equity. This new accounting standard requires net unrealized gains or losses on the Company's available-for-sale securities to be reported as accumulated other comprehensive income (loss).

     The following reclassification adjustments are required to avoid double-counting net realized gains on sales of securities that were previously included in comprehensive income prior to the sales of the securities:

                                                                   1996
                                                              --------------
Net gains on sales of securities included in interest
  income....................................................       $ 27
Other comprehensive income reclassification adjustment......        (27)
                                                                   ----
  Net unrealized gain (loss) reported in other comprehensive
     income.................................................       $ --
                                                                   ====

10. SEGMENT INFORMATION

     The Company has two reportable segments: 1) IPIX products, and 2) research and development services for others. The accounting policies of the segments are the same as those of the Company. The Company evaluates the performance of its segments and allocates resources to them based solely on evaluation of gross profit. There are no inter-segment revenues. The Company does not make allocations of corporate costs to the individual segments and does not identify separate assets of the segments in making decisions regarding performance or allocation of resources to them. Management believes the Company's future growth will occur in the IPIX products segment.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Information about reported segments is as follows:

                                                           RESEARCH AND
                                                           DEVELOPMENT
                                                    IPIX     SERVICES
                                                PRODUCTS    FOR OTHERS      TOTAL
                                              ----------   ------------   ----------
YEAR ENDED DECEMBER 31:
1996
Revenues....................................  $    1,337     $    208     $    1,545
Gross profit................................         794          100            894
1997
Revenues....................................  $    2,128     $    318     $    2,446
Gross profit................................       1,682            2          1,684
1998
Revenues....................................  $    2,712     $    329     $    3,041
Gross profit................................       1,505           88          1,593

NINE MONTHS ENDED SEPTEMBER 30:
1998 (UNAUDITED)
Revenues....................................  $    1,832     $    156     $    1,988
Gross profit................................       1,284           71          1,355
1999 (UNAUDITED)
Revenues....................................  $    5,406     $     --     $    5,406
Gross profit................................       2,716           --          2,716

     Revenue and long-lived asset information by geographic area is as follows:

                                                                       NINE MONTHS
                                 YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                           ------------------------------------   ---------------------
                              1996         1997         1998        1998        1999
                           ----------   ----------   ----------   --------   ----------
                                                                       (UNAUDITED)
REVENUES:
United States............  $    1,148   $    1,834   $    2,404   $  1,403   $    4,293
Japan....................         138          273          352        352           23
Singapore................         259          143           13         13            2
United Kingdom...........          --           22           41         35          944
Other foreign
  countries..............          --          174          231        185          144
                           ----------   ----------   ----------   --------   ----------
                           $    1,545   $    2,446   $    3,041   $  1,988   $    5,406
                           ==========   ==========   ==========   ========   ==========
LONG-LIVED ASSETS:
Foreign..................               $       --   $       15              $       47
United States............                      663        1,338                   2,072
                                        ----------   ----------              ----------
                                        $      663   $    1,353                   2,119
                                        ==========   ==========              ==========

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Foreign revenues include all sales made to customers outside the United States, including those generated by the UK subsidiary.

11. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain office space under noncancelable operating leases. Future minimum lease payments with remaining terms in excess of one year are as follows:


1999........................................................      $  537
2000........................................................         419
2001........................................................         376
2002........................................................         329
2003........................................................          56
                                                                  ------
                                                                  $1,717
                                                                  ======

     Rental expense for operating leases was $46, $152 and $430 for 1996, 1997 and 1998, respectively.

     The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial condition, results of operations or cash flows of the Company.

12. RESEARCH AND DEVELOPMENT ARRANGEMENTS

     The Company performs certain research and development activities under various third party contracts under which the Company receives payments upon achieving certain targets in the development process. One of these contracts provided for receipt of royalties under a license agreement. The remaining contract for which information is disclosed below included no such arrangements. Both of these contracts expired prior to December 31, 1998.

     Total revenue earned and costs incurred under third party research and development contracts, excluding contracts with government agencies, at December 31, is as follows:

                                                              1996   1997   1998
                                                              ----   ----   ----
Revenue earned..............................................  $80    $105   $63
Cost incurred...............................................   45     208    --

13. SUBSEQUENT EVENTS

     On July 2, 1999, the Board of Directors approved a 0.34009-for-1 reverse stock split. All references to number of shares, per share amounts, stock option data, and warrant exercise prices have been restated for all periods presented.

Unaudited

     In April and May of 1999, the Company issued options to employees and directors to purchase 795,130 shares of common stock at $7.70 per share. The Company recorded deferred stock compensation totalling approximately $1,034 during these time periods which represents the difference between the deemed fair market value of the Company's common stock for accounting purposes and the exercise price of the options at the date of

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

grant. The deferred stock compensation will be presented as a reduction of shareholders' equity and will be amortized over the three year vesting period of the options.

     In October 1998, a lawsuit was filed against the Company. This lawsuit alleged that the Company breached a duty of confidence, made misrepresentations and misappropriated trade secrets. The court removed this action to arbitration upon the Company's motion and the Company cross-claimed alleging various affirmative claims. The court dismissed the lawsuit in May 1999 upon motion of the plaintiffs. However, arbitration is expected to take place in the spring of 2000. In May 1999, one of the original plaintiffs filed a second lawsuit against the Company alleging patent infringement. Management believes that the claims are without merit and intends to vigorously defend against such claims. Since the plaintiffs have not specified in their lawsuit the amount of damages they seek, an estimate of the ultimate liability of the Company cannot be made. If the Company does not effectively defend against the claims, the Company's financial condition, results of operations and cash flows could be materially adversely affected.

     By letter dated June 7, 1999, the NASD informed the Company that it would consider a portion of the redeemable convertible preferred stock and redeemable common stock to be underwriting compensation received in connection with the proposed initial public offering in excess of the amounts allowable under the NASD's Conduct Rules (Note 6). In order to comply with the NASD's Conduct Rules, the Company repurchased 484,367 shares of common stock, including shares representing the redeemable convertible preferred stock and the redeemable common stock following the consummation of the initial public offering for $3,730.

     Before the effectiveness of the registration statement covering the shares of common stock being sold in the Company's initial public offering, the Company provided written materials to persons it identified as eligible participants in its directed share program. The Company has been advised that these materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. If the distribution of these materials did constitute a violation of the Securities Act of 1933, the recipients of these materials who purchased common stock in this offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue the Company for damages resulting from their purchase of common stock. These damages could total up to approximately $2,800 plus interest, based on the initial public offering price of $18.00 per share, if these investors seek recovery or damages after an entire loss of their investment.

     In August 1999, the Company raised net proceeds of approximately $63,200 in its initial public offering.

     The Company and bamboo.com, Inc. ("bamboo") have entered into an Agreement and Plan of Merger, dated as of October 25, 1999 ("the merger agreement"). Pursuant to the merger agreement, IPIX will become a wholly-owned subsidiary of bamboo.com and bamboo will issue 1.369 shares of its common stock for every share of IPIX common stock outstanding immediately prior to the Effective Time (as defined in the merger agreement) of the merger.

                        INTERACTIVE PICTURES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     All outstanding options to purchase the Company's common stock will be assumed by bamboo and will become options to purchase shares of bamboo common stock. The transaction is intended to be accounted for as a pooling of interests and qualify as a tax-free reorganization. The merger has been approved by the boards of directors of the Company and bamboo, but is still subject to approval by the shareholders of IPIX and other conditions to closing.

     The merger agreement obligates the Company or bamboo to pay to the other party a termination fee of $16 million if the merger is not consummated as a result of certain specified events.

     In connection with the merger agreement, the Company and bamboo entered into two stock option agreements. IPIX granted bamboo an option to purchase 19.9% of IPIX's common shares at a price of $22.25 per share, and bamboo granted IPIX an option to purchase 19.9% of bamboo's common shares at a price of $16.25 per share. The stock options become exercisable in the event that the issuer of the option becomes the subject of a publicly announced third party takeover proposal. Neither the Company nor bamboo may realize more than a total of $20 million from the payment of both the $16 million termination fee and the exercise of the stock option and subsequent sale of the option shares. Both options terminate either upon consummation of the merger, 30 days after termination of the merger agreement (other than as a result of a proposal by a third party to acquire 30% or more of the equity or assets, or to undertake a merger involving 30% of the net assets, net revenue or net income of the issuer) or 180 days after the termination of the merger agreement.

                              THE COMBINED COMPANY

                   PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                             STATEMENTS (UNAUDITED)
                                  INTRODUCTION

     On October 25, 1999, bamboo.com and IPIX entered into an agreement and plan of merger. Under the agreement, bamboo.com would issue 1.369 common shares for every common share of IPIX. The merger is subject to, among other things, completion of due diligence and the approval by shareholders of bamboo.com and IPIX. The transaction, which is intended to be accounted for as a pooling of interests, is expected to be consummated in the first quarter of 2000.

     The following unaudited pro forma condensed consolidated statements of operations for the fiscal years ended December 31, 1996, 1997 and 1998 and for the nine month periods ended September 30, 1998 and 1999 give effect to the merger with IPIX as if it had been consummated at the beginning of each period.

     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 gives effect to the merger by bamboo.com with IPIX as if the transaction had occurred as of September 30, 1999.

     The pro forma condensed consolidated financial statements have been prepared by management of bamboo.com and may not be indicative of the financial position or results that actually would have occurred if the transaction had been in effect on the dates indicated or which may be obtained in the future.

                              THE COMBINED COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                FISCAL YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PROFORMA     PROFORMA
                                         BAMBOO.COM    IPIX     ADJUSTMENTS    TOTAL
                                         ----------   -------   -----------   --------
REVENUES:
Products...............................    $   --     $ 1,337     $    --     $ 1,337
Services...............................        --         208          --         208
                                           ------     -------     -------     -------
                                               --       1,545          --       1,545
                                           ------     -------     -------     -------
COST OF REVENUES:
Products...............................        --         543          --         543
Services...............................        --         108          --         108
                                           ------     -------     -------     -------
                                               --         651          --         651
                                           ------     -------     -------     -------
Gross profit...........................        --         894          --         894
                                           ------     -------     -------     -------
OPERATING EXPENSES:
Sales and marketing....................         4         908          --         912
Research and development...............        24         389          --         413
General and administrative.............        62         921          --         983
Merger expenses(2).....................        --          --          --          --
Amortization of patent costs...........        --          71          --          71
                                           ------     -------     -------     -------
  Total operating expenses.............        90       2,289          --       2,379
                                           ------     -------     -------     -------
Interest income........................        --         111          --         111
Interest expense.......................        --          --          --          --
Other income (expense), net............        --          90          --          90
                                           ------     -------     -------     -------
  Net loss.............................    $  (90)    $(1,194)    $    --     $(1,284)
                                           ======     =======     =======     =======
Basic and diluted loss per common
  share(1).............................    $(0.04)    $ (0.15)                $ (0.13)
Weighted average shares -- basic and
  diluted(1)...........................     2,284       7,717                  10,001

                              THE COMBINED COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                FISCAL YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PROFORMA     PROFORMA
                                         BAMBOO.COM    IPIX     ADJUSTMENTS    TOTAL
                                         ----------   -------   -----------   --------
REVENUES:
Products...............................    $   45     $ 2,128     $    --     $ 2,173
Services...............................        --         318          --         318
                                           ------     -------     -------     -------
                                               45       2,446          --       2,491
                                           ------     -------     -------     -------
COST OF REVENUES:
Products...............................        15         446          --         461
Services...............................        --         316          --         316
                                           ------     -------     -------     -------
                                               15         762          --         777
                                           ------     -------     -------     -------
Gross profit...........................        30       1,684          --       1,714
                                           ------     -------     -------     -------
OPERATING EXPENSES:
Sales and marketing....................        10       2,829          --       2,839
Research and development...............        41       1,171          --       1,212
General and administrative.............       122       2,598          --       2,720
Merger expenses(2).....................        --          --          --          --
Amortization of patent costs...........        --         858          --         858
                                           ------     -------     -------     -------
  Total operating expenses.............       173       7,456          --       7,629
                                           ------     -------     -------     -------
Interest income........................        --         181          --         181
Interest expense.......................        --         (42)         --         (42)
Other income (expense), net............        --          55          --          55
                                           ------     -------     -------     -------
  Net loss.............................    $ (143)    $(5,578)    $    --     $(5,721)
                                           ======     =======     =======     =======
Basic and diluted loss per common
  share(1).............................    $(0.05)    $ (0.65)                $ (0.50)
Weighted average shares -- basic and
  diluted(1)...........................     2,819       8,607                  11,426

                              THE COMBINED COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                FISCAL YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                PROFORMA     PROFORMA
                                       BAMBOO.COM     IPIX     ADJUSTMENTS    TOTAL
                                       ----------   --------   -----------   --------
REVENUES:
Products.............................   $    77     $  2,712     $    --     $  2,789
Services.............................        --          329          --          329
                                        -------     --------     -------     --------
                                             77        3,041          --        3,118
                                        -------     --------     -------     --------
COST OF REVENUES:
Products.............................        67        1,207          --        1,274
Services.............................        --          241          --          241
                                        -------     --------     -------     --------
                                             67        1,448          --        1,515
                                        -------     --------     -------     --------
Gross profit.........................        10        1,593          --        1,603
                                        -------     --------     -------     --------
OPERATING EXPENSES:
Sales and marketing..................       300        8,387          --        8,687
Research and development.............       278        2,668          --        2,946
General and administrative...........       110        3,864          --        3,974
Merger expenses(2)...................        --           --          --           --
Non-cash compensation expense........     1,162           --          --        1,162
                                        -------     --------     -------     --------
Total operating expenses.............     1,850       14,919          --       16,769
                                        -------     --------     -------     --------
Interest income......................        --          276          --          276
Interest expense.....................        --         (202)         --         (202)
Other income (expense), net..........        --           27          --           27
                                        -------     --------     -------     --------
  Net loss...........................   $(1,840)    $(13,225)    $    --     $(15,065)
                                        =======     ========     =======     ========
Basic and diluted loss per common
  share(1)...........................   $ (0.31)    $  (2.07)                $  (1.22)
Weighted average shares -- basic and
  diluted(1).........................     5,953        6,381                   12,334

                              THE COMBINED COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PROFORMA     PROFORMA
                                         BAMBOO.COM    IPIX     ADJUSTMENTS    TOTAL
                                         ----------   -------   -----------   --------
REVENUES:
Products...............................   $    60     $ 1,832     $    --     $ 1,892
Services...............................        --         156          --         156
                                          -------     -------     -------     -------
                                               60       1,988          --       2,048
                                          -------     -------     -------     -------
COST OF REVENUES:
Products...............................        54         548          --         602
Services...............................        --          85          --          85
                                          -------     -------     -------     -------
                                               54         633          --         687
                                          -------     -------     -------     -------
Gross profit...........................         6       1,355          --       1,361
                                          -------     -------     -------     -------
OPERATING EXPENSES:
Sales and marketing....................       108       5,625          --       5,733
Research and development...............        64       1,928          --       1,992
General and administrative.............        60       2,290          --       2,350
Merger expenses(2).....................        --          --          --          --
Non-cash compensation expense..........       906          --          --         906
                                          -------     -------     -------     -------
  Total operating expenses.............     1,138       9,843          --      10,981
                                          -------     -------     -------     -------
Interest income........................        --         248          --         248
Interest expense.......................        --        (177)         --        (177)
Other income (expense), net............        --          23          --          23
                                          -------     -------     -------     -------
  Net loss.............................   $(1,132)    $(8,394)    $    --     $(9,526)
                                          =======     =======     =======     =======
Basic and diluted loss per common
  share(1).............................   $ (0.20)    $ (1.25)                $ (0.78)
Weighted average shares -- basic and
  diluted(1)...........................     5,553       6,707                  12,260

                              THE COMBINED COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                PROFORMA     PROFORMA
                                       BAMBOO.COM     IPIX     ADJUSTMENTS    TOTAL
                                       ----------   --------   -----------   --------
REVENUES:
Products.............................   $  1,797    $  5,406     $    --     $  7,203
Services.............................         --                      --           --
                                        --------    --------     -------     --------
                                           1,797       5,406          --        7,203
                                        --------    --------     -------     --------
COST OF REVENUES:
Products.............................      1,455       2,690          --        4,145
Services.............................         --          --          --           --
                                        --------    --------     -------     --------
                                           1,455       2,690          --        4,145
                                        --------    --------     -------     --------
Gross profit.........................        342       2,716          --        3,058
                                        --------    --------     -------     --------
OPERATING EXPENSES:
Sales and marketing..................     11,048      12,429          --       23,477
Research and development.............        685       2,653          --        3,338
General and administrative...........      4,642       4,069          --        8,711
Merger expenses(2)...................         --          --          --           --
Non-cash compensation expense(3).....     14,810         169         292       15,271
                                        --------    --------     -------     --------
  Total operating expenses...........     31,185      19,320         292       50,797
                                        --------    --------     -------     --------
Interest income......................         --         889          --          889
Interest expense.....................     (6,629)        (12)         --       (6,641)
Other income (expense), net..........        278          --          --          278
                                        --------    --------     -------     --------
  Net loss...........................    (37,194)    (15,727)       (292)     (53,213)
                                        --------    --------     -------     --------
Beneficial conversion feature of
  series B convertible preferred
  stock..............................     (1,000)         --          --       (1,000)
                                        --------    --------     -------     --------
Net loss attributable to common
  shareholders.......................   $(38,194)   $(15,727)    $  (292)    $(54,213)
                                        ========    ========     =======     ========
Basic and diluted loss per common
  share(1)...........................   $  (3.88)   $  (1.66)                $  (2.81)
Weighted average shares -- basic and
  diluted(1).........................      9,840       9,464                   19,304

                              THE COMBINED COMPANY

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (UNAUDITED)

(1) Pro forma net loss per share amounts are based on the average number of common shares of the combined companies outstanding during each period. Shares of IPIX have been adjusted to the equivalent shares of bamboo.com for each period using an exchange ratio of 1.369.

(2) The pro forma condensed consolidated statements of operations do not reflect certain estimated non-recurring charges aggregating approximately $10,100,000 with respect to legal, accounting and other expenses associated with the merger or approximately $2,056,000 related to the accelerated vesting of a portion of the bamboo.com options outstanding upon consummation of the merger.

(3) Based on review of accounting policies of both companies, adjustment was made to accelerate amortization of deferred compensation expense to conform to the policy determined most appropriate.

                              THE COMBINED COMPANY
           PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                PROFORMA     PROFORMA
                                       BAMBOO.COM     IPIX     ADJUSTMENTS    TOTAL
                                       ----------   --------   -----------   --------
ASSETS
CURRENT ASSETS:
Cash.................................   $27,461     $  2,817    $     --     $ 30,278
Short-term investments...............        --       65,396          --       65,396
Accounts receivable, net.............       126        2,075          --        2,201
Inventory, net.......................        --        1,144          --        1,144
Prepaid and other current assets.....     1,100        2,992          --        4,092
                                        -------     --------    --------     --------
     Total current assets............    28,687       74,424          --      103,111
                                        -------     --------    --------     --------
Fixed assets, net....................     2,402        2,119          --        4,521
Other assets.........................        41          151          --          192
                                        -------     --------    --------     --------
  Total assets.......................   $31,130     $ 76,694    $     --     $107,824
                                        =======     ========    ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.....................   $ 1,372     $    506    $     --     $  1,878
Accrued expenses.....................     2,415        2,067          --        4,482
Deferred revenue.....................     1,857          223          --        2,080
                                        -------     --------    --------     --------
  Total current liabilities..........     5,644        2,796          --        8,440
                                        -------     --------    --------     --------
Promissory note, less current
  portion............................        --           15          --           15
Capital lease obligations, less
  current portion....................       455           --          --          455
SHAREHOLDERS' EQUITY:
Common stock.........................        14           17          --           31
Class B common stock.................         1           --          --            1
Additional paid-in capital...........    70,634      114,464          --      185,098
Notes receivable from stockholders...      (148)          --          --         (148)
Accumulated other comprehensive
  income.............................        10           --          --           10
Deferred stock compensation(1).......    (5,212)        (847)        292       (5,767)
Accumulated deficit(1)...............   (40,268)     (39,751)       (292)     (80,311)
                                        -------     --------    --------     --------
  Total shareholders' equity.........    25,031       73,883          --       98,914
                                        -------     --------    --------     --------
  Total liabilities and shareholders'
     equity..........................   $31,130     $ 76,694    $     --     $107,824
                                        =======     ========    ========     ========

---------------

(1) Based on review of accounting policies of both companies, adjustment was made to accelerate amortization of deferred compensation expense to conform to the policy determined most appropriate.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 25, 1999

                                    BETWEEN

                        INTERACTIVE PICTURES CORPORATION

                                      AND

                                BAMBOO.COM, INC.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                        ---------
                                    ARTICLE 1
                                   THE MERGER

Section 1.01.  The Merger.............................................        A-1
Section 1.02.  Effective Time.........................................        A-1
Section 1.03.  Closing of the Merger..................................        A-2
Section 1.04.  Effects of the Merger..................................        A-2
Section        Formation of Merger Sub; Certificate of Incorporation
  1.05.......  and Bylaws of Surviving Corporation....................        A-2
Section 1.06.  Board of Directors and Officers of bamboo..............        A-2
Section 1.07.  Conversion of Shares...................................        A-4
Section 1.08.  Exchange of Certificates...............................        A-4
Section 1.09.  Stock Options..........................................        A-6
Section 1.10.  Taking of Necessary Action; Further Action.............        A-7
Section 1.11.  Alternative Transaction Structure......................        A-7

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF BAMBOO

Section 2.01.  Organization and Qualification.........................        A-7
Section 2.02.  Capitalization of bamboo...............................        A-8
Section 2.03.  Authority Relative to this Agreement; Recommendation...        A-9
Section 2.04.  SEC Reports; Financial Statements......................        A-9
Section 2.05.  Information Supplied...................................       A-10
Section 2.06.  Consents and Approvals; No Violations..................       A-10
Section 2.07.  No Default.............................................       A-11
Section 2.08.  No Undisclosed Liabilities; Absence of Changes.........       A-11
Section 2.09.  Litigation.............................................       A-12
Section 2.10.  Compliance with Applicable Law.........................       A-12
Section 2.11.  Employee Benefit Plans; Labor Matters..................       A-12
Section 2.12.  Environmental Laws and Regulations.....................       A-14
Section 2.13.  Tax Matters............................................       A-14
Section 2.14.  Title to Property......................................       A-15
Section 2.15.  Intellectual Property..................................       A-15
Section 2.16.  Insurance..............................................       A-17
Section 2.17.  Material Contracts.....................................       A-17
Section 2.18.  Vote Required..........................................       A-17
Section 2.19.  Tax and Accounting Treatment...........................       A-17
Section 2.20.  Affiliates.............................................       A-17
Section 2.21.  Certain Business Practices.............................       A-17
Section 2.22.  Insider Interests......................................       A-18
Section 2.23.  Brokers................................................       A-18
Section 2.24.  No Existing Discussions................................       A-18
Section 2.25.  Takeover Statutes and Charter Provisions...............       A-18
Section 2.26.  Year 2000 Compliance Matters...........................       A-18

                                                                          PAGE
                                                                        ---------
                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF IPIX

Section 3.01.  Organization and Qualification.........................       A-18
Section 3.02.  Capitalization of IPIX.................................       A-19
Section 3.03.  Authority Relative to this Agreement; Recommendation...       A-20
Section 3.04.  SEC Reports; Financial Statements......................       A-20
Section 3.05.  Information Supplied...................................       A-21
Section 3.06.  Consents and Approvals; No Violations..................       A-21
Section 3.07.  No Default.............................................       A-22
Section 3.08.  No Undisclosed Liabilities; Absence of Changes.........       A-22
Section 3.09.  Litigation.............................................       A-22
Section 3.10.  Compliance with Applicable Law.........................       A-22
Section 3.11.  Employee Benefit Plans; Labor Matters..................       A-23
Section 3.12.  Environmental Laws and Regulations.....................       A-24
Section 3.13.  Tax Matters............................................       A-25
Section 3.14.  Title to Property......................................       A-25
Section 3.15.  Intellectual Property..................................       A-25
Section 3.16.  Insurance..............................................       A-27
Section 3.17.  Material Contracts.....................................       A-27
Section 3.18.  Vote Required..........................................       A-27
Section 3.19.  Tax and Accounting Treatment...........................       A-27
Section 3.20.  Affiliates.............................................       A-27
Section 3.21.  Certain Business Practices.............................       A-27
Section 3.22.  Insider Interests......................................       A-28
Section 3.23.  Brokers................................................       A-28
Section 3.24.  No Existing Discussions................................       A-28
Section 3.25.  Takeover Statutes and Charter Provisions...............       A-28
Section 3.26.  Year 2000 Compliance Matters...........................       A-28

                                    ARTICLE 4
                                    COVENANTS

Section 4.01.  Conduct of Business of bamboo..........................       A-28
Section 4.02.  Conduct of Business of IPIX............................       A-30
Section 4.03.  Preparation of S-4 and the Proxy Statement.............       A-32
Section 4.04.  No Solicitation by bamboo..............................       A-33
Section 4.05.  No Solicitation by IPIX................................       A-34
Section 4.06.  Meetings of Shareholders...............................       A-35
Section 4.07.  Nasdaq Listing.........................................       A-35
Section 4.08.  Access to Information..................................       A-36
Section 4.09.  Additional Agreements; Reasonable Efforts..............       A-36
Section 4.10.  Employee Benefit Plans.................................       A-36
Section 4.11.  Public Announcements...................................       A-36
Section 4.12.  Indemnification........................................       A-37
Section 4.13.  Notification of Certain Matters........................       A-38
Section 4.14.  Affiliates.............................................       A-38
Section 4.15.  Tax and Accounting Treatment...........................       A-38
Section 4.16.  Noncompetition Agreements..............................       A-39

                                                                          PAGE
                                                                        ---------
                                    ARTICLE 5
                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 5.01.  Conditions to Each Party's Obligations to Effect the
               Merger.................................................       A-39
Section 5.02.  Conditions to the Obligations of bamboo................       A-39
Section 5.03.  Conditions to the Obligations of IPIX..................       A-40

                                    ARTICLE 6
                         TERMINATION; AMENDMENT; WAIVER

Section 6.01.  Termination............................................       A-41
Section 6.02.  Effect of Termination..................................       A-42
Section 6.03.  Fees and Expenses......................................       A-42
Section 6.04.  Amendment..............................................       A-43
Section 6.05.  Extension; Waiver......................................       A-43

                                    ARTICLE 7
                                  MISCELLANEOUS

Section 7.01.  Nonsurvival of Representations and Warranties..........       A-43
Section 7.02.  Entire Agreement; Assignment...........................       A-43
Section 7.03.  Validity...............................................       A-43
Section 7.04.  Notices................................................       A-43
Section 7.05.  Governing Law..........................................       A-44
Section 7.06.  Descriptive Headings...................................       A-44
Section 7.07.  Parties in Interest....................................       A-44
Section 7.08.  Certain Definitions....................................       A-44
Section 7.09.  Personal Liability.....................................       A-45
Section 7.10.  Specific Performance...................................       A-45
Section 7.11.  Counterparts...........................................       A-45

APPENDIX A
EXHIBITS:

IPIX Affiliate Letter.................................................  Exhibit 1
bamboo Affiliate Letter...............................................  Exhibit 2
Stock Option Agreements...............................................  Exhibit 3

SCHEDULES:

bamboo Disclosure Schedule

IPIX Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 25, 1999, is between Interactive Pictures Corporation, a Tennessee corporation ("IPIX"), and bamboo.com, Inc., a Delaware corporation ("bamboo").

     WHEREAS, the Boards of Directors of IPIX and bamboo each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective shareholders and in the best interests of such shareholders and (ii) approved the Merger in accordance with this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to IPIX's and bamboo's willingness to enter into this Agreement, IPIX and bamboo have each entered into a Stock Option Agreement dated as of the date hereof (collectively, the "Stock Option Agreements"), pursuant to which IPIX has granted to bamboo an option to purchase certain IPIX Shares (as defined below) and pursuant to which bamboo has granted to IPIX an option to purchase certain bamboo Shares (as defined below).

     WHEREAS, it is intended that the Merger be treated (i) for Federal income tax purposes as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) as a "pooling of interests" for accounting purposes.

     WHEREAS, IPIX and bamboo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, IPIX and bamboo hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     Section 1.01. THE MERGER. As promptly as reasonably practicable after the date hereof, bamboo shall take all necessary actions to form a wholly-owned subsidiary ("Merger Sub") pursuant to and in accordance with the Tennessee Business Corporation Act (the "TBCA"). At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the TBCA, Merger Sub shall be merged with and into IPIX (the "Merger") with IPIX continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by bamboo, and the separate corporate existence of Merger Sub shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code.

     Section 1.02. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, Articles of Merger (the "Articles of Merger") shall be duly executed and acknowledged by each of IPIX, bamboo and Merger Sub, as applicable and thereafter the Articles of Merger reflecting the Merger shall be delivered to the Secretary of State of the State of Tennessee for filing pursuant to the TBCA on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Articles of Merger are duly filed by the Secretary of State of the State of Tennessee in accordance with the TBCA or such later time as the parties may agree upon and set forth in the Articles of Merger and the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.03. CLOSING OF THE MERGER. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no earlier than January 1, 2000 and no later than the second business day on or after January 1, 2000 on which the latest to occur of the conditions set forth in Article 5 have been satisfied (the "Closing Date"), at the offices of Davis Polk & Wardwell in California, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.05. FORMATION OF MERGER SUB; CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. (a) Prior to the Effective Time, IPIX and bamboo agree to take such action as is necessary to amend this Agreement to add Merger Sub as a party. Bamboo agrees to take such action as is necessary to cause Merger Sub to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Merger Sub. Any covenants or agreements of Merger Sub contained herein shall be binding on such entity as of the time such entity becomes a party to this Agreement.

     (b) The Charter of Merger Sub as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation.

     (c) The Bylaws of Merger Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (d) At the Effective Time, bamboo shall take all necessary actions to change its name to such name as shall be recommended by three independent nationally-recognized naming/management consulting organizations selected as follows: Each of bamboo and IPIX shall select one of such organizations with the third organization selected by the two previously selected organizations. If the three naming/management organizations are unable to agree in the selection of a name, the name selected by the third, jointly selected organization shall be the name of the Surviving Corporation. This change of name shall be achieved by the merger of bamboo with a wholly-owned subsidiary to be established by bamboo for the purpose of effecting the name change in accordance with Section 253(b) of the Delaware General Corporation Law (the "DGCL").

     Section 1.06. BOARD OF DIRECTORS AND OFFICERS OF BAMBOO. (a) At or prior to the Effective Time, each of IPIX and bamboo agrees to take such action as is necessary to cause the number of directors comprising the full Board of Directors of bamboo to be nine persons, including (i) four of the current members of bamboo's Board of Directors (or, if less than four of the current members of bamboo's Board of Directors are available or willing to serve as a director of bamboo after the Effective Time, such replacement directors as may be nominated by the remaining members of bamboo's Board of Directors in accordance with the Bylaws of bamboo) (such four members being referred to as the "bamboo Designees"), (ii) four of IPIX's current directors nominated by IPIX (or, if less than four of the current members of IPIX's Board of Directors are available or willing to serve as a director of bamboo after the Effective Time, such replacement directors as may be nominated by the remaining directors of IPIX (the "IPIX Designees") and (iii) one additional independent director mutually selected by the Chairman of IPIX and bamboo (the "Joint Designee"). The Joint Designee shall be deemed to be an independent director of bamboo if such person is neither a director, officer or employee of bamboo or IPIX or owns, directly or indirectly, more than 3% of the outstanding common stock of bamboo after the Effective Time.

     (b) Notwithstanding the foregoing, if immediately prior to the Effective Time bamboo's Board of Directors includes five members, then, at or prior to the Effective Time, the size of bamboo's Board of Directors shall be increased from nine directors to eleven directors, and each of bamboo and IPIX shall have the right to nominate one additional director in addition to the four directors provided for in subparagraphs (i) and (ii) of Section 1.06(a). At the Effective Time, bamboo's Board of Directors shall establish a nominating committee (the "Nominating Committee"), which shall include four members, of whom two shall be former directors of IPIX (which two members shall be designated by Mr. Phillips as Chairman of bamboo after the Effective Time) and two shall be directors who were members of the Board of directors of bamboo (which two members shall be designated by Mr. McCurdy as Vice Chairman of bamboo after the Effective Time) prior to the Effective Time. The Nominating Committee shall use its best efforts to make nominations so as to preserve the proportion of directors of each of bamboo and IPIX for a period of two years from the Effective Time as described in this Section 1.06.

     (c) Prior to the Effective Time, IPIX shall take all necessary action to assure that the four IPIX Designees (or, if Section 1.06(b) is applicable, the five IPIX Designees) and the Joint Designee shall be appointed to the Board of Directors of IPIX, and shall be directors of IPIX at the Effective Time.

     (d) The four IPIX Designees (or if Section 1.06(b) is applicable, the five IPIX Designees), shall be appointed to the three classes of the bamboo Board of Directors as follows:

          (i) two IPIX Designees shall be appointed to the class of directors to be elected in 2000;

          (ii) one IPIX Designee (or if Section 1.06(b) is applicable, two IPIX Designees) shall be appointed to the class of directors to be elected in 2001; and

          (iii) one IPIX Designee and the Joint Designee shall be appointed to the class of directors to be elected in 2002.

     (e) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Surviving Corporation shall be the same as those of bamboo, and (ii) the directors of subsidiaries of bamboo and IPIX shall be such persons who were serving in such capacities immediately prior to the Effective Time.

     (f) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, the Chairman and Chief Executive Officer of IPIX shall be the Chairman and Chief Executive Officer of bamboo, the Chairman of bamboo and Mr. Laban Jackson, Jr. shall be the Vice Chairmen of bamboo, the President and Chief Operating Officer of IPIX shall be the President of bamboo, the Chief Operating Officer of bamboo shall continue as the Chief Operating

Officer of bamboo (and shall report to the Chief Executive Officer of bamboo) and the Chief Financial Officer of IPIX shall be the Chief Financial Officer of bamboo. The above shall also hold such offices in the Surviving Corporation. Other management positions of bamboo shall be determined by IPIX's Chairman and Chief Executive Officer, who will consult with the Chairman and Chief Executive Officer of bamboo to ensure that the most qualified individuals from both organizations are selected.

     (g) From and after the Effective Time, the existing officers of the subsidiaries of bamboo and IPIX shall continue to serve in such capacities at the pleasure of their respective boards of directors.

     Section 1.07. CONVERSION OF SHARES. (a) At the Effective Time, each share of common stock, par value $.001 per share of IPIX (individually an "IPIX Share" and collectively, the "IPIX Shares") issued and outstanding immediately prior to the Effective Time shall (except as provided in Section 1.07(b)), by virtue of the IPIX Merger and without any action on the part of IPIX, bamboo, Merger Sub or the holder thereof, be converted into and shall become 1.369 fully paid and nonassessable shares of common stock, par value $.001 per share, of bamboo (individually a "bamboo Share" and collectively, the "bamboo Shares").

     (b) At the Effective Time, each IPIX Share held in the treasury of IPIX and each IPIX Share held by bamboo or any Subsidiary of bamboo immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of IPIX, bamboo or Merger Sub be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     (c) At the Effective Time, each share of common stock, $.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of IPIX or Merger Sub, be converted into and shall become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) The outstanding shares of capital stock of bamboo and each of its subsidiaries shall remain outstanding after the Effective Time and shall be unaffected by the Merger.

     Section 1.08. EXCHANGE OF CERTIFICATES. (a) Prior to the Effective Time, bamboo shall enter into an agreement with, and shall deposit with such agent or agents as may be satisfactory to IPIX and bamboo (the "Exchange Agent"), for the benefit of the holders of IPIX Shares, for exchange through the Exchange Agent in accordance with this Article 1: (i) certificates representing the appropriate number of bamboo Shares to be issued to holders of IPIX Shares and (ii) cash to be paid in lieu of fractional bamboo Shares (such bamboo Shares and such cash is hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
1.07 in exchange for outstanding IPIX Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding IPIX Shares (the "Certificates") whose shares were converted into the right to receive bamboo Shares pursuant to Section 1.07: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IPIX and bamboo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing bamboo Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole bamboo Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional bamboo Share, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of IPIX Shares which is not registered in the transfer records of IPIX, a certificate representing the proper number of bamboo Shares may be issued to a transferee if the Certificate representing such IPIX Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or bamboo to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing bamboo Shares and cash in lieu of any fractional bamboo Shares as contemplated by this Section 1.08.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to bamboo Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the bamboo Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.08(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole bamboo Shares issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional bamboo Share to which such holder is entitled pursuant to Section 1.08(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole bamboo Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole bamboo Shares.

     (d) If any Certificate for IPIX Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such bamboo Shares and cash in lieu of fractional bamboo Shares, if any, as may be required pursuant to this Agreement; provided, however, that bamboo or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All bamboo Shares issued upon the surrender for exchange of IPIX Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.08(c) or 1.08(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such IPIX Shares. There shall be no further registration of transfers on the stock transfer books of IPIX of the IPIX Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to bamboo for any reason, they shall be canceled and exchanged as provided in this Article 1.

     (f) No fractional bamboo Shares shall be issued in the Merger, but in lieu thereof each holder of IPIX Shares otherwise entitled to a fractional bamboo Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of

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cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a bamboo Share (as determined by the bamboo Board of Directors at the Effective Time) by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

     (g) Any portion of the Exchange Fund which remains undistributed to the shareholders of IPIX for six months after the Effective Time shall be delivered to bamboo, upon demand, and any shareholders of IPIX who have not theretofore complied with this Article 1 shall thereafter look only to bamboo for payment of their claim for bamboo Shares, any cash in lieu of fractional bamboo Shares and any applicable dividends or distributions with respect to bamboo Shares, as the case may be.

     (h) Neither IPIX nor bamboo nor Merger Sub shall be liable to any holder of IPIX Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 1.09. STOCK OPTIONS. (a) At the Effective Time, each outstanding option to purchase IPIX Shares (an "IPIX Stock Option" or collectively, "IPIX Stock Options") issued pursuant to the 1997 Equity Compensation Plan, whether vested or unvested, and all other outstanding options to purchase IPIX Shares that are listed in Section 1.09 of the Disclosure Schedule shall be assumed by bamboo (all of such plans or agreements pursuant to which any IPIX Stock Option has been issued or may be issued are referred to collectively as the "IPIX Stock Option Plans"). Each IPIX Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such IPIX Stock Option, the same number of bamboo Shares (rounded up to the nearest whole share) as the holder of such IPIX Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the IPIX Shares otherwise purchasable pursuant to such IPIX Stock Option divided by (z) the number of full bamboo Shares deemed purchasable pursuant to such IPIX Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, bamboo shall deliver to the holders of IPIX Stock Options appropriate notices setting forth such holders' rights pursuant to the IPIX Stock Option Plans and the agreements evidencing the grants of such IPIX Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.09 after giving effect to the Merger). Bamboo shall comply with the terms of the IPIX Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that IPIX Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of bamboo after the Effective Time.

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

     (c) Bamboo shall take all corporate action necessary to reserve for issuance a sufficient number of bamboo Shares for delivery upon exercise of all IPIX Stock Options assumed in accordance with this Section 1.09. As soon as practicable after the Effective Time, bamboo shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the bamboo Shares subject to any IPIX Stock Options held by persons who are or were directors, officers or employees of IPIX or its subsidiaries (and with respect to which IPIX currently has an effective registration statement on Form S-8) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, bamboo shall administer the IPIX Stock Option Plans assumed pursuant to this Section 1.09 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable IPIX Stock Option Plan complied with such rule immediately prior to the Merger.

     Section 1.10. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, IPIX, bamboo or Merger Sub reasonably determines that any deeds, assignments or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IPIX, the officers and directors of IPIX, bamboo and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

     Section 1.11. ALTERNATIVE TRANSACTION STRUCTURE. Notwithstanding anything to the contrary set forth in this Agreement, bamboo shall have the right, at any time on or prior to December 31, 1999, to notify IPIX in writing that it desires to amend the transaction structure so that instead of the Merger contemplated by this Article 1, the parties shall complete the transactions set forth in Appendix A. If bamboo so notifies IPIX, (a) Article 1 of this Agreement shall be replaced in its entirety with Article 1 set forth in Appendix A and (b) the remaining provisions of the Agreement shall be modified as set forth in Appendix
A. In that event, the parties shall proceed to complete the transactions contemplated by this Agreement as so modified (and subject to the terms and conditions set forth in this Agreement).

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF BAMBOO

     Except as set forth on the Disclosure Schedule delivered by bamboo to IPIX (the "bamboo Disclosure Schedule") and as disclosed in bamboo's SEC Reports (as defined in Section 2.04 below) prior to the date hereof, bamboo hereby represents and warrants to IPIX as follows:

     Section 2.01. ORGANIZATION AND QUALIFICATION. (a) Each of bamboo and its subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now

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

being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on bamboo. When used in connection with bamboo, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of bamboo and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions or conditions affecting companies generally in the industries in which bamboo participates, or (ii) that materially impairs the ability of bamboo to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) Bamboo has heretofore delivered to IPIX accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of bamboo. Each of bamboo and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on bamboo. Section 2.1 of the bamboo Disclosure Schedule sets forth a list of the bamboo subsidiaries.

     Section 2.02. CAPITALIZATION OF BAMBOO. (a) As of September 30, 1999, the authorized capital stock of bamboo consists of: (i) 70,000,000 shares of Common Stock, $0.001 par value per share, of which 14,020,655 shares were issued and outstanding; (ii) 7,421,536 shares of Class B Common Stock, $0.0001 per value per share, of which 7,387,938 shares were issued and outstanding; and (iii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which, none were issued and outstanding. All of the outstanding bamboo Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of September 30, 1999, (1) 5,675,886 bamboo Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding bamboo Stock Options, (2) 7,387,938 bamboo Shares were reserved for issuance or issuance upon conversion of the Series C Convertible Preferred issued by bamboo Canada, Inc. and (3) 280,000 bamboo Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the execution of an outstanding warrant. As of September 30, 1999, 700,000 bamboo Shares were reserved for issuance pursuant to the 1999 Employee Stock Purchase Plan.

     (b) Bamboo is the record and beneficial owner of all of the issued and outstanding shares of common stock of its subsidiaries.

     (c) Between September 30, 1999 and the date hereof, no shares of bamboo's capital stock have been issued other than pursuant to bamboo Stock Options already in existence on such date, and, between September 30, 1999 and the date hereof, no bamboo Stock Options have been granted. Except as set forth in
Section 2.02(a) above or provided in Section 2.02 of the bamboo Disclosure Schedule, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of bamboo, (ii) securities of bamboo convertible into or exchangeable for shares of capital stock or voting securities of bamboo, (iii) options or other rights to acquire from bamboo or its subsidiaries, or obligations of bamboo or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of bamboo, or (iv) equity equivalents, interests in the ownership or earnings of bamboo or its subsidiaries or other similar rights (collectively, "bamboo Securities"). As of the date hereof there are no outstanding obligations of bamboo or any of its subsidiaries to

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

repurchase, redeem or otherwise acquire any bamboo Securities or shareholder agreements, voting trusts or other agreements or understandings to which bamboo is a party or by which it is bound relating to the voting or registration of any shares of capital stock of bamboo.

     (d) Except as set forth in Section 2.02(a) above, there are no securities of bamboo convertible into or exchangeable for, no options or other rights to acquire from bamboo, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of bamboo.

     (e) The bamboo Shares constitute the only class of equity securities of bamboo registered or required to be registered under the Exchange Act.

     (f) Bamboo does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity other than the bamboo subsidiaries reflected in Section
2.01 of the bamboo Disclosure Schedule.

     Section 2.03. AUTHORITY RELATIVE TO THIS AGREEMENT; RECOMMENDATION. (a) Bamboo has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of bamboo (the "bamboo Board"), and no other corporate proceedings on the part of bamboo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as specified in Section 2.18. This Agreement has been duly and validly executed and delivered by bamboo and constitutes a valid and binding agreement of bamboo.

     (b) The bamboo Board, at a meeting duly called and held, has unanimously
(i) determined that this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of bamboo's shareholders, (ii) approved this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby and
(iii), subject to Section 4.04(b) and Rule 4310(c) of the Nasdaq Stock Market Rules, resolved to recommend that the shareholders of bamboo approve the issuance of bamboo Shares pursuant to this Agreement and the Stock Option Agreements. Robertson Stephens (the "bamboo Financial Adviser") has delivered to the bamboo Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of bamboo Shares from a financial point of view.

     Section 2.04. SEC REPORTS; FINANCIAL STATEMENTS. (a) Bamboo has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. Bamboo has heretofore delivered or promptly will deliver prior to the Effective Date to IPIX, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) all definitive proxy statements relating to bamboo's meetings of shareholders (whether

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

annual or special) held since August 25, 1999 and (ii) all other reports or registration statements filed by bamboo with the SEC (all of the foregoing, collectively, the "bamboo SEC Reports"). None of such bamboo SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of bamboo included in the bamboo SEC Reports were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of bamboo and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments. All material agreements, contracts and other documents required to be filed as exhibits to any of the bamboo SEC Reports have been so filed. These representations shall be deemed to be made with respect to the bamboo SEC Reports filed subsequent to the date hereof at the time of their filing.

     (b) Bamboo has heretofore made available or promptly will make available to IPIX a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by bamboo with the SEC pursuant to the Exchange Act.

     Section 2.05. INFORMATION SUPPLIED. None of the information supplied or to be supplied by bamboo for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by bamboo in connection with the issuance of bamboo Shares in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of bamboo's shareholders and the meeting of IPIX's shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders of bamboo and IPIX and at the times of the meeting or meetings of shareholders of bamboo and IPIX to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of bamboo's shareholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 2.06. CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Articles of Merger as required by the TBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any court or

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tribunal or administrative, governmental or regulatory body, agency or authority, whether domestic or foreign, (a "Governmental Entity") is necessary for the execution and delivery by bamboo of this Agreement or the consummation by bamboo of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on bamboo.

     (b) Neither the execution, delivery and performance of this Agreement or the Stock Option Agreements by bamboo nor the consummation by bamboo of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of bamboo or any of bamboo's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (as defined below)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which bamboo or any of bamboo's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to bamboo or any of bamboo's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults listed on Section 2.06 of the bamboo Disclosure Schedule or which would not have a Material Adverse Effect on bamboo. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     Section 2.07. NO DEFAULT. None of bamboo or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which bamboo or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to bamboo, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on bamboo.

     Section 2.08. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. As of June 30, 1999, none of bamboo or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of bamboo and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on bamboo. Since June 30, 1999, none of bamboo or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which have had, and there have been no events, changes or effects with respect to bamboo or its subsidiaries having, a Material Adverse Effect on bamboo. Since June 30, 1999, there has not been (i) any change by bamboo in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by bamboo of any of its assets having a Material Adverse Effect on bamboo, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or

(iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.01 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.09. LITIGATION. As of the date hereof there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of bamboo, threatened against bamboo or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on bamboo or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by bamboo in the bamboo SEC Reports filed prior to the date hereof, as of the date hereof none of bamboo or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, would have a Material Adverse Effect on bamboo or would prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. COMPLIANCE WITH APPLICABLE LAW. Bamboo and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "bamboo Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on bamboo. Bamboo and its subsidiaries are in compliance with the terms of the bamboo Permits, except where the failure so to comply would not have a Material Adverse Effect on bamboo. The businesses of bamboo and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future would not have a Material Adverse Effect on bamboo. As of the date hereof no investigation or review by any Governmental Entity with respect to bamboo or its subsidiaries is pending or, to the knowledge of bamboo, threatened, nor, to the knowledge of bamboo, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which bamboo reasonably believes will not have a Material Adverse Effect on bamboo.

     Section 2.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS. (a) Section 2.11 of the bamboo Disclosure Schedule lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of bamboo, whether formal or informal, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "bamboo Plans").

     (b) Copies of each such bamboo Plan requested by IPIX have heretofore been delivered to IPIX. For each bamboo Plan which is an "employee benefit plan" under Section 3(3) of ERISA, bamboo has made available to IPIX correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such bamboo Plan.

     (c) Bamboo does not have any commitment, whether formal or informal, (i) to create any additional such bamboo Plan; (ii) to modify or change any such bamboo Plan; or (iii) to maintain for any period of time any such bamboo Plan.

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

     (d) There are no bamboo Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Neither bamboo nor any bamboo Plan nor any trustee, administrator, fiduciary or sponsor of any bamboo Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory or administrative exemption; all filings, reports and descriptions as to such bamboo Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such bamboo Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such bamboo Plans; such bamboo Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any bamboo Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each bamboo Plan which is intended to be a qualified plan under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

     (e) The consummation of the transactions on the part of bamboo contemplated by this Agreement will not (i) entitle any employee or former employee of bamboo to severance pay, unemployment compensation or any other payment, and (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any bamboo Plan (including vacation and sick pay).

     (f) None of the bamboo Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

     (g) Neither bamboo nor any other entity required to be aggregated with bamboo under Code Section 414(b), (c), (m) or (n) ("ERISA Affiliate") has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither bamboo nor any ERISA Affiliate has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

     (h) There are no collective bargaining agreements in effect between bamboo and labor unions or organizations representing any of bamboo's employees. During the past three years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. In addition, (i) bamboo is in compliance with all federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against bamboo pending or, to the knowledge of bamboo, threatened before the National Labor Relations Board or the United States Department of Labor or similar agency of a foreign

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government; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of bamboo, threatened against or involving bamboo;
(iv) no question concerning representation has been raised or, to the knowledge of bamboo, is threatened respecting the employees of bamboo; (v) no grievance or arbitration proceeding is pending and no claim therefor has been made; (vi) to the knowledge of bamboo, no private agreement restricts bamboo from relocating, closing or terminating any of its operations or facilities; and (vii) bamboo has not in the past three years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

     Section 2.12. ENVIRONMENTAL LAWS AND REGULATIONS. (a) (i) Each of bamboo and its subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliances that would not have a Material Adverse Effect on bamboo, which compliance includes, but is not limited to, the possession by each of bamboo and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) none of bamboo or any of its subsidiaries has received written notice of, or, to the knowledge of bamboo or any of its subsidiaries, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that would have a Material Adverse Effect on bamboo.

     (b) Neither bamboo nor any of its subsidiaries presently owns nor has it in the past owned any real property on which any above ground or underground storage tanks are located, or on which any such tanks were located during the ownership by bamboo or any of its subsidiaries of such real property except as would not have a Material Adverse Effect on bamboo.

     (c) Except as would not have a Material Adverse Effect on bamboo, bamboo and its subsidiaries have not at any time generated, used, treated or otherwise handled any materials listed in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec.sec. 9601 et seq. ("CERCLA"), nor any other substance, material or waste defined as toxic or hazardous under any Environmental Law, including, but not limited to asbestos ("Hazardous Materials").

     Section 2.13. TAX MATTERS. (a)(i) Bamboo and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of bamboo and each of its subsidiaries, and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to bamboo and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on bamboo's most recent balance sheet which is part of the bamboo SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to bamboo or its subsidiaries; (iv) to the knowledge of bamboo none of the Tax Returns of or with respect to bamboo or any of its subsidiaries is currently being audited or examined by any Governmental Entity; (v) no deficiency for any income or other material Taxes has been assessed with respect to bamboo or any of its subsidiaries

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which has not been abated or paid in full; (vi) no claim has ever been made by an authority in a jurisdiction where any of bamboo or its subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction;
(vii) neither bamboo nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which bamboo was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of bamboo or any of its subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other person; (viii) neither bamboo nor any of its subsidiaries is party to any Tax sharing agreement or to any other express or implied agreement or arrangement, as a result of which liability of bamboo or any of its subsidiaries to a Governmental Authority is determined or taken into account with reference to the activities of any other person, and neither bamboo nor any of its subsidiaries is currently under any obligation to pay any amounts as a result of having been a party to such an agreement or arrangement, regardless of whether such Tax is imposed on bamboo or any of its subsidiaries; and (ix) each of bamboo and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. TITLE TO PROPERTY. Bamboo and each of its subsidiaries have good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on bamboo; and, to bamboo's knowledge, all leases pursuant to which bamboo or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of bamboo, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which bamboo or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on bamboo.

     Section 2.15. INTELLECTUAL PROPERTY. (a) All of bamboo's and its subsidiaries' interests in all of bamboo's and its subsidiaries' rights, title and interest in and to all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, know how, methods or processes and other intellectual properties and proprietary information and any applications therefor (the "Intellectual Property Rights") that are material to its business as currently conducted (the "bamboo Owned Intellectual Property Rights") are free and clear of all Liens (except for Liens that would

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

not result in a bamboo Material Adverse Effect) and as of the date hereof, the title thereto of bamboo or any subsidiary, as the case may be, is not being questioned in any litigation or administrative proceeding before any court or government agency.

     (b) As of the date hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of bamboo, any basis therefor) pending against, or, to the knowledge of bamboo, threatened against or affecting, bamboo, any of its subsidiaries, any present or former officer, director or employee of bamboo or any of its subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use by bamboo or any of its subsidiaries of any of the bamboo Owned Intellectual Property Rights or the Intellectual Property Rights owned by a third party and licensed or sublicensed by either bamboo or any of its subsidiaries (the "bamboo Licensed Intellectual Property Rights"), (ii) alleging that the use of the bamboo Owned Intellectual Property Rights or the bamboo Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured or sold by bamboo or any of its subsidiaries do or may conflict with, misappropriate or infringe upon any Intellectual Property Right or other proprietary right of any third person or (iii) alleging that the rights of bamboo or any of its subsidiaries in or to the bamboo Owned Intellectual Property Rights or the bamboo Licensed Intellectual Property Rights conflict with, misappropriate, or infringe upon any Intellectual Property Right or other proprietary right of any third party that, in the case of any of clauses (i),
(ii) or (iii) would have a Material Adverse Effect on bamboo.

     (c) The conduct of the business of bamboo and its subsidiaries as now conducted does not, to bamboo's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights or make any unauthorized use of any trade secret, know how, methods or processes and any other intellectual properties or proprietary information of others that would have a Material Adverse Effect on bamboo. The consummation of the transactions completed hereby will not result in the loss or impairment of any bamboo Owned Intellectual Property Rights or bamboo Licensed Intellectual Property Rights that would have a Material Adverse Effect on bamboo.

     (d) To the knowledge of bamboo, no third person is engaging in any activity or using any Intellectual Property Right that materially infringes upon the bamboo Intellectual Property Rights or the Licensed Intellectual Property Rights or upon the rights of either bamboo or any of its subsidiaries therein that would have a Material Adverse Effect on bamboo.

     (e) Each of bamboo and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets, know how, methods or processes as such, except in cases where bamboo has elected to rely on patent or copyright protection in lieu of trade secret protection. To the knowledge of bamboo, there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights of either bamboo or any of its subsidiaries by any third person that would have a Material Adverse Effect on bamboo.

     (f) Except as previously disclosed to IPIX, no current material licenses for the use of any bamboo Owned Intellectual Property Rights have been granted by bamboo or any of its subsidiaries, as the case may be, to any third parties.
Section 2.15 of the Disclosure Schedule is a list of all material bamboo Licensed Intellectual Property Rights.

     (g) Except as previously disclosed to IPIX, none of bamboo or any of its subsidiaries has given an indemnity in connection with any Intellectual Property Right to any person.

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

     Section 2.16. INSURANCE. Bamboo and its subsidiaries maintain general liability and other business insurance that bamboo believes to be reasonably prudent for its business.

     Section 2.17. MATERIAL CONTRACTS. (a) Pursuant to this Section 2.17(a) and Section 2.11(e), bamboo has delivered or otherwise will make available to IPIX or its representatives true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which bamboo is a party affecting the obligations of any party thereunder) to which bamboo or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of bamboo and its subsidiaries taken as a whole, including, all: (i) Material Contracts as set forth in Item 601(b)(10) of Regulation S-K of the SEC; and (ii) any other written agreements, contacts and commitments to which bamboo is a party, together with all amendments thereto (collectively, together with any such contracts entered into in accordance with Section 4.01 hereof, the "bamboo Contracts"). Except as disclosed pursuant to Section 2.11(a) and Section 2.11(e) of this Agreement, neither bamboo nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) To the knowledge of bamboo, (i) each of the bamboo Contracts is valid and enforceable in accordance with its terms, (ii) there is no default under any bamboo Contract so listed either by bamboo or by any other party thereto, and
(iii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by bamboo or, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on bamboo.

     (c) No party to any such bamboo Contract has given notice to bamboo of or made a claim against bamboo with respect to any breach or default thereunder, in any such case in which such breach or default would have a Material Adverse Effect on bamboo.

     Section 2.18. VOTE REQUIRED. Pursuant to the provisions of Nasdaq Stock Market Rule 4310(c), the affirmative vote of the holders of at least a majority of the total votes cast on the proposal in person or by proxy is necessary to approve the issuance of bamboo shares in connection with the Merger.

     Section 2.19. TAX AND ACCOUNTING TREATMENT. Neither bamboo nor, to the knowledge of bamboo, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (i) qualifying as a tax-free reorganization under Section 368(a)(2)(E) of the Code, or (ii) being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

     Section 2.20. AFFILIATES. Except for the directors and executive officers of bamboo, there are no persons who, to the knowledge of bamboo, may be deemed to be affiliates of bamboo under Rule 1-02(b) of Regulation S-X of the SEC (the "bamboo Affiliates").

     Section 2.21. CERTAIN BUSINESS PRACTICES. None of bamboo, any of its subsidiaries or any directors, officers, agents or employees of bamboo or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or

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campaigns or violated any provision of the Foreign Corrupt Practices Act of
1977, as amended (the "FCPA"), or (iii) made any other unlawful payment, in each case except as would not have a Material Adverse Effect on bamboo.

     Section 2.22. INSIDER INTERESTS. No officer, director or other affiliate of bamboo has any interest involving an aggregate value or payments of $60,000 or more in any material property, real or personal, tangible or intangible, including without limitation, any computer software or bamboo Intellectual Property Rights, used in or pertaining to the business of bamboo or any subsidiary, except for the ordinary rights of a shareholder or employee stock option holder.

     Section 2.23. BROKERS. No broker, finder or investment banker (other than the bamboo Financial Adviser, a true and correct copy of whose engagement agreement has been provided to IPIX) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of bamboo.

     Section 2.24. NO EXISTING DISCUSSIONS. As of the date hereof, bamboo is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any bamboo Takeover Proposal (as defined in Section 4.04).

     Section 2.25. TAKEOVER STATUTES AND CHARTER PROVISIONS. The Board of Directors of bamboo has taken the necessary action to render Section 203 of the DGCL and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby.

     Section 2.26. YEAR 2000 COMPLIANCE MATTERS. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on bamboo, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by bamboo and computer software incorporated in products produced by bamboo and its subsidiaries (a) will, prior to December 31, 1999, accurately and without interruption recognize the advent of the year 2000 without any adverse change in operations associated with such recognition, (b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and (c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by bamboo and its subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on bamboo.

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF IPIX

     Except as set forth on the Disclosure Schedule delivered by IPIX to bamboo (the "IPIX Disclosure Schedule") and as disclosed in IPIX's SEC Reports (as defined in Section 3.04), IPIX hereby represents and warrants to bamboo as follows:

     Section 3.01. ORGANIZATION AND QUALIFICATION. (a) Each of IPIX and its subsidiaries is duly incorporated, validly existing and in good standing under the laws of the

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jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on IPIX. When used in connection with IPIX, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of IPIX and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions or in conditions affecting companies generally in the industries in which IPIX participates, or (ii) that materially impairs the ability of IPIX to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) IPIX has heretofore delivered to bamboo accurate and complete copies of the Charter and Bylaws (or similar governing documents), as currently in effect, of IPIX. Each of IPIX and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on IPIX. Section 3.02 of the IPIX Disclosure Schedule sets forth a list of the IPIX subsidiaries.

     Section 3.02. CAPITALIZATION OF IPIX. (a) As of October 14, 1999, the authorized capital stock of IPIX consists of (i) 100,000,000 IPIX Common Shares, $0.001 par value, of which 16,562,713 IPIX Shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding. All of the outstanding IPIX Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, 3,139,345 IPIX Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding IPIX Stock Options.

     (b) IPIX is the record and beneficial owner of all of the issued and outstanding shares of common stock of its subsidiaries.

     (c) Between September 30, 1999 and the date hereof, no shares of IPIX's capital stock have been issued other than pursuant to IPIX Stock Options already in existence on such date. Between October 25, 1999 and the date hereof, no IPIX Stock Options have been granted. Except as set forth in Section 3.02(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of IPIX, (ii) securities of IPIX convertible into or exchangeable for shares of capital stock or voting securities of IPIX, (iii) options or other rights to acquire from IPIX or its subsidiaries, or obligations of IPIX or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IPIX, or (iv) equity equivalents, interests in the ownership or earnings of IPIX or its subsidiaries or other similar rights (collectively, "IPIX Securities"). As of the date hereof there are no outstanding obligations of IPIX or any of its subsidiaries to repurchase, redeem or otherwise acquire any IPIX Securities or except as set forth on Section 3.02(c)(i) of the IPIX Disclosure Schedule, shareholder agreements, voting trusts or other agreements or understandings to which IPIX is a party or by which it is bound relating to the voting or registration of any shares of capital stock of IPIX.

     (d) There are no securities of IPIX convertible into or exchangeable for, no options or other rights to acquire from IPIX, and no other contract, understanding, arrangement or

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

obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of IPIX.

     (e) The IPIX Common Shares constitute the only class of equity securities of IPIX registered or required to be registered under the Exchange Act.

     (f) IPIX does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity other than the IPIX subsidiaries reflected in Section
3.02 of the IPIX Disclosure Schedule.

     Section 3.03. AUTHORITY RELATIVE TO THIS AGREEMENT; RECOMMENDATION. (a) IPIX has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of IPIX (the "IPIX Board"), and no other corporate proceedings on the part of IPIX are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as specified in Section
3.18. This Agreement has been duly and validly executed and delivered by IPIX and constitutes a valid and binding agreement of IPIX.

     (b) J.P. Morgan & Co., Inc. (the "IPIX Financial Adviser") has delivered to the IPIX Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of IPIX Shares from a financial point of view.

     Section 3.04. SEC REPORTS; FINANCIAL STATEMENTS. (a) IPIX has filed all required forms, reports and documents with the SEC, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. IPIX has heretofore delivered or promptly will deliver prior to the Effective Date to bamboo, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its quarterly report on Form 10-Q for the quarter ended June 30, 1999, (ii) all definitive proxy statements relating to IPIX's meetings of shareholders (whether annual or special) held since August 5, 1999 and (iii) all other reports or registration statements filed by IPIX with the SEC (all of the foregoing, collectively, the "IPIX SEC Reports"). None of such IPIX SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of IPIX included in the IPIX SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of IPIX and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments. All material agreements, contracts and other documents required to be filed as exhibits to any of the IPIX SEC Reports have been so filed. These representations shall be deemed to be made with respect to the IPIX SEC Reports filed subsequent to the date hereof at the time of their filing.

     (b) IPIX has heretofore made available or promptly will make available to bamboo a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by IPIX with the SEC pursuant to the Exchange Act.

     Section 3.05. INFORMATION SUPPLIED. None of the information supplied or to be supplied by IPIX for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders of IPIX and bamboo and at the times of the meeting or meetings of shareholders of IPIX and bamboo to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of IPIX's shareholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 3.06. CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Articles of Merger as required by the TBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by IPIX of this Agreement or the consummation by IPIX of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on IPIX.

     (b) Neither the execution, delivery and performance of this Agreement or the Stock Option Agreements by IPIX nor the consummation by IPIX of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Charter or Bylaws (or similar governing documents) of IPIX or any of IPIX's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IPIX or any of IPIX's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to IPIX or any of IPIX's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults listed on Schedule 3.6 to the IPIX Disclosure Schedule or which would not have a Material Adverse Effect on IPIX.

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

     Section 3.07. NO DEFAULT. None of IPIX or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Charter or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IPIX or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to IPIX, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on IPIX.

     Section 3.08. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. As of June 30, 1999, none of IPIX or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of IPIX and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on IPIX. Since June 30, 1999, none of IPIX or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which have had, and there have been no events, changes or effects with respect to IPIX or its subsidiaries having, a Material Adverse Effect on IPIX. Since June 30, 1999, there has not been (i) any change by IPIX in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by IPIX of any of its assets having a Material Adverse Effect on IPIX, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.02 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.09. LITIGATION. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of IPIX, threatened against IPIX or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on IPIX or would prevent or delay the consummation of the transactions contemplated by this Agreement. As of the date hereof, none of IPIX or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, would have a Material Adverse Effect on IPIX or would prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. COMPLIANCE WITH APPLICABLE LAW. IPIX and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "IPIX Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on IPIX. IPIX and its subsidiaries are in compliance with the terms of the IPIX Permits, except where the failure so to comply would not have a Material Adverse Effect on IPIX. The businesses of IPIX and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future would not have a Material Adverse Effect on IPIX. As of the date hereof, no investigation or review by any Governmental Entity with respect to IPIX or its subsidiaries is pending or, to the knowledge of IPIX, threatened, nor, to the knowledge of IPIX, has any Governmental

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

Entity indicated an intention to conduct the same, other than, in each case, those which IPIX reasonably believes will not have a Material Adverse Effect on IPIX.

     Section 3.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS. (a) Section 3.11 of the IPIX Disclosure Schedule lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of IPIX, whether formal or informal, which affects one or more of its employees, including all "employee benefit plans" as defined by
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "IPIX Plans").

     (b) Copies of each such IPIX Plan requested by bamboo have heretofore been delivered to bamboo. For each IPIX Plan which is an "employee benefit plan" under Section 3(3) of ERISA, IPIX has made available to bamboo correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such IPIX Plan.

     (c) IPIX does not have any commitment, whether formal or informal, (i) to create any additional such IPIX Plan; (ii) to modify or change any such IPIX Plan; or (iii) to maintain for any period of time any such IPIX Plan.

     (d) There are no IPIX Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Neither IPIX nor any IPIX Plan nor any trustee, administrator, fiduciary or sponsor of any IPIX Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code for which there is no statutory or administrative exemption; all filings, reports and descriptions as to such IPIX Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such IPIX Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such IPIX Plans; such IPIX Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any IPIX Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each IPIX Plan and each IPIX Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

     (e) The consummation of the transactions on the part of IPIX contemplated by this Agreement will not (i) entitle any employee or former employee of IPIX to severance pay, unemployment compensation or any other payment, and (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any IPIX Plan (including vacation and sick pay).

     (f) None of the IPIX Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

     (g) Neither IPIX nor any other entity required to be aggregated with IPIX under Code Section 414(b), (c), (m) or (n) ("ERISA Affiliate") has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither IPIX nor any ERISA Affiliate has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

     (h) There are no collective bargaining agreements in effect between IPIX and labor unions or organizations representing any of IPIX's employees. During the past three years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. In addition, (i) IPIX is in compliance with all federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against IPIX pending or, to the knowledge of IPIX, threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of IPIX, threatened against or involving IPIX; (iv) no question concerning representation has been raised or, to the knowledge of IPIX, is threatened respecting the employees of IPIX; (v) no grievance or arbitration proceeding is pending and no claim therefor has been made; (vi) to the knowledge of IPIX, no private agreement restricts IPIX from relocating, closing or terminating any of its operations or facilities; and (vii) IPIX has not in the past three years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

     Section 3.12. ENVIRONMENTAL LAWS AND REGULATIONS. (a) (i) Each of IPIX and its subsidiaries is in compliance with all applicable Environmental Laws, except for non-compliances that would not have a Material Adverse Effect on IPIX, which compliance includes, but is not limited to, the possession by each of IPIX and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) none of IPIX or any of its subsidiaries has received written notice of, or, to the knowledge of IPIX or any of its subsidiaries, is the subject of, any Environmental Claim that would have a Material Adverse Effect on IPIX.

     (b) Neither IPIX nor any of its subsidiaries presently owns nor has it in the past owned any real property on which any above ground or underground storage tanks are located, or on which any such tanks were located during the ownership by IPIX or any of its subsidiaries of such real property except as would not have a Material Adverse Effect on IPIX.

     (c) Except as would not have a Material Adverse Effect on IPIX, IPIX and its subsidiaries have not at any time generated, used, treated or otherwise handled any Hazardous Materials.

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

     Section 3.13. TAX MATTERS. (i) IPIX and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of IPIX and each of its subsidiaries, and all Tax Returns were in all material respects true, complete and correct;
(ii) all material Taxes with respect to IPIX and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on IPIX's most recent balance sheet which is part of the IPIX SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to IPIX or its subsidiaries; (iv) to the knowledge of IPIX none of the Tax Returns of or with respect to IPIX or any of its subsidiaries is currently being audited or examined by any Governmental Entity; (v) no deficiency for any income or other material Taxes has been assessed with respect to IPIX or any of its subsidiaries which has not been abated or paid in full; (vi) no claim has ever been made by an authority in a jurisdiction where any of IPIX or its subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction;
(vii) neither IPIX nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which IPIX was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of IPIX or any of its subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other person; (viii) neither IPIX nor any of its subsidiaries is party to any Tax sharing agreement or to any other express or implied agreement or arrangement, as a result of which liability of IPIX or any of its subsidiaries to a Governmental Authority is determined or taken into account with reference to the activities of any other person, and neither IPIX nor any of its subsidiaries is currently under any obligation to pay any amounts as a result of having been a party to such an agreement or arrangement, regardless of whether such Tax is imposed on IPIX or any of its subsidiaries; and (ix) each of IPIX and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, or other third party.

     Section 3.14. TITLE TO PROPERTY. IPIX and each of its subsidiaries have good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on IPIX; and, to IPIX's knowledge, all leases pursuant to which IPIX or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of IPIX, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which IPIX or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on IPIX.

     Section 3.15. INTELLECTUAL PROPERTY. (a) All of IPIX's and its subsidiaries' interests in all of IPIX's and its subsidiaries' rights, title and interest in and to all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, know how, methods or processes and other intellectual properties and proprietary information and any applications therefor that are material to its business as currently conducted (the "IPIX Owned Intellectual Property Rights") are free and clear of all Liens (except for Liens that would not result in an IPIX Material Adverse Effect) and as of the date hereof, the title thereto of IPIX or any subsidiary, as the case may be, is not being questioned in any litigation or administrative proceeding before any court or government agency.

     (b) As of the date hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of IPIX, any basis therefor) pending against, or, to the knowledge of IPIX, threatened against or affecting, IPIX, any of its subsidiaries, any present or former officer, director or employee of IPIX or any of its subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use by IPIX or any of its subsidiaries of any of the IPIX Owned Intellectual Property Rights or the Intellectual Property Rights owned by a third party and licensed or sublicensed by either IPIX or any of its subsidiaries (the "IPIX Licensed Intellectual Property Rights"), (ii) alleging that the use of the IPIX Owned Intellectual Property Rights or the IPIX Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured or sold by IPIX or any of its subsidiaries do or may conflict with, misappropriate or infringe upon any Intellectual Property Right or other proprietary right of any third person or (iii) alleging that the rights of IPIX or any of its subsidiaries in or to the IPIX Owned Intellectual Property Rights or the IPIX Licensed Intellectual Property Rights conflict with, misappropriate, or infringe upon any Intellectual Property Right or other proprietary right of any third party that, in the case of any of clauses (i),
(ii) or (iii) would have a Material Adverse Effect on IPIX.

     (c) The conduct of the business of IPIX and its subsidiaries as now conducted does not, to IPIX's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights or make any unauthorized use of any trade secret, know how, methods or processes and any other intellectual properties or proprietary information of others that would have a Material Adverse Effect on IPIX. The consummation of the transactions completed hereby will not result in the loss or impairment of any IPIX Owned Intellectual Property Rights or IPIX Licensed Intellectual Property Rights that would have a Material Adverse Effect on IPIX.

     (d) To the knowledge of IPIX, no third person is engaging in any activity or using any Intellectual Property Right that materially infringes upon the IPIX Intellectual Property Rights or the Licensed Intellectual Property Rights or upon the rights of either IPIX or any of its subsidiaries therein that would have a Material Adverse Effect on IPIX.

     (e) Each of IPIX and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets, know how, methods or processes as such, except in cases where IPIX has elected to rely on patent or copyright protection in lieu of trade secret protection. To the knowledge of IPIX, there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights of either IPIX or any of its subsidiaries by any third person that would have a Material Adverse Effect on IPIX.

     (f) No current licenses for the use of any IPIX Owned Intellectual Property Rights have been granted by IPIX or any of its subsidiaries, as the case may be, to any third parties. Section 3.15 of the Disclosure Schedule is a list of material IPIX Licensed Intellectual Property Rights.

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

     (g) Except as previously disclosed to bamboo, none of IPIX or any of its subsidiaries has given an indemnity in connection with any Intellectual Property Right to any person.

     Section 3.16. INSURANCE. IPIX and its subsidiaries maintain general liability and other business insurance that IPIX believes to be reasonably prudent for its business.

     Section 3.17. MATERIAL CONTRACTS. (a) Pursuant to this Section 3.17(a) and Section 3.11(e), IPIX has delivered or otherwise will make available to bamboo or its representatives true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which IPIX is a party affecting the obligations of any party thereunder) to which IPIX or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of IPIX and its subsidiaries taken as a whole, including, all: (i) Material Contracts as set forth in Item 601(b)(10) of Regulation S-K of the SEC; (ii) written and oral agreements, contacts and commitments to which IPIX is a party, together with all amendments thereto, (collectively, together with any such contracts entered into in accordance with Section 4.02 hereof, the "IPIX Contracts"). Except as disclosed pursuant to
Section 3.11(e) of this Agreement, neither IPIX nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) To the knowledge of IPIX, (i) each of the IPIX Contracts is valid and enforceable in accordance with its terms, and there is no default under any IPIX Contract so listed either by IPIX, (ii) by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by IPIX and (iii) any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on IPIX.

     (c) No party to any such IPIX Contract has given notice to IPIX of or made a claim against IPIX with respect to any breach or default thereunder, in any such case in which such breach or default have a Material Adverse Effect on IPIX.

     Section 3.18. VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding IPIX Common Shares is necessary to approve and adopt this Agreement and the Merger.

     Section 3.19. TAX AND ACCOUNTING TREATMENT. Neither IPIX nor, to the knowledge of IPIX, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (i) qualifying as a tax-free reorganization under Section 368(a)(2)(E) of the Code, or (ii) being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

     Section 3.20. AFFILIATES. Except for the directors and executive officers of IPIX, there are no persons who, to the knowledge of IPIX, may be deemed to be affiliates of IPIX under Rule 1-02(b) of Regulation S-X of the SEC (the "IPIX Affiliates").

     Section 3.21. CERTAIN BUSINESS PRACTICES. None of IPIX, any of its subsidiaries or any directors, officers, agents or employees of IPIX or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic

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

government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment, in each case except as would not have a Material Adverse Effect on IPIX.

     Section 3.22. INSIDER INTERESTS. No officer, director or other affiliate of IPIX has any interest involving an aggregate value or payments of $60,000 in any material property, real or personal, tangible or intangible, including without limitation, any computer software or IPIX Intellectual Property Rights, used in or pertaining to the business of IPIX or any subsidiary, except for the ordinary rights of a shareholder or employee stock option holder.

     Section 3.23. BROKERS. No broker, finder or investment banker (other than the IPIX Financial Adviser, a true and correct copy of whose engagement agreement has been provided to bamboo) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IPIX.

     Section 3.24. NO EXISTING DISCUSSIONS. As of the date hereof, IPIX is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any IPIX Takeover Proposal (as defined in Section 4.05).

     Section 3.25. TAKEOVER STATUTES AND CHARTER PROVISIONS. The Board of Directors of IPIX has taken the necessary action to render the TBCA and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby.

     Section 3.26. YEAR 2000 COMPLIANCE MATTERS. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on IPIX, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by IPIX and computer software incorporated in products produced by IPIX and its subsidiaries (a) will, prior to December 31, 1999, accurately and without interruption recognize the advent of the year 2000 without any adverse change in operations associated with such recognition, (b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and (c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by IPIX and its subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on IPIX.

                                   ARTICLE 4

                                   COVENANTS

     Section 4.01. CONDUCT OF BUSINESS OF BAMBOO. Except as contemplated by this Agreement or as described in Section 4.01 of the bamboo Disclosure Schedule, during the period from the date hereof to the Effective Time, bamboo will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers,

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

suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.01 of the bamboo Disclosure Schedule, prior to the Effective Time, bamboo will not, and will not permit any of its subsidiaries to, without the prior written consent of IPIX:

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument) except as required in order to comply with its obligations under this Agreement;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale by bamboo of bamboo Shares pursuant to (A) options to purchase bamboo Shares (a "bamboo Stock Option" or collectively, "bamboo Stock Options") previously issued pursuant to the Amended and Restated 1998 Employee, Director and Consultant Stock Plan or issuance of bamboo Shares pursuant to the Amended and Restated 1999 Employee Stock Purchase Plan or any other plans or agreements pursuant to which any bamboo Stock Option has been issued or may be issued (referred to collectively as the "bamboo Plans") and (B) outstanding warrants or conversion rights; and (ii) the granting of stock options by bamboo to new employees and consultants in the ordinary course of business and consistent with past practices of bamboo, provided that the aggregate number of bamboo Shares issuable pursuant to such options shall not exceed 75,000 per month;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities (except for a redemption of the Class B Common Stock if and when required under the Certificate of Incorporation of bamboo);

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of bamboo or any of its subsidiaries (other than the Merger);

          (e) (i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of bamboo or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due or Liens in the ordinary course of business consistent with past practice);

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

          (f) except as may be required by law, and except in the ordinary course consistent with past practice, and except as contemplated in Section 4.01(b), above, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (g) acquire, sell, lease or dispose of any material assets in any single transaction or series of related transactions (other than in the ordinary course of business);

          (h) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than as required under GAAP in the ordinary course of business;

          (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein which, individually, is in excess of $250,000; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, which would be material to bamboo; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (k) make any tax election or settle or compromise any income tax liability material to bamboo and its subsidiaries taken as a whole;

          (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would have a Material Adverse Effect on bamboo;

          (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through 4.01(l) or any action which would make any of the representations or warranties of bamboo contained in this Agreement untrue or incorrect.

Notwithstanding anything to the contrary contained in this Agreement, the parties agree that bamboo (by vote of a majority of its Board of Directors) shall have the right to grant registration rights to the current holders of the Series C Convertible Preferred Stock of bamboo.com Canada, Inc. with respect to shares of Common Stock of bamboo issuable upon conversion of such Series C Convertible Preferred Stock.

     Section 4.02. CONDUCT OF BUSINESS OF IPIX. Except as contemplated by this Agreement or as described in Section 4.2 of the IPIX Disclosure Schedule, during the period from the date hereof to the Effective Time, IPIX will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this

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Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the IPIX Disclosure Schedule, prior to the Effective Time, IPIX will not, and will not permit any of its subsidiaries to, without the prior written consent of bamboo:

          (a) amend its Charter or Bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale by IPIX of IPIX Shares pursuant to options previously granted under the IPIX Stock Option Plans and (iii) the granting of stock options by IPIX to new employees or consultants in the ordinary course of business and consistent with past practices of IPIX, provided that the aggregate number of IPIX Shares issuable pursuant to such options shall not exceed 75,000 per month;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of IPIX or any of its subsidiaries (other than the Merger);

          (e) (i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of IPIX or its subsidiaries; or
     (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due or Liens in the ordinary course of business consistent with past practice);

          (f) except as may be required by law, and except in the ordinary course consistent with past practice, and except as contemplated in Section 4.02(b), above enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any

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     plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (g) acquire, sell, lease or dispose of any material assets in any single transaction or series of related transactions (other than in the ordinary course of business);

          (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than as required by GAAP in the ordinary course of business;

          (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein which individually, is in excess of $250,000; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, which would be material to IPIX; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, in excess of $500,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (k) make any tax election or settle or compromise any income tax liability material to IPIX and its subsidiaries taken as a whole;

          (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on IPIX;

          (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.02(a) through 4.02(l) or any action which would make any of the representations or warranties of IPIX contained in this Agreement untrue or incorrect.

     Section 4.03. PREPARATION OF S-4 AND THE PROXY STATEMENT. IPIX and bamboo shall promptly prepare and file with the SEC the Proxy Statement, and the parties shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the parties shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also use their reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of bamboo Shares in the Merger and upon the exercise of IPIX Stock Options and bamboo Stock Options. Each party shall furnish all information concerning such party and the shareholders and holders of stock options of such party as may be reasonably requested in connection with any such action. IPIX and bamboo agree that the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of shareholders of IPIX and bamboo, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

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     Section 4.04.  NO SOLICITATION BY BAMBOO.  (a) Bamboo shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a bamboo Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any bamboo Takeover Proposal; provided, however, that if, at any time, the Board of Directors of bamboo determines in good faith, based on the advice of outside counsel, that it is necessary for the bamboo Board to do so in order to comply with its fiduciary duties to bamboo's shareholders under applicable law, bamboo may, in response to a bamboo Superior Proposal (as defined in Section 4.04(b)) and subject to providing prior written notice of its decision to take such action to IPIX (the "bamboo Notice") and in compliance with Section 4.04(c), following delivery of the bamboo Notice (x) furnish information with respect to bamboo and its subsidiaries to any person making a bamboo Superior Proposal pursuant to a customary confidentiality agreement (as determined by bamboo based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such bamboo Superior Proposal. For purposes of this Agreement, "bamboo Takeover Proposal" means any inquiry, proposal or offer from any person relating to any bamboo Takeover Event, and "bamboo Takeover Event" means any (w) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of bamboo and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 30% or more of any class of equity securities of bamboo or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of bamboo and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of bamboo or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of bamboo and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving bamboo or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of bamboo and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 4.04, neither the Board of Directors of bamboo nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to IPIX, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or (ii) approve or recommend, or propose publicly to approve or recommend, any bamboo Takeover Proposal; provided that the Board of Directors of bamboo may take such action if it determines in good faith, based on the advice of outside counsel, that in light of a bamboo Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to bamboo's shareholders under applicable law. For purposes of this Agreement, a "bamboo Superior Proposal" means any bamboo Takeover Proposal which the Board of Directors of bamboo determines in its good faith judgment to be more favorable to bamboo's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of bamboo, is reasonably capable of being obtained by such third party.

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     (c) In addition to the obligations of bamboo set forth in paragraphs (a)
and (b) of this Section 4.04, bamboo shall immediately advise IPIX orally and in writing of any request for information or of any bamboo Takeover Proposal. Bamboo will keep IPIX reasonably informed of the status of any such request or bamboo Takeover Proposal.

     (d) Nothing contained in this Section 4.04 shall prohibit bamboo from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to bamboo's shareholders if, in the good faith judgment of the Board of Directors of bamboo, based on the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with a bamboo Superior Proposal, neither bamboo nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a bamboo Takeover Proposal.

     Section 4.05. NO SOLICITATION BY IPIX. (a) IPIX shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any IPIX Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any IPIX Takeover Proposal; provided, however, that if, at any time, the Board of Directors of IPIX determines in good faith, based on the advice of outside counsel, that it is necessary for the IPIX Board of Directors to do so in order to comply with its fiduciary duties to IPIX's shareholders under applicable law, IPIX may, in response to an IPIX Superior Proposal (as defined in Section 4.05(b)) and subject to providing prior written notice of its decision to take such action to bamboo (the "IPIX Notice") and compliance with Section 4.05(c), following delivery of the IPIX Notice (x) furnish information with respect to IPIX and its subsidiaries to any person making an IPIX Superior Proposal pursuant to a customary confidentiality agreement (as determined by IPIX based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such IPIX Superior Proposal. For purposes of this Agreement, "IPIX Takeover Proposal" means any inquiry, proposal or offer from any person relating to any IPIX Takeover Event, and "IPIX Takeover Event" means any (w) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of IPIX and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 30% or more of any class of equity securities of IPIX or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of IPIX and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of IPIX or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of IPIX and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving IPIX or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of IPIX and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

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     (b) Except as expressly permitted by this Section 4.05, neither the Board of Directors of IPIX nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to bamboo, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or (ii) approve or recommend, or propose publicly to approve or recommend, any IPIX Takeover Proposal; provided that the Board of Directors of IPIX may take such action if it determines in good faith, based on the advice of outside counsel, that in light of an IPIX Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to IPIX's shareholders under applicable law. For purposes of this Agreement, an "IPIX Superior Proposal" means any IPIX Takeover Proposal which the Board of Directors of IPIX determines in its good faith judgment to be more favorable to IPIX's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of IPIX, is reasonably capable of being obtained by such third party.

     (c) In addition to the obligations of IPIX set forth in paragraphs (a) and
(b) of this Section 4.05, IPIX shall immediately advise bamboo orally and in writing of any request for information or of any IPIX Takeover Proposal. IPIX will keep bamboo reasonably informed of the status of any such request or IPIX Takeover Proposal.

     (d) Nothing contained in this Section 4.05, shall prohibit IPIX from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to IPIX's shareholders if, in the good faith judgment of the Board of Directors of IPIX, based on the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with an IPIX Superior Proposal, neither IPIX nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an IPIX Takeover Proposal.

     Section 4.06. MEETINGS OF SHAREHOLDERS. Each of IPIX and bamboo shall take all action necessary, in accordance with the TBCA and DGCL, respectively, its respective Charter/Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 4.04 and 4.05, IPIX and bamboo will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters; provided further, however, that neither IPIX nor bamboo, respectively, if such party shall have received an IPIX Superior Proposal or bamboo Superior Proposal, shall, in any event, be permitted to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. IPIX and bamboo shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

     Section 4.07. NASDAQ LISTING. The parties shall use their reasonable best efforts to cause the bamboo Shares to be issued in the Merger and the bamboo Shares to be reserved for issuance upon exercise of IPIX Stock Options or bamboo Stock Options to be approved for listing on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, prior to the Effective Time.

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     Section 4.08.  ACCESS TO INFORMATION.  (a) Between the date hereof and the
Effective Time, bamboo will give IPIX and its authorized representatives, and IPIX will give bamboo and its authorized representatives, reasonable access to all employees, offices and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all confidential documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between IPIX and bamboo dated October 8, 1999.

     Section 4.09. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) obtaining consents of all client companies that are parties to contracts with IPIX and/or bamboo; (iv) contesting any legal proceeding relating to the Merger; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, IPIX, Merger Sub and bamboo agree to use their reasonable best efforts to cause the Effective Time to occur as soon as practicable after the shareholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.10. EMPLOYEE BENEFIT PLANS. (a) It is the parties' present intent to provide after the Effective Time to employees of IPIX and bamboo and their subsidiaries employee benefit plans which, in the aggregate, are not less favorable than those currently provided by IPIX and bamboo, respectively. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

     (b) The parties agree to work together prior to the Effective Time to develop and design such plans, programs and arrangements and to prepare for the implementation of such plans, programs and arrangements described in this
Section 4.10 following the Effective Time.

     (c) The parties agree to discuss in good faith prior to taking any action that would result in a "Change of Control" for purposes of the IPIX stock options.

     Section 4.11. PUBLIC ANNOUNCEMENTS. IPIX and bamboo will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement

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

prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq as determined by IPIX or bamboo.

     Section 4.12. INDEMNIFICATION. (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, bamboo shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) bamboo shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to bamboo, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL or its Certificate or Bylaws, (ii) bamboo will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and bamboo's Certificate or Bylaws shall be made by independent counsel mutually acceptable to bamboo and the Indemnified Party; provided, however, that bamboo shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties. Following the Effective Time, bamboo shall cause IPIX to honor all indemnification agreements with Indemnified Parties (including IPIX's by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. IPIX has disclosed to bamboo all such indemnification agreements prior to the date of this Agreement.

     (b) For a period of six years after the Effective Time, bamboo shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by IPIX and bamboo for the benefit of those persons who are covered by such policies at the Effective Time (or bamboo may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time) unless such coverage is not available at commercially reasonable rates in which case bamboo shall purchase such coverage as (i) may be obtained at commercially reasonable rates and (ii) is no less broad than coverage purchased for persons who are then serving as directors and/or officers of bamboo.

     (c) If bamboo or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the

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

successors and assigns of bamboo shall assume the obligations set forth in this
Section 4.12.

     (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of IPIX and bamboo and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in IPIX's and bamboo's Charter/Certificate of Incorporation or Bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (e) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.13. NOTIFICATION OF CERTAIN MATTERS. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (v) any amendments made (other than such amendments effected in the ordinary course of business that will not materially adversely affect the contractual arrangement in question) to any bamboo Contract or IPIX Contract prior to the Effective Time, or (vi) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 4.14. AFFILIATES. (a) IPIX and bamboo shall use all reasonable efforts to obtain from any IPIX Affiliate or bamboo Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become an IPIX Affiliate or bamboo Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit 1 hereto in the case of IPIX and Exhibit 2 hereto in the case of bamboo, in each case as soon as practicable.

     (b) Bamboo shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of bamboo Shares by shareholders of IPIX or bamboo who may be affiliates of IPIX or bamboo pursuant to Rule 145 under the Securities Act.

     Section 4.15. TAX AND ACCOUNTING TREATMENT. From and after the date hereof and until the Effective Time, neither IPIX nor bamboo shall take any action, or fail to take any action, that it knows would jeopardize qualification of the Merger as a tax-free reorganization under Section 368(a)(2)(E) of the Code or enter into any contract,

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

agreement, commitment or arrangement with respect to the foregoing. In addition, during that period, each of the parties will notify the other party (and will offer to enter into discussions with the other party) before taking any action, or failing to take any action, that it believes would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes.

     Section 4.16. NONCOMPETITION AGREEMENTS. On or prior to the Effective Time, bamboo shall use its reasonable best efforts to enter into noncompetition agreements with certain of its executive officers, as reasonably identified by IPIX, which agreements shall provide for a term of at least one year and shall contain such other terms and conditions as may be customary for such businesses.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of IPIX and bamboo;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

          (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all state securities laws or "blue sky" permits and authorizations necessary to issue bamboo Shares in exchange for IPIX Shares in the Merger shall have been obtained.

     Section 5.02. CONDITIONS TO THE OBLIGATIONS OF BAMBOO. The obligation of bamboo to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of IPIX contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on IPIX) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing IPIX shall have delivered to bamboo a certificate to that effect;

          (b) each of the covenants and obligations of IPIX to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, except for any failure to perform which, individually or in the aggregate, would not have a Material

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

     Adverse Effect on IPIX, and at the Closing IPIX shall have delivered to bamboo a certificate to that effect;

          (c) Bamboo shall have received the opinion of Davis Polk & Wardwell, counsel to bamboo, dated the Closing Date and addressed to bamboo, to the effect that (i) the Merger will be treated for Federal income tax purposes as a tax-free reorganization under Section 368(a)(2)(E) of the Code; (ii) each of Merger Sub and IPIX will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss for Federal income tax purposes will be recognized by Merger Sub, bamboo or any shareholder of bamboo as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of bamboo, IPIX and Merger Sub, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein; and

          (d) there shall have been no events, changes or effects with respect to IPIX or its subsidiaries that have had a Material Adverse Effect on IPIX.

     Section 5.03. CONDITIONS TO THE OBLIGATIONS OF IPIX. The obligation of IPIX to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of bamboo contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on bamboo) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing bamboo shall have delivered to IPIX a certificate to that effect;

          (b) each of the covenants and obligations of bamboo to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, except for any failure to perform which, individually or in the aggregate, would not have a Material Adverse Effect, and at the Closing bamboo shall have delivered to IPIX a certificate to that effect;

          (c) the bamboo Shares issuable to the IPIX shareholders pursuant to this Agreement and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

          (d) IPIX shall have received the opinion of Baker, Donelson, Bearman & Caldwell, counsel to IPIX, dated the Closing Date and addressed to IPIX, to the effect that (i) the Merger will be treated for Federal income tax purposes as a tax-free reorganization under Section 368(a)(2)(E) of the Code; (ii) each of Merger Sub and IPIX will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by Merger Sub, IPIX or a shareholder of IPIX as a result of the Merger (other than with respect to cash received by a shareholder of IPIX in lieu of a fractional bamboo Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of bamboo, IPIX and Merger Sub, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein; and

     (e) there shall have been no events, changes or effects with respect to bamboo or its subsidiaries that have had a Material Adverse Effect on bamboo.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     Section 6.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by IPIX's or bamboo's shareholders:

          (a) by mutual written consent of IPIX and bamboo;

          (b) by IPIX or bamboo if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or
     (ii) the Merger has not been consummated by June 30, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause
     (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by bamboo if (i) there shall have been a breach of any representation or warranty on the part of IPIX set forth in this Agreement, or if any representation or warranty of IPIX shall have become untrue, in either case such that the conditions set forth in Section 5.02(a) would be incapable of being satisfied by June 30, 2000 (or as otherwise extended),
     (ii) there shall have been a breach by IPIX of any of its covenants or agreements hereunder having a Material Adverse Effect on IPIX or materially adversely affecting (or materially delaying) the consummation of the Merger, and IPIX has not cured such breach within twenty (20) business days after notice by bamboo thereof, provided that bamboo has not breached any of its obligations hereunder, (iii) the IPIX Board shall have recommended to IPIX's shareholders an IPIX Superior Proposal, (iv) the IPIX Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) IPIX shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders; (vi) bamboo shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders; or (vii) a tender or exchange offer for outstanding shares of capital stock of IPIX then representing 30% or more of the combined power to vote generally for the election of IPIX directors is commenced, and the Board of Directors of IPIX does not recommend that shareholders not tender their shares into such tender or exchange offer.

          (d) by IPIX if (i) there shall have been a breach of any representation or warranty on the part of bamboo set forth in this Agreement, or if any representation or warranty of bamboo shall have become untrue, in either case such that the conditions set forth in Section 5.03(a) would be incapable of being satisfied by June 30, 2000 (or as otherwise extended), (ii) there shall have been a breach by bamboo of any of its covenants or agreements hereunder having a Material Adverse Effect on bamboo or materially adversely affecting (or materially delaying) the consummation of the Merger, and bamboo has not cured such breach within twenty (20) business days after notice by IPIX thereof, provided that IPIX has not breached any of its obligations hereunder, (iii) the bamboo Board shall have recommended to bamboo's shareholders a bamboo Superior Proposal, (iv) the bamboo Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) IPIX shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its Shareholders, (vi) bamboo shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders, or (vii) a tender offer or exchange offer for outstanding shares of capital stock of bamboo then representing 30% or more of the combined power to vote generally for the election of bamboo directors is commenced, and the Board of Directors of bamboo does not recommend that shareholders not tender their shares into such tender or exchange offer.

     Section 6.02. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.02 and Sections 4.08(b) and 6.03 hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

     Section 6.03. FEES AND EXPENSES. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby except that:

          (a) Bamboo shall pay to IPIX by wire transfer $16,000,000 (the "bamboo Termination Fee"), upon demand, if (i) this Agreement is terminated pursuant to Section 6.01(c)(vi) or any subsection of Section 6.01(d) (other than Section 6.01(d)(v)), (ii) prior to the time this Agreement is terminated or the time of the bamboo Special Meeting, a bamboo Takeover Proposal shall have been publicly announced or shall have become publicly known and (iii) during the term of this Agreement or within 225 days after the termination of this Agreement a bamboo Takeover Event shall occur. Such payment shall be made in immediately available funds.

          (b) IPIX shall pay to bamboo by wire transfer $16,000,000 (the "IPIX Termination Fee"), upon demand, if (i) this Agreement is terminated pursuant to Section 6.01(d)(v) or any subsection of Section 6.01(c) (other than Section 6.01(c)(vi)), (ii) prior to the time this Agreement is terminated or the time of the IPIX Special Meeting, an IPIX Takeover Proposal shall have been publicly announced or shall have become publicly known and (iii) during the term of this Agreement or within 225 days after the termination of this Agreement an IPIX Takeover Event shall occur. Such payment shall be made in immediately available funds.

     Section 6.04. AMENDMENT. This Agreement may be amended by action taken by IPIX and bamboo at any time before or after approval of the Merger by the shareholders of IPIX and bamboo (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.05. EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

     Section 7.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.01 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.02. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.03. VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to IPIX:                     James M. Phillips
                                Interactive Pictures Corporation
                                12009 Commerce Park Drive
                                Oak Ridge, Tennessee 37830
                                Fax: (423) 482-6755
with a copy to:                 Baker, Donelson, Bearman & Caldwell, P.C.
                                165 Madison Avenue
                                Memphis, Tennessee 38103
                                Attn: Matthew S. Heiter
                                Fax: (901) 577-0737

if to bamboo:                   Andrew P. Laszlo
                                bamboo.com, Inc.
                                124 University Avenue
                                Palo Alto, California 94301
                                Fax: (650) 325-9286

with a copy to:                 Davis Polk & Wardwell
                                1875 Charleston Road
                                Mountain View, California 94043
                                Attn: David W. Ferguson
                                Fax: (650) 316-3866

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.05. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

     Section 7.06. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.07. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 4.12 nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.08. CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

          (a) "affiliate" means (except as otherwise provided in Sections 2.20, 3.20 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which Nasdaq is closed;

          (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of IPIX or bamboo or their respective subsidiaries, as the case may be, has actual knowledge of such matter;

          (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

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

          (f) "subsidiary" or "subsidiaries" of IPIX, bamboo or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which IPIX, bamboo or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.09. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of IPIX, bamboo or Merger Sub or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     Section 7.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          bamboo.com, Inc.

                                          By:     /s/ LEONARD B. MCCURDY
                                             -----------------------------------
                                              Name: Leonard B. McCurdy
                                              Title: Chairman and Chief
                                              Executive Officer

                                          INTERACTIVE PICTURES CORPORATION

                                          By:     /s/ JAMES M. PHILLIPS
                                             -----------------------------------
                                              Name: James M. Phillips
                                              Title: Chairman and Chief
                                              Executive Officer

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

                                                                      APPENDIX A

A. If, pursuant to Section 1.11 of the Agreement, bamboo notifies IPIX that it elects to use the alternative transaction structure (the "Alternative Transaction Structure") referred to in Section 1.11, Article I of the Agreement shall be replaced in its entirety with the following Article I.

                                   ARTICLE 1

                                   THE MERGER

     Section 1.01. THE MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), two wholly owned subsidiaries, Merger Sub A, a Tennessee corporation and a wholly owned subsidiary of Newco (as defined below) ("Merger Sub A"), and Merger Sub B, a Delaware corporation and a wholly owned subsidiary of Newco ("Merger Sub B"), shall be merged with and into IPIX (the "IPIX Merger") and bamboo (the "bamboo Merger", collectively the IPIX Merger and the bamboo Merger shall be referred to herein as the "Merger"), respectively, with each of IPIX and bamboo continuing as the surviving corporations (each, a "Surviving Corporation"), wholly owned by Newco, and the separate corporate existence of each of Merger Sub A and Merger Sub B shall cease. Newco shall continue as the parent corporation and shall continue to be governed by the laws of the State of Delaware. The Merger is intended to qualify as transfers subject to Section 351(a) of the Code.

     Section 1.02. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, Articles of Merger (the "Articles of Merger") and Certificates of Merger (each, a "Merger Certificate") shall be duly executed and acknowledged by each of IPIX, bamboo, Newco, Merger Sub A and Merger Sub B, as applicable and thereafter the Articles of Merger reflecting the IPIX Merger shall be delivered to the Secretary of State of the State of Tennessee for filing pursuant to the TBCA on the Closing Date and the Merger Certificates reflecting the bamboo Merger shall be delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.03). The Merger shall become effective at such time as a properly executed and certified copy of the Articles of Merger are duly filed by the Secretary of State of the State of Tennessee in accordance with the TBCA and the Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as the parties may agree upon and set forth in the Articles of Merger and the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.03. CLOSING OF THE MERGER. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no earlier than January 1, 2000 and no later than the second business day on or after January 1, 2000 on which the latest to occur of the conditions set forth in Article 5 have been satisfied (the "Closing Date"), at the offices of Davis Polk & Wardwell in California, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the TBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of each of Merger Sub A and Merger Sub B shall vest in the respective Surviving Corporations, and all debts, liabilities and duties of each of Merger Sub A and Merger Sub B shall become the debts, liabilities and duties of the respective Surviving Corporations.

     Section 1.05. FORMATION OF NEWCO AND MERGER SUBS; CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. (a) Prior to the Effective Time, IPIX and bamboo agree to take such action as is necessary to (i) form a new corporation under the laws of the State of Delaware ("Newco") that will be owned equally by IPIX and bamboo; (ii) form two new corporations that are wholly owned subsidiaries of Newco to be Merger Sub A and Merger Sub B; and (iii) amend this Agreement to add each of Newco, Merger Sub A and Merger Sub B as a party. IPIX and bamboo agree to take such action as is necessary to cause Newco, Merger Sub A and Merger Sub B to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Newco, Merger Sub A and Merger Sub B. Any covenants or agreements of Newco, Merger Sub A and Merger Sub B contained herein shall be binding on such entity as of the time such entity becomes a party to this Agreement.

     (b) The Certificate of Incorporation of bamboo shall be the Certificate of Incorporation of Newco as of the Effective Time.

     (c) The Bylaws of bamboo shall be the Bylaws of Newco after the Effective Time.

     (d) The Charter of Merger Sub A and the Certificate of Incorporation of Merger Sub B as in effect immediately prior to the Effective Time shall be the Charter and Certificate of Incorporation of the Surviving Corporations, respectively.

     (e) The Bylaws of Merger Sub A and Merger Sub B immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporations, respectively.

     Section 1.06. BOARD OF DIRECTORS AND OFFICERS OF NEWCO, MERGER SUB A AND MERGER SUB B. (a) At or prior to the Effective Time, each of IPIX and bamboo agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Newco to be nine persons, including four of the current members of bamboo's Board of Directors (or, if less than four of the current members of bamboo's Board of Directors is available or willing to serve as a director of Belgium after the Effective Time, such replacement directors as may be nominated by the remaining members of bamboo's Board of Directors in accordance with the Bylaws of bamboo) (such four members being referred to as the "bamboo Designees"), (ii) four of IPIX's current directors nominated by IPIX (or, if less than four of the current members of IPIX's Board of Directors are available or willing to serve as a director of bamboo after the Effective Time, such replacement directors as may be nominated by the remaining directors of IPIX (the "IPIX Designees") and (iii) one additional independent director mutually selected by the Chairmen of IPIX and bamboo (the "Joint Designee"). The Joint Designee shall be deemed to be an independent director of Newco if such person is neither a director, officer or employee of bamboo or IPIX or owns, directly or indirectly, more than 3% of the outstanding common stock of Newco after the Effective Time.

     (b) At the Effective Time, Newco's Board of Directors shall establish a nominating committee (the "Nominating Committee"), which shall include four members, of whom two shall be former directors of IPIX (which two members shall be designated by Mr. Phillips as Chairman of bamboo after the Effective Time) and two shall be directors who were members of the Board of directors of bamboo (which two members shall be designated by Mr. McCurdy as Vice Chairman of bamboo after the Effective Time) prior to the Effective Time. The Nominating Committee shall use its best efforts to make nominations so as to preserve the proportion of directors of each of bamboo and IPIX for a period of two years from the Effective Time as described in this Section 1.06.

     (c) Prior to the Effective Time, IPIX shall take all necessary action to assure that the four IPIX Designees and the Joint Designee shall be appointed to the Board of Directors of IPIX, and shall be directors of IPIX at the Effective Time.

     (d) The four IPIX Designees, the four bamboo Designees and the Joint Designee shall be appointed to the three classes of the bamboo Board of Directors as follows:

          (i) two IPIX Designees and two bamboo Designees shall be appointed to the class of directors to be elected in 2000;

          (ii) one IPIX Designee and one bamboo Designee shall be appointed to the class of directors to be elected in 2001; and

          (iii) one IPIX Designee, one bamboo Designee and the Joint Designee shall be appointed to the class of directors to be elected in 2002.

     (e) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of IPIX and bamboo shall be the same as those of Newco, and (ii) the directors of subsidiaries of bamboo and IPIX shall be such persons who were serving in such capacities immediately prior to the Effective Time.

     (f) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, the Chairman and Chief Executive Officer of IPIX shall be Chairman and Chief Executive Officer of Newco, the Chairman of bamboo and Mr. Laban Jackson, Jr. shall be Vice Chairman of Newco, the President and Chief Operating Officer of IPIX shall be President of Newco, the Chief Operating Office of Belgium shall be the Chief Operating Officer of Newco and shall report to the Chief Executive Officer of bamboo and the Chief Financial Officer of IPIX shall be Chief Financial Officer of Newco. The above shall also hold such offices in Merger Sub A and Merger Sub B. The officers of Merger Sub A and Merger Sub B shall be the officers of the Surviving Corporations. Other management positions of IPIX-bamboo shall be determined by IPIX's Chairman and Chief Executive Officer, who will consult with the Chairman and Chief Executive Officer of bamboo to ensure that the most qualified individuals from both organizations are selected.

     (g) From and after the Effective Time, the existing officers of the subsidiaries of the surviving corporations shall continue to serve in such capacities at the pleasure of their respective boards of directors.

     (h) The name of the Surviving Corporation shall be such name as shall be recommended by three independent nationally-recognized naming/management consulting organizations selected as follows: Each of bamboo and IPIX shall select one of such organizations with the third organization selected by the two previously selected organizations. If the three naming/management organizations are unable to agree in the selection of a name, the name selected by the third, jointly selected organization shall be the name of the Surviving Corporation. This change of name shall be achieved by the merger of bamboo with a wholly-owned subsidiary to be established by bamboo for the

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purpose of effecting the name change in accordance with Section 253(b) of the
Delaware General Corporation Law (the "DGCL").

     Section 1.07. CONVERSION OF SHARES. (a) At the Effective Time, each share of common stock, par value $.001 per share of IPIX (individually an "IPIX Share" and collectively, the "IPIX Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the IPIX Merger and without any action on the part of IPIX, bamboo, Newco or the holder thereof, be converted into and shall become 1.3690 fully paid and nonassessable shares of common stock, par value $.001 per share, of Newco (individually a "Newco Share" and collectively, the "Newco Shares").

     (b) At the Effective Time, each share of common stock, par value $.001 per share, of bamboo (individually a "bamboo Share" and collectively, the "bamboo Shares") issued and outstanding immediately prior to the Effective Time (other than bamboo Shares held in bamboo's treasury) shall, by virtue of the bamboo Merger and without any action on the part of IPIX, Newco, bamboo or the holder thereof, be converted into and shall become 1.0 fully paid and nonassessable Newco Shares. At the Effective Time, each share of Class B common stock, per value $0.0001 per share, of bamboo (individually a "Class B Share" and collectively, the "Class B Shares") issued and outstanding immediately prior to the Effective Time (other than Class B Shares held in bamboo treasury) shall, by virtue of the bamboo Merger and without any action on the part of IPIX, Newco, bamboo or the holder thereof, be converted into and shall become 1.0 fully paid and nonassessable shares of Class B Common Stock of Newco (the "Newco Class B Shares"). All references to the bamboo Shares shall include the Class B Shares in this Agreement, and all references to the Newco Shares shall include the Newco Class B Shares. IPIX Shares and bamboo Shares are sometimes referred to collectively herein as "Shares."

     (c) At the Effective Time, each outstanding share of the common stock of any subsidiaries of IPIX and bamboo shall remain outstanding.

     (d) At the Effective Time, each bamboo Share held in the treasury of bamboo or any subsidiary of bamboo and each IPIX Share held in the treasury of IPIX or any subsidiary of IPIX immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, IPIX or bamboo be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     (e) At the Effective Time, (i) each share of common stock, $.001 par value per share, of Merger Sub A issued and outstanding immediately prior to the Effective Time shall, by virtue of the IPIX Merger and without any action on the part of Newco, IPIX or Merger Sub A, be converted into and shall become 1.0 fully paid and nonassessable IPIX Share and (ii) each share of common stock, par value $.001 per share, of Merger Sub B issued and outstanding immediately prior to the Effective Time shall, by virtue of the bamboo Merger and without any action on the part of Newco, bamboo or Merger Sub B, be converted into and shall become one fully paid and nonassessable bamboo Share.

     Section 1.08. EXCHANGE OF CERTIFICATES. (a) Prior to the Effective Time, Newco shall enter into an agreement with, and shall deposit with such agent or agents as may be satisfactory to IPIX and bamboo (the "Exchange Agent"), for the benefit of the holders of IPIX Shares and bamboo Shares, for exchange through the Exchange Agent in accordance with this Article 1: (i) certificates representing the appropriate number of Newco Shares to be issued to holders of IPIX Shares and to holders of bamboo Shares and (ii) cash to be paid in lieu of fractional Newco Shares (such Newco Shares and such

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cash is hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 1.07 in exchange for outstanding IPIX Shares and bamboo Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding IPIX Shares or bamboo Shares (the "Certificates") whose shares were converted into the right to receive Newco Shares pursuant to Section 1.07: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IPIX and bamboo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional Newco Share, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of IPIX Shares or bamboo Shares which is not registered in the transfer records of either IPIX or bamboo, a certificate representing the proper number of Newco Shares may be issued to a transferee if the Certificate representing such IPIX Shares or bamboo Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Newco to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Newco Shares and cash in lieu of any fractional Newco Shares as contemplated by this Section 1.08.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Newco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.08(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Newco Shares issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Newco Share to which such holder is entitled pursuant to Section 1.08(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Newco Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Newco Shares.

     (d) In the event that any Certificate for IPIX Shares or bamboo Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such Newco Shares and cash in lieu of fractional Newco Shares, if any, as may be required pursuant to this Agreement;

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provided, however, that Newco or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All Newco Shares issued upon the surrender for exchange of IPIX Shares or bamboo Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.08(c) or 1.08(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such IPIX Shares or bamboo Shares. There shall be no further registration of transfers on the stock transfer books of either of IPIX or bamboo of the IPIX Shares or bamboo Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco for any reason, they shall be canceled and exchanged as provided in this Article 1.

     (f) No fractional Newco Shares shall be issued in the Merger, but in lieu thereof each holder of IPIX Shares or bamboo Shares otherwise entitled to a fractional Newco Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a Newco Share as determined by the Newco Board of Directors at the Effective Time by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

     (g) Any portion of the Exchange Fund which remains undistributed to the shareholders of either IPIX or bamboo for six months after the Effective Time shall be delivered to Newco, upon demand, and any shareholders of either IPIX or bamboo who have not theretofore complied with this Article 1 shall thereafter look only to Newco for payment of their claim for Newco Shares, any cash in lieu of fractional Newco Shares and any applicable dividends or distributions with respect to Newco Shares, as the case may be.

     (h) Neither Newco, IPIX nor bamboo shall be liable to any holder of IPIX Shares, bamboo Shares or Newco Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 1.09. STOCK OPTIONS. (a) At the Effective Time, each outstanding option to purchase IPIX Shares (an "IPIX Stock Option" or collectively, "IPIX Stock Options") issued pursuant to the 1997 Equity Compensation Plan and all other contractual grants for options to purchase IPIX Shares, whether vested or unvested and all other outstanding options to purchase IPIX Shares that are listed in Section 1.09 of the Disclosure Schedule, shall be assumed by Newco (all of such plans or agreements pursuant to which any IPIX Stock Option has been issued or may be issued are referred to collectively as the "IPIX Stock Option Plans"). Each IPIX Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such IPIX Stock Option, the same number of Newco Shares (rounded up to the nearest whole share) as the holder of such IPIX Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the IPIX Shares otherwise purchasable pursuant to such IPIX Stock Option divided by (z) the number of Newco Shares deemed purchasable pursuant

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

to such IPIX Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

     (b) At the Effective Time, each outstanding option to purchase bamboo Shares (a "bamboo Stock Option" or collectively, "bamboo Stock Options") issued pursuant to the 1998 Employee, Director and Consultant Stock Plan or Amended and Restated 1999 Employee Stock Purchase Plan, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any bamboo Stock Option has been issued or may be issued are referred to collectively as the "bamboo Plans"). Each bamboo Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such bamboo Stock Option, the same number of Newco Shares (rounded up to the nearest whole share) as the holder of such bamboo Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the bamboo Shares otherwise purchasable pursuant to such bamboo Stock Option divided by (z) the number of full Newco Shares deemed purchasable pursuant to such bamboo Stock Option; provided, however, that in the case of any ISO, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

     (c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of IPIX Stock Options and bamboo Stock Options appropriate notices setting forth such holders' rights pursuant to the respective IPIX Plans and bamboo Plans and the agreements evidencing the grants of such IPIX Options and bamboo Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.09 after giving effect to the Merger). Newco shall comply with the terms of the IPIX Plans and bamboo Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that IPIX Stock Options and bamboo Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time.

     (d) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of IPIX Stock Options and bamboo Stock Options assumed in accordance with this Section 1.09. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Newco Shares subject to any IPIX Stock Options and bamboo Stock Options held by persons who are or were directors, officers or employees of IPIX or bamboo or their subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Newco shall administer IPIX Plans and bamboo Plans assumed pursuant to this Section 1.09 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable IPIX Plan and bamboo Plan complied with such rule immediately prior to the Merger.

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

     Section 1.10. TAKING OF NECESSARY ACTION; FURTHER ACTION. (a) If, at any time after the Effective Time, Newco, IPIX or bamboo reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Newco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IPIX or bamboo, the officers and directors of Newco, IPIX and bamboo are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

     (b) In addition, each of the remaining provisions of the Agreement shall be correspondingly modified to the extent necessary in order to fully reflect and implement the Alternative Transaction Structure. In particular, and without limitation, the representations, warranties, covenants, closing conditions and the form of the letters contained in Exhibits 1 and 2 to the Agreement shall be appropriately modified to refer to Newco, Merger Sub A, Merger Sub B, the IPIX Merger and the bamboo Merger and to appropriate reflect the changes in shareholder votes, listing requirements, SEC and registration requirements and similar matters that are necessary in light of the Alternative Transaction Structure. The intention of the parties is to make such modifications, and only such modifications, as are necessary to achieve the same rights and obligations of the parties under the Alternative Transaction Structure as applied under the original structure.

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                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 25, 1999, is by and between bamboo.com, Inc., a Delaware corporation ("Grantee"), and Interactive Pictures Corporation, a Tennessee corporation ("Issuer").

                                    RECITALS

     A. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which has been executed in connection with this Agreement (each capitalized term used herein without definition shall have the meaning specified in the Merger Agreement).

     B. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                THE STOCK OPTION

     Section 1.1. GRANT OF OPTION. Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,790,110 shares of fully paid and nonassessable common stock of the Issuer, $0.001 par value per share ("Common Stock"), which is equal to 19.9% of the number of shares of Common Stock issued and outstanding on the date hereof, at a purchase price equal to the Option Price, as adjusted in accordance with the provisions of Section 1.5 of this Agreement. The Option Price shall mean $22.25 per share.

     Section 1.2.  EXERCISE OF THE OPTION.

     (a) EXERCISE. Grantee may exercise the Option, in whole or in part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined).

     (b) OPTION TERMINATION EVENTS. The term "Option Termination Event" shall mean any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) 30 days after the termination of the Merger Agreement (other than upon or during the continuance of a Triggering Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Triggering Event (or if, at the expiration of such 180-day period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, then 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Option may not be exercised if the

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

Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements contained in this Agreement or the Merger Agreement.

     (c) TRIGGERING EVENTS. A "Triggering Event" shall be deemed to occur if a IPIX Takeover Proposal shall have been publicly announced or shall have become publicly known prior to the time the Merger Agreement is terminated or the time of the IPIX Special Meeting.

     (d) NOTICE OF TRIGGERING EVENT. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

     (e) CONDITIONS TO CLOSING. Grantee may purchase shares pursuant to the Option only if all of the following conditions are satisfied: (i) no injunction shall have been enacted, issued, promulgated or enforced by any governmental authority which prohibits, restrains or restricts the purchase of shares pursuant to the Option and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") shall have expired or been terminated at or prior to such time.

     (f) NOTICE OF EXERCISE, CLOSING. If Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Exercise Notice"), (the date of the Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than one business day nor later than ten business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated because the conditions to closing set forth above have not been satisfied, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such conditions to closing have been satisfied. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (f), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

     (g) PURCHASE PRICE. At the Closing referred to in subsection (f) above, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

     (h) ISSUANCE OF COMMON STOCK. At the Closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this
Section 1.2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option is exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

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     (i) LEGEND.  Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACTION OF 1993, AS AMENDED."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act.

     (j) RECORD GRANTEE; EXPENSES. Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 1.2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (g) of this Section 1.2. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.2 in the name of Grantee or its assignee, transferee or designee.

     Section 1.3. RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 1.5 so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets or by other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all pre-merger notification, reporting and waiting periods under the HSR Act) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     Section 1.4. DIVISION OF OPTION; LOST OPTIONS. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like

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

tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     Section 1.5.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     (a) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares, extraordinary or liquidating dividends or other similar transactions or changes in the corporate or capital structures of Issuer, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately and equitably adjusted so the Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable. Issuer shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

     (b) If prior to an Option Termination Event, Issuer shall enter into an agreement to consolidate with or merge into any person other than Grantee or one of its subsidiaries and shall not be the continuing or surviving corporation of such consolidation or merger, then, and in each such case, the agreement governing such transaction shall make proper provision so that the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or, at the election of Grantee, any person that controls the continuing or surviving person shall agree to be bound by and to assume in writing all the obligations and responsibilities of Issuer under the Option.

     Section 1.6. REGISTRATION RIGHTS. (a) If Grantee requests Issuer in writing to register under the Securities Act any of the securities purchased by Grantee hereunder, Issuer shall promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any securities issued pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any securities issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 18 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of Grantee's Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee).

     (b) Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

     (c) Issuer shall pay all fees and expenses in connection with any registration pursuant to this Section other than underwriting discounts and commissions to brokers or dealers and shall indemnify Grantee, its officers, directors, agents, other controlling persons and any underwriters retained by Grantee in connection with such sale of such Option Shares in the customary way, and agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Grantee, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Grantee or its underwriters to Issuer. Grantee and its underwriters, respectively, shall indemnify Issuer to the same extent with respect to information furnished in writing to Issuer by Grantee and such underwriters.

     Section 1.7.  THIRD PARTY OFFER.  At any time or from time to time after
(i) the making, other than by Grantee or its affiliates, of a tender or exchange offer for then outstanding shares of Common Stock at a price per share in excess of the Option Price or (ii) the announcement by any person other than Grantee or its affiliates of an agreement including an agreement in principle, to consummate with Issuer a merger, consolidation or other business combination or sale of assets of Issuer, in each case resulting in payment to holders of Common Stock of an amount per share in excess of the Option Price (a "THIRD PARTY OFFER"), Grantee may, at its election, upon two days' notice to Issuer, surrender all or a part of the Option to Issuer, in which event Issuer shall pay to Grantee, on the day of each such surrender and in consideration thereof, against tender by Issuer of an instrument evidencing such surrender, an amount in cash per Share the rights to which are surrendered equal to the excess of (i) the price per share of Common Stock to be paid in such Third Party Offer over
(ii) the Option Price. If all or a portion of the price per share of Common Stock to be paid in such Third Party Offer consists of non-cash consideration, the price per share of Common Stock referred to in clause (i) above shall be the cash consideration per share of Common Stock, if any, plus the fair market value of the non-cash consideration per share of Common Stock as set forth in such Third Party Offer or, if not so set forth, as determined by nationally recognized investment bankers selected by Grantee, which determination shall be conclusive and binding for all purposes of this Agreement. In the event of a sale of assets of Issuer, the price per share of Common Stock referred to in clause (i) shall be the last per-share price of Common Stock on the fourth trading day following the announcement of such sale. Upon exercise of its right to surrender the Option or any portion thereof and the receipt by Grantee of cash pursuant to this Section, any and all rights of Grantee to purchase shares of Common Stock with respect to the portion of the Option surrendered pursuant to this Section shall be terminated.

     Section 1.8. EXTENSION OF TIME FOR REGULATORY APPROVALS. The 18 month period for exercise of certain rights under Sections 1.2 and 1.6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the

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expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

     Section 1.9. PROFIT LIMITATION. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $20,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Grantee at its sole election may (i) pay cash to Issuer, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, or (iii) any combination thereof, so that Grantee's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 1.9 above) increase the Option Price so that the Notional Total Profit shall not exceed the Maximum Amount.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Grantee pursuant to Section 6.03(a) of the Merger Agreement less any repayment by Parent to the Company pursuant to Section 1.9(a)(i) hereof and (ii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Grantee's purchase price for such Option Shares (or other securities).

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall mean the Total Profit determined as of the Notice Date, assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing price on NASDAQ for the Option Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF ISSUER

     Section 2.1. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This

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     Agreement is the valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, and not subject to any preemptive rights.

     (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation pursuant to any provisions of the Certificate of Incorporation or Bylaws of Issuer or any Issuer subsidiary, subject to obtaining any approvals or consents contemplated hereby, or result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets, which violation would have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

                                   ARTICLE 3

                            MISCELLANEOUS PROVISIONS

     Section 3.1. ASSIGNMENT OF OPTION BY GRANTEE. This Agreement shall be binding upon each party hereto and such party's successors and assigns. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

     Section 3.2. SURVIVAL. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby, except as otherwise provided herein.

     Section 3.3. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market System upon official notice of issuance.

     Section 3.4. SPECIFIC PERFORMANCE; TIME OF THE ESSENCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. The parties agree that time shall be of the essence in the performance of obligations hereunder.

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     Section 3.5.  SEVERABILITY OF PROVISIONS.  If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 3.6. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier, or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

     Section 3.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 3.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 3.9. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     Section 3.10. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     Section 3.11. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

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     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                          bamboo.com, Inc.

                                          By:     /s/ LEONARD B. MCCURDY
                                             -----------------------------------
                                              Name: Leonard B. McCurdy
                                              Title: Chairman and Chief
                                              Executive Officer

                                          INTERACTIVE PICTURES CORPORATION

                                          By:     /s/ JAMES M. PHILLIPS
                                             -----------------------------------
                                              Name: James M. Phillips
                                              Title: Chairman and Chief
                                              Executive Officer

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

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 25, 1999, is by and between Interactive Pictures Corporation, a Tennessee corporation ("Grantee"), and bamboo.com, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

     A. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which has been executed in connection with this Agreement (each capitalized term used herein without definition shall have the meaning specified in the Merger Agreement).

     B. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                THE STOCK OPTION

     Section 1.1. GRANT OF OPTION. Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 3,295,979 shares of fully paid and nonassessable common stock of the Issuer, $0.001 par value per share ("Common Stock"), which is equal to 19.9% of the number of shares of Common Stock issued and outstanding on the date hereof, at a purchase price equal to the Option Price, as adjusted in accordance with the provisions of Section 1.5 of this Agreement. The Option Price shall mean $16.25 per share.

     Section 1.2.  EXERCISE OF THE OPTION.

     (a) EXERCISE. Grantee may exercise the Option, in whole or in part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined).

     (b) OPTION TERMINATION EVENTS. The term "Option Termination Event" shall mean any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) 30 days after the termination of the Merger Agreement (other than upon or during the continuance of a Triggering Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Triggering Event (or if, at the expiration of such 180-day period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, then 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Option may not be exercised if the

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Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements contained in this Agreement or the Merger Agreement.

     (c) TRIGGERING EVENTS. A "Triggering Event" shall be deemed to occur if a bamboo Takeover Proposal shall have been publicly announced or shall have become publicly known prior to the time the Merger Agreement is terminated or the time of the bamboo Special Meeting.

     (d) NOTICE OF TRIGGERING EVENT. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

     (e) CONDITIONS TO CLOSING. Grantee may purchase shares pursuant to the Option only if all of the following conditions are satisfied: (i) no injunction shall have been enacted, issued, promulgated or enforced by any governmental authority which prohibits, restrains or restricts the purchase of shares pursuant to the Option and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated at or prior to such time.

     (f) NOTICE OF EXERCISE, CLOSING. If Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Exercise Notice"), (the date of the Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than one business day nor later than ten business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated because the conditions to closing set forth above have not been satisfied, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such conditions to closing have been satisfied. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (f), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

     (g) PURCHASE PRICE. At the Closing referred to in subsection (f) above, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

     (h) ISSUANCE OF COMMON STOCK. At the Closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this
Section 1.2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option is exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

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

     (i) LEGEND. Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACTION OF 1993, AS AMENDED."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act.

     (j) RECORD GRANTEE; EXPENSES. Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 1.2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subSection (g) of this Section 1.2. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.2 in the name of Grantee or its assignee, transferee or designee.

     Section 1.3. RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 1.5 so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets or by other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all pre-merger notification, reporting and waiting periods under the HSR Act) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     Section 1.4. DIVISION OF OPTION; LOST OPTIONS. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     Section 1.5.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     (a) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares, extraordinary or liquidating dividends or other similar transactions or changes in the corporate or capital structures of Issuer, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately and equitably adjusted so the Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable. Issuer shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

     (b) If prior to an Option Termination Event, Issuer shall enter into an agreement to consolidate with or merge into any person other than Grantee or one of its subsidiaries and shall not be the continuing or surviving corporation of such consolidation or merger, then, and in each such case, the agreement governing such transaction shall make proper provision so that the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or, at the election of Grantee, any person that controls the continuing or surviving person shall agree to be bound by and to assume in writing all the obligations and responsibilities of Issuer under the Option.

     Section 1.6. REGISTRATION RIGHTS. (a) If Grantee requests Issuer in writing to register under the Securities Act any of the securities purchased by Grantee hereunder, Issuer shall promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any securities issued pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any securities issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 18 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of Grantee's Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee).

     (b) Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

     (c) Issuer shall pay all fees and expenses in connection with any registration pursuant to this Section other than underwriting discounts and commissions to brokers or dealers and shall indemnify Grantee, its officers, directors, agents, other controlling persons and any underwriters retained by Grantee in connection with such sale of such Option Shares in the customary way, and agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Grantee, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Grantee or its underwriters to Issuer. Grantee and its underwriters, respectively, shall indemnify Issuer to the same extent with respect to information furnished in writing to Issuer by Grantee and such underwriters.

     Section 1.7.  THIRD PARTY OFFER.  At any time or from time to time after
(i) the making, other than by Grantee or its affiliates, of a tender or exchange offer for then outstanding shares of Common Stock at a price per share in excess of the Option Price or (ii) the announcement by any person other than Grantee or its affiliates of an agreement including an agreement in principle, to consummate with Issuer a merger, consolidation or other business combination or sale of assets of Issuer, in each case resulting in payment to holders of Common Stock of an amount per share in excess of the Option Price (a "Third Party Offer"), Grantee may, at its election, upon two days' notice to Issuer, surrender all or a part of the Option to Issuer, in which event Issuer shall pay to Grantee, on the day of each such surrender and in consideration thereof, against tender by Issuer of an instrument evidencing such surrender, an amount in cash per Share the rights to which are surrendered equal to the excess of (i) the price per share of Common Stock to be paid in such Third Party Offer over
(ii) the Option Price. If all or a portion of the price per share of Common Stock to be paid in such Third Party Offer consists of non-cash consideration, the price per share of Common Stock referred to in clause (i) above shall be the cash consideration per share of Common Stock, if any, plus the fair market value of the non-cash consideration per share of Common Stock as set forth in such Third Party Offer or, if not so set forth, as determined by nationally recognized investment bankers selected by Grantee, which determination shall be conclusive and binding for all purposes of this Agreement. In the event of a sale of assets of Issuer, the price per share of Common Stock referred to in clause (i) shall be the last per-share price of Common Stock on the fourth trading day following the announcement of such sale. Upon exercise of its right to surrender the Option or any portion thereof and the receipt by Grantee of cash pursuant to this Section, any and all rights of Grantee to purchase shares of Common Stock with respect to the portion of the Option surrendered pursuant to this Section shall be terminated.

     Section 1.8. EXTENSION OF TIME FOR REGULATORY APPROVALS. The 18 month period for exercise of certain rights under Sections 1.2 and 1.6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

     Section 1.9. PROFIT LIMITATION. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $20,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Grantee at its sole election may (i) pay cash to Issuer, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, or (iii) any combination thereof, so that Grantee's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 1.9 above) increase the Option Price so that the Notional Total Profit shall not exceed the Maximum Amount.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Grantee pursuant to Section 6.03(a) of the Merger Agreement less any repayment by Parent to the Company pursuant to Section 1.9(a)(i) hereof and (ii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Grantee's purchase price for such Option Shares (or other securities).

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall mean the Total Profit determined as of the Notice Date, assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing price on NASDAQ for the Option Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF ISSUER

     Section 2.1. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This

     Agreement is the valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, and not subject to any preemptive rights.

          (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation pursuant to any provisions of the Certificate of Incorporation or Bylaws of Issuer or any Issuer subsidiary, subject to obtaining any approvals or consents contemplated hereby, or result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets, which violation would have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

                                   ARTICLE 3

                            MISCELLANEOUS PROVISIONS

     Section 3.1. ASSIGNMENT OF OPTION BY GRANTEE. This Agreement shall be binding upon each party hereto and such party's successors and assigns. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

     Section 3.2. SURVIVAL. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby, except as otherwise provided herein.

     Section 3.3. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market System upon official notice of issuance.

     Section 3.4. SPECIFIC PERFORMANCE; TIME OF THE ESSENCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. The parties agree that time shall be of the essence in the performance of obligations hereunder.

     Section 3.5. SEVERABILITY OF PROVISIONS. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 3.6. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier, or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

     Section 3.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 3.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 3.9. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     Section 3.10. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     Section 3.11. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                          bamboo.com, Inc.

                                          By:     /s/ LEONARD B. MCCURDY
                                             -----------------------------------
                                              Name: Leonard B. McCurdy
                                              Title: Chairman and Chief
                                              Executive Officer

                                          INTERACTIVE PICTURES CORPORATION

                                          By:     /s/ JAMES M. PHILLIPS
                                             -----------------------------------
                                              Name: James M. Phillips
                                              Title: Chairman and Chief
                                              Executive Officer

                                                                         ANNEX D

                                October 25, 1999

Board of Directors
bamboo.com, Inc.
124 University Ave
Palo Alto, CA 94301

Members of the Board:

     We understand that Interactive Pictures Corporation ("IPIX"), and bamboo.com, Inc. ("bamboo.com") have entered into an Agreement and Plan of Merger dated the date hereof (the "Agreement") which will provide, among other things, for the merger (the "Merger") of a newly formed, wholly owned subsidiary of bamboo.com ("Merger Sub") with and into IPIX. Upon consummation of the Merger, IPIX will become a wholly owned subsidiary of bamboo.com. Under the terms set forth in the Agreement, at the effective time of the Merger (the "Effective Time"), each share of common stock of IPIX, par value $0.001 per share ("IPIX Common Stock"), issued and outstanding immediately prior to the Effective Time, other than certain shares to be canceled pursuant to the Agreement, will be converted into the right to receive 1.3690 shares (the "Exchange Ratio") of the common stock of bamboo.com, par value $0.001 per share ("bamboo.com Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to bamboo.com.

     For purposes of this opinion we have, among other things:

          (i) reviewed certain publicly available financial statements and other business and financial information of IPIX and bamboo.com, respectively;

          (ii) reviewed certain internal financial statements, forecasts and other financial and operating data concerning IPIX and bamboo.com prepared by the managements of IPIX and bamboo.com, respectively;

          (iii) reviewed with IPIX and bamboo.com certain publicly available estimates of research analysts relating to IPIX and bamboo.com;

          (iv) held discussions with the respective managements of IPIX and bamboo.com concerning the businesses, past and current operations, financial condition and future prospects of both IPIX and bamboo.com, independently and combined, including discussions with the managements of IPIX and bamboo.com concerning synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

          (v) reviewed the financial terms and conditions set forth in the Agreement;

          (vi) reviewed the stock price and trading history of IPIX Common Stock and bamboo.com Common Stock;

Board of Directors
bamboo.com, Inc.
October 25, 1999
Page 2

          (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

          (viii) performed a pro forma merger analysis of the combined entity;

          (ix) prepared an analysis of the relative contributions of IPIX and bamboo.com to the combined company;

          (x) prepared an analysis of the financial performance of IPIX and bamboo.com and the prices and trading activity of IPIX Common Stock and bamboo.com Common Stock with that of certain other publicly traded companies comparable with IPIX and bamboo.com, respectively;

          (xi) participated in discussions and negotiations among representatives of IPIX and bamboo.com and their financial and legal advisors; and

          (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of IPIX and bamboo.com) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of IPIX and bamboo.com that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of IPIX or bamboo.com, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of IPIX and bamboo.com that we have reviewed, upon the advice of the managements of IPIX and bamboo.com, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of IPIX and bamboo.com, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of bamboo.com and IPIX face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on IPIX's and bamboo.com's respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof, including, among other things, that the Merger will be treated as a tax-free reorganization

Board of Directors
bamboo.com, Inc.
October 25, 1999
Page 3

pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of IPIX and bamboo.com reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to bamboo.com of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of bamboo.com Common Stock will be when issued to IPIX's stockholders pursuant to the Merger or the price at which shares of bamboo.com Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that bamboo.com's Board of Directors has considered or may be considering, nor does it address the decision of bamboo.com's Board of Directors to proceed with the Merger.

     We are acting as financial advisor to bamboo.com in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, bamboo.com has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in bamboo.com's securities and IPIX's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in bamboo.com's securities or IPIX's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of bamboo.com in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of bamboo.com or IPIX as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Board of Directors
bamboo.com, Inc.
October 25, 1999
Page 4

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to bamboo.com from a financial point of view.

                          Very truly yours,

                          /s/ BANCBOSTON ROBERTSON STEPHENS INC.
                          ------------------------------------------------------
                          BANCBOSTON ROBERTSON STEPHENS INC.

                                                                         ANNEX E

October 25, 1999

Board of Directors
IPIX
1009 Commerce Park Dr.
Oak Ridge, TN 37830

Attention: James M. Phillip
           Chairman and CEO

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Interactive Pictures Corporation (the "Company") of the consideration to be received by them in connection with the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary ("Merger Sub") of bamboo.com, Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger, dated as of October 25, 1999 (the "Agreement"), between the Company and the Merger Partner, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation, and each share of common stock, par value $.001 per share (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the effective time of the Merger (other than certain shares which are to be canceled pursuant to the Agreement) will be converted into 1.369 shares of common stock, par value $.001 per share (the "Merger Partner Common Stock"), of the Merger Partner.

     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and the Merger Partner and of certain other companies engaged in businesses comparable to those of the Company and the Merger Partner, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the Company Common Stock and the Merger Partner Common Stock; (v) the audited financial statements of the Company and the Merger Partner for the fiscal year ended December 31, 1998; (vi) the unaudited financial statements of the Company for the period ended June 30, 1999; (vii) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Merger Partner; (viii) certain internal financial analyses and forecasts prepared by the Company and the Merger Partner and their respective management; and (ix) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Merger partner, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the Merger and other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. As you are aware, J.P. Morgan Ventures holds 116,278 shares of the Company Common Stock. In addition, J.P. Morgan has acted as placement agent for the Company in raising private equity and acted as lead underwriter in the Company's initial public offering. Please be advised that we have no other financial advisory or other relationships with the Merger Partner. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the Company's shareholders in the proposed Merger is fair, from a financial point of view, to such shareholders.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of bamboo.com.

Very truly yours,

J.P. Morgan Securities Inc.

By:         /s/ TODD MARIN
    ----------------------------------
    Name: Todd Marin
    Title: Managing Director

                                                                         ANNEX F

                           AMENDMENT TO BAMBOO.COM'S
                     RESTATED CERTIFICATE OF INCORPORATION

     Article IV of bamboo.com's Restated Certificate of Incorporation shall be amended by deleting the first two paragraphs of said Article IV and inserting the following in lieu thereof:

          The Corporation is authorized to issue three classes of stock to be designated, respectively, "Common Stock," "Class B Common Stock" and "Preferred Stock." The total number of Shares that the Corporation is authorized to issue is 162,422,536. The total number of shares of Common Stock that the Corporation is authorized to issue is 150,000,000, with a par value of $0.001 per share. The total number of shares of Class B Common Stock that the Corporation is authorized to issue is 7,421,536, with a par value of $0.0001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 5,001,100 with a par value of $0.001 per share, 1,100 of which are designated "Series C Redeemable Preferred Stock."

                                                                         ANNEX G

                                BAMBOO.COM, INC.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

     The following constitute the provisions of the 1999 Employee Stock Purchase Plan of bamboo.com, Inc.

     1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under
Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2. DEFINITIONS.

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Common Stock" shall mean the common stock of the Company.

          (d) "Company" shall mean bamboo.com, Inc. and any Designated Subsidiary of the Company.

          (e) "Compensation" shall mean all base straight time gross earnings and commissions, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

          (f) "Designated Subsidiary" shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (g) "Employee" shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

          (h) "Enrollment Date" shall mean the first Trading Day of each Offering Period.

          (i) "Exercise Date" shall mean the last Trading Day of each Purchase Period.

          (j) "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market

        Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

             (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

             (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board; or

             (iv) For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value shall be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company's Common Stock (the "Registration Statement").

          (k) "Offering Periods" shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after May 1 and November 1 of each year and terminating on the last Trading Day in the periods ending twenty-four months later; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company's Registration Statement effective and end on the last Trading Day on or before April 30, 2001. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

          (l) "Plan" shall mean this 1999 Employee Stock Purchase Plan.

          (m) "Purchase Period" shall mean the approximately six month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date; provided, however, that the first Purchase Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company's Registration Statement effective and end on the last Trading Day on or before April 30, 2000.

          (n) "Purchase Price" shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

          (o) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

          (p) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

          (q) "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

     3. ELIGIBILITY.

          (a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the
     Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. OFFERING PERIODS. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company's Registration Statement effective and ending on the last Trading Day on or before April 30, 2001. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

     5. PARTICIPATION.

     (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's payroll office prior to the applicable Enrollment Date.

     (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

     6. PAYROLL DEDUCTIONS.

          (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation which he or she receives on each pay day during the Offering Period.

          (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

          (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

          (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

          (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

     7. GRANT OF OPTION. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than 10,000 shares of the Company's Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company's Common Stock an Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

     8. EXERCISE OF OPTION.

          (a) Unless a participant withdraws from the Plan as provided in
     Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

          (b) If the Board determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's shareholders subsequent to such Enrollment Date.

     9. DELIVERY. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

     10. WITHDRAWAL.

          (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

          (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

     11. TERMINATION OF EMPLOYMENT.

     Upon a participant's ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under
Section 15 hereof, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

     12. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.

     13. STOCK.

          (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 250,000 shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2000 equal to the lesser of (i) 250,000 shares, (ii) 2.5% of the outstanding shares on such date or (iii) a lesser amount determined by the Board.

          (b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

          (c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

     14. ADMINISTRATION. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

     15. DESIGNATION OF BENEFICIARY.

          (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     16. TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

     17. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     18. REPORTS. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in
     Section 10 hereof.

          (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date") and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     20. AMENDMENT OR TERMINATION.

          (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

          (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

          (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

             (i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

             (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

             (iii) allocating shares.

             Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

     21. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23. TERM OF PLAN. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

     24. AUTOMATIC TRANSFER TO LOW PRICE OFFERING PERIOD. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

                                                                       EXHIBIT A

                                BAMBOO.COM, INC.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

                             SUBSCRIPTION AGREEMENT

[ ] Original Application                        Enrollment Date:
[ ] Change in Payroll Deduction Rate
[ ] Change of Beneficiary(ies)

     1. hereby elects to participate in the bamboo.com, Inc. 1999 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and subscribes to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

     2. I hereby authorize payroll deductions from each paycheck in the amount
of      % of my Compensation on each payday (from 0 to      %) during the
Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

     3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

     4. I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to shareholder approval of the Employee Stock Purchase Plan.

     5. Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only).

     6. I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

     7. I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

     8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

Name: (Please print)
------------------------------------------------------------------------------
                               (First)          (Middle)         (Last)

------------------------------------   -----------------------------------------------------------
Relationship                           (Address)
                                       -----------------------------------------------------------

Employee's Social
 Security Number:                      -----------------------------------------------------------

Employee's Address:                    -----------------------------------------------------------

                                       -----------------------------------------------------------

                                       -----------------------------------------------------------

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated: ----------------------------    -----------------------------------------------------------
                                       Signature of Employee

                                       -----------------------------------------------------------
                                       Spouse's Signature (If beneficiary other than spouse)

                                                                       EXHIBIT B

                                BAMBOO.COM, INC.
                       1999 EMPLOYEE STOCK PURCHASE PLAN

                              NOTICE OF WITHDRAWAL

     The undersigned participant in the Offering Period of the bamboo.com, Inc.
1999 Employee Stock Purchase Plan which began on                ,
               (the "Enrollment Date") hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

                                          Name and Address of Participant:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Signature:

                                          --------------------------------------

                                          Date:
                                          --------------------------------------

                                                                         ANNEX H

                                BAMBOO.COM, INC.

                  AMENDED AND RESTATED 1998 EMPLOYEE, DIRECTOR
                           AND CONSULTANT STOCK PLAN

     1. PURPOSES OF THE PLAN. The purposes of this Amended and Restated 1998 Employee, Director and Consultant Stock Plan are:

          - to attract and retain the best available personnel for positions of substantial responsibility,

          - to provide additional incentive to Employees, Directors and Consultants, and

          - to promote the success of the Company's business.

     Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

     2. DEFINITIONS.  As used herein, the following definitions shall apply:

          (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b) "Applicable Laws" means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

          (f) "Common Stock" means the common stock of the Company.

          (g) "Company" means bamboo.com, Inc., a Delaware corporation.

          (h) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

          (i) "Director" means a member of the Board.

          (j) "Disability" means total and permanent disability as defined in
     Section 22(e)(3) of the Code.

          (k) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive

     Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

             (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

          (n) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (o) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (p) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

          (q) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (r) "Option" means a stock option granted pursuant to the Plan.

          (s) "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (t) "Option Exchange Program" means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

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          (u) "Optioned Stock" means the Common Stock subject to an Option or
     Stock Purchase Right.

          (v) "Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

          (w) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (x) "Plan" means this Amended and Restated 1998 Employee, Director and Consultant Stock Plan.

          (y) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

          (z) "Restricted Stock Purchase Agreement" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

          (aa) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (bb) "Section 16(b)" means Section 16(b) of the Exchange Act.

          (cc) "Service Provider" means an Employee, Director or Consultant.

          (dd) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

          (ee) "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

          (ff) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 2,921,212 Shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2000 equal to the lesser of
(i) 500,000 shares, (ii) 5% of the outstanding shares on such date or (iii) a lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

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     4. ADMINISTRATION OF THE PLAN.

          (a) Procedure.

             (i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

             (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

             (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

             (iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

             (i) to determine the Fair Market Value;

             (ii) to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

             (iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

             (iv) to approve forms of agreement for use under the Plan;

             (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

             (vi) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

             (vii) to institute an Option Exchange Program;

             (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

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             (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

             (x) to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

             (xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

             (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

             (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

          (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

     5. ELIGIBILITY. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

     6. LIMITATIONS.

          (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.

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          (c) The following limitations shall apply to grants of Options:

             (i) No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 500,000 Shares.

             (ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 500,000 Shares which shall not count against the limit set forth in subsection
        (i) above.

             (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13.

             (iv) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

     7. TERM OF PLAN. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

     8. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

     9. OPTION EXERCISE PRICE AND CONSIDERATION.

          (a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

             (i) In the case of an Incentive Stock Option

                  (A) granted to an Employee who, at the time the Incentive
             Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                  (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

             (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

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             (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

          (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

          (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

             (i) cash;

             (ii) check;

             (iii) promissory note;

             (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and

             (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

             (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

             (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

             (vii) any combination of the foregoing methods of payment; or

             (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

     10. EXERCISE OF OPTION.

          (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

          Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified

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     herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

     11. STOCK PURCHASE RIGHTS.

          (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

          (b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

          (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

          (d) RIGHTS AS A SHAREHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

     12. NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

          13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common

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     Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

          (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction

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     (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

     14. DATE OF GRANT. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

     15. AMENDMENT AND TERMINATION OF THE PLAN.

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

     16. CONDITIONS UPON ISSUANCE OF SHARES.

          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     17. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

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     18. RESERVATION OF SHARES.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     19. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

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                                                                         ANNEX I

                        INTERACTIVE PICTURES CORPORATION

                              AMENDED AND RESTATED
                         1997 EQUITY COMPENSATION PLAN

     The purpose of the Interactive Pictures Corporation 1997 Equity Compensation Plan (the "Plan") is to provide (i) designated employees (including employees who are also officers or directors) of Interactive Pictures Corporation (the "Company") and its subsidiaries, (ii) certain consultants and advisors to the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options and nonqualified stock options ("Options"). The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

     1. ADMINISTRATION

          (a) The Plan may be administered by the Board or by a committee (the "Committee") or two or more directors appointed by the Board. If no administrative committee is appointed, all references in the Plan to the "Committee" shall be deemed to refer to the Board. All actions of the Committee shall be subject to ratification by the Board.

          (b) The Committee shall have the sole authority to (i) determine the individuals to whom Options shall be granted under the Plan, (ii) determine the type, size and terms of the Options to be granted to each such individual, (iii) determine the time when the Options will be granted and the duration of any applicable exercise period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

          (c) The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

     2. OPTIONS

          Options granted under the Plan may be incentive stock options ("Incentive Stock Options") or nonqualified stock options ("Nonqualified Stock Options") as described in Section 5. All Options shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant

     Instrument. The Committee shall approve the form and provisions of each Grant Instrument.

     3. SHARES SUBJECT TO THE PLAN

          (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued under the Plan is 2,998,559 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such Options shall again be available for purposes of the Plan.

          (b) If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Options, the maximum number of shares of Company Stock for which any individual participating in the Plan may receive Options in any year, the number of shares covered by outstanding Options, the kind of shares issued under the Plan, and the price per share of such Options shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Options; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

     4. ELIGIBILITY FOR PARTICIPATION

          (a) All employees of the Company and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, and members of the Board who are not Employees ("Non-Employee Directors") shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company or any of its subsidiaries ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

          (b) The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Options and shall determine the number of shares of Company Stock subject to a particular grant in such manner as the Committee determines. The Board must approve the grant and terms of any Options granted to Non-Employee Directors and to any other directors who are members of the Committee. Employees, Key Advisors and Non-Employee Directors who receive Options under this Plan shall hereinafter be referred to as "Grantees."

     5. GRANTING OF OPTIONS

          (a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each grant of Options to Employees, Non-Employee Directors and Key Advisors, subject to approval of the Board with respect to Options granted to Non-Employee Directors or members of the Committee.

          (b) Type of Option and Price.

             (i) The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Nonqualified Stock Options that are not intended so to qualify, or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

             (ii) The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of such Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted, (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and (z) in no circumstances will the Exercise Price be less than 90% of the per share price of a share of Company Stock established in the stock placement transaction immediately preceding such determination.

             (iii) If Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

          (c) Option Term. The Committee shall determine the term of each Option, subject to approval of the Board with respect to Options granted to Non-Employee Directors or members of the Committee. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

          (d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument, subject to approval of the Board with respect to Options granted to Non-Employee Directors or members of the Committee. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

          (e) Termination of Employment, Disability or Death.

             (i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than "disability," "death," or "termination for cause," any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Unless otherwise specified by the Committee, any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

             (ii) In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a "termination for cause" by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company.

             (iii) In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is "disabled," any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

             (iv) If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed, or provide service, on account of a termination of employment or service specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options that are not otherwise exercisable as of the date on which the

        Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

             (v) For purposes of this Section 5(e):

                  (A) The term "Company" shall mean the Company and its parent and subsidiary corporations.

                  (B) "Employed by, or providing service to, the Company" shall mean employment as an Employee or the provision of services to the Company as a Key Advisor or member of the Board (so that, for purposes of exercising Options, a Grantee shall not be considered to have terminated employment or ceased to provide services until the Grantee ceases to be an Employee, Key Advisor and member of the Board).

                  (C) "Disability" shall mean a Grantee's becoming disabled
             within the meaning of section 22(e)(3) of the Code.

                  (D) "Termination for cause" shall mean a finding by the
             Committee that the Grantee has breached his or her employment or service contract with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information. In the event a Grantee's employment or service is terminated for cause, in addition to the immediate termination of all Options, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

          (f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option (i) in cash, (ii) by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 6) at the time of exercise. Shares of Company Stock shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any required withholding is made.

          (g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code). If and to the extent that an Option designated as an Incentive Stock Option fails so to qualify under the Code, the Option shall remain outstanding according to its terms as a Nonqualified Stock Option.

     6. WITHHOLDING OF TAXES

          (a) Required Withholding. All Options under the Plan shall be granted subject to any applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from wages paid to the Grantee any federal, state or local taxes required by law to be withheld with respect to Options, or the Company may require the Grantee or other person receiving such shares to pay to the Company the amount of any such taxes that the Company is required to withhold.

          (b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to an Option by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

     7. TRANSFERABILITY OF OPTIONS

          (a) Except as provided below, only the Grantee or his or her authorized representative may exercise rights under an Option. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Nonqualified Options, if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

          (b) Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members or other persons or entities according to such terms as the Committee may determine.

     8. CHANGE OF CONTROL OF THE COMPANY

     As used herein, a "Change of Control" shall be deemed to have occurred if:

          (a) After the effective date of the Plan, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of the then outstanding securities of the Company, except where the acquisition is approved by the Board;

          (b) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for
     (i) the merger or
     consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to a majority of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company;

          (c) Any person has commenced a tender offer or exchange offer for 35% or more of the voting power of the then outstanding shares of the Company; or

          (d) After this Plan is approved by the shareholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     9. CONSEQUENCES OF A CHANGE OF CONTROL

          (a) Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Options written notice of such Change of Control and (ii) all outstanding Options shall automatically accelerate and become fully exercisable.

          (b) In addition, upon a Change of Control described in Section 8(b)(i) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation. Any replacement options shall entitle the Grantee to receive the same amount and type of securities as the Grantee would have received as a result of the Change of Control had the Grantee exercised the Options immediately prior to the Change of Control.

          (c) Notwithstanding the foregoing, in the event of a Change of Control, the Committee may require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's outstanding Options exceeds the Exercise Price of the Options.

          (d) Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

     10. AMENDMENT AND TERMINATION OF THE PLAN

          (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that if the Company Stock becomes publicly traded, the Board shall not amend the Plan without shareholder approval if such approval is required by Section 162(m) of the Code and if Section 162(m) is applicable to the Plan; and provided further that the Board cannot increase the number of shares that may be issued under the Plan without the approval of the shareholders.

          (b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

          (c) Termination and Amendment of Outstanding Options. A termination or amendment of the Plan that occurs after an Option is granted shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 17(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Option. Whether or not the Plan has terminated, an outstanding Option may be terminated or modified under Sections 9 and 17(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

          (d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

     11. FUNDING OF THE PLAN

     This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Options under this Plan. In no event shall interest be paid or accrued on any Options.

     12. RIGHTS OF PARTICIPANTS

     Nothing in this Plan shall entitle any Employee, Key Advisor or other person to any claim or right to be granted an Option under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

     13. NO FRACTIONAL SHARES

     No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Option. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     14. REQUIREMENTS FOR ISSUANCE OF SHARES

     No Company Stock shall be issued or transferred in connection with any Option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Option granted to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and interpretations, including any requirement that a legend or legends be placed thereon.

     15. HEADINGS

     Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

     16. EFFECTIVE DATE OF THE PLAN.

     Subject to the approval of the Company's shareholders, this Plan shall be effective on November 21, 1997.

     17. MISCELLANEOUS

          (a) Options in Connection with Corporate Transactions and
     Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to grant Options under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may grant Options to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The Committee shall prescribe the provisions of the substitute Options.

          (b) Compliance with Law. The Plan, the grant and exercise of Options, and the obligations of the Company to issue or transfer shares of Company Stock under Options shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

          (c) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by an Option until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

          (d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Tennessee.

     ADOPTED: The original Plan was adopted by the Board of Directors on November 21, 1997, and approved by the Shareholders on December 8, 1997.

     AMENDED: This amendment and restatement of the Plan was approved and adopted by the Board of Directors on October 25, 1999.*
-------------------------

     * Amended to increase the number of shares reserved under the Plan from 1,998,559 to 2,998,559 which amendment will be submitted to the Company's shareholders for approval at the Company's Annual Shareholders Meeting in 2000.

     NOTE: References to number of shares reserved under the Plan reflect a 0.34009-for-1 reverse stock split effected on August 4, 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. The bamboo.com certificate of incorporation and bylaws provide for indemnification of directors, officers, employees or agents for any liability incurred in their official capacity to the fullest extent permissible under Delaware Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) List of Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
  2.1     --   Agreement and Plan of Merger dated as of October 25, 1999
               among bamboo.com, IPIX and merger sub (included as Annex A to the joint proxy statement/prospectus contained in this
               Registration Statement).
  2.2     --   Stock Option Agreements dated as of October 25, 1999 between
               bamboo.com and IPIX (included as Annex B and Annex C to the joint proxy statement/prospectus contained in this
               Registration Statement).
  3.1     --   Restated Certificate of Incorporation of bamboo.com
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
  3.2     --   Restated Bylaws of bamboo.com (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
  4.1     --   Specimen Common Stock Certificate (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
  4.2     --   Investors' Rights Agreement dated as of March 12, 1999 by
               and between bamboo.com and certain investors (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
  5.1     --   Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
  8.1     --   Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.
  8.2     --   Opinion of Baker, Donelson, Bearman & Caldwell regarding
               certain federal income tax consequences relating to the
               merger.
 10.1     --   Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.2     --   [Reserved]
 10.3     --   Amended and Restated 1998 Employee, Director and Consultant
               Stock Plan (included as Annex H to the joint proxy
               statement/prospectus contained in this Registration
               Statement)).
 10.4     --   1999 Employee Stock Purchase Plan (included as Annex G to
               the joint proxy statement/prospectus contained in this
               Registration Statement).
 10.5     --   [Reserved]
 10.6     --   Joint Services Agreement with RealSelect, Inc. dated as of
               Nov. 11, 1998, as amended June 11, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.7     --   Distribution Agreement with Microsoft Corporation dated as of March 16, 1999 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.8     --   Distribution Agreement with HomeSeekers.com, Inc. dated as of Nov. 20, 1998 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.9     --   Distribution Agreement with Homes.com, a division of PCL
               Media Limited, dated as of May 10, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.10    --   Form of bamboo.com Approved Web Pro Agreement (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.11    --   Line of Credit with Silicon Valley Bank dated April 16, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.12    --   Master lease agreement with Silicon Valley Bank dated March
               24, 1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.13    --   Sublease with Pete's Brewing Company dated November 2, 1998
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.14    --   Sublease with Pete's Brewing Company dated December 1, 1998
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.15    --   Sublease with Information Access Inc. dated Nov. 15, 1998, and amendment dated Feb. 22, 1999 (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.16    --   Service Provider Agreement with TBI Imaging dated Nov. 23,
               1998 (also form of) (incorporated herein by reference to
               Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.17    --   Employment Agreement with Leonard B. McCurdy (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.18    --   Employment Agreement with Kevin B. McCurdy (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.19    --   Employment Agreement with Andrew P. Laszlo (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.20    --   Employment Agreement with Howard D. Field (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.21    --   Amended and Restated Employment Agreement with Mark R.
               Searle dated June 1, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)), as amended on October 15, 1999 (which
               amendment is hereby incorporated by reference bamboo.com's quarterly report on Form 10Q filed on November 15, 1999).
 10.22    --   Employment Agreement with Randall I. Bresee (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.23    --   Employment Agreement with Andrew J. Aicklen (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639))

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.24    --   Sublease with Transmode Consultants Inc./Traxis Inc. dated
               May 27, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.25    --   Distribution and Co-Marketing Agreement with The Equity
               Group dated May 5, 1999 (incorporated herein by reference to
               Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.25    --   Distribution and Co-Marketing Agreement with Northside
               Realty dated June 3, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.27    --   Distribution and Co-Marketing Agreement with Carlson Real
               Estate dated May 19, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.28    --   Sales and Co-Marketing Agreement with Metropolitan Regional
               Information Systems, Inc. dated June 9, 1999 (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.29    --   Distribution and Co-Marketing Agreement with Sudler/Beliard
               Gordon dated May 28, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.30    --   Distribution and Co-Marketing Agreement with Keller Williams
               Southwest Region dated May 25, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.31    --   Distribution and Co-Marketing Agreement with Pacific Union
               Real Estate Group, Inc. dated June 9, 1999 (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.32    --   Services Agreement with The Prudential Real Estate
               Affiliates, Inc. dated June 8, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.33    --   Non-Exclusive Distribution Agreement with Multiple Listing
               Service of Northern Illinois dated May 26, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.34    --   Distribution and Co-Marketing Agreement with Keller Williams
               Fox & Associates dated June 10, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.35    --   Distribution Agreement with Toronto Real Estate Board dated
               April 14, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.36    --   Distribution and Co-Marketing Agreement with John L. Scott,
               Inc. dated April 7, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.37    --   Distribution Agreement with Windermere Real Estate Services
               Company dated March 17, 1999 (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.38    --   Distribution Agreement with St. Joe Real Estate Services,
               Inc., d/b/a Arvida Realty Services dated March 5, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.39    --   Distribution Agreement with GTE Enterprise Solutions dated
               January 12, 1999 as amended January 19, 1999 (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.40    --   Agreement with Loop Ventures, Inc. dated Nov. 6, 1998
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.41    --   Access Agreement with Cendant Corporation dated July 15,
               1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).
 10.42    --   RE/MAX Approved Supplier License Agreement with RE/MAX
               International, Inc. dated April 5, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.43    --   Distribution Agreement with State-Wide Multiple Listings
               Service, Inc. dated May 27, 1999 (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.44    --   Distribution Agreement with Metrolist, Inc. dated March 16,
               1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).
 10.45    --   Strategic Alliance Agreement with Data Management Services, a division of Moore North America, Inc. dated July 27, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.46    --   Executive Employment Agreement dated January 24, 1997,
               between IPIX and James M. Phillips, as amended (incorporated herein by reference to IPIX's Form S-1 as declared effective on August 4, 1999 (File No. 333-78983)).
 10.47    --   Employment and Noncompetition Agreement dated June 20, 1997, between IPIX and John M. Murphy (incorporated herein by
               reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.48    --   Employment and Noncompetition Agreement dated August 17,
               1998, between IPIX and Jeffrey D. Peters (incorporated
               herein by reference to IPIX's Form S-1 as declared effective on August 4, 1999 (File No. 333-78983)).
 10.49    --   Employment and Noncompetition Agreement dated August 24,
               1998, between IPIX and John J. Kalec (incorporated herein by reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.50    --   Employment Agreement dated June 23, 1997, between IPIX and
               Steven D. Zimmermann (incorporated herein by reference to
               IPIX's Form S-1 as declared effective on August 4, 1999
               (File No. 333-78983)).
 10.51    --   License Agreement dated January 17, 1997, between IPIX and
               Discovery Communications, Inc (incorporated herein by
               reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.52    --   Patent License Agreement dated January 17, 1997, between
               IPIX and Motorola, Inc (incorporated herein by reference to
               IPIX's Form S-1 as declared effective on August 4, 1999
               (File No. 333-78983)).
 10.53    --   1997 Equity Compensation Plan (included as Annex I to the
               joint proxy statement/prospectus contained in this
               Registration Statement)).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.54    --   Marketing Agreement dated March 22, 1999, between IPIX and
               GE Capital Equity Investments, Inc (incorporated herein by reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.55    --   Warrant Agreement dated March 22, 1999, between IPIX and GE
               Capital Equity Investments, Inc. (incorporated herein by
               reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.56    --   Employment Agreement with John Assaraf dated as of January
               25, 1999 and amended as of October 22, 1999 (incorporated
               herein by reference to Form 10-Q filed November 15, 1999).
 21.1     --   Subsidiaries of the Registrant (incorporated herein by
               reference to Form S-1 as declared effective on August 26,
               1999 (File No. 333-80639)).
 23.1     --   Consent of PricewaterhouseCoopers on behalf of bamboo.com.
 23.2     --   Consent of PricewaterhouseCoopers on behalf of IPIX.
 23.3     --   Consent of Davis Polk & Wardwell (included in the opinion
               filed as Exhibit 8.1 to this Registration Statement).
 23.4     --   Consent of Baker, Donelson, Bearman & Caldwell (included in the opinion filed as Exhibit 8.2 to this Registration
               Statement).
 23.5     --   Consent of BancBoston Robertson Stephens Inc.
 23.6     --   Consent of J.P. Morgan Securities Inc.
 24.1     --   Power of Attorney.
 27.1     --   Financial Data Schedule for bamboo.com (for SEC use only).
 27.2     --   Financial Data Schedule for IPIX (for SEC use only).
 99.1     --   Form of bamboo.com Proxy Card.
 99.2     --   Form of IPIX Proxy Card.



     (b) Not applicable.


     (c) The opinions of BancBoston Robertson Stephens and J.P. Morgan Securities Inc. are included as Annex D and Annex E, respectively, to the joint proxy statement/ prospectus contained in this Registration Statement.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall deemed to be the initial bona fide offering thereof.

          (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and bamboo.com being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on December 16, 1999.


                                          bamboo.com
                                          (Registrant)

                                          By: /s/ RANDALL I. BRESEE
                                             -----------------------------------
                                              Name: Randall I. Bresee
                                              Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                              TITLE                DATE
                   ---------                              -----                ----

                       *                          Chief Executive        December 16, 1999
------------------------------------------------    Officer, Chairman
               Leonard B. McCurdy                   and Director

                       *                          Executive Vice         December 16, 1999
------------------------------------------------    President and
                Kevin B. McCurdy                    Director

                       *                          Chief Financial        December 16, 1999
------------------------------------------------    Officer
               Randall I. Bresee

                       *                          Director               December 16, 1999
------------------------------------------------
                 Duncan Fortier

                       *                          Director               December 16, 1999
------------------------------------------------
                  John Moragne

                       *                          Director               December 16, 1999
------------------------------------------------
               Phillip Sanderson




           *By: /s/ RANDALL I. BRESEE             Chief Financial        December 16, 1999
   ------------------------------------------       Officer
               Randall I. Bresee
                Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
  2.1     --   Agreement and Plan of Merger dated as of October 25, 1999
               among bamboo.com, IPIX and merger sub (included as Annex A to the joint proxy statement/prospectus contained in this
               Registration Statement).
  2.2     --   Stock Option Agreements dated as of October 25, 1999 between
               bamboo.com and IPIX (included as Annex B and Annex C to the joint proxy statement/prospectus contained in this
               Registration Statement).
  3.1     --   Restated Certificate of Incorporation of bamboo.com
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
  3.2     --   Restated Bylaws of bamboo.com (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
  4.1     --   Specimen Common Stock Certificate (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
  4.2     --   Investors' Rights Agreement dated as of March 12, 1999 by
               and between bamboo.com and certain investors (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
  5.1     --   Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
  8.1     --   Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.
  8.2     --   Opinion of Baker, Donelson, Bearman & Caldwell regarding
               certain federal income tax consequences relating to the
               merger.
 10.1     --   Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.2     --   [Reserved]
 10.3     --   Amended and Restated 1998 Employee, Director and Consultant
               Stock Plan (included as Annex H to the joint proxy
               statement/prospectus contained in this Registration
               Statement)).
 10.4     --   1999 Employee Stock Purchase Plan (included as Annex G to
               the joint proxy statement/prospectus contained in this
               Registration Statement).
 10.5     --   [Reserved]
 10.6     --   Joint Services Agreement with RealSelect, Inc. dated as of
               Nov. 11, 1998, as amended June 11, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.7     --   Distribution Agreement with Microsoft Corporation dated as of March 16, 1999 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.8     --   Distribution Agreement with HomeSeekers.com, Inc. dated as of Nov. 20, 1998 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.9     --   Distribution Agreement with Homes.com, a division of PCL
               Media Limited, dated as of May 10, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.10    --   Form of bamboo.com Approved Web Pro Agreement (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.11    --   Line of Credit with Silicon Valley Bank dated April 16, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.12    --   Master lease agreement with Silicon Valley Bank dated March
               24, 1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).
 10.13    --   Sublease with Pete's Brewing Company dated November 2, 1998
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.14    --   Sublease with Pete's Brewing Company dated December 1, 1998
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.15    --   Sublease with Information Access Inc. dated Nov. 15, 1998, and amendment dated Feb. 22, 1999 (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.16    --   Service Provider Agreement with TBI Imaging dated Nov. 23,
               1998 (also form of) (incorporated herein by reference to
               Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.17    --   Employment Agreement with Leonard B. McCurdy (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.18    --   Employment Agreement with Kevin B. McCurdy (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.19    --   Employment Agreement with Andrew P. Laszlo (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.20    --   Employment Agreement with Howard D. Field (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.21    --   Amended and Restated Employment Agreement with Mark R.
               Searle dated June 1, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)), as amended on October 15, 1999 (which
               amendment is hereby incorporated by reference bamboo.com's quarterly report on Form 10Q filed on November 15, 1999).
 10.22    --   Employment Agreement with Randall I. Bresee (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)), as amended on October
               15, 1999 (which amendment is hereby incorporated by
               reference bamboo.com's quarterly report on Form 10Q filed on
               November 15, 1999).
 10.23    --   Employment Agreement with Andrew J. Aicklen (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.24    --   Sublease with Transmode Consultants Inc./Traxis Inc. dated
               May 27, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.25    --   Distribution and Co-Marketing Agreement with The Equity
               Group dated May 5, 1999 (incorporated herein by reference to
               Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.25    --   Distribution and Co-Marketing Agreement with Northside
               Realty dated June 3, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.27    --   Distribution and Co-Marketing Agreement with Carlson Real
               Estate dated May 19, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.28    --   Sales and Co-Marketing Agreement with Metropolitan Regional
               Information Systems, Inc. dated June 9, 1999 (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.29    --   Distribution and Co-Marketing Agreement with Sudler/Beliard
               Gordon dated May 28, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.30    --   Distribution and Co-Marketing Agreement with Keller Williams
               Southwest Region dated May 25, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.31    --   Distribution and Co-Marketing Agreement with Pacific Union
               Real Estate Group, Inc. dated June 9, 1999 (incorporated
               herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.32    --   Services Agreement with The Prudential Real Estate
               Affiliates, Inc. dated June 8, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.33    --   Non-Exclusive Distribution Agreement with Multiple Listing
               Service of Northern Illinois dated May 26, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.34    --   Distribution and Co-Marketing Agreement with Keller Williams
               Fox & Associates dated June 10, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.35    --   Distribution Agreement with Toronto Real Estate Board dated
               April 14, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
 10.36    --   Distribution and Co-Marketing Agreement with John L. Scott,
               Inc. dated April 7, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)).
 10.37    --   Distribution Agreement with Windermere Real Estate Services
               Company dated March 17, 1999 (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.38    --   Distribution Agreement with St. Joe Real Estate Services,
               Inc., d/b/a Arvida Realty Services dated March 5, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.39    --   Distribution Agreement with GTE Enterprise Solutions dated
               January 12, 1999 as amended January 19, 1999 (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 10.40    --   Agreement with Loop Ventures, Inc. dated Nov. 6, 1998
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.41    --   Access Agreement with Cendant Corporation dated July 15,
               1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).
 10.42    --   RE/MAX Approved Supplier License Agreement with RE/MAX
               International, Inc. dated April 5, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.43    --   Distribution Agreement with State-Wide Multiple Listings
               Service, Inc. dated May 27, 1999 (incorporated herein by
               reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
 10.44    --   Distribution Agreement with Metrolist, Inc. dated March 16,
               1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).
 10.45    --   Strategic Alliance Agreement with Data Management Services, a division of Moore North America, Inc. dated July 27, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
 10.46    --   Executive Employment Agreement dated January 24, 1997,
               between IPIX and James M. Phillips, as amended (incorporated herein by reference to IPIX's Form S-1 as declared effective on August 4, 1999 (File No. 333-78983)).
 10.47    --   Employment and Noncompetition Agreement dated June 20, 1997, between IPIX and John M. Murphy (incorporated herein by
               reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.48    --   Employment and Noncompetition Agreement dated August 17,
               1998, between IPIX and Jeffrey D. Peters (incorporated
               herein by reference to IPIX's Form S-1 as declared effective on August 4, 1999 (File No. 333-78983)).

EXHIBIT
NUMBER                                 DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.49    --   Employment and Noncompetition Agreement dated August 24,
               1998, between IPIX and John J. Kalec (incorporated herein by reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.50    --   Employment Agreement dated June 23, 1997, between IPIX and
               Steven D. Zimmermann (incorporated herein by reference to
               IPIX's Form S-1 as declared effective on August 4, 1999
               (File No. 333-78983)).
 10.51    --   License Agreement dated January 17, 1997, between IPIX and
               Discovery Communications, Inc (incorporated herein by
               reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.52    --   Patent License Agreement dated January 17, 1997, between
               IPIX and Motorola, Inc (incorporated herein by reference to
               IPIX's Form S-1 as declared effective on August 4, 1999
               (File No. 333-78983)).
 10.53    --   1997 Equity Compensation Plan (included as Annex I to the
               joint proxy statement/prospectus contained in this
               Registration Statement)).
 10.54    --   Marketing Agreement dated March 22, 1999, between IPIX and
               GE Capital Equity Investments, Inc (incorporated herein by reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.55    --   Warrant Agreement dated March 22, 1999, between IPIX and GE
               Capital Equity Investments, Inc. (incorporated herein by
               reference to IPIX's Form S-1 as declared effective on August
               4, 1999 (File No. 333-78983)).
 10.56    --   Employment Agreement with John Assaraf dated as of January
               25, 1999 and amended as of October 22, 1999 (incorporated
               herein by reference to Form 10-Q filed November 15, 1999).
 21.1     --   Subsidiaries of the Registrant (incorporated herein by
               reference to Form S-1 as declared effective on August 26,
               1999 (File No. 333-80639)).
 23.1     --   Consent of PricewaterhouseCoopers on behalf of bamboo.com.
 23.2     --   Consent of PricewaterhouseCoopers on behalf of IPIX.
 23.3     --   Consent of Davis Polk & Wardwell (included in the opinion
               filed as Exhibit 8.1 to this Registration Statement).
 23.4     --   Consent of Baker, Donelson, Bearman & Caldwell (included in the opinion filed as Exhibit 8.2 to this Registration
               Statement).
 23.5     --   Consent of BancBoston Robertson Stephens Inc.
 23.6     --   Consent of J.P. Morgan Securities Inc.
 24.1     --   Power of Attorney.
 27.1     --   Financial Data Schedule for bamboo.com (for SEC use only).
 27.2     --   Financial Data Schedule for IPIX (for SEC use only).
 99.1     --   Form of bamboo.com Proxy Card.
 99.2     --   Form of IPIX Proxy Card.